As filed with the Securities and Exchange Commission on November 19, 2007

Commission File No. 333-146697

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

Registration Statement

Under

the Securities Act of 1933

Bank of Montreal

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	6029	13-4941092
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 King Street West

1 First Canadian Place

Toronto, Ontario M5X 1A1

Canada

(416) 867-6785

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paul V. Reagan, Esq.

Bank of Montreal

115 South LaSalle Street

Chicago, Illinois 60603

(312) 461-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to be sent to:

Jonathan A. Koff, Esq. Chapman and Cutler LLP 111 West Monroe Street Chicago, IL 60603 (312) 845-3000	Andrew J. Guzikowski, Esq. Whyte Hirschboeck Dudek S.C. 555 East Wells Street, Suite 1900 Milwaukee, WI 53202 (414) 273-2100

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OZAUKEE BANK

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED

YOUR VOTE IS VERY IMPORTANT

Dear Ozaukee Bank Shareholder:

The board of directors of Ozaukee Bank (“Ozaukee”) has approved an affiliation agreement and a merger, that, if approved by the banking regulators and by Ozaukee’s shareholders, will result in Ozaukee being owned by the parent company of Harris N.A., Bank of Montreal (“BMO”). We are asking our shareholders to vote on the proposal to approve the affiliation agreement and the merger at a special meeting of Ozaukee’s shareholders that will be held on December     , 2007. YOUR VOTE IS VERY IMPORTANT.

If the merger is completed, you will receive, in exchange for each share of Ozaukee stock you own, shares of BMO common stock having a market value of approximately $90.74 (plus cash in lieu of any fractional share), although the exact number and value of the BMO shares you will receive will not be determined until we measure the value of BMO stock during the ten-trading-day period commencing on the third trading day after receipt of the last of the regulatory approvals necessary to complete the merger and may be subject to various adjustments. However, if the ten-trading-day period commenced as of                     , 2007, based on the exchange formula in the affiliation agreement, you would receive              shares of BMO common stock for each share of Ozaukee stock you own, with a market value of approximately $             per share.

In addition, Ozaukee will declare a special cash dividend that you will receive shortly after the merger. The aggregate amount of the special dividend will equal the amount of Ozaukee’s net earnings from March 31, 2007 to the closing date, subject to various adjustments, including subtracting Ozaukee’s share of certain transaction and other expenses related to the merger. We cannot determine the exact amount of the special dividend as of today’s date, but we expect that it will range from approximately $             to $             per share.

This document gives you detailed information about the merger and includes a copy of the affiliation agreement between Ozaukee and BMO. This document constitutes a proxy statement that Ozaukee is using to solicit proxies for use at the special meeting of Ozaukee’s shareholders to approve the merger and is also a prospectus relating to the shares of BMO stock to be issued in connection with the merger. After careful consideration, and based in part upon receipt of a fairness opinion from Ozaukee’s financial advisor, Hovde Financial, Inc., Ozaukee’s board of directors unanimously determined the merger to be fair to you from a financial point of view and in your best interests and declared the merger advisable. Ozaukee’s board of directors unanimously approved the affiliation agreement and unanimously recommends that you vote to approve the affiliation agreement and ratify and confirm the merger.

Please give all of the information contained in the proxy statement/prospectus your careful attention.

I look forward to seeing you at the special meeting.

M.D. Hepburn, Chairman and Founder

Ozaukee Bank

Neither the Securities and Exchange Commission nor any state regulator has approved or disapproved the merger described in this proxy statement/prospectus or the BMO common shares to be issued in connection with the merger nor have they determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The BMO common shares are not savings or deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the U.S. or Canada.

This proxy statement/prospectus is dated                     , 2007 and is being mailed to shareholders on or about                     , 2007.

OZAUKEE BANK

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER     , 2007

To the Shareholders of Ozaukee Bank:

We are hereby giving you notice that Ozaukee Bank will hold a special meeting of its shareholders on December     , 2007, at 9:00 a.m., local time, in the Community Room of Ozaukee Bank’s Columbia Center, N69 W5289 Columbia Road, Cedarburg, Wisconsin 53012, for the following purposes, all of which are more fully described in the accompanying proxy statement/prospectus;

1. To consider and vote on a proposal to approve an affiliation agreement, dated as of July 9, 2007, as amended, between Ozaukee and the parent company of Harris N.A., Bank of Montreal (“BMO”) and the transactions contemplated thereby, including the ratification and confirmation of the merger of Ozaukee with and into a wholly-owned subsidiary of BMO on the terms set forth in the affiliation agreement.

2. To consider and act upon any other business that may properly come before the special meeting or any adjournments or postponements thereof, including any proposal to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the affiliation agreement, as amended, and ratify and confirm the merger.

The board of directors has fixed November     , 2007, as the record date for determining which shareholders are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only shareholders of record on that date will be entitled to vote at the special meeting or any adjournments or postponements thereof. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the special meeting, the special meeting may be postponed or adjourned in order to permit further solicitation of proxies by Ozaukee.

Shareholders entitled to vote on the merger are or may be entitled to assert dissenters’ rights under Sections 221.0701 to 221.0718 of the Wisconsin Statutes. A copy of these sections of the Wisconsin Statutes are attached to the accompanying proxy statement/prospectus as Appendix E thereto.

The Ozaukee board of directors unanimously recommends that you vote “FOR” the approval of the affiliation agreement, as amended, and the ratification and confirmation of the merger.

You are invited to attend the special meeting in person. However, to assure that your shares are voted at the special meeting, please complete, sign, date and promptly mail the enclosed proxy card, whether or not you plan to attend the meeting. Please return your completed proxy card in the enclosed, pre-addressed envelope (no postage is required if mailed in the U.S.). You may revoke your proxy in writing at any time before it is voted, or you may revoke your proxy and vote in person if you attend the special meeting.

Cedarburg, Wisconsin November , 2007	By Order of the Board of Directors, Larry R. Dalton, Secretary

i

ii

Page
OZAUKEE BANK MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	88

LEGAL MATTERS	112

EXPERTS	112

WHERE YOU CAN FIND MORE INFORMATION	113

INDEX TO OZAUKEE BANK FINANCIAL STATEMENTS	F-1

APPENDICES

Affiliation Agreement dated July 9, 2007 by and between Bank of Montreal and Ozaukee Bank, Amendment No. 1 to the Affiliation Agreement dated October 11, 2007 and Amendment No. 2 to the Affiliation Agreement dated November 19, 2007

A-1

Voting Agreement dated July 9, 2007 by and among Bank of Montreal and each of the Directors of Ozaukee Bank	B-1

General Form of Noncompetition and Nonsolicitation Agreement dated July 9, 2007 between Ozaukee Bank and each of the Directors of Ozaukee Bank	C-1

Opinion of Hovde Financial, Inc.	D-1

Sections 221.0701 through 221.0718 of the Wisconsin Statutes	E-1

iii

HOW TO GET MORE INFORMATION

This proxy statement/prospectus incorporates by reference documents that are not included in this document or delivered with this document. A list of the documents incorporated in this document appears under “Where You Can Find More Information” on page 113. You can obtain free copies of documents that are related to BMO that are incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. In addition, you may obtain these documents—other than exhibits, unless such exhibits are specifically incorporated by reference into such document—without charge, by written request or by telephone at the following address:

Harris N.A.

115 South LaSalle Street

Chicago, Illinois 60603

Attention: Paul V. Reagan, Esq., Executive Vice President and General Counsel

Telephone Number: (312) 461-2121

You also may obtain additional copies of this proxy statement/prospectus, additional proxy cards and other information related to the proxy solicitation by contacting Ozaukee Bank at the following address:

Ozaukee Bank

N69 W569 Columbia Road

Cedarburg, Wisconsin 53012

Ms. Terri Haas, Vice President

Telephone Number: (262) 375-5203

If you would like to request documents, please do so no later than December 14, 2007 in order to receive them before the special meeting.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR

SERVICE OF PROCESS IN THE U.S.

BMO is incorporated under the laws of Canada pursuant to the Bank Act (Canada). Substantially all of BMO’s directors and executive officers and certain experts named herein are residents of Canada, and all or a substantial portion of the assets of such persons and a substantial portion of the assets of BMO are located outside the U.S. Consequently, it may be difficult for you to effect service of process within the U.S. upon such persons, or to realize in the U.S. upon judgments rendered against BMO or such persons by the courts of the U.S. predicated upon civil liabilities under the federal securities laws of the U.S. There is substantial doubt as to the enforceability in Canada against BMO or any of its directors and executive officers or experts named herein who are not residents of the U.S., in original actions or in actions for enforcement of judgments ordered by U.S. courts, of liabilities predicated solely on the federal securities laws of the U.S. BMO has appointed Paul V. Reagan, Bank of Montreal, 115 S. LaSalle Street, Chicago, Illinois 60603 as its agent in the U.S. upon whom service of process against it may be made in any action based on this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A:	You are being asked to approve an affiliation agreement, as amended, between Ozaukee and BMO, the parent company of Harris N.A., and the transactions contemplated thereby, including a merger agreement and merger, that will result in the merger of Ozaukee with and into a wholly-owned subsidiary of BMO. The affiliation agreement and the transactions contemplated thereby, including the merger and the merger agreement, are hereinafter referred to as the “Merger.”

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	If the Merger is completed as proposed, you will receive shares of BMO stock and a special cash dividend on your Ozaukee stock.

The number of shares of BMO common stock you will receive in exchange for each share of Ozaukee stock you own will be determined as follows:

•

if the daily volume weighted average of the per share price of BMO stock on the New York Stock Exchange (the “NYSE”) for the ten consecutive trading days commencing on the third trading day after the last necessary governmental approval for the merger has been received (the “Buyer Measurement Price”) is $57.65 or less, you will receive 1.574 BMO shares for each share of Ozaukee stock you own;

•	if the Buyer Measurement Price is $67.26 or more, you will receive 1.349 BMO shares for each share of Ozaukee stock you own; and

•	if the Buyer Measurement Price is between $57.66 and $67.25, you will receive that number of BMO shares (between 1.349 and 1.574 shares) equal to $90.74 divided by the Buyer Measurement Price.

In any case, you will also receive cash in an amount equal to the value of the fractional share of BMO stock that you would otherwise receive under the formula described above in lieu of such fractional share.

Pursuant to the terms of the affiliation agreement, the number of BMO shares that you are entitled to receive will be reduced if any Ozaukee stock options are exercised prior to the closing of the Merger or if Ozaukee is liable under the affiliation agreement for certain environmental remediation costs with respect to real property that it owns, if such environmental remediation costs exceed the total amount otherwise available to pay the special cash dividend as described below.

In addition, if the Buyer Measurement Price is less than $48.045, Ozaukee may terminate the affiliation agreement unless BMO agrees to increase the merger exchange ratio pursuant to the affiliation agreement.

Because the market price of BMO common shares will fluctuate, when you vote you may not know the exact number of BMO common shares that will be issued to you in the Merger. BMO’s shares are traded on the NYSE and the Toronto Stock Exchange under the ticker symbol “BMO.” On July 9, 2007, the last business day before the public announcement of the execution of the affiliation agreement, the last reported trading price of BMO common stock on the NYSE was $66.12.

Q:	WHAT IS THE SPECIAL DIVIDEND?

A:

If the Merger is completed as proposed, Ozaukee will declare a special cash dividend to the holders of its common stock which will be based on Ozaukee’s earnings between March 31, 2007 and the closing date. Pursuant to the terms of the affiliation agreement, the amount of the special cash dividend will be subject to certain adjustments, including subtracting Ozaukee’s share of certain transaction expenses related to the Merger and certain environmental remediation costs with respect to real property that it owns, if such environmental remediation costs are less than the amount otherwise available to pay the special cash dividend. If the environmental remediation costs exceed the amount otherwise available to pay the special cash dividend, such environmental remediation costs will not reduce the special cash dividend but will instead reduce the per share merger consideration. At the present time, the exact amount of the special dividend cannot be determined because the date for determining the special dividend has not occurred, but it is expected to range from approximately $             to $             per share (assuming environmental remediation costs equal to $135,000 and a closing of the Merger during December 2007). You will receive the special dividend in cash after the Merger is completed.

Q:	WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:	The special meeting will be held on December , 2007, at 9:00 a.m., local time, in the Community Room of Ozaukee’s Columbia Center, N69 W5289 Columbia Road, Cedarburg, Wisconsin 53012.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	The Merger is expected to be completed by December 31, 2007. Because the Merger is subject to regulatory approvals and approval by Ozaukee’s shareholders, as well as other conditions, neither BMO nor Ozaukee can predict exactly when it will be completed.

Q:	WHAT ARE THE U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO OZAUKEE’S SHAREHOLDERS?

A:	The Merger is intended to qualify as a “reorganization” under U.S. federal income tax laws. As a result, unless they are subject to special tax rules, U.S. holders of Ozaukee stock generally will not be required to recognize any gain or loss under U.S. federal income tax laws on the exchange of their Ozaukee shares solely for shares of BMO stock. The exchange of your Ozaukee shares for BMO common shares in the Merger will not, in general, give rise to Canadian tax if you are not, and are not deemed to be, resident in Canada. See “The Merger—Material U.S. and Canadian Federal Income Tax Considerations” beginning on page 47. In addition:

•

Cash received for fractional BMO common shares will be treated as though BMO had purchased the fractional BMO common share for cash, and the gain thereon will be a capital gain and may be subject to capital gains tax.

•	The special dividend will be subject to tax in the same way that all Ozaukee cash dividends have been taxed.

The tax consequences of the Merger for state or local income tax purposes varies from jurisdiction to jurisdiction; you should check with your tax adviser if you have any questions.

Q:	HOW WILL DIVIDENDS ON BMO COMMON SHARES, IF ANY, RECEIVED AFTER THE MERGER BE TAXED?

A:	Subject to certain rules and limitations, the gross amount of dividends paid to certain U.S. holders of BMO common shares (including amounts withheld to reflect Canadian withholding tax) will be treated as dividend income for U.S. federal income tax purposes and includable in the gross income of the U.S. holder on the day received by the U.S. holder for U.S. federal income tax purposes. Generally, dividends paid or credited on BMO common shares to holders who are not, and who are not deemed to be, resident in Canada will be subject to a Canadian withholding tax, for which the holder may be entitled to claim a credit against the holder’s U.S. federal income tax. See “The Merger—Material U.S. and Canadian Federal Income Tax Considerations” beginning on page 47.

Q:	WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

A:	You are receiving this proxy statement/prospectus and proxy card because you owned Ozaukee stock on the record date. This document describes a proposal to approve the affiliation agreement and ratify and confirm the Merger, which will result in the merger of Ozaukee with and into a wholly-owned subsidiary of BMO. It also gives you information about Ozaukee and BMO and other background information so that you can make an informed decision.

Q:	WHO CAN VOTE?

A:	Holders of record of Ozaukee shares as of the close of business on the record date of November , 2007 are entitled to vote at the special meeting. Beneficial owners (persons who own stock titled in the name of their broker or other nominee) as of the record date will receive instructions from their bank, broker or other nominee describing how to vote their shares.

Q:	HOW DOES THE BOARD OF DIRECTORS OF OZAUKEE RECOMMEND THAT I VOTE ON THE PROPOSAL?

A:	The Ozaukee directors unanimously recommend that you vote “FOR” the approval of affiliation agreement and the ratification and confirmation of the Merger.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully reviewed this document, including the documents attached as appendices, indicate on your proxy card how you want to vote, and sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting.

Q:	WHAT DOES IT MEAN FOR ME TO SIGN AND SEND IN MY PROXY CARD OR MY VOTING INSTRUCTION CARD?

A:	By signing and sending in your proxy card, you are appointing M.D. Hepburn, Dean W. Fitting and James J. Rothenbach as your representatives (proxies) to vote your Ozaukee shares at the special meeting, and you are telling them how you want your shares to be voted at the special meeting. Your proxies are required to vote your shares as you have instructed them on the proxy card. If you are a participant in the Ozaukee Bank Pension and Profit Sharing Plan and have Ozaukee shares allocated to your plan account, you are receiving a voting instruction card that you can use to direct the Plan Trustee how to vote those allocated shares.

Q:	WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR OR AGAINST THE PROPOSAL?

A:	If you submit a signed proxy card without specifying how you want your shares to be voted, your shares will be voted “FOR” the approval of the affiliation agreement and the ratification and confirmation of the Merger. Therefore, as long as you send in your proxy card, your shares will be voted even if you do not indicate your voting instructions or attend the special meeting.

Q:	WHAT HAPPENS IF I DO NOT VOTE AT ALL?

A:	If you do not submit your proxy card or instruct your nominee to vote your shares, and you do not vote in person at the special meeting, it will be the same as if you voted “AGAINST” the approval of the affiliation agreement and the ratification and confirmation of the Merger.

If your shares are held in street name, your broker cannot vote your shares unless you provide instructions on how to vote. If you fail to instruct your broker, it will have the same effect as a vote “AGAINST” the approval of the affiliation agreement and the ratification and confirmation of the Merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the meeting.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You can change your vote at any time before the vote at the special meeting by (1) submitting a written revocation to Larry Dalton, the corporate secretary of Ozaukee, at N69 W5269 Columbia Road, Cedarburg, Wisconsin 53012; (2) submitting a new proxy card dated after the date of the proxy card that is being revoked; or (3) attending the meeting in person and voting.

Q:	I PLAN TO ATTEND THE SPECIAL MEETING. SHOULD I SEND IN MY PROXY CARD ANYWAY?

A.	Yes. Even if you plan to attend the special meeting, it is a good idea to cast your vote by sending your proxy card in advance of the special meeting. That way, you can be sure your vote is counted even if your plans change and you don’t attend the special meeting.

Q:	WHAT IF I OPPOSE THE MERGER BECAUSE I THINK MY OZAUKEE STOCK IS WORTH MORE THAN I WILL RECEIVE IN THE MERGER?

A:	Under applicable Wisconsin statutes, you have the right to dissent from the Merger and receive the fair value of your Ozaukee stock, provided you follow the procedures required by the statutes. A description of your dissenters’ rights and these procedures can be found on page 57 of this proxy statement/prospectus under “The Merger—Dissenters’ Rights.” A copy of the applicable provisions of the Wisconsin statutes is attached as Appendix E to this proxy statement/prospectus.

Q:	WILL I BE ABLE TO SELL THE BMO STOCK I RECEIVE IN THE MERGER?

A:	BMO stock is traded on both the NYSE and Toronto Stock Exchange. The Ozaukee Board of Directors considered the liquidity of BMO common stock to be an important factor in approving and recommending that Ozaukee shareholders approve the Merger. You should read the information under “Market Price Data” in this proxy statement/prospectus for more information.

Q:	HOW DO I EXCHANGE MY OZAUKEE CERTIFICATES FOR BMO CERTIFICATES?

A:	If the Merger is consummated, after it is effective, the exchange agent will send you a letter of transmittal, which will include instructions on how to surrender your stock certificates for exchange. Do not send in your stock certificates with your proxy card. However, you should look for your stock certificates and, when you find them, make sure they are in a safe place. If we complete the Merger, you will want to be able to locate them and send them in once you receive the letter of transmittal.

Q:	WHAT IF I CANNOT FIND MY STOCK CERTIFICATE?

A:	There will be a procedure for you to receive your BMO stock certificate and cash payment for any fractional share even if you have lost one or more of your Ozaukee stock certificates. This procedure, however, may take time to complete and may require you to pay a fee to a bonding company to purchase an indemnity bond. In order to ensure that you will be able to receive your BMO stock certificate and cash payment promptly after the Merger is completed, if you cannot locate your Ozaukee stock certificates after looking for them carefully, we urge you to contact Ozaukee as soon as possible at the following address:

Ms. Terri Haas, Vice President

Ozaukee Bank

N69 W569 Columbia Road

Cedarburg, Wisconsin 53012

Telephone Number: (262) 375-5203

Q:	WHO CAN I CONTACT IF I HAVE QUESTIONS?

A:	If you have further questions, you may contact either:

Paul V. Reagan, Esq., Executive Vice President and General Counsel Harris N.A. 115 South La Salle Street Chicago, Illinois 60603 Phone: (312) 461-2121

M.D. Hepburn, Chairman and Founder

or

James J. Rothenbach, President and CEO

Ozaukee Bank

N69 W5269 Columbia Road

Cedarburg, Wisconsin 53012

Phone: (262) 375-5252 (Mr. Hepburn)

            (262) 375-5201 (Mr. Rothenbach)

FORWARD LOOKING STATEMENTS

This proxy statement/prospectus includes, and incorporates by reference, forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include but are not limited to comments with respect to the objectives, strategies, financial condition, results of operations and businesses of both BMO and Ozaukee.

These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved. BMO and Ozaukee caution you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements.

These risks, uncertainties and other factors include the satisfaction of Merger closing conditions; regulatory approval and Ozaukee shareholder approval of the Merger; the actual closing of the Merger; the actual effects of the Merger on the combined companies and their customers; the combined companies’ ability to successfully integrate and achieve desired operating synergies and results; and others discussed in “Risk Factors” beginning on page 25, which you should carefully review as well as those discussed in filings made by BMO under the Securities Exchange Act of 1934, as amended.

SUMMARY

The following is a summary of certain information contained elsewhere or incorporated by reference in this proxy statement/prospectus and does not contain all of the information that may be important to you. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this proxy statement/prospectus or incorporated in this document by reference. See “Where You Can Find More Information” beginning on page 113. All references in this proxy statement/prospectus to dollars or $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

Bank of Montreal:	Bank of Montreal
100 King Street West
1 First Canadian Place
Toronto, Ontario M5X 1A1
Canada
Telephone: (416) 867-2885

BMO is engaged in the business of banking in Canada and elsewhere and is a chartered bank under the Bank Act (Canada). BMO is the parent company of Harris Financial Corp. and Harris Bankcorp, Inc., which owns Harris N.A., The Harris Bank N.A. and Harris Central N.A. The consolidated assets of BMO were approximately C$359.2 billion at July 31, 2007.

Ozaukee Bank:	Ozaukee Bank
N69 W5269 Columbia Road
P.O. Box 3
Cedarburg, Wisconsin 53012
Telephone: (262) 377-9000

Ozaukee Bank is a banking corporation organized under the Wisconsin Banking Law, Ch. 221 of the Wisconsin Statutes (“Wisconsin Banking Law”). It is engaged in the banking business through six branch offices and two limited-service offices located in Ozaukee and Washington Counties, Wisconsin. At September 30, 2007, Ozaukee had total assets of approximately U.S.$682 million and total deposits of approximately U.S.$551 million.

THE TRANSACTION

The affiliation agreement (including the amendments thereto) attached as Appendix A to this document provides for BMO to acquire all of the issued and outstanding shares of common stock of Ozaukee by causing Ozaukee to merge with and into an interim national bank to be organized by BMO. The transaction will be subject to the terms and conditions of a merger agreement to be entered into by BMO, Ozaukee and the interim national bank and provides for the interim national bank to be the surviving bank of the Merger and a wholly-owned subsidiary of BMO.

THE SPECIAL MEETING OF SHAREHOLDERS (PAGE 27)

Purpose of the Special Meeting

At the special meeting, you will be asked to (1) approve the affiliation agreement as amended and ratify and confirm the Merger, which, if approved, will result in Ozaukee being owned by BMO and (2) to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the matters proposed.

Time, Date and Place of Meeting

The special meeting of Ozaukee’s shareholders will be held on December     , 2007, at 9:00 a.m. local time, in the Community Room of Ozaukee’s Columbia Center, N69 W5289 Columbia Road, Cedarburg, Wisconsin 53012. This proxy statement/prospectus is being sent to Ozaukee shareholders and is accompanied by a form of proxy (“proxy card”) that is being solicited by the Ozaukee board of directors for use at the special meeting or any adjournments or postponements thereof.

Record Date; Number of Shares Outstanding and Entitled to Vote

The Ozaukee board of directors fixed the close of business on November     , 2007 as the record date for determining shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 2,084,320 Ozaukee shares outstanding, held by approximately 495 holders of record.

Recommendation of the Ozaukee Board of Directors

The Ozaukee board of directors believes that the Merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the approval of the affiliation agreement, as amended, and ratification and confirmation of the Merger.

OPINION OF FINANCIAL ADVISOR (PAGE 41)

Hovde Financial, Inc. (“HFI”) has delivered a written opinion to the Ozaukee board of directors that the merger consideration is fair to Ozaukee shareholders from a financial point of view. HFI’s opinion letter is attached as Appendix D to this proxy statement/prospectus. You should read the HFI opinion completely, along with the summary of the opinion set forth in this proxy statement/prospectus, to understand the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by HFI in providing its opinion.

REQUIRED VOTE/VOTING AGREEMENT (PAGES 27 AND 69)

Approval of the Merger requires the affirmative vote of a majority of the total number of Ozaukee shares entitled to vote at the special meeting. Based on the number of Ozaukee shares issued and outstanding as of the record date, this represents a total of 1,042,161 shares. You are entitled to one vote for each Ozaukee share you own.

In connection with the Merger and as an inducement for BMO to enter into the affiliation agreement, all members of the Ozaukee board of directors agreed pursuant to a voting agreement to vote each Ozaukee share they own “FOR” the adoption and approval of the Merger. In the aggregate, the shares subject to this voting agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus, represent approximately 27% of the issued and outstanding Ozaukee shares as of the record date. Under the terms of the voting agreement, each director also agreed not to transfer his shares of Ozaukee stock to a third party prior to the closing of the Merger, other than to another party subject to the voting agreement or a trust or other entity for estate planning purposes if the director retains sole or shared voting power.

THE MERGER

Reasons for the Merger (Page 38)

Ozaukee’s board of directors approved the affiliation agreement and the Merger and agreed to recommend that Ozaukee shareholders vote “FOR” approval of the affiliation agreement and ratification and confirmation of the Merger because they concluded that the Merger is in the best long-term interests of Ozaukee, its shareholders, its employees and the communities it serves.

Material U.S. and Canadian Federal Income Tax Considerations (Page 47)

Ozaukee and BMO expect that, for U.S. federal income tax purposes, the exchange of Ozaukee shares for BMO common shares in the Merger will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash you receive instead of fractional shares.

At the closing, BMO will receive a legal opinion from its counsel, Chapman and Cutler LLP, and Ozaukee will receive a legal opinion from its counsel, Whyte Hirschboeck Dudek S.C., regarding the material U.S. federal income tax consequences of the Merger.

The exchange of your Ozaukee shares for BMO common shares in the Merger will not, in general, give rise to Canadian tax if you are not, and are not deemed to be, resident in Canada.

This tax treatment may not apply to every Ozaukee shareholder. Further, the tax treatment may be different for state or local income tax purposes and may vary from jurisdiction to jurisdiction. Determining the actual tax consequences of the Merger to you can be complicated. They will depend on your specific situation and on variables not within BMO’s or Ozaukee’s control. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences.

Required Regulatory Approvals (Page 53)

The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), The Office of the Comptroller of Currency (the “OCC”), the Wisconsin Department of Financial Institutions (“WDFI”) and the Minister of Finance (Canada), pursuant to the recommendation of the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”), must approve the Merger before it may be consummated. BMO has submitted applications to the Federal Reserve Board, the OCC, the WDFI and OSFI seeking these approvals. OSFI approved BMO’s Merger application in September 2007. The OCC approved BMO’s Merger application in October 2007. If the Federal Reserve Board approves the Merger, the U.S. Department of Justice has 30 days to challenge the Merger on antitrust grounds.

Exchange of Stock Certificates (Page 59)

On or shortly after the effective date of the Merger, Ozaukee shareholders will be sent a letter and instructions on how to surrender their stock certificates representing Ozaukee stock in exchange for stock certificates representing BMO common stock. Ozaukee shareholders must carefully review and complete these materials and return them as instructed along with their Ozaukee stock certificates. Ozaukee shareholders should not send any stock certificates to BMO or Ozaukee until they receive these instructions.

Dissenters’ Rights (Page 57)

Holders of Ozaukee shares are entitled to dissenters’ rights in connection with the Merger. To exercise dissenters’ rights you must:

•	make a written demand to Ozaukee for payment of the fair value of your shares before the vote is taken;

•	not vote in favor of the approval of the Merger; and

•	follow the procedures set forth in Sections 221.0701 through 221.0718 of the Wisconsin Statutes, a copy of which is attached to this proxy statement/prospectus as Appendix E.

Accounting Treatment (Page 58)

The Merger will be accounted for under the purchase method of accounting, in accordance with U.S. and Canadian generally accepted accounting principles (GAAP). This means that BMO will record as goodwill the excess of the purchase price of Ozaukee over the fair value of Ozaukee’s identifiable assets, including intangible assets, net of its liabilities.

THE AFFILIATION AGREEMENT (PAGE 59)

General

At the effective time of the Merger, Ozaukee will merge with and into a wholly-owned subsidiary of BMO. Ozaukee will then become a wholly-owned subsidiary of BMO named Ozaukee Bank, National Association. If the Merger is completed as proposed, you will receive for each of your Ozaukee shares, a number of shares of BMO common stock, as determined by the following formula: (a) if the daily volume weighted average per share price of BMO stock on the New York Stock Exchange (the “NYSE”) for the ten consecutive trading days commencing on the third trading day after all governmental approvals have been received for the Merger (the “Buyer Measurement Price”) is equal to or less than $57.65, you will receive 1.574 BMO shares; (b) if the Buyer Measurement Price is between $57.66 and $67.25, you will receive a number of BMO shares equal to the quotient of $90.74 divided by the Buyer Measurement Price; (c) if the Buyer Measurement Price is equal to or greater than $67.26, you will receive 1.349 BMO shares. You will also receive cash equal in value to the fraction of a share of BMO stock that you would otherwise receive under the formula described above in lieu of such fractional share. You should be aware that the total number of shares you receive may be adjusted as described under “The Affiliation Agreement—Adjustments to Per Share Merger Consideration.” In addition, if the Buyer Measurement Price as of the last day of the BMO stock price measurement period is less than $48.045, Ozaukee may terminate the affiliation agreement unless BMO agrees to increase the merger exchange ratio, within three days of its receipt of Ozaukee’s notice to terminate for such reason, pursuant to the terms of the affiliation agreement.

Conditions to the Merger (Page 64)

The Merger is subject to the following conditions, among others:

•	approval by Ozaukee shareholders of the Merger;

•	receipt by the parties of the necessary governmental and regulatory approvals;

•	termination of the Ozaukee cross option agreement, as described in this proxy/statement prospectus;

•	receipt by BMO and Ozaukee of legal opinions that the Merger will be treated as a tax-free reorganization; and

•	the absence of a material adverse change with regard to either BMO or Ozaukee.

Termination (Page 67)

The affiliation agreement may be terminated at any time prior to consummation of the Merger by the parties under circumstances specified in the affiliation agreement. These include:

•	termination by mutual written consent of BMO and Ozaukee;

•	termination by either party if the Merger has not closed on or before July 9, 2008 and the delay was not caused by the party seeking to terminate the affiliation agreement;

•

termination by either party if the other fails to perform its general obligations under the affiliation agreement; or if certain of the representations or warranties made by the other party is or are discovered to be or to have become untrue, incomplete or misleading; or if certain conditions to closing have not been met; or if the other party has materially breached one or more agreements or covenants contained in or contemplated by the affiliation agreement (subject in most instances to a right to notice of such breach or failure and to cure if it is capable of being cured within a specified period of time);

•

in addition, BMO has the right to terminate the affiliation agreement if the Ozaukee board of directors fails to recommend that Ozaukee shareholders approve the Merger, withdraws, modifies, changes, alters or qualifies its recommendation to Ozaukee’s shareholders to vote in favor of the Merger or takes any other action or makes any other statement in connection with the Merger inconsistent with its favorable recommendation of the Merger; and

•

by Ozaukee if at any time during the five day period commencing on the first day after the Buyer Measurement Price is determined, the Buyer Measurement Price is less than $48.045, provided that Ozaukee gives prompt written notice to BMO of its intention to exercise this termination right, and BMO has not exercised its option to increase the Merger exchange ratio pursuant to the formula set forth in the affiliation agreement within three days after its receipt of such written notice from Ozaukee.

Termination Payment (Page 68)

If the affiliation agreement is terminated under certain circumstances, Ozaukee will be required to pay BMO a one-time “termination fee” of $6,000,000 due either immediately, or at the time (i) a definitive agreement relating to an alternative transaction involving the acquisition of Ozaukee is signed or (ii) a closing of an alternative transaction involving the acquisition of Ozaukee occurs. Those circumstances are as follows:

•

BMO terminates the affiliation agreement because Ozaukee’s board of directors cancels the special meeting, or withdraws or changes its recommendation that Ozaukee shareholders approve the Merger, or breaches its obligation not to solicit an alternative merger or acquisition proposal; or

•

either party terminates the affiliation agreement because the Ozaukee shareholders do not approve the Merger and an alternative merger or acquisition proposal has been announced at the time of the special meeting (even if Ozaukee did not solicit an alternative merger or acquisition proposal) and, before or within 12 months of the termination, either (i) Ozaukee signs a definitive agreement relating to that alternative transaction or (ii) Ozaukee enters into a letter of intent relating to the other transaction and the Board has announced it will recommend the other transaction and the other transaction closes within 24 months of the termination.

Special Dividend (Page 61)

If the Merger is completed as proposed, Ozaukee intends to declare a special dividend to the holders of its common stock which will be based on Ozaukee’s earnings between March 31, 2007 and the closing date of the Merger, subject to various adjustments, including subtracting Ozaukee’s share of certain transaction expenses related to the Merger, after taking into account $2.3 million that BMO agreed to contribute towards Ozaukee’s transaction expenses, and certain environmental remediation expenses with respect to certain real property owned by Ozaukee, which are estimated to be approximately $135,000.

INTERESTS OF OZAUKEE DIRECTORS AND OFFICERS IN THE MERGER (PAGE 54)

Some of Ozaukee’s directors and executive officers may have interests in the Merger that are in addition to the consideration that they, along with every other Ozaukee shareholder, will receive for their Ozaukee stock in the Merger. If the Merger occurs, certain individuals will receive one-time change-in-control payments or benefits under existing agreements with Ozaukee and others have entered into employment agreements with Harris N.A. that will take effect after the Merger is completed and which provide for salary, bonus and other payments. You should review the details of these interests under “The Merger—Interests of Certain Ozaukee Directors and Officers in the Merger.”

Noncompetition and Nonsolicitation Agreements

Pursuant to separate Noncompetition and Nonsolicitation Agreements, each of the directors of Ozaukee has agreed not to undertake certain competitive actions against BMO or the resulting bank for one year following the consummation of the Merger, as further described under “The Merger—Interests of Certain Ozaukee Directors and Officers in the Merger.” None of the Ozaukee directors is receiving any compensation in respect of his Noncompetition and Nonsolicitation Agreement.

Treatment of Ozaukee Stock Options

Under the terms of the respective stock option plans and agreements between Ozaukee and certain officers who hold options to buy Ozaukee stock, the vesting of any unexercisable stock options will be accelerated and the options will become exercisable as a result of and immediately prior to the effective time of the Merger. Pursuant to the terms of the affiliation agreement, each outstanding option to acquire Ozaukee stock will be converted into the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of such stock option. If any stock options are exercised prior to the closing date, the per-share Merger consideration will be adjusted as described under “The Affiliation Agreement—Adjustments To Per Share Merger Consideration—Ozaukee Stock Option Exercise. ”

Indemnification and Insurance

The affiliation agreement provides that BMO will, to the fullest extent that Ozaukee is permitted to do so under applicable laws, indemnify, defend and hold harmless the individuals who prior to the effective time of the Merger were directors or officers of Ozaukee:

•

against all costs, expenses and liabilities as incurred, arising out of actions or omissions occurring at or prior to the effective time of the Merger, based on or arising out of the fact that such person is or was a director or officer of Ozaukee; and

•	against all similar costs, expenses and liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the affiliation agreement.

The affiliation agreement further provides that, for a period of six years following the effective time of the Merger, BMO shall provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Ozaukee with respect to their actions and omissions occurring at or prior to the effective time of the Merger, which insurance shall contain at least the same coverage and amounts and contain terms and conditions substantially no less advantageous than the coverage currently provided by Ozaukee. In no event, however, will BMO be required to expend more than $200,000 in the aggregate to maintain or procure the directors’ and officers’ insurance coverage.

Cross Option Agreement (Page 69)

Ozaukee and certain of its shareholders are parties to a cross option agreement which gives the parties (other than Ozaukee Bank itself) certain rights to purchase shares proposed to be transferred or acquired by the other parties. There are 1,162,223 shares of Ozaukee stock subject to the cross option agreement.

It is a condition to the closing of the Merger that the cross option agreement be amended to provide that the parties’ rights thereunder do not apply in the case of certain transactions (including the Merger) and that it will automatically terminate when such a transaction occurs. In order to amend the cross option agreement, it will be necessary for Ozaukee to obtain the written consent to the amendment by parties to the cross option agreement who hold of record, in the aggregate, not less than 85 percent of the shares of Ozaukee stock subject to the cross option agreement.

The Ozaukee directors who are parties to the cross option agreement have agreed, as part of the voting agreement, to consent to the amendment of the cross option agreement. Collectively, these directors have the power to consent with respect to approximately 482,000 shares subject to the cross option agreement, which is approximately 49 percent of the approximately 988,000 shares needed to approve the amendment.

BANK OF MONTREAL

SELECTED CONSOLIDATED HISTORICAL INFORMATION

The following table sets forth selected consolidated financial data of BMO as at and for each of the periods indicated. All information is stated in Canadian dollars. Certain of the information as at and for each of the five years ended October 31, 2006 is derived from BMO’s audited consolidated financial statements, certain of which are incorporated into this proxy statement/prospectus by reference. In the opinion of BMO management, information that is derived from unaudited financial information, including information as at and for the nine months ended July 31, 2007 and 2006, contains all adjustments necessary for a fair presentation of such information. All such adjustments are of a normal and recurring nature. Interim operating results are not necessarily indicative of actual results for the full fiscal year. Except as otherwise indicated, the selected consolidated financial information presented is based on Canadian GAAP.

	Nine Months Ended July 31,				Year Ended October 31,
	2007		2006		2006		2005		2004		2003		2002
	(dollars in millions, except per share information)
SUMMARY CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
ASSETS:
Cash Resources	C$	25,041	C$	20,160	C$	19,608	C$	20,721	C$	18,045	C$	19,860	C$	19,305
Securities		86,229		58,250		67,411		57,034		49,849		54,790		45,715
Loans		196,656		182,559		183,807		168,430		150,935		140,585		142,745
Acceptances		8,956		7,334		7,187		5,907		5,313		5,571		6,851
Other Assets		42,272		43,306		41,965		41,770		36,764		35,688		40,248

Total	C$	359,154	C$	311,609	C$	319,978	C$	293,862	C$	260,906	C$	256,494	C$	252,864

LIABILITIES, SHARE CAPITAL AND RETAINED EARNINGS:
Deposits	C$	229,027	C$	202,094	C$	203,848	C$	193,793	C$	175,190	C$	171,551	C$	161,838
Other Liabilities		109,761		90,483		96,743		82,158		69,005		68,455		74,188
Subordinated Debt		3,446		2,729		2,726		2,469		2,395		2,856		3,794
Preferred Share Liability		450		450		450		450		450		850		850
Capital Trust Securities		1,150		1,150		1,150		1,150		1,150		1,150		1,150
Share capital; preferred		946		596		596		596		596		596		667
Share capital; common		4,372		4,169		4,231		4,022		3,857		3,662		3,459
Contributed surplus		56		47		49		35		22		3		—
Retained earnings		11,158		10,653		10,974		9,801		8,738		7,566		6,499
Accumulated other comprehensive income (loss)		(1,212)		(762)		(789)		(612)		(497)		(195)		419

Total	C$	359,154	C$	311,609	C$	319,978	C$	293,862	C$	260,906	C$	256,494	C$	252,864

SUMMARY CONSOLIDATED BALANCE SHEET DATA AT PERIOD END (U.S. GAAP)
Total Assets	C$	364,877	C$	318,736	C$	330,112	C$	299,738	C$	287,411	C$	258,080	C$	255,902
Deposits		229,043		202,089		203,910		193,846		175,194		171,537		161,904
Other Liabilities		117,593		98,870		108,005		89,086		96,436		70,837		77,920

SUMMARY CONSOLIDATED INCOME STATEMENT DATA
Net interest income	C$	3,647	C$	3,529	C$	4,744	C$	4,787	C$	4,798	C$	4,777	C$	4,706
Other income		3,502		3,995		5,241		5,052		4,551		4,220		3,924
Total revenue		7,149		7,524		9,985		9,839		9,349		8,997		8,630
Provision for credit losses		202		160		176		179		(103)		455		820
Noninterest expense		4,946		4,740		6,353		6,332		6,169		6,087		6,030
Income taxes		266		600		717		874		971		652		387
Non-controlling interest in subsidiaries		56		57		76		58		17		22		20
Net income		1,679		1,967		2,663		2,396		2,295		1,781		1,373

	Nine Months Ended July 31,				Year Ended October 31,
	2007		2006		2006		2005		2004		2003		2002
	(dollars in millions, except per share information)

SUMMARY CONSOLIDATED INCOME STATEMENT DATA (U.S. GAAP)
Net interest income	C$	3,722	C$	3,603	C$	4,843	C$	4,884	C$	4,918	C$	4,899	C$	4,829
Total revenue		7,196		7,558		10,031		9,774		9,565		9,072		8,676
Net income		1,651		1,925		2,606		2,276		2,241		1,782		1,360

PER SHARE INFORMATION
Common shares outstanding at end of period (in thousands)		498,944		500,107		500,726		500,219		500,897		499,632		492,505

Basic earnings per share	C$	3.29	C$	3.88	C$	5.25	C$	4.73	C$	4.51	C$	3.51	C$	2.73
Dividends per common share		2.01		1.64		2.26		1.85		1.59		1.34		1.20
Book value at end of period per common share		28.81		28.21		28.89		26.48		24.20		22.09		21.07

PER SHARE INFORMATION (U.S. GAAP)
Basic earnings per share		3.24		3.79		5.14		4.49		4.31		3.43		2.61
Dividends per common share		2.01		1.64		2.26		1.85		1.59		1.34		1.20

FINANCIAL MEASURES
Return on average common shareholders’ equity (1)		15.1%		19.2%		19.2%		18.8%		19.4%		16.4%		13.4%
Return on average total assets (1)		0.63		0.86		0.86		0.81		0.87		0.67		0.55
Growth in total revenue (2)		(4.4)		4.3		1.5		5.0		3.7		4.7		(0.1)
Growth in noninterest expense		4.3		0.7		0.3		2.6		1.4		0.9		6.3
Productivity
Noninterest expense to total revenue (3)		67.9		62.2		62.8		63.6		65.0		66.5		69.0
Capital
Risk-weighted capital ratios
• Tier 1 (4)		9.29		10.07		10.22		10.30		9.84		9.55		8.80
• Total		11.18		11.59		11.76		11.82		11.35		12.09		12.23
• Equity to assets		4.3		4.7		4.7		4.7		4.9		4.5		4.4
Asset quality
Provision for credit losses to average loans and acceptances (1)		0.13		0.12		0.09		0.11		(0.07)		0.30		0.56

(1)	Ratios for interim periods are stated on an annualized basis.
(2)	Percentage change in total period-over-period revenue on a taxable equivalent basis.
(3)	Noninterest expense to total revenue on a taxable equivalent basis.
(4)	Based on Canadian regulatory definitions.

OZAUKEE BANK

SELECTED CONSOLIDATED HISTORICAL INFORMATION

The following table sets forth selected consolidated financial data of Ozaukee as of and for each of the periods indicated. All information is stated in U.S. dollars (in thousands). Ozaukee derived the consolidated financial data for each of the years in the five-year period ended December 31, 2006 from its audited consolidated financial statements. In the opinion of Ozaukee management, information that is derived from unaudited financial information, including information as of and for the interim periods shown below, contains all adjustments necessary for a fair presentation of such information. All such adjustments are of a normal and recurring nature. The selected consolidated financial information is presented in accordance with U.S. GAAP.

	Six months ended June 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Total interest income	$22,187	$19,908	$41,315	$33,671	$26,695	$24,942	$26,889
Total interest expense	10,565	8,584	18,427	11,757	6,799	6,643	8,757

Net interest income	11,622	11,324	22,888	21,914	19,896	18,299	18,132
Provision for loan losses	270	210	420	420	532	125	1,950

Net interest income after loan loss provision	11,352	11,114	22,468	21,494	19,364	18,174	16,182
Total noninterest income	3,179	3,179	6,249	6,422	7,342	12,905	8,069
Total noninterest expense	8,215	8,149	16,514	16,401	16,847	17,378	14,263

Net income before income taxes	6,316	6,144	12,203	11,515	9,859	13,701	9,988
Income tax expense	1,913	1,975	3,866	3,734	2,774	4,911	2,968

Net income	$4,403	$4,169	$8,337	$7,781	$7,085	$8,790	$7,020

	At June 30,		At December 31,
	2007	2006	2006	2005	2004	2003	2002
Cash and due from banks	$12,160	$14,003	$24,476	$22,062	$19,637	$21,080	$34,724
Federal funds sold	9,147	—	13,555	24,325	13,867	14,290	20,291
Securities available for sale	116,830	115,058	116,808	104,857	112,734	131,678	114,112
Loans held for sale	4,914	2,429	3,843	5,517	8,028	10,317	55,167
Loans	520,566	511,479	522,496	505,690	450,880	392,577	297,260
Less allowance for loan losses	(7,424)	(7,056)	(7,183)	(6,909)	(6,553)	(6,093)	(6,264)

Loans receivable, net of allowance	513,142	504,423	515,313	498,781	444,327	386,484	290,996
Federal Home Loan Bank stock, at cost	5,603	7,037	5,603	10,283	9,794	9,220	8,581
Premises and equipment, net	9,175	9,134	9,166	9,060	9,248	9,207	8,661
Cash surrender value of life insurance	9,347	8,985	9,164	8,810	8,505	6,236	3,047
Other assets	9,954	9,100	9,597	8,706	6,928	5,363	5,827

Total assets	$690,272	$670,169	$707,525	$692,401	$633,068	$593,875	$541,406

Total deposits	$559,751	$555,050	$577,496	$580,292	$527,379	$491,082	$460,802
Repurchase agreements	26,777	30,257	28,500	23,944	17,851	16,521	18,261
Federal Home Loan Bank advances	46,000	30,000	44,000	35,000	40,000	43,000	23,000
Accrued expenses and other liabilities	6,176	6,154	6,697	5,708	4,787	3,959	3,475
Shareholders’ equity	51,568	48,708	50,832	47,457	43,051	39,313	35,868

Total liabilities and shareholders’ equity	$690,272	$670,169	$707,525	$692,401	$633,068	$593,875	$541,406

COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma consolidated financial information per BMO common share and selected historical and pro forma equivalent financial information per share of Ozaukee stock. It has been assumed for purposes of the pro forma financial information provided below that the Merger was completed on November 1, 2005 for income statement purposes, and on October 31, 2006 and July 31, 2007, respectively, for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of BMO as of and for the year ended October 31, 2006, which are incorporated by reference into this document and the audited consolidated financial statements of Ozaukee as of and for the year ended December 31, 2006, which are included in this document beginning on page F-1. The following pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the Merger with Ozaukee. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing common shareholders’ equity (shareholders’ equity less preferred share equity) by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding for the periods presented. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of common outstanding at the end of the period presented. The following tables assume the issuance of 3,000,000 BMO common shares in connection with the Merger as of October 31, 2006.

	Nine Months Ended July 31, 2007		Year Ended October 31, 2006
	(Canadian dollars)
BMO COMMON SHARES

Basic earnings per common share:
Historical (Canadian GAAP)	C$	3.29	C$	5.25
Historical (U.S. GAAP)		3.24		5.14
Pro forma combined (Canadian GAAP)		3.28		5.27
Pro forma combined (U.S. GAAP)		3.23		5.16

Diluted earnings per common share:
Historical (Canadian GAAP)	C$	3.24	C$	5.15
Historical (U.S. GAAP)		3.18		5.04
Pro forma combined (Canadian GAAP)		3.23		5.17
Pro forma combined (U.S. GAAP)		3.17		5.06

Dividends per common share:
Historical	C$	2.01	C$	2.26
Pro forma combined		2.01		2.26

Book value per common share at period end:
Historical (Canadian GAAP)	C$	28.81	C$	28.89
Historical (U.S. GAAP)		26.17		28.88
Pro forma combined (Canadian GAAP)		28.75		28.83
Pro forma combined (U.S. GAAP)		26.28		28.82

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(U.S. dollars)
OZAUKEE BANK SHARES
Basic earnings per share:
Historical	$2.11	$4.04
Pro forma equivalent (Canadian GAAP)	2.65	6.99
Pro forma equivalent (U.S. GAAP)	2.59	6.84
Diluted earnings per share:
Historical	$2.11	$4.02
Pro forma equivalent (Canadian GAAP)	2.60	6.85
Pro forma equivalent (U.S. GAAP)	2.54	6.71
Dividends per share:
Historical	$0.94	$2.56
Pro forma equivalent	1.88	2.90
Book value per share at period end:
Historical	$24.74	$24.49
Pro forma equivalent (Canadian GAAP)	40.85	37.04
Pro forma equivalent (U.S. GAAP)	38.15	37.02

With respect to the tables above:

•

BMO pro forma combined amounts were calculated by combining (i) the BMO historical amounts as at and for the year ended October 31, 2006 with the Ozaukee historical amounts as of and for the year ended December 31, 2006; and (ii) the BMO historical amounts as at and for the nine months ended July 31, 2007 with the Ozaukee historical amounts as of and for the six months ended June 30, 2007. Pro forma combined dividends per common share are based solely on dividends of BMO.

•

Ozaukee pro forma equivalent amounts as of and for the year ended December 31, 2006 and as of and for the six months ended June 30, 2007 are calculated by multiplying BMO’s pro forma combined amounts as of and for the year ended October 31, 2006 and as of and for the six months ended April 30, 2007, respectively, by an assumed exchange ratio of 1.50 BMO common shares for each Ozaukee Bank share (based on the weighted average of BMO share price on the New York Stock Exchange for 10 days after August 29, 2007), and converting the results into U.S. dollars a) at the average exchange rate for the respective Ozaukee period for earnings per share, and b) at the Ozaukee period end rate in respect of dividends per share and book value per share. The applicable exchange rates are as follows: 1.1244 and 1.1303 for the six months ended June 30, 2007 and year ended December 31, 2006, respectively, and 1.0593 and 1.1664 at June 30, 2007 and December 31, 2006, respectively. See “Currency Exchange Rates” for a description of the manner in which the exchange rates are computed. BMO pro forma combined amounts as at and for the six months ended April 30, 2007 used in computing the Ozaukee pro forma equivalent amounts are as follows:

Basic earnings per common share:
Historical (Canadian GAAP)	C$	1.99
Historical (U.S. GAAP)		1.94
Pro forma combined (Canadian GAAP)		1.99
Pro forma combined (U.S. GAAP)		1.95
Diluted earnings per common share:
Historical (Canadian GAAP)	C$	1.96
Historical (U.S. GAAP)		1.91
Pro forma combined (Canadian GAAP)		1.95
Pro forma combined (U.S. GAAP)		1.91
Dividends per common share:
Historical	C$	1.33
Pro forma combined		1.33
Book value per common share at period end:
Historical (Canadian GAAP)	C$	28.95
Historical (U.S. GAAP)		26.87
Pro forma combined (Canadian GAAP)		28.88
Pro forma combined (U.S. GAAP)		26.97

•	In the year ended December 31, 2006, Ozaukee paid four regular quarterly dividends of $0.39 per share (total $1.56 per share) and a one-time extraordinary dividend of $1.00 per share.

CURRENCY EXCHANGE RATES

The table below sets forth, for the periods indicated, the exchange rates of the Canadian dollar to the U.S. dollar and the high, low and average exchange rates for each of the same periods. These rates, which are expressed in Canadian dollars, are based on the noon buying rates in New York City for cable transfer in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Nine Months Ended July 31, 2007	Year Ended October 31,
		2006	2005	2004	2003	2002
High rate during period	1.1852	1.1960	1.2703	1.3970	1.5903	1.6728
Low rate during period	1.0372	1.0989	1.1607	1.2194	1.3043	1.5108
Rate at the end of period	1.0656	1.1227	1.1796	1.2209	1.3195	1.5610
Average rate during period (1)	1.1238	1.1329	1.2134	1.3147	1.4379	1.5718

(1)	The average of the noon buying rates on the last business day of each full month during the relevant period. On November 6, 2007, the noon buying rate was 0.9243.

MARKET PRICE DATA

BMO common shares are listed on the NYSE and on the Toronto Stock Exchange.

The table below sets forth, for the 2006 calendar year and 2007 quarters indicated, the reported high and low trading sales prices, in U.S. dollars, of BMO common shares as reported on the NYSE.

The share consideration to be issued in the Merger will be based on the market price for BMO common shares as reported on the NYSE. The fluctuation in the market price of BMO common shares may have an impact on the actual number of BMO common shares that you will receive in the Merger.

	BMO
	High	Low
2006 Calendar Year
First Quarter	$61.05	$56.12
Second Quarter	58.05	52.46
Third Quarter	61.83	53.64
Fourth Quarter	63.35	58.90

2007 Calendar Year
First Quarter	62.25	58.14
Second Quarter	66.85	60.52
Third Quarter	67.32	56.80
Fourth Quarter (through November 15, 2007)	67.60	57.71

On July 9, 2007, the last business day before the public announcement of the execution of the affiliation agreement, the closing price of BMO common shares on the NYSE was U.S.$66.12 per share. On November 15, 2007, the closing price of BMO common shares on the NYSE was U.S.$58.15 per share. We urge you to obtain current market quotations for BMO common shares. We cannot assure you as to future market prices for BMO common shares.

Ozaukee stock is not publicly traded on any exchange. Ozaukee common stock has occasionally been sold or transferred in private transactions. Due to limited information available and the absence of any trading market, such transactions may not accurately reflect the market value of Ozaukee stock.

DIVIDENDS PER BMO COMMON SHARE

The table sets forth a history of the dividends per common share declared by BMO, in both Canadian dollars and U.S. dollars, based on the Bank of Canada noon exchange rates on the respective record dates, for the quarters indicated. BMO’s fiscal year ends October 31.

	Dividends Per BMO Common Share
	(Canadian dollars)		(U.S. Dollars)
Fiscal 2005
First Quarter	C$	0.44	$0.352
Second Quarter		0.46	0.370
Third Quarter		0.46	0.377
Fourth Quarter		0.49	0.415

Fiscal 2006
First Quarter	C$	0.49	$0.427
Second Quarter		0.53	0.479
Third Quarter		0.62	0.550
Fourth Quarter		0.62	0.549

Fiscal 2007
First Quarter	C$	0.65	$0.549
Second Quarter		0.68	0.614
Third Quarter		0.68	0.646
Fourth Quarter		0.70	0.748

RECENT DEVELOPMENTS

BMO

On November 16, 2007, BMO announced that it expects fourth quarter results (three months ended October 31, 2007) will include the following items:

•	Charges in BMO Capital Markets for certain trading activities and valuation adjustments of approximately C$320 million pre-tax (C$210 million after tax). The charges relate to:

•	Trading and structured credit-related positions and preferred shares (approximately C$170 million pre-tax).

•	Canadian asset-backed commercial paper (approximately C$135 million pre-tax).

•

Capital notes in the Links Finance Corporation and Parkland Finance Corporation structured investment vehicles or SIVs (approximately C$15 million pre-tax on BMO’s C$70 million investment in the approximate total of C$2.2 billion of capital notes outstanding). In addition, BMO indicated that it will participate in the senior debt issued by these SIVs, up to a maximum of approximately C$1.6 billion or 8% of the total senior debt currently outstanding.

•

A gain of approximately C$110 million pre-tax (C$85 million after tax) from the sale of MasterCard International Inc. shares will be recorded in Personal and Commercial Banking Canada’s results (P&C Canada). BMO also expects to record a charge of approximately C$185 million pre-tax (C$120 million after tax) to increase the liability for future customer redemptions related to its loyalty rewards program in P&C Canada’s MasterCard business.

•

BMO also noted that its strategy to reduce its commodities portfolio continued through the fourth quarter. Losses of approximately C$25 million pre-tax (C$15 million after tax) were recorded in BMO Capital Markets.

These items will lower earnings per share in the fourth quarter by approximately C$0.50.

BMO’s Tier 1 Capital Ratio remains strong.

BMO is in the process of completing its review and final fourth quarter closing procedures. Accordingly, the above information is based on current estimates and is subject to change. BMO will release its fourth quarter and fiscal 2007 results on November 27, 2007. The fourth quarter results will be included in a Form 6-K that will be filed with the SEC and, upon filing, will be incorporated by reference into the proxy statement/prospectus.

OZAUKEE

Presented below is unaudited comparative financial data for Ozaukee at and for the periods indicated.

OZAUKEE BANK

UNAUDITED CONSOLIDATED SUMMARY BALANCE SHEETS

(dollars in thousands)

	As of
	September 30, 2007	December 31, 2006
Cash and due form banks	$10,823	$24,476
Federal funds sold	3,811	13,555
Securities	118,678	116,808
Loans Held for Sale	4,349	3,843
Loans	518,657	522,496
Less allowance for loan loss	(7,552)	(7,183)

loans receivable, net of allowance	511,105	515,313
Federal Home Loan Bank stock, at cost	5,603	5,603
Premises and equipment, net	8,979	9,166
Cash surrender value of life insurance	9,432	9,164
Other assets	9,021	9,597

Total assets	$681,801	$707,525

Total deposits	550,736	577,496
Repurchase agreements	24,526	28,500
Federal Home Loan Bank advances	46,000	44,000
Accrued expenses and other liabilities	6,968	6,697
Stockholders’ equity	53,571	50,832

Total liabilities and stockholders’ equity	$681,801	$707,525

Book value per common share	$25.70	$24.49

Total assets at September 30, 2007 were $681.8 million as compared to $707.5 million at December 31, 2006. In comparison to December 31, 2006, cash and due from banks and Federal funds sold decreased $13.7 million and $9.7 million respectively due to seasonal fluctuations in deposit activity, while net loans receivable declined $4.2 million due to the slowdown in the local real estate market and tighter lending standards.

OZAUKEE BANK

UNAUDITED CONSOLIDATED SUMMARY OF EARNINGS

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total interest income	$10,936	$10,738	$33,123	$30,646
Total interest expense	5,452	4,874	16,017	13,458

Net interest income	5,484	5,864	17,106	17,188
Provision for loan losses	135	105	405	315

Net interest income after loan loss provision	5,349	5,759	16,701	16,873
Total noninterest income	1,673	1,565	4,852	4,744
Total noninterest expense	4,161	4,112	12,376	12,261

Net income before income taxes	2,861	3,212	9,177	9,356
Provision for income taxes	839	1,023	2,752	2,998

Net income	$2,022	$2,189	$6,425	$6,358

Basic net income per common share	0.97	1.06	3.08	3.08
Diluted net income per common share	0.97	1.05	3.08	3.06
Dividends per common share	0.47	1.39	1.88	2.56

Net income for the third quarter 2007 was $2,022, a decrease of $167 (7.6%) from the $2,189 reported during the third quarter of 2006. Net interest income before the provision for loan loss of $5,484 represented a $380 decline from the prior year due to the flat to inverted yield curve and also due to local competitive pressures on loan and deposit pricing.

During the nine months ended September 30, 2007, net income was $6,425, an increase of $67 from the $6,358 reported for the same period in 2006. Net interest income before the provision for loan losses for the nine months ended September 30, 2007 was $17,106, a decrease of $82 (0.5%). Similar to the third quarter decline from year to year, the decrease is the result of the flat to inverted yield curve as well as to local competitive pressures on loan and deposit pricing.

Non-interest income for the nine months ending September 30, 2007 was $4,852, an increase of $108 (2.3%). The increase was primarily the result of higher overdraft fees which increased $90 on a year-over-year basis.

Non-interest expenses increased $115 (0.9%) for the nine months ended September 30, 2007 over the same period in 2006. During the first nine months of 2007, Ozaukee Bank incurred $120 of affiliation related expenses.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed transaction in deciding whether to vote for the approval of the Merger. Although the matters described below cover material risks related to the transaction, they may not contain all of the information that is important to you in evaluating the transaction. Accordingly, we urge you to read the entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document.

The Influence of the Canadian Economy on BMO’s Performance is Significant.

A significant portion of BMO’s business is conducted in Canada. BMO’s overall business performance will be influenced, to a significant degree, by the condition of the Canadian economy which is dependent on numerous factors. Economic conditions in Canada, including the timing of changes in economic cycles, may differ from those in the U.S.

There are Income Tax Considerations with Respect to BMO Dividends.

Dividends, if any, on the BMO common shares paid or credited to a shareholder that is not, and is not deemed to be, a resident of Canada are subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividends. Pursuant to the Canada-United States Income Tax Convention (1980) (the “Treaty”), the withholding tax rate is generally reduced to 15% for holders resident in the United States that are eligible for benefits under the Treaty. The amount of Canadian tax withheld may give rise to a foreign tax credit or deduction for U.S. federal income tax purposes and dividends, if any, paid by BMO will constitute “passive income” for purposes of the foreign tax credit. Dividends, if any, paid by BMO to a U.S. corporation generally will not be eligible for the “dividends received” deduction. See “The Merger—Material U.S. and Canadian Federal Income Tax Considerations” beginning on page 47.

The Merger is Subject to the Receipt of Consents and Approvals.

We cannot complete the Merger unless we receive various consents, orders, approvals and clearances from the Federal Reserve Board, OCC, WDFI and OSFI. Approvals have currently been obtained from OSFI and the OCC. While we believe that we will receive the requisite regulatory approvals from these other authorities, there can be no assurance of this or when this may occur. In addition, these authorities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. While BMO and Ozaukee do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of BMO following the Merger, any of which may have an adverse effect on BMO following the Merger.

BMO is Exempt from a Number of Rules under the U.S. Securities Laws.

As a “foreign private issuer,” BMO is exempt from rules under the U.S. Securities Exchange Act of 1934 (“Exchange Act”), that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, BMO’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, BMO is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor is it generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. Accordingly, there may be less information concerning BMO publicly available than there is for U.S. public companies. In addition, BMO is permitted, under a multi-jurisdictional disclosure system adopted by the U.S. and Canada, to prepare its disclosure documents in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian generally accepted accounting principles, which differ in some respects from U.S. generally accepted accounting principles.

There are Potential Conflicts of Interest Relating to Members of the Ozaukee Board of Directors.

The board of directors of Ozaukee unanimously recommends that you vote “FOR” the approval of the affiliation agreement and ratification and confirmation of the Merger. In considering this recommendation, you should be aware that some of the Ozaukee directors have interests in the Merger that are different from yours. In addition to the consideration they will receive for their Ozaukee stock in the Merger—in which they will be treated exactly like you and any other Ozaukee shareholder—certain individuals will receive one-time change-in-control payments or benefits under existing agreements with Ozaukee and others have entered into employment agreements that will take effect after the Merger is completed and which provide for salary, bonus and other payments. You should review the details of these interests under “The Merger—Interests of Certain Ozaukee Directors and Officers in the Merger.”

The Fluctuations in the BMO Common Share Price Will Affect the Number of BMO Common Shares You Will Receive in the Merger.

In connection with the Merger, the number of BMO common shares you will receive will be affected by the daily volume weighted average price of BMO stock on the NYSE for the ten consecutive trading days commencing on the third trading day after all government approvals have been received for the Merger. As a result, the number of BMO common shares you will receive will depend on the market price of BMO common shares during such period. The market price of BMO common shares has in the past fluctuated greatly and may continue to fluctuate in the future. You can find the prices of BMO shares as of a recent date under “Market Price Data.” You should obtain the current market price of BMO common shares before mailing your proxy.

Applicable Laws Restrict the Purchase, Sale and Transfer of BMO’s Securities.

The Bank Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of BMO shares. The restrictions contained in the Bank Act may deter, delay or prevent a future acquisition of a “significant interest” in BMO and will prevent the acquisition of control of BMO, including transactions that could be perceived as advantageous to BMO’s shareholders. See “Limitations Affecting Holders of BMO Common Shares.”

THE SPECIAL MEETING OF OZAUKEE BANK SHAREHOLDERS

PLACE, TIME AND DATE

The special meeting of Ozaukee’s shareholders will be held on December     , 2007, at 9:00 a.m. local time, in the Community Room of Ozaukee’s Columbia Center, N69 W5289 Columbia Road, Cedarburg, Wisconsin 53012. This proxy statement/prospectus is being sent to Ozaukee shareholders and is accompanied by a proxy card that is being solicited by the Ozaukee board of directors for use at the special meeting or any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

The purpose of the special meeting is (i) to consider and vote upon a proposal to approve the affiliation agreement, as amended, and to ratify and confirm the Merger, and (ii) to act upon such other matters, if any, that may properly come before the special meeting or any adjournments or postponements thereof, including any proposal to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the Merger. However, if you vote “AGAINST” approval of the Merger, your shares will not be voted in favor of an adjournment to solicit further proxies.

VOTING RECORD DATE

The record date for determining Ozaukee shareholders entitled to vote at the special meeting is November     , 2007. Only holders of record of Ozaukee stock at the close of business on that date will be entitled to receive notice of and vote at the special meeting or any adjournments or postponements thereof.

NO VOTING BY CLASSES

There will not be voting by classes. In accordance with Ozaukee’s Articles of Incorporation and Wisconsin Banking Law, for purposes of considering and voting on the approval of the affiliation agreement and the Merger, all three classes of Ozaukee stock (Common Stock, Class F Common Stock and Class M Common Stock) will vote as a single class, and each share of Ozaukee stock is entitled to one vote on all matters presented at the special meeting.

QUORUM AND VOTE REQUIRED

As of the voting record date, there were 2,084,320 shares of Ozaukee stock outstanding and entitled to vote at the special meeting. A majority (1,042,161) of the outstanding shares of Ozaukee stock entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting, regardless of whether such shares are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval of the Merger.

The affirmative vote of holders of a majority (1,042,161) of the outstanding shares of Ozaukee stock entitled to vote is required to approve the Merger.

As of the voting record date, Ozaukee directors held the power to vote approximately 573,968 shares, or approximately 27 percent, of the Ozaukee stock entitled to vote at the special meeting. Each of the directors has agreed to vote “FOR” approval of the Merger. See “Material Agreements—Voting Agreement” on page 69.

SHAREHOLDERS LIST

A list of Ozaukee shareholders entitled to vote at the special meeting is available for examination, during normal business hours, at Ozaukee’s office, N69 W5269 Columbia Road, Cedarburg, Wisconsin, and will also be available for examination at the special meeting.

SHARES HELD BY THE PENSION AND PROFIT SHARING PLAN

There are 113,000 shares of Ozaukee stock held in the Ozaukee Bank Pension and Profit Sharing Plan (the “Plan”) that are entitled to vote at the special meeting. Ordinarily, those shares are voted by the plan trustee (Ozaukee Bank, acting through its Board of Directors) in its discretion. However, in anticipation of the shareholder vote on the proposal to approve the Merger, the Ozaukee board of directors amended the Plan to provide for “pass-through” voting. This means that each participant in the Plan who has shares of Ozaukee stock allocated to his or her Plan account has the right to direct the Plan trustee how to vote those shares. Any Plan shares for which the trustee does not receive voting instructions will be voted in the same proportion as Plan shares for which the trustee does receive voting instructions. The 113,000 shares held by the Plan includes an aggregate of approximately 41,960 shares allocated to the accounts of Messrs. Hepburn, Fitting and Rothenbach that they have agreed to vote in favor of approval of the Merger. All 113,000 shares held by the Plan will be counted in determining whether there is a quorum at the special meeting.

HOW YOUR SHARES WILL BE VOTED

Shares represented by your proxy will be voted at the special meeting in accordance with the voting instructions specified in the proxy card representing your shares. Other situations will be handled as follows:

Proxies Without Voting Instructions.    If you submit a properly executed proxy card but you do not provide voting instructions, your shares represented thereby will be counted as “present” for quorum purposes and will be voted “FOR” the proposal to approve the Merger.

Other Matters.    Your proxy grants authority to the persons named in the proxy card as your representatives to vote in their discretion on any other matters that may properly come before the special meeting (or any adjournments or postponements thereof), including proposals to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the Merger. However, if you vote “AGAINST” the Merger, your shares will not be voted in favor of an adjournment to solicit further proxies. Ozaukee’s management does not presently know of any other matters to be brought before the special meeting other than the proposal to approve the Merger.

If You Mark Your Proxy Card “ABSTAIN.”    Ozaukee will count the shares represented by a properly executed proxy card marked “ABSTAIN” as “present” at the special meeting for purposes of determining whether there is a quorum, but the shares represented by that proxy card will not be voted at the special meeting. However, because Ozaukee needs a majority of the outstanding shares to approve the Merger, if you mark your proxy card “ABSTAIN,” it will have the same effect as if you voted against the Merger.

If Your Ozaukee Shares are Registered in the Name of Your Broker.    Your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In accordance with applicable rules, your broker cannot vote your shares of Ozaukee stock without specific instructions from you. Therefore, because Ozaukee needs the affirmative vote of a majority of its shares to approve the Merger, if you do not instruct your broker how to vote, it will have the same effect as if you voted against the Merger. All other matters to be considered at the meeting are considered “discretionary proposals” for which your broker may vote your shares even if you did not provide voting instructions.

Shares Held in the Pension and Profit Sharing Plan.    At the special meeting, the plan trustee will vote any shares allocated to your account under the Ozaukee Bank Pension and Profit Sharing Plan “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval of the Merger as per your voting instructions specified in the voting instruction card representing your shares. If you return your voting instruction letter, but do not indicate how you want your shares voted, then the plan trustee will vote your shares “FOR” the proposed merger. In the following cases:

•	if the vote tabulator does not receive your voting instruction letter by the December deadline described below;

•	if your voting instruction letter is returned but is not signed or is not dated, or both;

•	if you submit more than one voting instruction letter with the same date but having inconsistent voting instructions; or

•	if your voting instruction letter has more than one box checked;

the shares allocated to your Plan account will be voted in the same proportion as it votes plan shares for which it has received voting instructions.

HOW TO VOTE YOUR SHARES

There are two ways to vote your Ozaukee shares if they are registered in your name: you can execute and deliver a proxy card or you can attend the special meeting and vote in person. Voting by telephone or the Internet is not available. Even if you plan to attend the special meeting in person, you should return your proxy card so that your shares are represented at the meeting in case your plans change and you are unable to attend.

If your Ozaukee shares are registered in your broker’s name, you should follow your broker’s instructions on how to vote your shares—your broker may allow you to provide voting instructions by telephone or the Internet.

If you are a participant in the Plan and have shares allocated to your Plan account, you should sign, date and deliver your voting instruction letter to Dieffenbach & Associates, S.C., the independent company Ozaukee hired to tabulate the voting of shares held in participants’ Plan accounts. Since those shares are not registered in your name, you will not be able to vote them at the special meeting. In order for your vote to be counted, Dieffenbach & Associates must receive your voting instruction letter by 5:00 p.m. on December     , 2007, local time. Voting instruction letters are returnable to Dieffenbach & Associates by mail to the following address: P.O. Box 352, Thiensville, WI 53092 (if you return your voting instruction letter by mail please mail it in sufficient time for it to be received by Dieffenbach & Associates by the December     , 2007 deadline); they may also be hand-delivered during regular business hours to Dieffenbach & Associates’ office located at 201 North Main Street, Thiensville, WI 53092; again, this must be done by December     , 2007 at 5:00 p.m. YOU SHOULD NOT RETURN YOUR VOTING INSTRUCTION LETTER TO OZAUKEE FOR SHARES ALLOCATED TO YOUR PLAN ACCOUNT. Ozaukee engaged Dieffenbach & Associates as an independent vote tabulator for the Plan shares to insure that voting by Plan participants, all of whom are Ozaukee employees, will be on an anonymous basis. Ozaukee and Dieffenbach & Associates have agreed that Dieffenbach & Associates will not reveal individuals voting instructions to Ozaukee or to anyone else unless it is compelled to do so by law.

HOW TO REVOKE YOUR PROXY

If you grant a proxy by signing and returning the enclosed proxy card, you can change your vote in one of the following ways:

•

you can deliver a signed proxy card bearing a later date to Ozaukee’s corporate secretary at any time before the special meeting, or at the special meeting before a vote is taken. Your later-dated proxy card should be sent to Larry R. Dalton, Secretary, Ozaukee, N69 W5269 Columbia Road, Cedarburg, Wisconsin 53012, or delivered to Mr. Dalton in person at the special meeting;

•	you can deliver a written revocation of your proxy to Ozaukee’s corporate secretary at any time before the special meeting or at the special meeting before a vote is taken;

•	you can revoke your proxy by making a statement to that effect at the special meeting; or

•	you can vote your shares in person at the special meeting.

If you are a participant in the Plan and have shares allocated to your Plan account, the only way you can revoke your voting instructions for shares allocated to your Plan account is to mail or deliver a later-dated voting instruction letter so that it is received by the 5:00 p.m., December     , 2007 deadline.

SOLICITATION OF PROXIES

Ozaukee’s board of directors is soliciting proxies from Ozaukee’s shareholders for use at the meeting and will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Ozaukee is also bearing the cost of printing and mailing this document. We will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of those shares. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

You are asked to vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed, postage-paid envelope. You should not send your share certificates with your proxy card.

BENEFICIAL OWNERSHIP OF OZAUKEE BANK STOCK

The table below contains information concerning the beneficial ownership (as defined below) of Ozaukee stock as of the record date by (i) each member of Ozaukee’s board of directors; (ii) Ozaukee’s executive officers; and (iii) all directors and executive officers as a group. To Ozaukee’s knowledge, there are no shareholders other than Messrs. Hepburn and Fitting (as indicated in the table below) who beneficially own five percent or more of Ozaukee’s common stock (treating all three classes as a single class for purposes of this determination).

As defined under applicable securities laws, a person is the “beneficial owner” of shares if he or she has, alone or together with one or more other persons, the power to vote or to dispose of such shares. A person is also a beneficial owner of shares if he or she has the right to acquire beneficial ownership of those shares (for example, through the exercise of a stock option) within 60 days of the date for which the determination of beneficial ownership is made.

	Beneficial Ownership
Name and Principal Position	Number of Shares	Percent (1)
M.D. Hepburn, Chairman (2)	299,794	14.4%
Dean W. Fitting, Vice-Chairman (3)	172,571	8.3%
James J. Rothenbach, President and Chief Executive Officer, Director (4)	15,284	*
Scott L. Anderson, Director (5)	6,000	*
William R. Arpe, Director (6)	8,000	*
Peter T. Barry, Director (7)	19,731	*
Larry R. Dalton, Director (8)	40,244	1.9%
Jerome M. Edquist, Director (9)	5,680	*
Daniel J. Haislmaier, Director (7), (10)	43,989	2.1%
George F. Roth, Director (11)	58,278	2.8%
F. Duane Stroebel, Director (12)	5,200	*
Charles P. Mauer, First Vice President (13)	11,211	*
Patti Nettesheim, Senior Vice President (14)	16,825	*
Richard J. Krier, First Vice President (15)	6,255	*
William C. Werner, Senior Vice President	2,875	*
All Directors and Executive Officers as a Group (fifteen persons) (16)	630,937	30.3%

(1)	Asterisk (*) denotes less than one percent. Percentages are approximate and are based on 2,084,320 shares issued and outstanding on the record date.
(2)	Includes (i) 217,509 shares of Class F Common and 26,197 shares of Common registered in Mr. Hepburn’s name; (ii) 20,088 shares of Common held in Mr. Hepburn’s account under the Ozaukee Bank Pension and Profit Sharing Plan (the “Plan”); (iii) 33,000 shares of Class F Common held by the Hepburn Bootstrap Foundation, over which Mr. Hepburn shares voting and dispositive power with the other directors of that foundation, including Messrs. Haislmaier and Roth; and (iv) 3,000 shares of Class F Common held by The Educational Foundation, Inc. over which Mr. Hepburn shares voting and dispositive power with Messrs. Anderson, Roth and Stroebel, who are the other three directors of that foundation. See Note (17).
(3)	Includes (i) 145,272 shares of Class F Common (of which 13,374 shares are registered in the joint names of Mr. Fitting and his wife); (ii) 1,100 shares are held by Mr. Fitting as trustee of a trust; (iii) 6,000 shares which are stock options held by Mr. Fitting exercisable within 60 days of the date for which the determination of beneficial ownership is made; and (iv) 20,199 shares of Common held in Mr. Fitting’s Plan account.
(4)	Includes 13,611 shares of Class M Common and 1,673 shares of Common held in Mr. Rothenbach’s Plan account.
(5)	Includes (i) 300 shares of Common; (ii) 2,700 shares of Class M Common; and (iii) 3,000 shares of Class F Common held by The Educational Foundation, Inc. over which Mr. Anderson shares voting and dispositive power with the other three directors of that foundation, namely Messrs. Hepburn, Roth and Stroebel.

(6)	Class F Common.
(7)	Class F Common held through one or more individual retirement arrangements.
(8)	Includes 21,881 shares of Class F Common held in Mr. Dalton’s name and 18,363 shares of Common held by a corporation controlled by Mr. Dalton.
(9)	Includes 2,980 shares of Class F Common (of which 1,788 shares are held in custodial accounts for Mr. Edquist’s minor children) and 2,700 shares of Class M Common.
(10)	Includes 33,000 shares of Class F Common held by the Hepburn Bootstrap Foundation, over which Mr. Haislmaier shares voting and dispositive power with the other directors of that foundation, including Messrs. Hepburn and Roth.
(11)	Includes (i) 22,278 shares of Class F Common held in a family trust of which Mr. Roth is co-trustee with his wife; (ii) 33,000 shares of Class F Common held by the Hepburn Bootstrap Foundation, over which Mr. Roth shares voting and dispositive power with the other directors of that foundation, including Messrs. Hepburn and Haislmaier; and (iii) 3,000 shares of Class F Common held by The Educational Foundation, Inc. over which Mr. Roth shares voting and dispositive power with Messrs. Anderson, Hepburn and Stroebel, who are the other three directors of that foundation.
(12)	Includes 2,200 shares of Class M Common as well as 3,000 shares of Class F Common held by The Educational Foundation, Inc. over which Mr. Stroebel shares voting and dispositive power with the other three directors of that foundation, namely Messrs. Anderson, Hepburn and Roth.
(13)	Includes (i) 7,099 shares of Class M Common; (ii) 300 shares of Common held jointly by Mr. Mauer and his spouse; and (iii) 3,812 shares of Common held in Mr. Mauer’s Plan account.
(14)	Includes (i) 9,175 shares of Class M Common; (ii) 300 shares of Common; and (iii) 7,350 shares of Common held in Ms. Nettesheim’s Plan account.
(15)	Includes 4,050 shares of Class M Common as well as 2,205 shares of Common held in Mr. Krier’s Plan account.
(16)	The 33,000 shares held by the Hepburn Bootstrap Foundation and the 3,000 shares held by The Educational Foundation, Inc. are reported as beneficially owned by more than one person but, to avoid double-counting, they are reflected only once in the total for all Directors and Executive Officers as a Group.

All of the Ozaukee directors (but not the executive officers) named above have entered into a voting agreement pursuant to which they agreed to vote shares over which they have voting power “FOR” approval of Merger, and, if their shares are subject to the cross option agreement, to consent to the proposed amendment to the cross option agreement (see “Material Agreements—The Voting Agreement” on page 69 and “—The Cross Option Agreement” on page 69). The table below provides additional information with regard to such shares.

	Have agreed to:
Name	Vote “FOR” the Merger	Consent to Amendment of Cross Option Agreement
M.D. Hepburn	263,794	243,706
Dean W. Fitting	166,571	146,372
James J. Rothenbach	15,284	—	(1)
Scott L. Anderson	3,000	—	(1)
William R. Arpe	8,000	8,000
Peter T. Barry	19,731	19,731
Larry R. Dalton	40,244	21,881
Jerome M. Edquist	5,680	2,980
Daniel J. Haislmaier	10,989	10,989
George F. Roth	22,278	22,278
F. Duane Stroebel	5,200	3,000
Hepburn Bootstrap Foundation (2)	n/a	n/a
The Educational Foundation, Inc. (2)	3,000	3,000

Totals	563,771	481,937

Percentages
Total Votes/Consents Eligible	2,084,320	1,162,223
Percent of Total Votes/Consents Eligible	27.0%	41.5%
Minimum Votes/Consents Required for Approval	1,042,161	987,891
Percent of Minimum Votes/Consents Required for Approval	54.1%	48.8%

(1)	Not a party to the cross option agreement.
(2)	The 3,000 shares of the Class F Common held by The Educational Foundation, Inc. are included because all of the Directors of The Educational Foundation, Inc. are also directors of Ozaukee who signed the Voting Agreement. Although the 33,000 shares of Class F Common held by the Hepburn Bootstrap Foundation are subject to the cross option agreement, they are excluded because not all of the directors of the Hepburn Bootstrap Foundation are Directors of Ozaukee.

THE MERGER

BACKGROUND OF THE MERGER

For the past several years, a group of Ozaukee directors (Messrs. Arpe, Barry, Dalton, Hepburn and Roth) (collectively, the “director group”) has held informal meetings twice a year to discuss various issues affecting the future of Ozaukee and its shareholders (e.g., future growth, capital adequacy, shareholder liquidity, the role of the board, and so on). The purpose of having these meetings was to identify, refine and articulate these and similar issues for consideration at future board meetings.

When the director group met on February 9, 2007, Mr. Hepburn introduced the topic of shareholder value and his increasing concerns over Ozaukee’s ability to continue to enhance long-term shareholder value by relying on the same strategies that it has in the past. For many years, Ozaukee had been very successful in pursuing a strategy of internal growth and expansion within the Ozaukee County market. Mr. Hepburn told the director group that he felt there were a variety of internal and external challenges facing Ozaukee that could impact its ability to continue to enhance shareholder value through a long-term strategy of internal growth and in-market expansion. Among the issues Mr. Hepburn raised at the meeting were the following:

•

due to strong competition in the banking industry, both on a national scale (such as internet banking) and locally through competitors’ increasing focus on and expansion into Ozaukee County, Ozaukee would need to be increasingly aggressive in its product offerings and pricing in order to maintain its dominant market share in Ozaukee County;

•	a more aggressive growth and marketing strategy would entail greater risk and would put greater pressure on Ozaukee’s net interest and operating margins; and

•

because Ozaukee already has the dominant market share in Ozaukee County and in light of increased competition in Ozaukee County, Ozaukee may soon exhaust its ability to grow unless it expands outside its traditional market areas, which would require a substantial commitment of capital and entail additional risks.

The director group also recognized that providing shareholder value means more than continuing to produce superior dividend returns. Without a liquid market for Ozaukee’s stock, shareholders have little if any opportunity to realize the value of their investment by disposing of their shares.

Further, the director group felt that growth and market expansion are essential to ensure the best long-term career advancement opportunities for Ozaukee’s talented associates and for Ozaukee to be able to continue offering the most comprehensive services to its customers and community.

The director group agreed that the issues of Ozaukee’s continued growth strategy and the relationship of that strategy to the board’s commitment to preserve and enhance shareholder value were timely and appropriate topics for discussion by the entire board of directors at its next meeting.

Prior to the board’s February 22, 2007 regular meeting, Mr. Hepburn provided all of the directors with a memorandum summarizing the issues discussed by the director group on February 9, 2007. He asked board members to consider whether Ozaukee needed to and was capable of making changes necessary to maintain its track record of providing shareholders with an above-average return with relatively low risk, and whether there were alternatives, including a possible affiliation, that could be a better means to enhance shareholder value. In his memorandum, Mr. Hepburn asked the board to be prepared to discuss at the next board meeting their views on whether Ozaukee stock represented a reasonable long-term investment for the bank’s shareholders.

At its February 22, 2007 regular board meeting, the board held a lengthy discussion concerning the issues raised by Mr. Hepburn in his memorandum. The board discussed the strategy for Ozaukee’s continued growth and the challenges facing Ozaukee. They also discussed various other ways to enhance shareholder value, including a potential affiliation with another banking organization. At the conclusion of this discussion, the board determined that it would be appropriate to seek additional information about Ozaukee’s alternatives, including the prospects in the current market for a business combination or affiliation transaction. The board appointed a committee of directors consisting of Messrs. Hepburn, Rothenbach, Fitting and Dalton (the “Committee”) to spearhead this process.

Mr. Rothenbach contacted an acquaintance, Mr. Steven Hovde of Hovde Financial, Inc. (“HFI”) to ask Mr. Hovde to make an informational presentation to the Committee about strategic options that might be available to a profitable community bank such as Ozaukee. Mr. Hovde agreed and, during his informational presentation on March 6, 2007, also provided the Committee with information concerning HFI’s capabilities and expertise in franchise and strategic options analysis, valuation analyses, and investment banking. Mr. Hovde gave the Committee an overview of parties that he thought might be interested in affiliating with Ozaukee, the typical sale process, and other related matters. He also advised the Committee that he thought Ozaukee could be an attractive affiliation candidate and discussed what he believed, based on generally-available information, would be a range of transaction prices that Ozaukee could command in the current bank merger and acquisition market.

After Mr. Hovde’s presentation, the Committee concluded that it would be appropriate to solicit proposals from three investment banking firms (HFI was one of the three) that had been recommended to them as having significant experience in the sale and purchase of banks and other financial institutions. The Committee interviewed all three investment banks and each made informational presentations to the Committee. At the conclusion of the process, the Committee decided to recommend HFI if the board authorized the engagement of a financial advisor.

At the March 21, 2007 regular board meeting, the Committee made a report to the full board about the three investment banks’ presentations and there was further discussion about the alternatives available to Ozaukee. A consensus was reached that, in light of the information provided by HFI and the other investment banks, further exploration of a potential affiliation transaction would be appropriate. The Committee recommended that Ozaukee engage HFI to assist in this effort. The board approved the recommendation and on March 22, 2007, Ozaukee signed an engagement letter with HFI.

Subsequent to the March 21, 2007 board meeting, the Committee members met with representatives of HFI and discussed the process of identifying and contacting potential affiliation partners. With the assistance of HFI, the Committee identified a list of prospective affiliation partners and developed a process for HFI to contact those organizations to determine whether they may have an interest in an affiliation transaction. Those parties that did express an interest were required to sign a confidentiality agreement after which they were told the name of the bank and were furnished with an informational booklet prepared by HFI with the assistance of Ozaukee management. The booklet contained detailed financial, management, and other information about Ozaukee. Interested parties were asked to submit an initial written proposal by April 25, 2007 specifying the general terms (such as nominal price, form of consideration, and operational and employee matters) on which they would propose to affiliate with Ozaukee. Ozaukee received six initial proposals.

On May 2, 2007 a special board meeting was held to review the initial proposals. Representatives of HFI provided the board members with written materials describing and comparing each of the initial proposals, and reviewed the written materials with the board. Details of each proposal were discussed at length, including: the amount and form of consideration that bank shareholders would receive; the tax effects of a cash versus an all or part stock transaction; business integration risks; employee benefits and retirement plans; severance policies and other employee matters; possible contingencies; the candidate’s perceived ability to consummate a transaction and projected “time to completion;” potential issues pertaining to regulatory approvals; and the impact of the transaction and the affiliation partner on Ozaukee’s customers and the communities it serves. The board also discussed the stock price performance and dividend history of candidates that had proposed an all or part-stock transaction.

The board members agreed that the range of values indicated by the initial proposals, which were generally higher than had been anticipated, made it apparent that an affiliation transaction would provide the best value and be in the best interests of Ozaukee’s shareholders. The board and HFI formulated the next steps which would be necessary to obtain the best offers from the candidates.

At the board meeting, the board decided to exclude one of the six candidates because the total transaction consideration expressed in its proposal was substantially below that proposed by all of the other candidates.

Each of the candidates indicated that further discussions, and its submission of a refined transaction proposal, would be contingent upon its ability to perform a detailed due diligence review of Ozaukee and its assets, liabilities, and operations. There were four remaining candidates who conducted separate due diligence reviews between May 14, 2007 and May 25, 2007 (prior to the start of due diligence, one of the remaining five candidates withdrew from consideration indicating that it did not believe it would be able to enhance its proposal). During its due diligence review, each candidate was afforded the opportunity to review corporate documents, financial information, loan files and other data and information, and members of Ozaukee’s senior management made themselves available for informal discussions and to answer any questions about Ozaukee.

After the due diligence process was completed, HFI invited each of the four remaining candidates to submit a revised proposal indicating the final consideration and terms they were prepared to offer to Ozaukee. On June 4, 2007 the board held an all-day special meeting to discuss these final proposals, all of which reflected improved economic terms compared to the initial proposals. Representatives of HFI distributed a detailed written report describing each of the four final proposals and made a presentation to the board. The board deliberated at length the relative merits and risks of each proposal, discussing the same factors that were considered at the May 2, 2007 board meeting. In light of the enhanced terms proposed by each of the remaining candidates, the board decided to invite all of them to make in-person presentations to the board on June 6, 2007.

At a day-long special board meeting held on June 6, 2007 with representatives of HFI in attendance, the four candidates were each given approximately one hour to make a presentation to the board and to respond to the board members’ questions about their respective organizations and transaction proposals and their plans for Ozaukee (such as retention of Ozaukee’s office locations and employees) following an affiliation. During their presentations, each of the candidates made further enhancements to the terms of its previously-submitted final proposal. In all of the cases, the enhancement came in the form of an increase in the nominal value to Ozaukee shareholders. BMO also agreed to allow Ozaukee to retain net earnings from March 31, 2007 through the Closing Date, and pay that amount to its shareholders in the form of the Special Dividend. The other three finalists had not initially offered this consideration, but indicated a willingness to consider it after being questioned by the board.

After these presentations were completed, the board again extensively deliberated and evaluated the merits and risks of the four proposals. As a result of these deliberations, the board identified certain terms of some of the proposals on which they wanted further clarification or wanted to seek further enhancements. While the board meeting continued, HFI contacted those candidates to make the appropriate requests and reported back to the board. Based on its deliberations, and on HFI’s report, the board members agreed that BMO offered the best proposal and unanimously approved a resolution to proceed with negotiation of a definitive agreement with BMO.

The criteria that the board used in its evaluation of the proposals and some of the more important factors that led the board to select BMO are discussed in the following section entitled “Reasons for the Merger and for the Board Recommendation.”

Late in the afternoon on June 15, 2007, one of the final candidates sent HFI a letter (the “Further Proposal”) indicating that it was further revising the terms of its earlier proposal to increase the nominal transaction value to approximately $198.9 million (approximately $95 per share), payable 90% in the candidate’s stock and 10% in cash, plus a special cash dividend equal to Ozaukee’s budgeted net after-tax earnings from March 31, 2007, less regular dividends paid during the period. A special meeting of the board was held on June 18 to discuss the Further Proposal and evaluate its terms in comparison to the terms of the BMO transaction.

Prior to the June 18, 2007 special meeting, Mr. Hovde advised BMO that the Further Proposal had been received, although he did not disclose who submitted it or its terms. In response, BMO enhanced the proposal that Ozaukee had already accepted (approximately $190 million payable in BMO Stock, plus the amount of the Special Dividend) by agreeing to absorb $2,300,000 of the transaction expenses that would otherwise be paid by Ozaukee, thereby enabling Ozaukee to increase the Special Dividend. BMO also agreed to modify the price “collar” to provide 10% downside price protection and to also provide a greater upside potential to Ozaukee shareholders (see “Affiliation Agreement—Conversion of Shares”).

After a thorough evaluation and discussion, including a detailed presentation by HFI, the board concluded at the June 18, 2007 special meeting that, although the Further Proposal presented a slightly higher nominal transaction value on an immediate basis than the revised BMO proposal, the revised BMO proposal represented a superior long-term value for Ozaukee’s shareholders. This conclusion was based on a number of the same factors that had led the board to select BMO in the first instance, and on BMO’s revisions to its transaction consideration and structure on June 18, 2007.

After this extensive review, there was unanimous board approval to continue to proceed with the BMO transaction. HFI was instructed to contact representatives of the candidate that had submitted the Further Proposal to inform it of the board’s decision and to express the board’s opinion that the Further Proposal would be an attractive choice if for any reason the affiliation agreement with BMO would not be signed.

During the following weeks, Ozaukee’s management, with the assistance of HFI and Ozaukee’s attorneys, engaged in extensive negotiations with BMO and its attorneys over the terms and provisions of the proposed affiliation agreement. On June 27, 2007, prior to the regularly scheduled board meeting, members of the board were provided with a draft of a proposed definitive affiliation agreement and a written summary, prepared by Ozaukee’s outside counsel, of the key legal and structural points in the affiliation agreement. At the meeting, Mr. Hovde, Clark Locke and Aaron Sharabaika of HFI, and Andrew Guzikowski of Whyte Hirschboeck Dudek S.C. updated the board on the status of negotiations of a definitive affiliation agreement with BMO. It was reported to the board that several business and legal issues remained, but that management, HFI and Ozaukee’s outside counsel believed that these issues could be resolved in a manner satisfactory to Ozaukee.

At the June 27, 2007 board meeting, HFI representatives advised the board that HFI was prepared to issue a written fairness opinion stating that, as of that date, and subject to the assumptions and qualifications to be set forth in their written opinion, the terms of the proposed transaction between Ozaukee and BMO were fair, from a financial point of view, to Ozaukee’s shareholders. The full text of the fairness opinion is attached as Appendix D to this proxy statement/prospectus.

Each of the directors advised the board that he intended, as part of the proposed transaction, to enter into a voting agreement with BMO and the other directors pursuant to which he would agree to vote the shares over which he has voting power in favor of the proposed transaction.

Following an extended discussion, the board unanimously adopted resolutions finding that the affiliation with BMO on the terms and provisions proposed by BMO and reflected in the proposed affiliation agreement are fair to and in the best interests of Ozaukee’s shareholders; that BMO’s plans for Ozaukee’s employees and future operations of Ozaukee are favorable to Ozaukee’s employees and its depositors and customers and the communities served by Ozaukee. The resolutions also approved the terms of the BMO transaction and the proposed affiliation agreement in substantially the form presented to the board, and authorized and directed the President/CEO and the Chairman to pursue finalization of the affiliation agreement and granted them authority to agree to such changes as they deemed appropriate.

Following the June 27, 2007 meeting, the members of the Committee, Mr. Guzikowski and other attorneys with Whyte Hirschboeck Dudek S.C., and the advisors at HFI, continued to work to finalize the terms of the definitive affiliation agreement. For nearly two weeks after the BMO transaction was approved at the June 27 board meeting, the parties continued almost daily negotiations with regard to a number of affiliation agreement terms as well as finalizing disclosure schedules and the forms of other documents to be delivered pursuant to the affiliation agreement.

Early in the evening on July 9, 2007, Ozaukee and BMO finalized and executed the definitive affiliation agreement. A press release announcing the transaction was issued the following morning.

REASONS FOR THE MERGER AND FOR THE BOARD RECOMMENDATION

In reaching its conclusion that an affiliation with BMO represented the best long-term value for Ozaukee shareholders, and in reaching its decision to approve, and to recommend that Ozaukee shareholders approve, the affiliation agreement and the Merger, the Ozaukee board considered a number of factors, including those summarized in this section.

Evaluation Criteria.    Due to the differences in transaction structure and the form of consideration offered, in evaluating all of the proposals, the board considered the benefits and risks associated with each of the candidates’ proposals on a number of financial and non-financial criteria, in addition to the nominal transaction value proposed. These criteria included:

•	how each proposal addressed both the short-term (immediate nominal transaction price) and long-term financial interests of Ozaukee shareholders;

•	the amount and form of consideration that Ozaukee shareholders would receive, and the tax considerations of having stock, as opposed to cash, as the form of consideration;

•

the financial prospects and respective earnings strengths and weaknesses for each of the final candidates. In this regard, because of the typical four- to six-month period between signing a definitive affiliation agreement and closing, the board considered the potential for fluctuations in value that an all-stock or even a part-stock transaction could entail and attempted to assess the nominal value of each proposal in light of what the candidates’ stock price, and therefore the value of the consideration to Ozaukee shareholders, might be in four to six months;

•	the relative concentration of each candidate’s banking business in a particular geographic area or type of business and its competitive position in its own markets;

•	the stock price, performance and dividends of each candidate that had proposed an all or part-stock transaction;

•	the market capitalization, trading volume and liquidity of each candidate’s stock;

•	the existence and effects of each candidate’s open-market stock repurchase activity;

•

the value protection and opportunity offered by each candidate who proposed to establish a minimum and maximum exchange ratio (a “collar”) and the risk that, at the time of the closing or final price measurement date, their stock would be below the collar and Ozaukee shareholders would get less value for their shares;

•

each candidate’s perceived ability to consummate a transaction and to receive regulatory approvals, any conditions or contingencies they proposed, and the length of time it might take between signing a definitive agreement and closing a transaction;

•	each candidate’s experience and history of successfully completing acquisition transactions and integrating employees and operations;

•

the percentage ownership of the resulting entity that former Ozaukee shareholders would have in each case, and the potential effect of a large increase in outstanding shares on the market for the candidate’s stock and on the candidate’s ability to complete a transaction;

•

the information provided by each candidate as to its business integration plans and the board’s assessment of the merits and risks of those plans based on its knowledge of Ozaukee’s operations, employees, customers and markets; and

•

the benefit to Ozaukee’s customers presented by the increased scale expected to be gained in a number of business areas in which each candidate operates, including wealth management, asset management, trust, private client services, and securities brokerage.

In selecting BMO and approving the Merger, Ozaukee’s board evaluated BMO’s proposal and came to the following conclusions.

•

the nominal transaction value offered by BMO (which represented multiples of 3.8 times book value and 3.9 times tangible book value as of March 31, 2007, a premium to core deposits of 30.4% and a multiple of 22.3 times earnings for the twelve months ended March 31, 2007) was competitive with the other candidates’ proposals and, because of the factors discussed in the next several paragraphs, the value offered by BMO had less risk of declining during the four to six months to closing;

•	BMO’s stock has had superior historical performance compared to the other candidates. In particular, the board noted that:

•

BMO has consistently maintained an impressive return on equity ranging between 15.8% and 18.7% during the last five years, while the other candidates have not been able to consistently achieve similar profitability levels;

•

BMO’s price-to-earnings multiple of 13.8X, while the other candidates were trading at price-to-earnings multiples which were substantially higher, which could indicate that their stock is overvalued or that they may not have the net income to drive future stock appreciation;

•

BMO’s greater diversification geographically and in types of business, making it less sensitive to economic downturns in a particular area or in a particular type of business (for example, in the housing market);

•

BMO’s strong competitive position in Canada (where it is only one of a few commercial banks permitted to operate), making it less vulnerable than the other candidates to potential competitors’ entry into its primary market; and

•	BMO’s common stock repurchase activity over the past 12 months.

•	BMO’s proposal for an all-stock transaction would enable Ozaukee shareholders to benefit from a tax-free exchange if they wished to defer their gain and tax into subsequent years;

•

although BMO’s was the only all-stock transaction proposed, the highly liquid market for BMO’s stock compared to the other candidates would enable any Ozaukee shareholder who would have preferred to receive cash to immediately dispose of his or her BMO stock with substantially less risk that such disposition would adversely affect the market price. In making this assessment, the board considered BMO’s trading volume (BMO stock is listed on both the NYSE and Toronto Stock Exchanges, and the average daily trading volume over the prior one-year period of BMO’s stock is approximately U.S.$5 million on the NYSE and C$88 million on the Toronto Stock Exchange) and its market capitalization of over $30 billion in concluding that BMO stock would provide Ozaukee shareholders with a currency that is substantially more liquid than the other candidates’ stock;

•

with BMO, former Ozaukee shareholders would own only a small fraction (i.e., less than one percent) of the combined company, while with the other candidates they would have owned at least ten percent of the combined entity. In the board’s judgment, this meant that BMO presented less risk that the transaction itself would adversely affect the market for the candidate’s stock, less risk of volatility in the value of the other company’s stock, and less risk that BMO would be unable to complete the transaction in a timely manner;

•

the board considered the value protection/opportunity offered by BMO to be superior to the other candidates’ proposals because the BMO “collar” structure not only provided better price protection on the downside but also provided greater upside potential to Ozaukee shareholders:

•

in terms of downside protection, BMO offered a fixed price per Ozaukee share which is “protected” (by the floating exchange ratio) down to a 10% decline in the market price of BMO stock. Thus, the value to Ozaukee shareholders would begin to decrease only if BMO’s stock were to decline by more than 10%. None of the other candidates offered better downside protection (the Further Proposal, as an example, provided that the value would be protected for only an 8.5% decline in the market price of the proposed acquirer’s stock); and

•

under the BMO deal structure, the total value to Ozaukee shareholders would increase if BMO’s stock price increases more than 5%. No other candidate that would have provided downside protection offered this level of access to the upside potential in its stock. For example, the total deal value of the Further Proposal would not increase until the proposed acquirer’s stock price increased by more than 8.5%.

•	proforma annual dividends to be paid to Ozaukee shareholders with BMO compared favorably to the highest pro forma dividend of any other candidate, and to Ozaukee’s historical annual regular dividends;

•

BMO’s success in the past in integrating its prior acquisitions, the likelihood of a successful integration of Ozaukee’s business, operations and workforce with those of Harris N.A. (BMO’s subsidiary) and of successful operation of the combined company despite the challenges of such integration, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by Harris and Ozaukee;

•	the overall reputation of BMO and Harris, including Harris’ history of successfully operating community banks;

•

the quality of the work environment at Harris, the benefits and career opportunities that would become available to continuing employees of the Bank, and Harris’ plans for employees whose positions might be eliminated as a result of the transaction;

•	the willingness and ability of BMO to retain key Ozaukee management personnel through guaranteed retention bonuses to be absorbed by BMO rather than Ozaukee shareholders; and

•

BMO’s willingness to absorb a significant portion of the transaction expenses that would otherwise be paid by Ozaukee. This agreement enables Ozaukee to pay the Special Dividend on Ozaukee common stock upon the consumation of the Merger and implements two important considerations to the board’s decision:

•	Ozaukee would be permitted to retain, for the benefit of its shareholders, its earnings between March 31, 2007 and the closing date (“Interim Period”); and

•	BMO would make a $2.3 million contribution toward certain expenses that would otherwise have been Ozaukee’s responsibility and would have reduced the amount of its earnings during the Interim Period.

The effect of the formula that determines the Special Dividend under the affiliation agreement will be such that the amount of the Special Dividend will be approximately equal to Ozaukee’s after-tax earnings during the Interim Period, without having to reduce those earnings by certain “Integration Expenses” or certain “Specified Transaction Expenses” of Ozaukee, as defined in the affiliation agreement. See “The Affiliation Agreement— The Special Dividend.”

Although the board considered the other three final candidates to all be potentially attractive affiliation partners, there were some concerns expressed about the long-term value of their respective franchises and the risk to Ozaukee shareholders who would, in each case, hold a significant amount of their stock after the merger. The board was also somewhat less comfortable with the other three candidates’ management and operational philosophies and their potential impact on the Ozaukee’s employees, customers and the communities it serves.

The foregoing discussion of the factors considered by the Ozaukee board is not intended to be exhaustive, but rather includes the material factors considered by the board in reaching its decision to approve and recommend an affiliation with BMO. The board did not attempt to assign any relative weights to the factors considered; rather, the board considered all these factors as a whole, including discussions with, and questioning of, Ozaukee management, its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The board also relied on the experience of HFI, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness to Ozaukee shareholders, from a financial point of view, of the consideration to be received by them in the merger.

For the reasons set forth above, the board unanimously determined that the Merger is advisable and in the best interests of Ozaukee and its shareholders, and unanimously recommends that the Ozaukee shareholders vote “FOR” approval of the adoption of the affiliation agreement and the transactions contemplated thereby, including the Merger.

OPINION OF FINANCIAL ADVISOR

Hovde Financial Inc. (“HFI”) has acted as financial advisor to Ozaukee in connection with the Merger. HFI is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Ozaukee. As part of its investment banking business, HFI is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

At a meeting of Ozaukee’s board of directors on June 27, 2007, HFI reviewed the financial aspects of the proposed merger with the board of directors and rendered an opinion that the consideration to be received by Ozaukee shareholders in the Merger was fair to those shareholders from a financial point of view. In addition to the oral presentation, HFI delivered to Ozaukee’s board of directors a written opinion dated June 27, 2007.

The full text of HFI’s written opinion is included in this proxy statement/prospectus as Appendix D and is incorporated herein by reference. Ozaukee shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by HFI.

HFI’s opinion is directed to Ozaukee’s board of directors and addresses only the fairness from a financial point of view of the aggregate Merger consideration to Ozaukee shareholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any Ozaukee shareholder as to how such shareholder should vote at the special meeting on the proposal to adopt and approve the affiliation agreement and the Merger, or with regard to any other matter.

In rendering its opinion, HFI:

•	reviewed the affiliation agreement and all attachments thereto;

•	reviewed certain historical publicly-available business and financial information concerning Ozaukee and BMO;

•	reviewed certain internal financial statements and other financial and operating data concerning Ozaukee;

•	analyzed certain financial projections prepared by Ozaukee’s management;

•	reviewed historical market prices and trading volumes of BMO common stock;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that HFI considered relevant;

•	evaluated the pro forma ownership of BMO common stock by holders of Ozaukee stock to the pro forma contribution of Ozaukee’s assets, liabilities, equity and earnings to the pro forma company;

•	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	performed such analyses and considered such other factors as it deemed appropriate.

HFI also held discussions with members of the senior management teams of each of Ozaukee and BMO for the purposes of reviewing the future prospects of Ozaukee and BMO; and additionally, HFI took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

In rendering its opinion, HFI assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Ozaukee and BMO and in the discussions it had with the management of each of Ozaukee and BMO. HFI also assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Ozaukee and BMO and that such forecasts will be realized in the amounts and at the times contemplated thereby. HFI is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. HFI has assumed that such allowances for Ozaukee and BMO are, in the aggregate, adequate to cover such losses. HFI was not retained to and did not conduct a physical inspection of any of the properties or facilities of Ozaukee or BMO. In addition, HFI did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of Ozaukee or BMO, and HFI was not furnished with any such evaluations or appraisals.

HFI assumed that the Merger will be consummated substantially in accordance with the terms set forth in the affiliation agreement. HFI also assumed that the Merger will be accounted for as a tax-free reorganization under applicable tax laws. HFI assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Ozaukee and BMO. HFI further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on BMO that would have a material adverse effect on BMO or the contemplated benefits of the Merger. HFI also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of BMO or the resulting bank after the Merger.

Ozaukee engaged HFI on March 22, 2007, to provide it with an analysis of its strategic options. Pursuant to its engagement agreement, Ozaukee paid HFI a fee of $25,000 at the time of delivery to Ozaukee’s board of directors of HFI’s fairness opinion. At the time the Merger is completed, Ozaukee will pay HFI a fee based on the total Merger consideration including the Special Dividend paid by Ozaukee to its shareholders at/or just prior to closing. The total fee paid to HFI for all services provided is estimated at U.S.$2.4 million. Pursuant to the engagement agreement, Ozaukee also agreed to reimburse HFI for all reasonable out-of-pocket expenses incurred in performing its services and to indemnify HFI against certain liabilities relating to the Merger or HFI’s engagement.

In reviewing HFI’s fairness opinion, shareholders should be aware that substantially all of HFI’s estimated $2.4 million fee is contingent upon the successful completion of the Merger. In addition, Steven Hovde, the principal of HFI, serves on a non-governance local advisory board of Harris N.A., an indirect subsidiary of BMO. This advisory board meets periodically to assist management of a group of several Harris branches located in the Barrington, Illinois area primarily in regard to marketing and business development initiatives in that community. Mr. Hovde has served on such advisory board since 2005. Prior to such time, Mr. Hovde served on the board of directors of a Harris subsidiary bank. For serving in such capacity, Mr. Hovde received compensation of $10,300, $11,200, $10,000, $7,700 and $6,000 for 2002, 2003, 2004, 2005 and 2006,

respectively. As of September 10, 2007, Mr. Hovde had received $3,000 with respect to 2007. The Ozaukee Board of Directors evaluated these considerations in making its recommendation that Ozaukee shareholders approve the Merger.

HFI’s opinion is not an expression of an opinion as to the prices at which shares of BMO common stock will trade following the announcement of the Merger or the actual value of the BMO common stock when issued pursuant to the Merger or the prices at which the BMO common stock will trade following the completion of the Merger.

In performing its analyses, HFI made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HFI, BMO or Ozaukee. Any estimates contained in the analyses performed by HFI are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the HFI opinion was among several factors taken into consideration by Ozaukee’s board of directors in making its determination to approve the affiliation agreement and the Merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Ozaukee’s board of directors or Ozaukee’s management with respect to the fairness of the Merger consideration.

The following is a summary of the material analyses presented by HFI to Ozaukee’s board of directors on June 27, 2007, in connection with its opinion. The summary is not a complete description of the analyses underlying the HFI opinion or the presentation made by HFI to Ozaukee’s board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, HFI did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of HFI. The tables alone are not a complete description of the financial analyses.

Selected Transaction Analysis.    As part of its analysis HFI reviewed two sets of comparable bank mergers. In the first set, HFI reviewed comparable mergers involving banks located in the State of Wisconsin announced since January 1, 1997 in which the seller had assets between $500 million and $4.0 billion (the “Comparable Group A”). Comparable Group A consisted of the following seven transactions:

BUYER	SELLER

Associated Banc-Corp	State Financial Services Corporation

Associated Banc-Corp	First Federal Capital Corp

MAF Bancorp, Inc.	St. Francis Capital Corporation

Mutual Savings Bank	First Northern Capital Corporation

Citizens Banking Corporation	F&M Bancorporation, Inc.

Anchor BanCorp Wisconsin Inc.	FCB Financial Corp.

Marshall & Ilsley Corporation	Advantage Bancorp, Inc.

In the second set, HFI reviewed comparable mergers involving banks located in metropolitan Midwest markets announced since January 1, 2005, in which the seller had assets between $350 million and $1.5 billion (the “Comparable Group B”). Comparable Group B consisted of the following 17 transactions:

BUYER	SELLER

Marshall & Ilsley Corporation	Excel Bank Corporation

Associated Banc-Corp	Charter 95 Corporation

BancorpSouth, Inc.	City Bancorp

Royal Bank of Scotland Group plc	GreatBanc, Inc.

Old National Bancorp	St. Joseph Capital Corporation

Integra Bank Corporation	Prairie Financial Corporation

Castle Creek Capital III LLC	BB&T Bancshares Corp.

Commerce Bancshares, Inc.	West Pointe Bancorp, Incorporated

National Bancshares, Inc.	Metrocorp, Inc.

Midwest Banc Holdings, Inc.	Royal American Corporation

Marshall & Ilsley Corporation	Trustcorp Financial Incorporated

National City Corporation	Forbes First Financial Corporation

First Midwest Bancorp, Inc.	Bank Calumet, Inc.

Wintrust Financial Corporation	Hinsbrook Bancshares, Incorporated

Castle Creek Capital III LLC	LDF Incorporated

MAF Bancorp, Inc.	EFC Bancorp, Inc.

Associated Banc-Corp	State Financial Services Corporation

HFI calculated the averages for the following relevant transaction ratios in Comparable Groups A and B:

•	the multiple of the merger consideration per share to the acquired company’s earnings per share for the 12 months preceding the announcement date of the transaction;

•	the multiple of the merger consideration per share to the acquired company’s tangible book value per share;

•	the multiple of the merger consideration per share to the acquired company’s total assets per share; and

•	the tangible book value premium to core deposits.

HFI used the averages of these multiples for the both of the Comparable Groups A and B to estimate an implied transaction value involving Ozaukee. These values and the corresponding multiples were then compared to the value of the consideration expressed in the affiliation agreement. In calculating the multiples for the Merger, HFI used earnings for the last twelve months, tangible equity, total assets, and core deposits (total deposits net of CDs greater than $100,000) as of March 31, 2007, for Ozaukee. The table below shows the results of this analysis comparing the multiples based on the affiliation agreement versus the implied multiples to Ozaukee based on the averages of the comparable group’s multiples.

	IMPLIED AGGREGATE VALUE (MILLIONS)	IMPLIED PER SHARE VALUE	LTM EARNINGS (2)		TANGIBLE BOOK VALUE (3)		TOTAL ASSETS (4)	TANGIBLE BOOK VALUE PREMIUM TO CORE DEPOSITS (5)
Ozaukee/BMO Transaction (1)	$193.0	$92.17	22.3	x	3.93	x	27.8%	30.4%
Comparable Group A	$146.7	$70.09	18.7	x	2.57	x	21.3%	21.4%
Comparable Group B	$152.6	$72.90	21.2	x	2.91	x	19.4%	20.5%

(1)	Aggregate Value and Per Share Value are actual, not implied. Includes special dividend to be paid to shareholders, estimated to be approximately $3.0 million.

(2)	Utilized Ozaukee’s LTM earnings of $8.657 million as of March 31, 2007.
(3)	Utilized Ozaukee’s Tangible Book Value of $49.054 million as of March 31, 2007.
(4)	Utilized Ozaukee’s Total Asset Value of $694.426 million as of March 31, 2007.
(5)	Utilized Ozaukee’s Core Deposits of $473.440 million as of March 31, 2007.

Comparative Company Analysis.    Using publicly available information, HFI compared the financial performance of Ozaukee with the companies in each of the comparable groups. The performance highlights for Ozaukee are based on last-twelve-months information at March 31, 2007.

	RETURN ON ASSETS	RETURN ON EQUITY	TANGIBLE EQUITY/ TANGIBLE ASSETS	EFFICIENCY RATIO*	NONINTEREST INCOME/ ASSETS	NON- PERFORMING ASSETS/ TOTAL ASSETS	RESERVES/ NON- PERFORMING LOANS
Ozaukee	1.40%	18.71%	7.09%	52.15%	0.82%	1.94%	71.30%
Comparable Group A	1.10%	11.73%	8.57%	58.16%	0.95%	0.37%	268.57%
Comparable Group B	1.06%	14.47%	7.00%	61.50%	0.59%	0.32%	325.90%

*	“Efficiency Ratio” is the ratio of non-interest expense to total revenue less interest income

No company or transaction used as comparison in the above analysis is identical to Ozaukee, BMO or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis.    HFI utilized three discounted cash flow analyses to determine the present value of Ozaukee’s projected earnings stream.

•

In the first discounted cash flow analysis (“Present Value of Future Earnings”), HFI estimated the present value of the Ozaukee common stock by starting with estimated earnings of $8.7 million in 2007 and assuming a growth rate in assets and net income consistent with past performance and in accordance with management’s best estimates, which resulted in projected net income of $9.3 million, $10.7 million, $11.5 million, and $12.4 million in 2008, 2009, 2010 and 2011, respectively. In arriving at the terminal value of Ozaukee’s earnings stream at the end of 2012, HFI then assumed the earnings of Ozaukee would increase perpetually at an annual rate of 5.0%. The present value of the earnings plus terminal value was then calculated assuming discount rates of 12%, 13%, and 14%, with 13.0% as a median, which resulted in an implied present value of $114.9 million or $54.93 per Ozaukee share.

•

In a second discounted cash flow analysis (“Takeout Price-to-Earnings Multiple”), HFI capitalized Ozaukee’s 2011 projected earnings by the average price-to-LTM earnings multiple paid in Comparable Group B of 21.2x. HFI then discounted it back to a present value at a median discount rate of 13.0% and added the anticipated dividend stream on a present value basis. Based on this discounted cash flow analysis, the implied present value of Ozaukee was $157.1 million or $75.06 per Ozaukee share.

•

In the third discounted cash flow analysis (“Takeout Price-to-Book Multiple”), HFI capitalized Ozaukee’s 2011 projected book value by the average price-to-book value multiple paid in Comparable Group B of 2.9x. HFI then discounted it back to a present value at a median discount rate of 13.0% and added the anticipated dividend stream on a present value basis. Based on this discounted cash flow analysis, the implied present value of Ozaukee was $136.5 million or $65.24 per Ozaukee share. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Ozaukee common stock. The results of three discounted cash flow analyses are shown in the table below:

	IMPLIED AGGREGATE VALUE (MILLIONS)	IMPLIED PER SHARE VALUE	LTM EARNINGS (2)		TANGIBLE BOOK VALUE (3)		TOTAL ASSETS (4)	TANGIBLE BOOK VALUE PREMIUM TO CORE DEPOSITS (5)
Ozaukee/BMO Transaction (1)	$193.0	$92.17	22.3	x	3.93	x	27.8%	30.4%
Present Value of Future Earnings	$114.9	$54.93	13.3	x	2.34	x	16.5%	13.9%
Takeout Price-to-Earnings Multiple	$157.1	$75.06	18.2	x	3.20	x	22.6%	22.8%
Takeout Price-to-Tangible Book Multiple	$136.5	$65.24	15.8	x	2.78	x	19.7%	18.5%

(1)	Aggregate Value and Per Share Value are actual, not implied. Includes special dividend to be paid to shareholders, estimated to be approximately $3.0 million.
(2)	Utilized Ozaukee’s LTM earnings of $8.657 million as of March 31, 2007.
(3)	Utilized Ozaukee’s Tangible Book Value of $49.054 million as of March 31, 2007.
(4)	Utilized Ozaukee’s Total Asset Value of $694.426 million as of March 31, 2007.
(5)	Utilized Ozaukee’s Core Deposits of $473.440 million as of March 31, 2007.

HFI indicated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of Ozaukee common stock.

Contribution Analysis.    HFI prepared a contribution analysis showing percentages of assets, loans, deposits, total equity and total tangible equity as of March 31, 2007, for Ozaukee and BMO, and last-twelve-months and estimated fiscal year 2007 net income that would be contributed to the combined company on a pro forma basis by Ozaukee and BMO. Notably, Ozaukee’s contribution to the pro forma company based on total equity value would be approximately 0.4%. In comparison, the analysis showed that since all of the outstanding Ozaukee common stock will be exchanged for BMO common stock, holders of Ozaukee common stock will own approximately 0.6% of the outstanding shares of BMO following the transaction on a pro forma basis. The contribution analysis was based on the $190 million in BMO common stock to be received by Ozaukee shareholders.

	OZAUKEE CONTRIBUTION TO PRO FORMA COMBINED	BMO CONTRIBUTION TO PRO FORMA COMBINED (1)
Total Assets	0.2%	99.8%
Total Net Loans	0.3	99.7
Total Deposits	0.3	99.7
Core Deposits	0.2	99.8
Total Equity	0.4	99.6
Total Tangible Equity	0.4	99.6
LTM Net Income	0.4	99.6
2007 Estimated Net Income (2)	0.3	99.7
Pro Forma Ownership Assuming Current Deal Terms	0.6	99.4

(1)	BMO financial information as of April 30, 2007. Converted from Canadian dollars (“C$”) to U.S. dollars based on an exchange rate of C$1 to U.S.$0.935278 as of June 26, 2007 (Source: Federal Reserve Bank of New York).
(2)	Based on Thompson/First Call mean estimate of C$5.49 and average diluted shares outstanding of 510,105,000 as of April 30, 2007.

Rates of Return Analysis.    As part of its analysis, HFI analyzed the internal rates of return (“IRR”) to Ozaukee shareholders based on three different strategic alternatives between 2007 and 2011. For all three alternatives, HFI utilized an initial value based on the last known price, $40.95 (“OB price”), at which a share of Ozaukee stock traded.

•

Alternative 1 examined the IRR if Ozaukee were to remain independent and grow earnings from $8.7 million to $12.4 million between 2007 and 2011, continue to pay its current annual dividend of $1.88 per share and utilized a terminal value of 9.8x trailing earnings (i.e., a comparable multiple as implied by the OB price). Alternative 1 yielded an IRR of 14.42%.

•

Alternative 2 examined the IRR if Ozaukee were to remain independent and pay dividends until affiliating with another institution in 2011 at a 20.4x (current median Midwest multiple) P/E multiple. Alternative 2 yielded an IRR of 32.98%.

•

Alternative 3 examined the IRR of an affiliation today for 100% BMO stock at the current price per share of $90.74 (i.e., excluding a special dividend), and utilized the current annual dividend per share paid by BMO of C$2.72. Alternative 3 yielded an IRR of 51.42%. This analysis excluded the special dividend to Ozaukee shareholders: including the special dividend would further increase the IRR of Alternative 3.

INTERNAL RATE OF RETURN (2007-2011)
Alternative 1: Status quo	14.42%
Alternative 2: Affiliation in five years	32.98%
Alternative 3: Affiliation today for BMO common stock	51.42%

HFI indicated that the Rates of Return analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend values, terminal values and discount rates. The analysis does not purport to be indicative of the actual IRR of each respective option or expected values of Ozaukee common stock.

Other Factors and Analyses.    HFI took into consideration various other factors and analyses, including but not limited to: historical market prices, trading volumes and analyst coverage for BMO’s common stock; movements in the common stock of selected publicly traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analyses of the weighted average costs of capital of selected publicly traded companies.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, HFI determined that the aggregate Merger consideration was fair from a financial point of view to Ozaukee’s shareholders.

MATERIAL U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax and Canadian federal income tax consequences of the Merger and of the ownership of BMO common shares by certain persons and entities who hold Ozaukee shares, and will hold BMO common shares, as capital assets. This discussion represents the views of Chapman and Cutler LLP, counsel to BMO, and Whyte Hirschboeck Dudek S.C., counsel to Ozaukee, insofar as it relates to the U.S. federal income tax consequences of the Merger and Osler, Hoskin & Harcourt LLP, Canadian counsel to BMO, insofar as it relates to Canadian federal income tax considerations of the Merger. This discussion also represents the views of Chapman and Cutler LLP insofar as it relates to the U.S. federal income tax consequences associated with owning the BMO common shares received in the Merger. The opinions of counsel are based, in part, upon assumptions and written representations received from BMO and Ozaukee, which representations Chapman and Cutler LLP, Whyte Hirschboeck Dudek S.C. and Osler, Hoskin & Harcourt LLP will assume to be true and correct. An opinion of counsel is not binding on the Internal Revenue Service or any court.

Material U.S. Federal Income Tax Considerations

This discussion does not address the tax consequences to certain types of holders of Ozaukee shares or BMO common shares, such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark to market, holders liable for alternative minimum tax, holders that actually or constructively own 10% or more of the voting shares of BMO, holders that hold Ozaukee shares or BMO common shares as part of a straddle or a hedging or conversion transaction or holders whose functional currency is not the U.S. dollar. This discussion also does not apply to holders who acquired their Ozaukee shares or BMO common shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, as in effect on the date of this document, as well as the Canada-United States Income Tax Convention, which we call the “Treaty,” all of which are subject to change or change in interpretation, possibly with retroactive effect.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Ozaukee shares or BMO common shares who is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

For purposes of this discussion, an “eligible Ozaukee shareholder” is any beneficial owner of Ozaukee shares who will not be a “five percent transferee stockholder” as defined in U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or who enters into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(b). A five percent transferee stockholder is a person that holds Ozaukee shares and that will immediately after the Merger hold at least five percent of the outstanding shares of BMO common shares by vote or by value.

Generally, the discussion does not address any aspects of U.S. taxation other than federal income taxation or any aspects of Canadian taxation other than income and capital taxation. Holders are urged to consult their tax advisors regarding the U.S. federal, state and local and the Canadian and other tax consequences of owning and disposing of Ozaukee shares and BMO shares.

The Merger

In the opinion of Chapman and Cutler LLP, counsel to BMO, and Whyte Hirschboeck Dudek S.C., counsel to Ozaukee, the Merger will qualify as a “reorganization” under Section 368(a) of the Code.

The following material U.S. federal income tax consequences result from the foregoing:

U.S. Holders

Receipt of BMO Common Shares by Eligible Ozaukee Shareholders.    All eligible Ozaukee shareholders will receive BMO common shares in the Merger and will not recognize gain or loss with respect to the receipt of BMO common shares, except in respect of cash received for a fractional share, as described below. The aggregate basis for U.S. federal income tax purposes in the BMO common shares that an eligible Ozaukee shareholder receives in the Merger will be the same as such shareholder’s aggregate basis in the surrendered Ozaukee common shares, adjusted for the receipt of cash in lieu of fractional shares as discussed below. An eligible Ozaukee shareholder will include in its holding period of the BMO common shares its holding period of the surrendered Ozaukee common shares.

Cash Received in Lieu of Fractional BMO Shares.    An eligible Ozaukee shareholder that receives cash in lieu of a fractional BMO common share will be treated as first having received the fractional BMO common share and then having sold the fractional BMO common share for cash. An eligible Ozaukee shareholder will recognize gain–or loss–to the extent the cash received in lieu of a fractional BMO common share exceeds–or is less than–such holder’s basis in the deemed-received fractional BMO common share.

Generally, gain or loss recognized will be capital gain or loss. Capital gain of a noncorporate U.S. holder will generally be subject to a maximum federal rate of 15% where the Ozaukee shares were held for more than one year on the effective date of the Merger. The deduction of any capital loss is subject to limitations. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Non U.S. Holders

A non-U.S. holder is not subject to U.S. federal income tax on gain or loss recognized with respect to the Merger unless the gain is “effectively connected” with that non-U.S. holder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the Merger and certain other conditions are met. In either of those cases the non-U.S. holder will be treated like a U.S. holder with respect to the recognition of gain or loss, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is “effectively connected” with its conduct of a trade or business in the U.S.

Holders of Ozaukee shares are subject to backup withholding and information reporting as described below under “—Information Reporting and Backup Withholding.”

Ownership of BMO Common Shares—U.S. Federal Income Taxation

Dividends and Distributions—U.S. Holders.    Subject to the passive foreign investment company rules discussed below, U.S. holders will include in gross income the gross amount of any dividend paid, before reduction for Canadian withholding taxes, by BMO out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder. Dividends will be income from sources outside the U.S. for foreign tax credit limitation purposes, but generally will be “passive income” or “financial services income,” which are treated separately from other types of income for foreign tax credit limitation purposes. The amount of the dividend distribution included in income of a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date such dividend distribution is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S.

dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss. Such gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the U.S. holder’s basis in its BMO common shares and thereafter as capital gain.

The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable against the U.S. holder’s U.S. federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder’s U.S. federal income tax liability, whether or not the refund is actually obtained.

Dividends and Distributions—Non-U.S. Holders.    A non-U.S. holder is not subject to U.S. federal income tax with respect to dividends paid on BMO common shares unless the dividends are “effectively connected” with that non-U.S. holder’s conduct of a trade or business in the U.S., and attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the dividend distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder.

A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are “effectively connected” with its conduct of a trade or business in the U.S.

Transfers of BMO Common Shares—U.S. Holders.    Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of BMO common shares generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the BMO common shares. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% if the BMO common shares were held for more than one year. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Transfers of BMO Common Shares—Non-U.S. Holders.    A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of BMO common shares unless the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or the non-U.S. holder is an individual and present in the U.S. for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder.

A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” gains recognized.

Additional U.S. Federal Income Tax Considerations

Special Dividend.    The Special Dividend will be subject to tax in the same manner as all other dividends paid by Ozaukee.

Passive Foreign Investment Company Rules.    BMO believes that BMO common shares would not currently be treated as shares of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, BMO will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held BMO common shares, either at least 75% of the gross income of BMO for the taxable year is passive income or at least 50% of the value, determined on the basis of an average, of BMO’s assets is attributable to assets that produce or are held for the production of passive income. If BMO were to be treated as a passive foreign investment company, then unless a U.S. holder makes a mark-to-market election, gain realized on the sale or other disposition of BMO common shares would in general not be treated as capital gain. Instead, a U.S. holder would be treated as if the holder had realized such gain and certain “excess distributions” ratably over the holder’s holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

Information Reporting and Backup Withholding

In general, gain with respect to cash received in lieu of a fractional BMO common share, and certain other payments as described below, will be subject to information reporting requirements and backup withholding tax at the rate of 28% for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not U.S. persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

If a holder of BMO common shares sells BMO common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the holder certifies that it is not a U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a holder sells BMO common shares outside the U.S. through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to the holder outside the U.S., then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if BMO common shares are sold through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” as to the U.S.; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	at any time during its tax year the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its records that the selling holder of BMO common shares is a non-U.S. person, and does not have actual knowledge that such seller is a U.S. person, or such seller otherwise establishes an exemption.

A refund of any amounts withheld under the backup withholding rules that exceeds the income tax liability of a holder of Ozaukee shares or of BMO common shares, as applicable, may be obtained by filing a refund claim with the Internal Revenue Service.

Material Canadian Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to BMO, the following summary describes the principal Canadian federal income tax considerations generally applicable to a person who acquires BMO common shares in exchange for Ozaukee shares as part of the merger and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Treaty”), (1) deals at arm’s length with BMO; (2) is not affiliated with BMO; (3) holds BMO common shares as capital property; (4) is not, and is not deemed to be, resident in Canada; (5) is a resident of the U.S. that is eligible for benefits under the Treaty; and (6) does not use or hold BMO common shares in a business carried on in Canada (a “U.S. Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, BMO common shares will be capital property to a U.S. Resident Holder provided the U.S. Resident Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, and on counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular U.S. Resident Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, U.S. Resident Holders should consult their own tax advisors having regard to their own particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of BMO common shares must be converted into Canadian dollars based on the prevailing exchange rates at the relevant times. The amount of any dividends required to be included in the income of a U.S. Resident Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

The Merger

A U.S. Resident Holder will not be subject to tax under the Tax Act on the exchange of Ozaukee shares for BMO common shares in the merger.

Dividends on BMO Common Shares

Dividends paid or credited or deemed to be paid or credited to a U.S. Resident Holder on BMO common shares will be subject to Canadian withholding tax at a rate of 25%, subject to a reduction in the rate of withholding to which the U.S. Resident Holder is entitled under the Treaty. If the U.S. Resident Holder is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced under the Treaty to 15%.

Disposition of BMO Common Shares

A U.S. Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of BMO common shares, unless the BMO common shares are “taxable Canadian property” to the U.S. Resident Holder for purposes of the Tax Act and the U.S. Resident Holder is not entitled to relief under the Treaty.

Generally, the BMO common shares will not constitute taxable Canadian property to a U.S. Resident Holder at a particular time provided that (1) the BMO common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange and the NYSE) at that time, and (2) the U.S. Resident Holder, persons with whom the U.S. Resident Holder does not deal at arm’s length, or the U.S. Resident Holder together with all such persons, have not owned or had an interest in or an option in respect of 25% or more of the issued shares of any class or series of the capital stock of BMO at any time during the 60-month period that ends at that time. In any event, gains realized by a U.S. Resident Holder on the disposition of BMO common shares will not generally be subject to Canadian tax as long as the value of the BMO common shares is not derived principally from real property situated in Canada at the time of the disposition, as contemplated in the Treaty.

REGULATORY APPROVALS

Under the Bank Holding Company Act of 1956 and related federal rules, the acquisition by BMO of Ozaukee by virtue of the Merger is subject to prior approval by the Federal Reserve Board. The Bank Holding Company Act allows the Federal Reserve Board to reject the transaction if, among other things:

•	the Merger would create a monopoly, or was an attempt to create a monopoly or would substantially lessen competition in a particular region; or

•	BMO does not have the financial or managerial resources to manage the acquired entity in a safe and sound manner or the future prospects of the acquired entity would not be successful; or

•	BMO does not meet the convenience and needs of the communities to be served by the Merger, including the requirements of the Community Reinvestment Act; or

•	BMO fails to provide adequate assurances that it will make available information as the Federal Reserve Board deems to be appropriate to enforce compliance with the Bank Holding Company Act;

•	as a foreign bank, if BMO is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in Canada; or

•	the Federal Reserve Board finds a violation of law.

Also under the Bank Holding Company Act, the acquisition by BMO of Ozaukee through the Merger may not be consummated for at least 30 days following approval by Federal Reserve Board. During the 30 day waiting period, the U.S. Department of Justice may challenge the transaction on antitrust grounds. If the Federal Reserve Board has not received any adverse comments from the Department of Justice before the 15th day after approval, the Federal Reserve Board, with Department of Justice consent, may permit the transaction to be consummated.

BMO has submitted an application for approval to acquire Ozaukee to the Federal Reserve Board.

Pursuant to the provisions of the National Bank Act and OCC regulations, BMO has made an application to the OCC to form an interim national bank and for approval of the merger of Ozaukee with and into the interim national bank, to be named Ozaukee Bank, National Association. The OCC approved BMO’s Merger application in October 2007.

Pursuant to Wisconsin law, Harris Bankcorp, Inc. has filed an application for approval of the acquisition of Ozaukee Bank, a Wisconsin bank, with the WDFI. Harris Bankcorp, Inc. submitted the application because after the Merger the shares of Ozaukee Bank, National Association will be contributed by BMO and ultimately owned by, Harris Bankcorp, Inc.

The Minister of Finance, on the recommendation of the OSFI, must also approve the Merger pursuant to the Bank Act. OSFI approved BMO’s application for such approval in September 2007.

Based on the information available to them, BMO and Ozaukee believe that the Merger will not violate or be challenged under any federal, state or foreign antitrust law. However, there can be no assurance that the various regulatory authorities will not challenge the consummation of the Merger on antitrust or other grounds, or that if such authorities do challenge the Merger, that BMO and Ozaukee will prevail. Also, there can be no assurance that any such approvals will not contain a condition or requirement which fails to satisfy the conditions set forth in the affiliation agreement and described below under “The Affiliation Agreement—Conditions to the Merger.”

RESALE OF BMO COMMON SHARES

All BMO common shares received in the Merger will be freely transferable, except for BMO common shares received by persons who are deemed to be “affiliates”—as such term is defined for purposes of Rule 145 under the Securities Act of 1933—of Ozaukee as of the date of the special meeting. BMO common shares received by affiliates may be resold only pursuant to (1) an effective registration statement under the Securities Act covering resales of such shares, (2) in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act, or (3) as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Ozaukee or BMO are individuals or entities that control, are controlled by, or are under common control with such entity and include executive officers, directors and significant shareholders.

Ozaukee has agreed to request each director, executive officer and other person who it identified as a possible affiliate of Ozaukee to enter into an agreement providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any BMO common shares to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

INTERESTS OF CERTAIN OZAUKEE BANK DIRECTORS AND OFFICERS IN THE MERGER

When considering the recommendation of Ozaukee’s Board of Directors that you vote “FOR” approval of the Merger, you should be aware that some of the Ozaukee directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests. These interests may create potential conflicts of interest. Members of Ozaukee’s Board of Directors were generally aware of these interests and took them into account when they approved the Merger. Except as described below, to Ozaukee’s knowledge, none of the directors or executive officers has any material interest in the Merger, apart from their interests as Ozaukee shareholders.

Employment Agreements

M.D. Hepburn, Ozaukee’s chairman and founder, has an employment agreement with Ozaukee with a term that currently expires on October 31, 2010. Under Mr. Hepburn’s agreement, the term automatically renews every month so that at all times there are 36 months remaining in his term of employment. There are no provisions relating to termination or payments to Mr. Hepburn upon a change-in-control. Either Ozaukee or Mr. Hepburn may terminate the employment agreement upon 90 days’ notice. If either party terminates the agreement, Mr. Hepburn is entitled to be paid his base compensation (currently $200,000 per year) and receive certain employment benefits for the remainder of the 36-month term, although this does not apply if the agreement is terminated upon Mr. Hepburn’s death, permanent disability or removal “for cause” as defined therein.

Vice-Chairman Fitting has an employment agreement with Ozaukee that currently expires on December 31, 2011. Under the agreement, Mr. Fitting has a base salary of $200,000 and is entitled to certain employee benefits and perquisites through December 31, 2007; after that date, Mr. Fitting’s base salary will be reduced to $1,000 per month for the remainder of the term of his employment and certain benefits will be reduced or eliminated. However, under the agreement, to the extent comparable benefits are provided to and premiums are paid on behalf of full time senior officers of Ozaukee, Ozaukee is obligated to continue Mr. Fitting’s health insurance coverage at Ozaukee’s expense until his eligibility for Medicare, death or acceptance of another position with similar health coverage, and after Mr. Fitting becomes eligible for Medicare or dies, to continue health insurance coverage for Mr. Fitting’s spouse (at the Fittings’ expense) until she becomes eligible for Medicare. There are no provisions relating to termination of the agreement or payments to Mr. Fitting upon a change-in-control.

Mr. Rothenbach also has an employment agreement with Ozaukee that is discussed below under “Certain Post-Merger Agreements.”

Change-in-Control Payments

Ozaukee’s President and CEO, James J. Rothenbach, has agreements with Ozaukee entered into in 2005 and 2006, respectively, under which he was granted a total of 12,718 Stock Appreciation Rights (“SARs”) entitling him to a cash payment upon his death, disability, or voluntary or involuntary termination of his employment with Ozaukee (other than termination by Ozaukee for “cause,” as defined in his employment agreement). The amount of the cash payment is equal to the difference between the appraised value of Ozaukee stock between December 31 of the year prior to the date the SARs were granted and the appraised value at the time they are paid out, multiplied by the number of SARs exercised. The SARs under the 2005 agreement have a base value of $39.33 and the SARs under the 2006 agreement have a base value of $39.57. Mr. Rothenbach’s rights under the SARs agreements vest over an eight year period under the 2006 agreement and over a seven year period under the 2005 agreement from the dates of the respective agreements (as of the date hereof, Mr. Rothenbach is vested with respect to 3,180 SARs). In the event of a change-in-control (such as the Merger), the SARs agreements provide that Mr. Rothenbach’s rights automatically become fully vested (notwithstanding the vesting schedules) and his cash payment is measured with reference to the per-share price received in the change-in-control transaction (rather than by the appraised value when the payment is made). Upon consummation of the Merger, Mr. Rothenbach will receive a lump-sum cash payment of approximately $652,000 in connection with the termination of his SARs agreements.

Certain Post-Merger Agreements

Mr. Rothenbach currently has an employment agreement with Ozaukee that terminates pursuant to its terms on December 31, 2009. However, by agreement, it will be terminated when the Merger is completed and replaced with an employment agreement with Harris relating to his post-Merger employment with the resulting bank. Mr. Rothenbach’s new employment agreement will have a three-year term that begins on the closing date of the Merger. The employment agreement sets forth Mr. Rothenbach’s title within the Harris organization (Community Banking Regional President) and his duties, and contains various covenants, agreements and provisions typical of employment agreements of this type. Under his post-Merger employment agreement, Mr. Rothenbach will receive compensation in the form of a base annual salary of $250,000 and, during the term of the agreement, he will be eligible to receive an annual performance bonus and an equity award under Harris’ executive incentive plans with minimum guaranteed amounts of $75,000 and $40,000 per year, respectively. These salary and bonus levels are comparable to Mr. Rothenbach’s current compensation level under his existing employment agreement with Ozaukee (Mr. Rothenbach currently has a base salary of $275,000 and received a bonus in 2007 for services rendered in 2006 of approximately $78,000). Mr. Rothenbach will also be entitled under his post-Merger employment agreement with Harris to a retention bonus of $135,000 per year for the first three years of his employment, conditioned upon his continued employment as of the first, second and third anniversaries of the agreement.

Mr. Hepburn has been asked by BMO to remain with Ozaukee in a consulting or similar role after the Merger. No agreement has been reached as of the date hereof.

Ozaukee’s Vice President and Chief Financial Officer, Richard Krier, has signed a letter-agreement with Harris N.A. pursuant to which he will receive a $25,000 retention bonus provided he remains employed by the resulting bank for a specified period, which is expected to continue at least until 90 days following the process of converting Ozaukee’s data processing system to Harris N.A.’s systems has been completed after the Merger. Mr. Krier currently does not have an employment agreement with Ozaukee and will not have an employment agreement (except for the letter agreement) with Harris N.A. or the resulting bank. Mr. Krier will continue to be paid his current compensation while employed by Harris N.A.’s and participate in Harris N.A.’s benefit programs.

Accelerated Vesting of Stock Options

Outstanding but unvested options under Ozaukee’s stock option plans will automatically vest according to their terms immediately prior to the effective time of the Merger. BMO has agreed to make a cash payment to the persons holding unexercised stock options at the time of closing equal to the difference between the option exercise price and the per-share price received by Ozaukee shareholders in the Merger. Among the Ozaukee directors and executive officers, Mr. Fitting holds 6,000 unvested options to acquire Class F Common with an exercise price of $30.00 per share and Mr. Werner holds 1,600 unvested options to acquire Class M Common with an exercise price of $23.03 per share that in each case will become fully vested as a result of the Merger. Upon the exercise of any of those stock options, the option holder would have received Ozaukee stock that would have been subject to mandatory redemption provisions which will be terminated in connection with the Merger as discussed in the next paragraph.

Termination of Mandatory Redemption Provisions

Certain Ozaukee directors and executive officers hold outstanding shares of, or options to acquire, Class M Common. Pursuant to Ozaukee’s Articles of Incorporation and the respective stock option or purchase plan under which they acquired their Class M Common, these shares are subject to mandatory redemption by Ozaukee at their current book value upon termination of employment. Upon a change-in-control (such as the Merger), however, these mandatory redemption provisions automatically terminate and these individuals will receive the same consideration in the Merger for their Class M stock as all other shareholders.

Shares in Plan Accounts

Messrs. Hepburn, Fitting and Rothenbach, together with certain of the other Ozaukee executive officers (as well as a substantial majority of all other Ozaukee employees who participate in the Plan) have shares of Ozaukee stock allocated to their accounts under the Plan. These shares will be exchanged in the Merger for shares of BMO stock on the same basis as all other shares held by shareholders who do not participate in the Plan. Although the Plan has a provision for accelerated vesting in the event of a change-in-control (such as the Merger), all of these individuals’ accounts under the Plan were already fully vested and are not affected by the Merger.

Surviving Bank Board of Directors

BMO and Ozaukee expect that substantially all of the current Ozaukee directors will continue to serve on the Board of Directors of the resulting bank after the Merger is completed. Those who continue to serve will be entitled to director’s fees and reimbursement of certain expenses under the Harris organization’s policies which fees and expense reimbursement will be substantially equivalent to what they are currently being paid for their service on Ozaukee’s Board.

Other

Two Ozaukee directors, Larry Dalton and George Roth, are attorneys employed by the law firm of Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, which has provided legal services to Ozaukee in connection with the affiliation agreement and the Merger. See “Legal Matters” below. Whyte Hirschboeck Dudek S.C. will receive attorneys’ fees which are estimated to be between $350,000 and $400,000 for its services, plus reimbursement of expenses.

Pursuant to separate Noncompetition and Nonsolicitation Agreements, each of the directors of Ozaukee has also agreed not to be a member of the board of directors of any savings bank, savings and loan association, savings and loan holding company, thrift, bank holding company, financial bank holding company, or investment advisory, broker-dealer or trust bank (“Bank Organization”) located in Ozaukee County, Washington County or Milwaukee County, Wisconsin, or solicit on behalf of any Banking Organization any banking, trust or investment advisory services from any customer of Ozaukee or its affiliates or solicit for employment any employee of Ozaukee or any of its affiliates for one year following the consummation of the Merger. See “Material Agreements—Noncompetition and Nonsolicitation Agreements.”

Indemnification and Insurance

The affiliation agreement provides that BMO will, to the fullest extent that Ozaukee is permitted to do so under applicable laws, indemnify, defend and hold harmless the individuals who prior to the effective time of the Merger were directors or officers of Ozaukee:

•

against all costs, expenses and liabilities as incurred, arising out of actions or omissions occurring at or prior to the effective time of the Merger, based on or arising out of the fact that such person is or was a director or officer of Ozaukee; and

•	against all similar costs, expenses and liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the affiliation agreement.

The affiliation agreement further provides that, for a period of six years following the effective time of the Merger, BMO shall provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Ozaukee with respect to actions and omissions occurring at or prior to the effective time of the Merger, which insurance shall contain at least the same coverage and amounts and contain terms and conditions no less advantageous, as the coverage currently provided by Ozaukee. In no event, however, will BMO be required to expend more than $200,000 in the aggregate to maintain or procure such directors’ and officers’ insurance coverage. The affiliation agreement provides that if BMO is unable to maintain or obtain the insurance called for by the affiliation agreement, BMO will obtain the best available coverage at a cost of up to $200,000.

DISSENTERS’ RIGHTS

Sections 221.0701 through 221.0718 of the Wisconsin Statutes (referred to in this section as the “Dissenters’ Rights Statute”), sets forth the procedure to be followed by an Ozaukee shareholder or beneficial shareholder who wishes to dissent from the Merger and obtain payment of the fair value of his or her shares of Ozaukee stock in cash instead of receiving shares of BMO common stock. The full text of sections 221.0701 through 221.0718 are attached to this proxy statement/prospectus as Appendix E. You should refer to Appendix E because the following description is only a summary of the Dissenters’ Rights Statute.

In order to exercise dissenters’ rights, an Ozaukee shareholder or beneficial shareholder must:

•

deliver to Ozaukee, before the vote is taken at the special meeting, a written notice of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the Merger is effectuated;

•	not vote his or her shares in favor of the Merger;

•	submit a written demand for payment (a “Payment Demand”) before the date specified in the “Dissenters’ Notice” described below; and

•	deposit his or her certificated shares in accordance with the terms of the Dissenters’ Notice.

If any shareholder has complied with the first two procedures stated above, within 10 days after the Ozaukee special meeting and all necessary regulatory approvals are obtained, Ozaukee must send them a Dissenters’ Notice specifying, among other things, the address where their Payment Demand must be sent, what information it must contain, and a date between 30 and 60 days thereafter by which the Payment Demand must be received by Ozaukee. That demand must be accompanied by the surrender of the dissenting shareholder’s stock certificates.

A shareholder who wishes to dissent must dissent with respect to all of the shares he, she or it owns; provided, however, a shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Ozaukee in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Moreover, a beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial holder submits to Ozaukee the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights and submits such consent with respect to all shares of which he or she is the beneficial shareholder.

As soon as the Merger is consummated or upon receipt of a Payment Demand, whichever is later, Ozaukee will pay each shareholder or beneficial shareholder who has complied with the demand requirements the amount that Ozaukee estimates to be the fair value of the dissenter’s shares, plus accrued interest. The payment will be accompanied by, among other things, Ozaukee’s latest available financial statements, a statement of its estimate of the fair value of the shares, and an explanation of how the interest was calculated.

If the dissenter believes that the amount paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, the dissenter may notify Ozaukee of the dissenter’s estimate of the fair value of his or her shares and the amount of interest due, and demand payment of the estimated amount, less any payment received. A dissenter waives his or her right to demand payment unless the dissenter notifies Ozaukee of his or her demand in writing within 30 days after Ozaukee makes or offers payment for the dissenter’s shares.

If a demand for payment remains unsettled, Ozaukee will bring a special proceeding within 60 days after receiving the dissenter’s payment demand and petition the court to determine the fair value of the shares and accrued interest. If Ozaukee does not bring the special proceeding within the 60-day period, it must pay the amount demanded to each dissenter whose demand remains unsettled. Fees and costs of the court proceeding will be allocated by the court pursuant to the guidelines in the Dissenters’ Rights Statute.

The provisions of Sections 221.0701 through 221.0718 of the Wisconsin Statutes are more detailed than the foregoing summary. Therefore, if you wish to exercise your rights to dissent you should carefully review Appendix E and seek legal advice.

ACCOUNTING TREATMENT

The Merger will be accounted for under the purchase method of accounting, in accordance with U.S. and Canadian GAAP. This means that BMO will record as goodwill the excess of the purchase price of Ozaukee over the fair value of Ozaukee’s identifiable assets, including intangible assets, net of its liabilities.

THE AFFILIATION AGREEMENT

The following is a summary of the material provisions of the affiliation agreement as amended by amendment No. 1 and amendment No. 2 to the affiliation agreement. The following description of the affiliation agreement, as amended is not complete and is subject to and qualified by reference to, the affiliation agreement, as amended, and form of merger agreement, which is attached as Appendix A. The affiliation agreement, as amended, is incorporated by reference in this document. You are urged to read the affiliation agreement, as amended, in its entirety because it and the merger agreement attached thereto comprise the legal documents that govern the Merger.

Under the terms of the affiliation agreement, Ozaukee will merge with and into a wholly-owned subsidiary of BMO that will be an interim national banking association.

The Merger will be completed on a date mutually agreed to by BMO and Ozaukee, which will be no later than the twentieth (20th) business day following the date on which all closing conditions specified in the affiliation agreement have been satisfied or waived.

CONVERSION OF SHARES

Pursuant to the terms of the affiliation agreement, each share of Ozaukee stock will be converted at the time of the Merger into a whole number of BMO common shares, as determined by the following formula:

•

if the Buyer Measurement Price is equal to or less than 90% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by 90% of the Buyer Collar Price (such quotient to be rounded to the nearest one-tenth of one cent ($0.001); or

•

if the Buyer Measurement Price is greater than 90% of the Buyer Collar Price but less than 105% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by the Buyer Measurement Price, such quotient to be rounded to the nearest one-tenth of one cent ($0.001); or

•

if the Buyer Measurement Price is equal to or greater than 105% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by 105% of the Buyer Collar Price (such quotient to be rounded to the nearest one-tenth of one cent ($0.001).

Under the above formula:

•

“Buyer Measurement Price” means the daily volume weighted average price of a share of BMO common stock on the NYSE as reported by Bloomberg LP for each of the ten (10) consecutive trading days commencing on the third trading day after all governmental approvals have been received rounded to the nearest one-tenth of one cent ($0.001); provided, however, in the event such period includes an ex-dividend date with respect to a dividend on BMO common stock, such ten (10) day period shall exclude the two (2) trading days immediately preceding the record date with respect to such dividend and the two (2) trading days immediately following the period shall be included in the measurement period;

•

“Per Share Merger Consideration” is $90.74, based upon the number of shares of Ozaukee stock outstanding of 2,084,320 and number of Ozaukee stock options outstanding (convertible into shares of Ozaukee stock at a current weighted average strike price of $26.40) as of the date of the signing of the affiliation agreement, subject to certain adjustments; and

•

“Buyer Collar Price” means the daily volume weighted average price of a share of BMO common stock as reported by Bloomberg LP for each of the ten (10) consecutive trading days ending on the trading day next preceding the execution of the affiliation agreement, rounded to the nearest one-tenth of one cent ($0.001), which is $64.060.

Under this formula set forth in the affiliation agreement, if the Merger is completed as proposed, for each of your Ozaukee shares, you will receive a number of shares of BMO common stock, equal to:

•	if the Buyer Measurement Price is equal to or less than $57.65, 1.574 BMO shares;

•	if the Buyer Measurement Price is greater than $57.65 but less than $67.26, a number of BMO shares equal to the quotient of $90.74 divided by the Buyer Measurement Price; and

•	if the Buyer Measurement Price is equal to or greater than $67.26, 1.349 BMO shares.

The Per Share Merger Consideration and, as a result, the total number of BMO shares that you may receive under the above formula, may be adjusted as described below in “Adjustments to Per Share Merger Consideration.” In addition, if the Buyer Measurement Price is less than $48.045, Ozaukee may terminate the affiliation agreement unless BMO agrees to increase the merger exchange ratio within three days of its receipt of Ozaukee’s notice to terminate pursuant to the terms of the affiliation agreement.

NO FRACTIONAL SHARES

No Ozaukee shareholder will receive a fraction of a BMO common share in connection with the Merger. If you would otherwise be entitled to receive a fraction of a BMO common share, you will receive cash in lieu of a fractional share in an amount equal to the fractional part of a share you would have been entitled to receive multiplied by the Buyer Measurement Price.

ADJUSTMENTS TO PER SHARE MERGER CONSIDERATION

BMO Distributions

If, prior to the closing of the Merger, BMO declares a stock dividend or other distribution in property other than cash upon, or subdivides, splits up, reclassifies or combines, BMO common stock or declares a dividend or makes a distribution on the BMO common stock in any security convertible into BMO common stock, an appropriate adjustment or adjustments will be made to the Per Share Merger Consideration to be issued for each of the shares of Ozaukee common stock to be converted pursuant to the above formula. No adjustment or adjustments will be made to the Per Share Merger Consideration as a result of any cash dividends or cash distributions declared or paid by Ozaukee.

Ozaukee Stock Option Exercise

If any Ozaukee stock option is exercised between the date of the affiliation agreement and the closing of the Merger, the Per Share Merger Consideration will be reduced by an amount determined as follows:

•	the aggregate amount received by Ozaukee in payment of the exercise price of such stock options, divided by

•	the number of shares of Ozaukee stock issued and outstanding after giving effect to the exercise of such stock options.

Environmental Remediation

Pursuant to the affiliation agreement, if, after taking into account the Total Environmental Remediation Estimate as described below in “The Special Dividend”, the special dividend payment would be less than zero dollars ($0.00), then the formula for calculating the special dividend will exclude the step of subtracting the Total Environmental Remediation Estimate and the amount of the Total Environmental Remediation Estimate will instead be deducted from the Per Share Merger Consideration prior to the Closing.

THE SPECIAL DIVIDEND

Pursuant to the terms of the affiliation agreement, Ozaukee is permitted to declare and pay a special dividend on Ozaukee common stock which, in the aggregate, will be determined by the following formula:

•	the Closing Date Equity; plus

•	Equity Adjustments; plus

•	$275,000; minus

•	Target Equity; minus

•	80% of the amount by which Specified Transaction Expenses exceed $2,300,000; minus

•	The Total Environmental Remediation Estimate described below.

Where:

•

“Closing Date Equity” is Ozaukee’s total stockholders’ equity determined in accordance with GAAP as reflected on a consolidated balance sheet of Ozaukee prepared as of the close of business on the business day immediately preceding the closing date; provided that, in the event that any stock option becomes vested as a result of the transactions contemplated by the affiliation agreement or is exercised between the date of the affiliation agreement and the closing date of the Merger, Closing Date Equity will be determined by disregarding the effect (including any tax effect) of such vesting and/or exercise on Ozaukee’s earnings and on its equity accounts (that is, Closing Date Equity shall be determined as though such vesting and/or exercise had not occurred);

•

“Equity Adjustments” are the amount of any Transaction Expenses (defined below) accrued or paid by Ozaukee between March 31, 2007 and the close of business on the business day immediately preceding the closing date, but only to the extent and in the amount that the same have been charged to Ozaukee’s earnings (net of any income tax benefit reflected in the amount so charged) from and after the date of the affiliation agreement and prior to the close of business on the business day immediately preceding the closing date of the Merger;

•

“Transaction Expenses” are any cost, fee or expense paid or incurred at any time, either directly or indirectly, by Ozaukee or any of its subsidiaries (or by their shareholders, directors, officers, employees or agents, to the extent such expenses are payable by Ozaukee or any of its subsidiaries) in connection with, relating to, arising out of or resulting from any transaction or action taken with respect to, or otherwise contemplated by the affiliation agreement or any document contemplated hereby or the negotiation and preparation hereof or thereof, and any other cost for or expense identified as a Transaction Expense herein, including Integration Expenses and Specified Transaction Expenses;

•

“Integration Expenses” are those expenses incurred by Ozaukee or a subsidiary of Ozaukee at the written direction of BMO or one of its affiliates relating to or arising from payments to cancel or terminate employment contracts, stock appreciation rights or other equity-based compensation arrangements, retention, stay-pay or similar bonus compensation payments and any other compensation expenses relating to or arising out of the transactions contemplated hereby;

•

“Specified Transaction Expenses” are only the following Transaction Expenses (and excluding Integration Expenses): (A) the costs, fees and expenses of Ozaukee’s investment bankers in connection with the affiliation agreement and the transactions contemplated therein; (B) the costs, fees and expenses of Ozaukee’s accountants in connection with the affiliation agreement and the transactions contemplated therein; (C) the costs, fees and expenses of Ozaukee’s attorneys in connection with the affiliation agreement and the transactions contemplated therein; (D) the items identified as expenses or costs of Ozaukee or its subsidiaries in the affiliation agreement relating to title insurance, surveys and environmental reports (other than remediation expenses); (E) the costs and expenses incurred by Ozaukee in connection with the shareholders meeting (including, without limitation, the cost of printing and mailing this proxy statement); and

•	“Target Equity” is $51,464,000.

In addition, pursuant to the affiliation agreement, Ozaukee has agreed to obtain certain environmental remediation estimates, as follows (collectively, the “Total Environmental Remediation Estimate”):

•

Ozaukee has agreed to obtain a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary in order to remediate, cleanup, abate and restore any environmental condition with respect to its owned and leased real property. Ozaukee is liable for all such costs and expenses in an amount equal to the sum of all such remediation estimates up to but not in excess of $5,000,000 (excluding the remediation estimate for Ozaukee’s West Bend property, which is discussed below);

•

With respect to the parcel of unimproved real property owned by Ozaukee in West Bend, Wisconsin only, instead of the procedures set forth above, Ozaukee will obtain a remediation estimate from an environmental consultant or contractor mutually satisfactory to the parties and will use its best efforts to obtain a commitment, to the reasonable satisfaction of BMO, from the West Bend Redevelopment Authority or the City of West Bend to perform, or reimburse the costs of, all or some portion of the cleanup outlined in the remediation estimate in a timely manner consistent with the development of the West Bend Property as a branch bank; provided, however, if Ozaukee is unsuccessful in obtaining such commitment from the West Bend Redevelopment Authority or the City of West Bend, or if such commitment is for less than the full amount of the remediation estimate, then Ozaukee will be liable for the following:

•	50% the West Bend remediation estimate up to $100,000 plus 100% of the remediation estimate in excess of $100,000; minus

•	the amount (or value of the work) committed by the West Bend Redevelopment Authority and the City of West Bend; divided by

•	the total issued and outstanding shares of Ozaukee stock.

If, after taking into account the Total Environmental Remediation Estimate, the calculation of the special dividend payment described above would be less than zero dollars ($0.00), then the formula for calculating the special dividend above will exclude the step of subtracting the Total Environmental Remediation Estimate and the amount of the Total Environmental Remediation Estimate will instead be deducted from the Per Share Merger Consideration, as set forth in “Adjustments to Per Share Merger Consideration” above.

REPRESENTATIONS AND WARRANTIES

The affiliation agreement contains representations and warranties made by Ozaukee and BMO. The assertions embodied in those representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information. The representations and warranties are qualified by information in confidential disclosure schedules that have been exchanged between Ozaukee and BMO in connection with signing the affiliation agreement. While neither Ozaukee nor BMO believes that they contain information securities laws require to be publicly disclosed other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached affiliation agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in each of the general prior public disclosures related to the Merger, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the affiliation agreement, which subsequent information may or may not be fully reflected in BMO’s public disclosures. In addition, the representations and warranties are subject to a contractual standard of materiality different from that generally applicable under federal securities laws and may have been included in the affiliation agreement for the purpose of allocating risk between Ozaukee and BMO, rather than to establish matters as facts. Further, the representations and warranties made by the parties in the affiliation agreement will not survive the closing of the Merger.

The affiliation agreement contains substantially similar representations and warranties of BMO and Ozaukee as to, among other things:

•	due organization and good standing;

•	corporate authority to enter into the affiliation agreement and lack of conflicts with corporate governance documents, contracts or laws;

•	capitalization;

•	compliance with applicable laws and regulatory requirements; and

•	corporate and litigation matters.

In addition, the affiliation agreement contains representations and warranties of Ozaukee relating to, among other things:

•	the opinion of Ozaukee’s financial advisor;

•	subsidiary and affiliate organization, good standing, and capital structure;

•	accuracy and filing status of regulatory reports;

•	maintenance of insurance;

•	adequate allowance for loan losses in financial statements;

•	accuracy and completeness of corporate records maintained;

•	completeness of liabilities disclosed in financial statements;

•	free and clear ownership of Ozaukee’s assets and validity of leases;

•	exemption of BMO from any anti-takeover mechanisms applicable to Ozaukee;

•	compliance with laws and policies relating to arrangements between Ozaukee and insiders of Ozaukee;

•	environmental matters and compliance;

•	absence of material adverse changes;

•	capital structure and outstanding securities;

•	intellectual property rights;

•	loan originations and investments;

•	trust and agency agreements, records and standards;

•	financial advisory, brokers’ and finders’ fees;

•	tax and ERISA matters;

•	labor and employment matters; and

•	the accuracy of financial statements delivered.

The foregoing is an outline of the types of representations and warranties made by the parties and contained in the affiliation agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement, and in particular Articles III and IV, containing the detailed representations and warranties of the parties.

CONDUCT OF BUSINESS OF OZAUKEE BANK UNTIL THE MERGER

Pursuant to the affiliation agreement, Ozaukee has agreed that, during the period from the date of the affiliation agreement until the effective time of the Merger or termination of the affiliation agreement, it will (except as BMO otherwise agrees in writing), among other things:

•	comply in all material respects with all laws applicable to the conduct of its business;

•

use its best efforts to obtain any consent, authorization or approval of, or any exemption by, or provide any notice to, any governmental entity required to be obtained or made in connection with the affiliation agreement;

•	conduct its business and maintain its properties only in the usual, regular and ordinary course of business consistent with prudent banking and other business practices;

•	not sell or dispose of any of its assets, except for certain artwork to be donated, unless in the ordinary course of business;

•	not issue, sell, authorize or propose the issuance of capital stock of any class of Ozaukee or any of its subsidiaries;

•	not merge or consolidate with any person or entity;

•	not incur any indebtedness unless in the ordinary course of business;

•

not grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), pay any bonus (except in accordance with existing policies, plans or agreements) or change of control payment or increase any severance or termination pay or amend any employment or severance agreement, except as provided in the affiliation agreement;

•	not enter into, renew, amend or terminate any contract that has a term of more than six months or involves a payment by Ozaukee or one of its subsidiaries of more than $75,000;

•	keep all its property and assets in their present state of repair, order and condition;

•	not amend its organizational documents;

•	not materially restructure or change its investment securities portfolio;

•	not change any of its accounting procedures, except as required by law; and

•

not declare or pay any dividends except dividends consistent with past regular quarterly dividends, and except that Ozaukee may declare and pay immediately prior to closing a special dividend as provided for in the affiliation agreement.

The foregoing is an outline of the types of covenants made by Ozaukee contained in the affiliation agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles V and VI containing the detailed covenants of Ozaukee.

CONDITIONS TO THE MERGER

The respective obligations of Ozaukee and BMO to complete the Merger are subject to the satisfaction of certain conditions of both BMO and Ozaukee, including the following:

•	obtaining the approval of Ozaukee’s shareholders;

•	obtaining acceptable approvals from all governmental entities necessary to consummate the Merger;

•	termination of the Ozaukee cross option agreement;

•	the receipt of written legal opinions that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

the fairness opinion of HFI, to the effect that the consideration to be received in the Merger by the Ozaukee shareholders is fair to the shareholders from a financial point of view, shall not have been amended, modified or withdrawn; and

•	the listing of the BMO common shares to be issued in connection with the Merger on the NYSE and the Toronto Stock Exchange.

In addition to the mutual conditions described above, the obligation of BMO to complete the Merger is subject to the satisfaction, unless waived by BMO, of the following other conditions at or prior to the closing date:

•

certain representations and warranties made by Ozaukee contained in the affiliation agreement are true and accurate in all material respects as of the closing date and all representations and warranties made by Ozaukee, when considered individually or in the aggregate, are substantially true and accurate as of the closing date so as not to cause a material adverse effect on Ozaukee;

•	no material adverse effect with respect to Ozaukee shall have occurred since Ozaukee’s last audited balance sheet;

•	certain transaction expenses related to the Merger shall have either been paid or accrued as liabilities of Ozaukee;

•

neither Ozaukee nor any of its subsidiaries shall be a party to any agreement with, or directive or order issued by, any governmental entity that imposes any restrictions or requirements with respect to the conduct of Ozaukee’s or one of its subsidiaries’ businesses;

•	resignations have been tendered by certain officers and certain members of the board of directors of Ozaukee;

•

Ozaukee shall have delivered proof to BMO that the total shareholders equity of Ozaukee, as of the close of business on the business day immediately preceding the closing date of the Merger, as determined in accordance with GAAP, (A) plus Equity Adjustments, (B) plus $275,000, (C) minus the Total Environmental Remediation Estimate, and (D) minus 80% of the Specified Transaction Expenses in excess of $2,300,000 (as those terms are defined in Section 5.01(d) of the affiliation agreement is not less than $51,464,000;

•	Ozaukee is considered “well capitalized” under Regulation Y, and the Federal Deposit Insurance Act, as amended;

•	Ozaukee has a CRA rating of not less than “satisfactory”;

•	all environmental reviews shall have been completed and all environmental remediation estimates shall have been obtained;

•

the aggregate average collected balance, during the 30 business days ending on the day prior to closing, of consumer noninterest bearing demand, interest bearing demand, money market and savings accounts, CDs and IRAs and commercial and municipal noninterest bearing demand, interest bearing demand, money market and savings accounts, CDs and repurchase agreements maintained at Ozaukee is not less than $498,212,000;

•	the aggregate number of dissenting shares shall not exceed ten percent of the issued and outstanding shares of Ozaukee stock;

•	BMO shall have received an opinion of Whyte Hirschboeck Dudek S.C. regarding certain legal matters as described in the affiliation agreement;

•

the cost and expense necessary in order to remediate, cleanup, abate and restore the environmental conditions existing on Ozaukee real property (excluding Ozaukee’s West Bend Property) shall not exceed $5,000,000;

•

the title insurer shall be irrevocably committed to issuing an owned-property title policy with respect to real property owned by Ozaukee and a leased-property title policy for certain real property leased by Ozaukee; and

•	no court or other regulatory order or ruling is in effect which prohibits consummation of the Merger, and no litigation exists that seeks to stop the Merger.

In addition to the mutual conditions described above, the obligation of Ozaukee to complete the Merger is subject to the satisfaction, unless waived by Ozaukee, of the following other conditions:

•

the representations and warranties made by BMO contained in the affiliation agreement are true and accurate in all material respects as of the closing date and that all representations and warranties made by BMO, when considered individually or in the aggregate, are substantially true and accurate as of the closing date so as not to cause a material adverse effect on BMO;

•	Ozaukee shall have received a certificate dated as of the closing of the Merger certifying that certain covenants and agreements have been performed by BMO in all material respects;

•	Ozaukee shall have received opinions of Chapman and Cutler LLP and Osler, Hoskin & Harcourt LLP regarding certain legal matters as described in the affiliation agreement; and

•	no circumstance or change having occurred which has had a material adverse effect on BMO.

The foregoing is an outline of the types of conditions precedent to the obligations of BMO and Ozaukee contained in the affiliation agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Article VII, containing the detailed conditions to each party’s obligation to close.

SHAREHOLDER APPROVALS AND ALTERNATIVE PROPOSALS

Ozaukee has agreed that it will take, in accordance with applicable law and its governing documents, all action necessary to convene a shareholder meeting and solicit the required shareholder approval of the Merger, and to use all reasonable best efforts to obtain from its shareholders a vote approving the Merger. Ozaukee has also agreed that, during the term of the affiliation agreement, it will not initiate, solicit, encourage or knowingly facilitate any inquiries or proposals, engage in any negotiations concerning, provide any confidential or other nonpublic information to or otherwise have any discussions with, any person relating to an “acquisition proposal,” which is defined in the affiliation agreement as:

•	a merger or consolidation or any similar transaction (other than the Merger) of any person with either Ozaukee or any subsidiary of Ozaukee;

•	a purchase, lease or other acquisition of all or substantially all of the assets of either Ozaukee or any subsidiary of Ozaukee;

•	a purchase or other acquisition of beneficial ownership by an person or group of persons of any equity securities of, or other proprietary interests in, any subsidiary of Ozaukee; or

•

a purchase or other acquisition of beneficial ownership by any person or group of persons of equity securities of, or other proprietary interests in, Ozaukee (i) representing ten percent or more of the voting power of Ozaukee or (ii) which would cause such person or group of persons to become the beneficial owner of equity securities representing fifty percent or more of the voting power of Ozaukee.

However, if Ozaukee receives an unsolicited acquisition proposal from a third party, it may furnish information to the third party or otherwise participate in negotiations or discussions if its board of directors concludes in good faith that the acquisition proposal constitutes or is reasonably likely to constitute a “superior proposal” and that the failure to take such action would result in a breach of the directors’ fiduciary duties under applicable law. A “superior proposal” is defined in the affiliation agreement as a bona fide written acquisition proposal that the Ozaukee board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger:

•	after receiving the advice of its financial advisors;

•	after taking into account the likelihood and timing of completion of the proposed transaction and the reputation of the person making the acquisition proposal; and

•	after taking into account all material legal, financial, regulatory and other aspects of the acquisition proposal and any other relevant factors permitted under applicable law.

Ozaukee has agreed that it will notify BMO within one business day of the receipt of any acquisition proposal, and that it will keep BMO informed on a current basis as to any developments, discussions and negotiations regarding the acquisition proposal. In the event of a superior proposal, the board of directors of Ozaukee will be permitted to withdraw its recommendation to Ozaukee shareholders and to submit the Merger to a shareholder vote without a board recommendation, if certain procedures under the affiliation agreement are met, including its conclusion in good faith after consultation with counsel that to continue to recommend approval of the Merger would result in a violation of its fiduciary duties.

TERMINATION

The affiliation agreement may be terminated at any time prior to consummation of the Merger by the parties, as follows:

•	by mutual written consent of BMO and Ozaukee;

•

by either BMO or Ozaukee if the Merger has not closed on or before the twelve month anniversary of the date of the affiliation agreement, unless the failure of the closing to occur on or before such date is due to a breach of the affiliation agreement by the party seeking termination;

•

by BMO if Ozaukee fails to perform its general obligations under the affiliation agreement, and such performance in the reasonable opinion of BMO, becomes impossible, unless the failure to satisfy such condition is due a material breach of the affiliation agreement by BMO;

•

by BMO if certain of the representations or warranties made by Ozaukee is discovered to be or to have become untrue, incomplete or misleading and, if capable of cure, such breach remains uncured for a period of 30 days after notice of such breach;

•

by BMO if Ozaukee materially breaches one or more agreements or covenants contained in or contemplated by the affiliation agreement and such breach, if capable of cure, remains uncured for a period of 30 days after notice of such breach;

•

by BMO if the Ozaukee board of directors fails to recommend approval of the Merger, withdraws, modifies, changes, alters or qualifies its recommendation to the Ozaukee shareholders to vote in favor of the Merger or takes any other action or makes any other statement in connection with the Merger inconsistent with its favorable recommendation of the Merger;

•

by Ozaukee if any of the conditions in the affiliation agreement have not been satisfied and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach by Ozaukee;

•

by Ozaukee if any of the representations or warranties of BMO under the affiliation agreement has become untrue, incomplete or misleading and, if capable of cure, such breach remains uncured for 30 days after notice of the breach;

•

by Ozaukee if BMO materially breaches one or more agreements or covenants contained or contemplated in the affiliation agreement and such breach, if capable of cure, remains uncured for 30 days after notice of the breach; and

•

by Ozaukee at any time during the five day period commencing on the first day after Buyer Measurement Price is determined, if the Buyer Measurement Price is less than 75% of the Buyer Collar Price, provided that Ozaukee gives prompt written notice to BMO of exercising this option to terminate and BMO shall then have the option of increasing the merger exchange ratio pursuant to the formula set forth in the affiliation agreement within three days after its receipt of such written notice from Ozaukee to avoid termination of the affiliation agreement.

TERMINATION PAYMENT

BMO will be entitled to a one time payment of $6,000,000 in cash from Ozaukee, payable on demand in immediately available funds, upon the occurrence of any of the following:

•

BMO terminates the affiliation agreement because the board of directors of Ozaukee fails to recommend approval of the Merger, withdraws, modifies, changes, alters or qualifies its favorable recommendation of the Merger in any manner adverse to BMO or because Ozaukee takes any other action or makes any other statement in connection with the shareholders meeting inconsistent with its favorable recommendation of the Merger to the shareholders;

•

BMO terminates the affiliation agreement because Ozaukee breaches its obligations under the affiliation agreement with respect to (i) solicitation of alternative proposals to the Merger, (ii) the special shareholder meeting for the purposes of approving the Merger or (iii) the Ozaukee board of directors’ recommendation to its shareholders for the approval of the Merger; or

•	BMO or Ozaukee terminates the affiliation agreement because Ozaukee shall not have obtained shareholder approval of the Merger and either:

•

prior to the termination Ozaukee or one of its subsidiaries directly or indirectly, solicited, initiated, knowingly encouraged, took any action to facilitate, or furnished or disclosed nonpublic information in furtherance of, any other acquisition proposal, except in limited circumstances as described in the affiliation agreement;

•	Ozaukee failed to hold the shareholder meeting and use best efforts to obtain shareholder approval;

•	a breach of the voting agreement has occurred; or

•	at the time of the shareholders meeting there has been announced by a third-party an acquisition proposal and a “subsequent acquisition event” has occurred.

For the purposes of the affiliation agreement, a “subsequent acquisition event” occurs where:

•	prior to or within twelve months after such termination Ozaukee or any of its subsidiaries shall have entered into a definitive agreement relating to an acquisition proposal; or

•

(x) prior to or within twelve months after such termination Ozaukee or any of its subsidiaries shall have entered into a letter of intent (whether binding or nonbinding), term sheet or other understanding relating to an acquisition proposal; and (y) the board of directors of Ozaukee shall have authorized, adopted or approved an acquisition proposal or shall have publicly announced an intention to authorize, adopt or approve or shall have recommended that the shareholders authorize, adopt, approve or accept any acquisition proposal; and (z) the transaction contemplated by such acquisition proposal is consummated prior to or within 24 months after such termination.

The foregoing is an outline of the termination provisions contained in the affiliation agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Article VIII, containing the detailed termination provisions.

EXPENSES

BMO and Ozaukee have agreed to pay all their own legal, accounting and other fees and expenses related to the Merger, whether or not the Merger is consummated. However, BMO and Ozaukee will share equally in the costs of printing and mailing this proxy statement/prospectus.

MATERIAL AGREEMENTS

NONCOMPETITION AND NONSOLICITATION AGREEMENTS

Concurrent with the execution of the affiliation agreement, Ozaukee has entered into a noncompetition and nonsolicitation agreement with each director of Ozaukee, a form of which is attached to this proxy statement/prospectus in Appendix C. Under the terms of each noncompetition and nonsolicitation agreement, each director has agreed to limit certain activities for one year from the effective date of the Merger.

During the noncompete period specified in the noncompetition and nonsolicitation agreement, each director has agreed not to advise, participate on or act as a member of any board of directors of various banking organizations, including savings banks, savings and loan associations, bank holding companies and other similar entities. Such limitation only applies to banking organizations which have its principal office or has an office at which banking business is conducted in the Wisconsin counties of Ozaukee County, Washington County or Milwaukee County (however, in Mr. Fitting’s case, a limited exception is being made for certain activities in Milwaukee County).

Under the nonsolicitation provisions of each noncompetition and nonsolicitation agreement, during the nonsolicitation period, the director may not solicit on behalf of any of the banking organizations described above, any banking or advisory business from any person or entity who, during the period running from the execution of the agreement through to the closing of the Merger, was at any time a customer of Ozaukee. Additionally, the director may not use for his personal benefit, or divulge to or use for the benefit of any person or entity other than Ozaukee, any confidential information relating to the customers of Ozaukee or any of Ozaukee’s business practices or methods that the director became aware of through the course of his term and is not in the public domain. The nonsolicitation provisions additionally require that the director refrain from soliciting, offering employment to or employing any person who, during the period from the execution of the noncompetition and nonsolicitation agreement until the closing of the Merger, was at any time an officer or employee of Ozaukee.

VOTING AGREEMENT

As an inducement to BMO’s entering into the affiliation agreement, each of the members of Ozaukee’s board of directors entered into a voting agreement with BMO. The voting agreement is attached to this proxy statement/prospectus as Appendix B. You are urged to read it carefully, as the following is only a summary of its material terms.

Pursuant to the voting agreement, the Ozaukee directors each have agreed to vote each Ozaukee share they own and are entitled to vote “FOR” the approval of the affiliation agreement and ratification and confirmation of the Merger. Under the terms of the voting agreement, each director also agreed not to transfer his shares of Ozaukee to a third party prior to closing other than another party subject to the voting agreement or a trust or other entity for estate planning purposes, where the director retains sole or shared voting power with respect thereto. They have also agreed to vote against (1) any action or agreement that would result in a breach of the affiliation agreement on the part of Ozaukee; and (2) any action or agreement which would in any way interfere with, or discourage, the Merger. Moreover, each director has agreed to vote each Ozaukee share they own in favor of the amendment to the cross option agreement.

In the aggregate, the shares subject to the voting agreement and which will, pursuant to the agreement, be voted “FOR” the approval of the affiliation agreement and ratification and confirmation of the Merger represent approximately 27 percent of the Ozaukee shares entitled to vote at the special meeting.

CROSS OPTION AGREEMENT

At the time of Ozaukee’s organization, certain of Ozaukee’s principal shareholders entered into a shareholders’ agreement that provided, generally, for buy-sell arrangements among them. The shareholders’ agreement was subsequently amended and eventually replaced by the current amended and restated shareholders’ cross option agreement of Ozaukee, which was further amended in 2000.

The cross option agreement provides that the shareholder parties may not sell or transfer, with certain limited exceptions, shares of Ozaukee stock without first offering such shares to the other parties to such agreement, who then have the right (shared pro rata among them) to purchase such shares at the same price and on the same terms. The cross option agreement imposes similar restrictions on purchases of Ozaukee stock by the shareholder parties. In either case, Ozaukee’s Chairman, M.D. Hepburn, has a first priority right vis-à-vis the other parties to the cross option agreement to purchase such shares up to a specified maximum percentage ownership interest in Ozaukee.

The cross option agreement does not have specific provisions that address rights in the event of a change of control transaction involving Ozaukee, such as the proposed Merger, or whether the cross option agreement would automatically terminate if such a transaction occurs. As a result, to avoid uncertainty relating to the parties’ rights and obligations under the cross option agreement in connection with the Merger, Ozaukee is requesting shareholders who are subject to the cross option agreement to consent to an amendment that would clarify these rights. The affiliation agreement provides that it is a condition to completion of the Merger that Ozaukee obtain the consent to an amendment to or termination of the cross option agreement. If the proposed amendment is approved, the cross option agreement would specifically provide that a transfer of shares by the exchange contemplated in the Merger would be excluded from operation of the cross-purchase rights thereunder, and would also specifically provide for its automatic termination upon the completion of such a merger.

The cross option agreement can only be amended with the consent of the parties thereto holding at least 85 percent of the shares subject to the agreement. As of the date hereof, Ozaukee has approximately 79 shareholders who are parties to the cross option agreement and who held an aggregate of 1,163,223 shares of common stock. This means that holders of at least 988,060 shares of Ozaukee stock who are parties to the cross option agreement must consent to the proposed amendment. Eight Ozaukee directors are parties to the cross option agreement and have agreed with BMO that they will consent to the proposed amendment to the cross option agreement (See “—Voting Agreement” above). Together, these directors have the authority to consent with respect to a total of 481,937 shares, which is approximately 41 percent of the 1,163,223 shares subject to the cross option agreement and approximately 49 percent of the 988,060 shares needed to approve the amendment.

Ozaukee will send a separate document to each party to the cross option agreement soliciting its consent to the amendment described above. This document provides more detail regarding the effect of the proposed amendment and contains a copy of the proposed amendment and a consent form for it to sign and send back. A shareholder who is a party to the cross option agreement is not required to consent to the amendment even if he or she votes “FOR” approval of the affiliation agreement and the Merger, and vice versa. However, if the cross option agreement is not amended as set forth above, Ozaukee will not satisfy a condition to closing the Merger under the affiliation agreement.

COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

BMO is a bank chartered under and subject to the Bank Act of Canada. Ozaukee is a Wisconsin state chartered bank. Certain differences, including, but not limited to, those described below, exist between the rights of Ozaukee shareholders and the rights of BMO shareholders.

After consummation of the Merger, Ozaukee shareholders who receive BMO common shares under the terms of the affiliation agreement will become shareholders of BMO.

BMO.    The authorized capital of BMO consists of an unlimited number of BMO common shares, without par value, for unlimited consideration; an unlimited number of Class A Preferred Shares, without par value, issuable in series, for unlimited consideration; and an unlimited number of Class B Preferred Shares, without par value, issuable in series, for unlimited consideration.

Upon the liquidation, dissolution or winding up of BMO, holders of BMO common shares are entitled to receive ratably the net assets of BMO available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Class A Preferred Shares and Class B Preferred Shares. Holders of BMO common shares have no preemptive, subscription, redemption or conversion rights. The outstanding BMO common shares are, and the common shares offered by BMO pursuant to the Merger will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of BMO common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Class A Preferred Shares and Class B Preferred Shares which BMO may designate and issue from time to time in the future.

As of October 31, 2007, there were 498,562,702 BMO common shares issued and outstanding; no Class A Preferred Shares issued and outstanding; and 54,000,000 Class B Preferred Shares issued and outstanding.

Ozaukee.    Ozaukee’s authorized capital consists of 2,114,189 shares of common stock having a par value of $1.00 each. As of the record date of the special meeting, there were 2,084,320 shares of Ozaukee stock issued and outstanding. Ozaukee stock is further divided into three classes, each consisting of the number of authorized shares and number of shares issued and outstanding as of the record date as follows:

•	Common Stock: 869,063 shares authorized of which, as of the record date, there were 869,063 shares issued and outstanding;

•

Class F Common Stock:    1,141,126 shares of which, as of the record date, there were 1,135,126 shares issued and outstanding and 6,000 shares reserved for issuance pursuant to a stock option agreement; and

•	Class M Common Stock: 104,000 shares of which, as of the record date, there were 80,131 shares issued and outstanding and 23,869 shares reserved for issuance under various Ozaukee stock option plans.

Upon the liquidation, dissolution or winding up of Ozaukee, Ozaukee’s shareholders, regardless of class, are entitled to receive a pro rata share of any distribution of Ozaukee’s assets. Ozaukee shareholders have no conversion rights or, with the exception of Class M Common Stock shareholders, no redemption rights. Shares of Ozaukee Class M Common Stock are subject to mandatory redemption at such time that the holder is no longer employed by Ozaukee or serving as a director of Ozaukee.

VOTING RIGHTS

BMO.    Holders of BMO common shares are entitled to one vote per share on all matters to be voted on by shareholders of BMO. The holders of the Class A Preferred Shares and Class B Preferred Shares are not entitled to vote at any meeting of shareholders of BMO except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to any series. At any meeting of BMO shareholders, any shareholder or shareholders of BMO entitled to vote at such meeting present in person or represented by proxy at the opening of the meeting and representing at least 10% of the shares entitled to vote at such meeting shall constitute a quorum for the transaction of business.

Ozaukee.    Ozaukee shareholders vote as a single class on all matters except amendments to the Articles of Incorporation that affect the relative rights and preferences as between Ozaukee’s three classes of common stock. Each share is entitled to one vote on all matters, including the election of directors. A majority of the votes entitled to be cast on a matter constitutes a quorum for purposes of action on that matter. Ozaukee shareholders do not have cumulative voting rights.

DIVIDENDS

BMO.    Holders of BMO common shares are entitled to receive dividends declared on each BMO common share held. The rates and amounts of preferential dividends attached to any series of Class A Preferred Shares or Class B Preferred Shares are fixed and set forth in the rights, privileges, restrictions and conditions attached to the respective series at the time of issuance of each series of Class A Preferred Shares and Class B Preferred Shares. Class A Preferred Shares are entitled to a preference over BMO common shares with respect to the payment of dividends and return of capital. Class A Preferred Shares of each series rank on a parity with Class A Preferred Shares of every other series with respect to priority in payment of dividends and return of capital. Class B Preferred Shares rank on a parity with Class A Preferred Shares and, as such, are entitled to preference over BMO common shares with respect to payment of dividends and return of capital. Each series of Class B Preferred Shares ranks on a parity with the Class B Preferred Shares of every other series. Certain limitations are placed on BMO’s ability to declare dividends. See “Limitations Affecting Holders of BMO Common Shares” below.

Ozaukee.    All Ozaukee shareholders, regardless of class, are entitled to receive pro rata dividends declared on each share held. The rates and amounts of such dividends are determined by the board of directors in a manner and upon terms and conditions not inconsistent with Wisconsin Banking Law and Ozaukee’s Articles of Incorporation. Wisconsin Banking Law limits the payment of dividends to the amount of Ozaukee’s previously undistributed, undivided profits.

DISSENTERS’ RIGHTS

BMO.    BMO shareholders do not have dissenters’ rights with respect to the Merger because their vote is not required to approve the Merger.

Ozaukee.    Ozaukee shareholders have dissenters’ rights which entitle a shareholder to obtain, in accordance with Wisconsin Banking Law, the value of his or her shares of Ozaukee stock in cash in lieu of BMO common stock. Dissenters’ rights are available in connection with a merger, share exchange, or any other transaction or corporate action if such rights are provided for in a bank’s articles of incorporation (Ozaukee’s Articles of Incorporation do not provide for dissenters’ rights under any other circumstance). The dissenters’ rights provisions of Wisconsin Banking Law establish a specific procedure for the assertion of dissenters’ rights. A more detailed discussion of these dissenters’ rights, in general, and how they may be exercised in connection with the Merger, is set forth under the caption “The Merger—Dissenters’ Rights” beginning on page 57. A copy of the dissenters’ rights provisions of Wisconsin Banking Law is also attached to this proxy statement/prospectus as Annex E.

BOARD OF DIRECTORS

BMO.    The Bank Act requires that the number of directors on BMO’s board of directors be at least seven. Currently, BMO’s board of directors consists of seventeen members. All directors of BMO are elected annually.

The Bank Act and BMO’s by-laws require that at least 75% of the members of BMO’s board of directors be resident Canadians. In addition, directors may not transact business at a meeting of directors or of a committee of directors unless a majority of directors present are resident Canadians or if such business is subsequently confirmed by a majority of the resident Canadian directors. Four directors shall constitute a quorum at any meeting of the board of directors. Under the Bank Act, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the votes cast at a special meeting of shareholders. A vacancy created by such removal may be filled at the meeting by a quorum of the directors.

Ozaukee Bank.    Wisconsin Banking Law and the Ozaukee by-laws require that the number of directors on Ozaukee’s board to be at least five. Currently, Ozaukee’s board of directors consists of 11 members. All directors of Ozaukee are elected at the annual meeting and serve until the next annual meeting of shareholders and until his or her successor has been elected or until his or her death, resignation or removal in the manner provided in the Ozaukee by-laws. A majority of the total number of directors constitute a quorum at any meeting of the board of directors. Under Wisconsin Banking Law and the Ozaukee by-laws, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the votes cast at a special meeting of shareholders called for that purpose.

PREEMPTIVE RIGHTS

BMO.    BMO shareholders have no preemptive rights upon issuance of common shares.

Ozaukee.    Ozaukee shareholders have no preemptive rights to acquire any class of common stock or any other securities issued by Ozaukee.

REPORTS TO SHAREHOLDERS; OTHER PUBLIC INFORMATION

BMO.    BMO furnishes its shareholders with annual reports containing audited consolidated financial statements and such other periodic reports as BMO may determine to be appropriate or as may be required by law. The consolidated financial statements included in such reports will be prepared in accordance with Canadian GAAP. BMO is subject to the information requirements of the Exchange Act and files reports and other information with the SEC. However, under a multi-jurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which differ in material respects from the disclosure requirements applicable to U.S. companies. Under MJDS, BMO’s annual financial statements include a reconciliation of the more significant differences between Canadian and U.S. GAAP. BMO is exempt from the SEC’s rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and any principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Ozaukee.    In accordance with Wisconsin Banking Law, Ozaukee must furnish to its shareholders with each notice of annual meeting copies of Ozaukee’s balance sheets, statements of profit and loss and reconcilements of Ozaukee’s loan loss reserve for the two preceding fiscal years.

RIGHTS OF INSPECTION

BMO.    Any person is entitled to a basic list of BMO shareholders and may request BMO to furnish such list within 10 days after receipt by BMO of an affidavit, swearing that the list will not be used except in accordance with a permitted purpose, and payment of a reasonable fee. Further, shareholders and creditors of BMO and their personal representatives may examine certain limited records of BMO during its usual business hours and may take extracts therefrom, free of charge, or have copies made thereof on payment of a reasonable fee.

Ozaukee.    Wisconsin Banking Law requires Ozaukee to make a shareholder’s list available for inspection by any shareholder or such shareholder’s agent or attorney beginning two days after a notice of a shareholders’

meeting is sent and continuing through the conclusion of the meeting. A person inspecting such records may copy them at his or her own expense. Wisconsin Banking Law also requires Ozaukee to make a shareholder’s list available for inspection by any officer, director or shareholder during normal business hours. In both cases, the shareholder list must contain each shareholder’s name, address and the number of shares held. Wisconsin Banking Law does not make provision for a shareholder’s right to inspect other business records of Ozaukee.

CALLING OF SPECIAL MEETING

BMO.    A special meeting of the shareholders of BMO may be called at any time by the directors and, subject to certain provisions of the Bank Act, must be called by the directors upon the written request of shareholders of BMO who together hold not less than 5% of the issued and outstanding shares of BMO that carry the right to vote at the meeting.

Ozaukee.    Special meetings of the Ozaukee shareholders may be called by the directors, or the president, and special meetings shall be called by either the directors or the president on the written request of the holders of not less than 25% of all the outstanding voting shares of Ozaukee entitled to vote at the meeting; provided that such shareholders deliver a signed and dated written demand to the president describing the purpose for which the meeting is to be held.

ANNUAL MEETING; SHAREHOLDER PROPOSALS

BMO.    BMO is required to hold an annual meeting of shareholders not later than six months after the end of each financial year on such day and at such time as its directors shall determine.

A BMO shareholder who is entitled to vote at an annual meeting of shareholders may (i) submit to BMO notice of any matter that the shareholder proposes to raise at the meeting, and (ii) discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If BMO solicits proxies for such annual meeting, it is required to set out in the management proxy a proposal submitted by a shareholder for consideration at such meeting. If so requested by a shareholder who submits a proposal to BMO, BMO is required to include in the management proxy circular, or attach thereto, a statement by the shareholder of not more than two hundred words in support of the proposal and the name and address of the shareholder. A proposal may include nominations for the election of directors if it is signed by one or more shareholders of shares representing in the aggregate not less than 5% of the shares of BMO or 5% of the shares of a class of shares of BMO entitled to vote at the meeting at which the proposal is to be presented.

BMO is not required to comply with the obligations to include the proposal, or a statement of the shareholder submitting a proposal, in its management proxy circular, if

•

the proposal is not submitted to BMO at least the prescribed number of days before the anniversary date of the notice of meeting that was sent to shareholders in respect of the previous annual meeting of shareholders;

•	it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against BMO or its directors, officers or security holders;

•	it clearly appears that the proposal does not relate in a significant way to the business or affairs of BMO;

•

the person submitting the proposal failed within the prescribed period before BMO receives their proposal to present, in person or by proxy, at a meeting of shareholders a proposal that at their request had been set out in or attached to a management proxy circular;

•

substantially the same proposal was set out in or attached to a management proxy circular or dissident’s proxy circular relating to, and presented to shareholders at, a meeting of shareholders of BMO held within the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

•	the rights to submit a proposal as described above are being abused to secure publicity.

If BMO refuses to include a proposal in a management proxy circular, it is obligated to notify the shareholder in writing of such refusal and its reasons for such refusal. The shareholder may apply to a court if such shareholder claims it has been aggrieved by such refusal, and the court may restrain the holding of the meeting at which the proposal is sought to be presented and may make such further order it thinks fit. In addition, if BMO claims to be aggrieved by the proposal, it may apply to a court for an order permitting BMO to omit the proposal from the management proxy circular.

Ozaukee.    Ozaukee is required to hold an annual meeting of shareholders at a time and location specified by the Board of Directors. Neither Wisconsin Banking Law nor Ozaukee’s by-laws establish a procedure for shareholders to bring any matter before an annual shareholders’ meeting and anyone who attends a shareholders meeting and is entitled to vote thereat may make such motions and proposals on such matters as may properly be considered at such meeting.

INDEMNIFICATION

BMO.    BMO may indemnify each member of its board of directors, each officer, each former director or officer, or a person who acted or acts at BMO’s request as a director or officer of an entity of which BMO is or was, directly or indirectly, a shareholder or creditor, to the fullest extent allowed under the Bank Act, if such person:

•	acted honestly and in good faith with a view to the best interests of BMO or other applicable entity; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds for believing that the impugned conduct was lawful.

The foregoing indemnification provisions have been adopted into BMO’s by-laws. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons pursuant to the foregoing provisions, BMO has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable in the U.S.

Ozaukee Bank.    Wisconsin Banking Law imposes an obligation on banks to indemnify each director and officer to the fullest extent allowed under Wisconsin Banking Law and its by-laws; provided, however, in situations other than a successful defense of a proceeding, the officer or director shall not be indemnified where the officer or director failed to perform a duty to Ozaukee and the breach or failure to perform constituted (a) a willful failure to deal fairly with Ozaukee or its shareholders in connection with a matter in which the director has a material conflict of interest, (b) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which the director derived an improper personal benefit, or (d) willful misconduct. A bank may, however, limit its indemnification obligations under its articles of incorporation (Ozaukee’s Articles of Incorporation contain no such limitation). Wisconsin Banking Law specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification of officers and directors against claims under federal or Wisconsin securities laws.

SHAREHOLDER SUITS

BMO.    Pursuant to the Bank Act, a shareholder, with the prior leave of a court having jurisdiction, may institute a lawsuit on behalf of BMO (i.e., shareholder derivative suit) or intervene in an action to which BMO is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of BMO.

Ozaukee.    Neither Wisconsin Banking Law nor Ozaukee’s Articles of Incorporation or by-laws contain provisions for a shareholder to institute a derivative proceeding involving Ozaukee.

TRANSFER AGENT

BMO.    The transfer agent and registrar of the BMO common shares is Computershare Trust Company of Canada and its telephone number is (514) 982-7888.

Ozaukee.    Ozaukee does not have a independent transfer agent, but acts as its own registrar and transfer agent for its shares.

OUTSTANDING PREFERRED SHARES

BMO.    BMO has two classes of authorized preferred shares: Class A Preferred Shares and Class B Preferred Shares, in each case without par value, issuable in series. There are no Class A Preferred Shares currently outstanding. As of October 31, 2007, there were five series of Class B Preferred Shares outstanding: 8,000,000 shares of Class B Preferred Shares, Series 5; 10,000,000 shares of Class B Preferred Shares, Series 6; 12,000,000 shares of Class B Preferred Shares, Series 10; 14,000,000 shares of Class B Preferred Shares, Series 13 and 10,000,000 shares of Class B Preferred Shares, Series 14 (collectively, “Preferred Shares”).

The Board of Directors of BMO is authorized, without shareholder approval, to divide the unissued Class A Preferred Shares and Class B Preferred Shares into series and to fix the number of shares of each series and the rights, privileges, restrictions and conditions thereof provided that no rights, privileges, restrictions or conditions attached to a series confer on a series a priority in respect of dividends or return of capital over any series of Class A Preferred Shares or Class B Preferred Shares then outstanding.

Class B Preferred Shares, Series 5 are redeemable at BMO’s option starting February 25, 2013 for C$25.00 cash per share, and are not convertible. The shares carry a non-cumulative quarterly dividend of C$0.33125 per share.

Class B Preferred Shares, Series 6 are redeemable at BMO’s option starting November 25, 2005 for C$25.00 cash per share, plus a premium if BMO redeems the shares before November 25, 2007, or an equivalent value of BMO common shares, and are convertible at the shareholder’s option starting November 25, 2008 into BMO common shares. However, BMO has the right to pay C$25.00 cash per share instead. The shares carry a noncumulative quarterly dividend of C$0.296875 per share.

Class B Preferred Shares, Series 10 are redeemable at BMO’s option starting February 25, 2012 for $25.00 cash per share and are convertible at BMO’s option starting February 25, 2012 into BMO common shares. The shares carry a noncumulative quarterly dividend of $0.371875 per share.

Class B Preferred Shares, Series 13 are redeemable at BMO’s option starting February 25, 2012 for C$25.00 cash per share, plus a premium if BMO redeems the shares before February 25, 2016. The shares carry a noncumulative quarterly dividend of C$0.28125 per share.

Class B Preferred Shares, Series 14 are redeemable at BMO’s option starting November 25, 2012 for C$25.00 cash per share, plus a premium if BMO redeems the shares before November 25, 2016. The shares carry a noncumulative quarterly dividend of C$0.328125 per share.

Holders of any series of the Class A Preferred Shares or the Class B Preferred Shares are entitled to vote separately as a class only on amendments to the rights, privileges, restrictions and conditions attaching to such series. Class B Preferred shareholders will not be entitled to receive notice of or to attend or to vote at any meeting of the shareholders of BMO unless and until the first time at which BMO’s board has not declared the whole dividend on such Preferred Shares in any quarterly period. In that event, the holders of the such Preferred Shares will be entitled to receive notice of, and to attend, all meetings of shareholders at which directors are to be elected and will be entitled to one vote for each share held. Such voting rights shall cease upon payment by BMO of the first dividend on the series to which holders are entitled subsequent to the time such voting rights first arose.

BMO may issue other series of Class A Preferred Shares and Class B Preferred Shares ranking on a parity with the series that are outstanding without the approval of the holders of such outstanding series.

The issuance of additional Preferred Shares could adversely affect the rights of holders of BMO common shares. For example, issuance of Preferred Shares could result in a class of securities outstanding that would have preferences over BMO common shares with respect to dividends and on liquidation, and in the case of the Series 6 and 10 Preferred Shares, the holders of such Preferred Shares could (upon conversion or otherwise) enjoy all of the rights appurtenant to BMO common shares.

Ozaukee.    Ozaukee does not have preferred shares authorized for issuance.

LIMITATIONS AFFECTING HOLDERS OF BMO COMMON SHARES

The Bank Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of BMO shares. Under the terms of these restrictions, no person is permitted to acquire any shares of BMO if the acquisition would cause the person to have a “significant interest” in any class of shares of BMO, without obtaining the prior approval of the Minister of Finance of Canada. In addition, BMO is not permitted to record any transfer or issue of shares of BMO if the transfer or issue would cause the person to have a significant interest in BMO, unless prior approval is obtained from the Minister of Finance. No person who has a significant interest in BMO may exercise any voting rights attached to the shares held by that person, unless the prior approval of the Minister of Finance was obtained. For these purposes, a person has a significant interest in a class of shares of BMO where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of BMO. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

In addition, under the Bank Act, the Minister of Finance may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of any class of voting shares and provided, in each case, that the person acquiring those shares does not have any direct or indirect influence over BMO that, if exercised, would result in that person having de facto control of BMO. For these purposes, the shares beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person with respect to BMO common shares are aggregated.

The Bank Act also prohibits the registration of a transfer or issue of any shares of BMO to Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or to the government of a foreign country or any political subdivision, agent or agency of any of them.

The Bank Act prohibits any person from exercising voting rights attached to shares of BMO beneficially owned by Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or by the government of a foreign country, or any political subdivision, agent or agency of any of them.

The restrictions contained in the Bank Act may deter, delay or prevent a future acquisition of a “significant interest” in BMO and will prevent the acquisition of control of BMO, including transactions that could be perceived as advantages to BMO’s shareholders.

Under the Bank Act, BMO cannot redeem or purchase any of its shares unless the consent of the Superintendent has been obtained. In addition, the Bank Act prohibits the payment to purchase or redeem any shares or the payment of a dividend if there are reasonable grounds for believing that BMO is, or the payment would cause BMO to be, in contravention of the Bank Act requirement to maintain, in relation to its operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent in relation thereto. In addition, under the Bank Act, BMO is restricted from declaring and paying a dividend in any financial year without Superintendent Approval if, on the day the dividend is declared, the total of all dividends paid by BMO in that year would exceed the aggregate of BMO’s net income up to that day in the year and of its retained net income for the preceding two financial years.

SUPERVISION AND REGULATION

SUPERVISION AND REGULATION OF BMO IN CANADA

Legislation

BMO’s activities in Canada are governed by the Bank Act, which is one of four main federal statutes governing the financial services industry in Canada. The other three statutes cover trust and loan companies, insurance companies and cooperative credit associations.

In accordance with the Bank Act, BMO may engage in and carry on the business of banking and such business generally as pertains to the business of banking. The Bank Act grants Canadian chartered banks, such as BMO, broad powers of investment in the securities of other corporations and entities, but imposes limits upon substantial investments. Under the Bank Act, generally a bank has a substantial investment in a body corporate when (1) the voting shares beneficially owned by BMO and by entities controlled by BMO exceed 10% of the outstanding voting shares of the body corporate or (2) the total of the shares of the body corporate that are beneficially owned by BMO and entities controlled by BMO represent more than 25% of the total shareholders’ equity of the body corporate. A Canadian chartered bank is entitled to have a substantial investment in entities whose activities are consistent with those of certain prescribed permitted substantial investments. In general, a bank will be permitted to invest in an entity that carries on any financial service activity whether that entity is regulated or not. Further, a bank may invest in entities that carry on commercial activities that are related to the promotion, sale, delivery or distribution of a financial product or service, or that relate to certain information services. A bank may also invest in entities that invest in real property, act as mutual funds or mutual fund distributors or that service financial institutions and a bank may have downstream holding companies to hold these investments. In certain cases, the approval of the Minister of Finance or the Superintendent of Financial Institutions (Canada) (the “Superintendent”) is required prior to making the investment and/or BMO is required to control the entity. Other than for authorized types of insurance, chartered banks may offer insurance products only through their subsidiaries and not through their branch systems. Banks may offer insurance products through their credit card systems but are prohibited from target-marketing these products to selected cardholders. Automobile leasing continues to be prohibited to all federally incorporated financial institutions.

Bank Supervision

The Superintendent is responsible to the Minister of Finance for the administration of the Bank Act. The Superintendent provides guidelines for disclosure of a bank’s financial information. The Superintendent is also required to make an annual examination of each bank to ensure compliance with the Bank Act and to ensure that each bank is in sound financial condition. The report of the Superintendent’s examination is submitted to the Minister of Finance. In addition to the Bank Act, outside Canada each of BMO’s branches, agencies and subsidiaries is also subject to the regulatory requirements of the country in which it conducts its business.

SUPERVISION AND REGULATION OF BMO IN THE U.S.

The business in which BMO and its subsidiaries are engaged in the U.S. is subject to extensive supervision, regulation and examination by various bank regulatory authorities and other governmental agencies in the U.S. and some states where BMO and its subsidiaries operate. The supervision, regulation and examination to which BMO and its subsidiaries are subject are intended primarily for the protection of depositors and the deposit insurance funds that insure the deposits of banks, rather than for the protection of security holders.

Several of the more significant regulatory provisions applicable to foreign banks and financial holding companies to which BMO and its subsidiaries are subject are discussed below, along with certain regulatory matters. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of BMO and its subsidiaries.

U.S. Regulation of Foreign Banks

BMO is a bank chartered in Canada. BMO is subject to regulation in the U.S. under the International Banking Act of 1978 (the “IBA”) and Regulation K. As a general principle, foreign banks are treated similarly to domestic banks and are subject to similar regulation in the U.S. The IBA granted federal regulators supervisory authority over foreign banks and made federal regulations, including deposit insurance regulations, applicable to foreign banks. The IBA originally restricted the ability of foreign banks to engage in interstate banking and non-banking activities in the U.S. Many of these restrictions have been removed or liberalized. The Riegle-Neal Interstate Banking and Branching Efficiency Act (“Riegle-Neal”) eliminated the general prohibition against foreign banks having full service operations in more than one state. Now, foreign banks such as BMO can expand in a manner similar to domestic banks and bank holding companies.

The Foreign Bank Supervision Enhancement Act of 1991 (the “FBSEA”), amended the IBA and increased the degree of federal bank regulation of and supervision over U.S. branches of foreign banks such as those of BMO. The FBSEA provides, among other things, that the Federal Reserve System may examine the branches or any affiliate of a foreign bank. The FBSEA also provides that a state branch of a foreign bank, such as BMO’s branches in the U.S., may not engage in any type of activity that is not permissible for a federal branch of a foreign bank unless the Federal Reserve Board has determined that such activity is consistent with sound banking practice. The FBSEA also makes BMO’s branches in the U.S. subject to the same lending limits as are applicable to a federally licensed branch or agency of a foreign bank. Based upon the activities presently conducted by BMO in the U.S., BMO does not believe that these provisions of the FBSEA will materially limit its activities.

The Gramm-Leach-Bliley Act of 1999 (“GLB”) greatly expands the range of financial activities, including non banking activities, that may be conducted in the U.S. by banks and their affiliates. Foreign banks also benefit from the enactment of this law. GLB allows a bank holding company that is a foreign bank or a foreign bank with U.S. banking operations to elect to become a financial holding company if they meet certain requirements.

Regulatory Agencies

Financial Holding Company.    BMO and its U.S. holding companies including Harris Financial Corp. and Harris Bankcorp, Inc. elected to become financial holding companies on April 10, 2000, and continue to be subject to regulation under the Bank Holding Company Act of 1956 as amended (the “BHC Act”) and to inspection, examination and supervision by the Federal Reserve Board. BMO and the specified holding companies are also registered as bank holding companies under the BHC Act. BMO indirectly owns Harris N.A., a national bank, Harris Central N.A., a limited purpose cash management national bank, and The Harris Bank N.A., a national bank. The subsidiary banks are subject to examination and regulation by applicable federal regulators including The Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (“FDIC”).

Non-bank Subsidiaries.    Through non-bank subsidiaries in the U.S., BMO is engaged in a number of bank related activities, including trust, investment advisory activities, finance, brokerage and securities underwriting. Many of BMO’s non-banking subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. BMO’s brokerage subsidiary is regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Other non-banking subsidiaries of BMO are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Other Requirements and Regulations.    BMO and its subsidiaries are also affected by the fiscal and monetary policies of the U.S. federal government and the Federal Reserve Board, and by various other governmental requirements and regulations in the states where BMO and its subsidiaries operate.

Financial and Bank Holding Company Activities

“Financial in Nature” Requirement.    As a bank holding company that has also elected to become a financial holding company, BMO is eligible to undertake a broader range of financial activities and may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are “financial in nature” include securities underwriting, dealing and market-making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking. Generally, prior Federal Reserve Board approval is not required for BMO to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

Prior Federal Reserve Board approval is required before BMO may acquire (1) the beneficial ownership or control of more than 5% of the voting shares of, or (2) all or substantially all of the assets of, a bank holding company, bank or savings association. The BHC Act further provides that the Federal Reserve Board shall generally not approve any such acquisition, merger or consolidation that would have a significant anti-competitive effect. The Federal Reserve Board is also required to take into consideration the financial and managerial resources and future prospects of the companies and the banks concerned and the convenience and needs of the communities to be served.

If any subsidiary bank of BMO ceases to be “well capitalized” or “well managed” under applicable regulatory standards, the Federal Reserve Board may, among other actions, order BMO to divest the subsidiary bank. Alternatively, BMO may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of BMO receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, BMO will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

Affiliate Transactions.    Various legal and regulatory requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by BMO and its non-bank subsidiaries from its affiliated insured depository institutions, and also limit various other transactions between BMO and its non-bank subsidiaries, on the one hand, and its affiliated insured depository institutions on the other. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution’s loans to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured depository institution’s transactions with its non-bank affiliates to be on arms-length terms.

Interstate Banking and Branching.    Under Riegle-Neal, subject to certain concentration limits and other requirements, bank holding companies such as BMO are permitted to acquire banks and bank holding companies located in any state. Any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company. Banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks and subject to state law provisions, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices is contingent, however, on the host state having adopted legislation “opting in” to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation “opting out” of that provision of Riegle-Neal. BMO could from time to time use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries.

Control Acquisitions.    The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BMO, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.

Liability of Banking Subsidiaries

Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (1) the “default” of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution “in danger of default.” All of BMO’s subsidiary banks in the U.S. are FDIC-insured depository institutions. If a default occurred with respect to a bank, any capital loans to an insured bank from its parent holding company would be subordinate in right of payment to payment of the bank’s depositors and certain of its other obligations.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and the regulations promulgated under FDICIA, among other things, established five capital categories for insured depository institutions—well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized—and requires U.S. federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent bank holding company must guarantee the bank’s or thrift’s compliance with the plan up to the lesser of 5% of the bank’s or thrift’s assets at the time it became undercapitalized and the amount needed to comply with the plan. As of June 30, 2007, each of BMO’s banking subsidiaries was well capitalized based on the prompt corrective action guidelines.

Dividend Restrictions

Various U.S. federal and state statutory provisions limit the amount of dividends BMO’s banking subsidiaries can pay BMO without regulatory approval. In addition, U.S. federal bank regulatory authorities have authority to prohibit BMO’s banking subsidiaries from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of BMO’s banking subsidiaries to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

Deposit Insurance Assessments

The deposits of BMO’s banking subsidiaries are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Deposit Insurance Fund administered by the FDIC.

Depositor Preference Statute

In the “liquidation or other resolution” of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

Operations

The operations of BMO and its subsidiary banks are subject to a variety of laws and regulations, both federal and state. This affects deposit taking, lending, trust and advisory services as well as insurance agency and securities brokerage. Operations are also subject to the Bank Secrecy Act and amendments promulgated by the U.S.A. Patriot Act.

Future Legislation

Changes to the laws and regulations in the U.S. and states where BMO and its subsidiaries do business can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. BMO cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of BMO or any of its subsidiaries.

INFORMATION ABOUT BANK OF MONTREAL

NAME AND INCORPORATION

BMO commenced business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, the Bank has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and the operations of BMO are governed by it.

BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6, and its executive offices are located at 100 King Street West, 1 First Canadian Place, 68th Floor, Toronto, Ontario, Canada M5X 1A1.

PRINCIPAL ACTIVITIES AND MARKETS

BMO offers a broad range of credit and non-credit products and services directly and through Canadian and non-Canadian subsidiaries, office and branches. As of July 31, 2007, BMO had almost 36,000 full-time equivalent employees, maintained 965 bank branches in Canada, including in stores in Canada, and operated internationally in major financial markets and trading areas through our offices in eight other countries, including the U.S. Harris Bankcorp, Inc., wholly-owned by BMO, operates a community banking business in the U.S. based in Chicago, providing personal and business banking and private client and personal trust services, as well as corporate and investment banking through Harris Nesbitt. BMO also provides a full range of investment dealer services through the BMO Nesbitt Burns group of companies which include BMO Nesbitt Burns Inc., a major fully-integrated Canadian investment dealer in which the Bank owns 100 percent of the voting shares, and BMO Capital Markets Corp., the bank’s wholly-owned registered securities dealer in the U.S.

BMO is comprised of three operating groups: Personal and Commercial Banking provides financial services to personal and commercial customers in Canada and the U.S. through its branches as well as directly though bmo.com, harrisbank.com and a network of automated banking machines (ABMs); Private Client Group provides wealth management services to individuals through BMO Bank of Montreal, BMO Nesbitt Burns, BMO Investorline® and BMO Harris Private Banking in Canada, and through Harris Private Bank and Harris in the U.S.; BMO Capital Markets, serves corporate, institutional and government clients primarily in Canada and the U.S. but also in the United Kingdom, Europe, Asia and Australia, offering clients complete financial and capital markets solutions. BMO’s Corporate Services and Technology and Operations groups provide risk management, information technology and other corporate services to the three operating groups.

GENERAL BANK MATTERS

Competition

Canada’s financial services industry is highly competitive, consisting of approximately 2,000 companies including full service banks, internet banks, trust companies, credit unions, direct and full-service brokerages, investment dealers, life and property and casualty insurance companies, mutual fund dealers and large mono-line financial institutions, among others. BMO competes with most of these companies in some form in its different businesses. However, BMO’s range of services is comparable to those of the other five major Canadian banks and they are its direct competitors in almost all its businesses and markets in Canada. BMO was the fourth largest chartered bank in Canada in terms of assets, equity and market capitalization as of July 31, 2007, and fifth largest in terms of revenue for the nine months then ended. BMO is among the largest banks in Canada and the U.S., ranking ninth by total assets, fourteenth by equity and eleventh by market capitalization and revenue.

The five major Canadian banks play a prominent role in the banking system, each maintaining an extensive branch network, augmented with ABMs, telephone and Internet banking facilities. Although products and services offered by the major banks are reasonably similar, competition occurs not only in the suite of products and services offered and the different pricing and service models adopted, but in the use of leading edge technology to gain strategic advantage, as well as the partnerships and alliances entered into by the various institutions to better serve their customers. Increased competition is also evident in the drive for scale and other operating efficiencies, and the greater willingness by all participants to divest low-return businesses. The industry is considered mature but still growing, supported by immigration and growth in the economy. In recent years competition has escalated because of the rise of mono-line competitors, and Internet and other niche banks. In addition, Canada’s banks have become increasingly focused on their retail and commercial banking businesses.

INFORMATION ABOUT OZAUKEE BANK

HISTORY

Founded in 1975 by M.D. Hepburn, Ozaukee is a community bank which was formed upon the purchase of one million dollars of capital stock by 235 community investors in 1974. Ozaukee is currently the largest bank in Ozaukee County, Wisconsin, with five full service branches located in Cedarburg, Grafton, Mequon, Port Washington and Thiensville, Wisconsin and, most recently, a full service branch in West Bend, Washington County was opened in 2006.

BUSINESS

Ozaukee offers full-service banking to business and retail clients and as of December 31, 2006 had total assets of $708 million. Total loans and deposits outstanding at 2006 year end totaled $526 million and $577 million, respectively. In addition to traditional banking products and services, Ozaukee offers a full array of investment and trust services through its Wealth Management Division.

MARKETS AND COMPETITION

The most recent FDIC deposit market share reports indicate that Ozaukee Bank is one of 16 commercial and savings banks in the Ozaukee County market area. The reports also show Ozaukee Bank as having top deposit market share for this region. The Bank expanded in April 2006 with its first full service branch outside of Ozaukee County when it entered into the West Bend, Washington County market.

REGULATION

Ozaukee is a Wisconsin-chartered commercial bank. Its deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”). It is not a member of the Federal Reserve Bank.

Ozaukee is subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions—Division of Banking, as the chartering authority for Wisconsin banks, and the FDIC. Areas subject to regulation by these authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

The FDIC uses capital adequacy guidelines in its examination and regulation of banks. These capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8.0 percent, of which at least one-half must be Tier I capital (which consists principally of stockholders’ equity). The leverage requirement consists of a minimum ratio of Tier I capital to total assets of 4.0 percent.

As of December 31, 2006, Ozaukee’s ratio of total capital to risk-weighted assets was 10.6%, its ratio of Tier I capital to risk-weighted assets was 9.4%, and its ratio of Tier I capital to average assets was 7.5%.

The risk-based and leverage standards presently used by the FDIC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions for example, Tier 1 capital less all intangible assets, well above the minimum levels.

Ozaukee pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all institutions insured by the Bank Insurance Fund of the FDIC.

Generally, under Wisconsin Banking Law, a Wisconsin-chartered bank may make to any one borrower total loans and extensions of credit in an amount not to exceed 20% of the capital of the bank.

AVAILABLE INFORMATION

Ozaukee is required to submit an annual report to the FDIC and Wisconsin Department of Financial institutions—Division of Banking that includes (i) financial statements prepared in accordance with generally accepted accounting principles, and audited by an independent public accountant; (ii) a statement of management’s responsibilities for preparing the financial statements, for establishing and maintaining an adequate internal control structure and procedures for financial reporting, and for complying with laws and regulations relating to safety and soundness; and (iii) an assessment by management of the effectiveness of internal control over financial reporting and compliance with designated laws and regulations.

Ozaukee files quarterly reports called “Consolidated Reports of Condition and Income for a Bank with Domestic and Foreign Offices” (“Call Reports”). Ozaukee’s Call Reports are publicly available at the FDIC Disclosure Group, Room F-518, 550 17th Street, N.W., Washington, D.C. 20429 as well as at the FDIC’s web site (www.fdic.gov).

Ozaukee will supply without charge a copy of the publicly available portions of its most recent quarterly Call Report delivered to the Federal Deposit Insurance Corporation, to any person to whom this proxy statement is delivered upon written request to: Ms. Terri Haas, Vice President, Ozaukee Bank, N69 W5269 Columbia Rd., P.O. Box 3, Cedarburg, Wisconsin 53012.

OZAUKEE BANK MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

(All dollar amounts stated in thousands)

Results of Operations

Net income for the first six months of 2007 was $4,403, an increase of $234 (5.6%) compared to $4,169 for the comparable period in 2006. This was due primarily to the beneficial effect of several non-recurring and special items which increased net income by a cumulative $805 net of tax in 2007 compared to a cumulative increase of $261 in 2006. Without these non-recurring and special items, net income for the first six months of 2007 would have decreased $310 (7.9%) compared to the same period of 2006 due to reductions in net interest margins resulting from the continuing effects of a flat to inverted yield curve and an increase in nonaccrual loans.

Net income for 2006 was $8,337, an increase of $556 (7.2%) over 2005, while 2005 net income of $7,781 represented an increase of $696 (9.8%) over 2004. These increases were primarily the result of growth in earning assets.

The following table presents Ozaukee’s net income for the periods ended June 30, 2007 and 2006, as well as the five years ended December 31, 2006 presented before the provision for loan losses (net of tax) and identifying adjustments for special or non-recurring income and expense items (net of tax). The table presents certain sections of Ozaukee’s income statements for the periods presented using a non-GAAP presentation. The presentation was chosen to facilitate discussion of these items.

OZAUKEE BANK

SUMMARY OF OPERATING INCOME

(in thousands)

	Six months ended June 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Net income before provision for loan losses, and special items, net of tax	$3,776	$4,047	$8,123	$7,269	$6,080	$4,522	$6,041
Less: Provision for loan losses, net of tax	178	139	277	277	351	83	1,287

Net income before special items, net of tax	$3,598	$3,908	$7,846	$6,992	$5,729	$4,439	$4,754
Special items, net of tax
Gain on sale of loans	252	261	535	842	985	4,551	2,266
Net gain on sales of securities	—	—	—	—	117	—	—
Wisconsin state income tax refund	76	—	—	—	—	—	—
Recovery of non-accrual interest	380	—	—	—	—	—	—
Other accrual adjustments	97	—	(44)	(53)	—	—	—
Wisconsin state income tax settlement	—	—	—	—	254	(200)

Total special items, net of tax	805	261	491	789	1,356	4,351	2,266

Net income	$4,403	$4,169	$8,337	$7,781	$7,085	$8,790	$7,020

Net Interest Income

Net interest income, representing the difference between interest earned on loans, securities and other interest-earning assets, and the interest expense paid on the deposits and borrowings that fund them, is the largest component of Ozaukee’s operating income. Changes in interest rates, together with changes in the types and amounts of interest earning assets and interest bearing liabilities, combine to affect net interest income. Additionally, net interest income is impacted by the sensitivity of Ozaukee’s balance sheet to changes in market interest rates, contractual maturities and repricing frequencies.

Since 2005, the amount of net interest income earned by Ozaukee has been significantly influenced by four factors; (i) growth in earning assets, (ii) changes in nonaccrual loans, (iii) local competitive pressures on loan and deposit pricing, and (iv) the flat to inverted yield curve.

The following tables present Ozaukee’s average balances, interest earned and paid, and average yields earned and paid for (i) the six-month periods ended June 30, 2007 and 2006; and (ii) each of the five years ended December 31, 2006.

OZAUKEE BANK

AVERAGE BALANCES AND INTEREST RATES FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(in thousands)

	Six Months ended
	June 30, 2007			June 30, 2006
	Average Balance	Income / Expense	Average Rates	Average Balance	Income / Expense	Average Rates
ASSETS
Interest-earning assets:
Loans (1) (2)	$522,081	$19,366	7.42%	$505,914	$17,317	6.85%
Federal funds sold and short-term investments	12,372	323	5.22%	14,196	318	4.49%
Investment Securities (3)
Taxable	49,914	1,039	4.16%	64,465	1,273	3.95%
Non-taxable (2)	66,980	2,081	6.21%	45,364	1,434	6.32%
Federal Home Loan Bank	5,603	91	3.27%	10,072	59	1.18%

Total Earning Assets	656,950	$22,900	6.97%	640,011	$20,401	6.38%

Noninterest-earning assets:
Cash and cash equivalents	10,265			11,214
Allowance for loan losses	(7,310)			(6,976)
Premises and equipment, net	9,070			9,082
Cash surrender value of life insurance	9,245			8,883
Other assets	9,222			8,177

TOTAL ASSETS	$687,442			$670,391

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW Accounts	$44,893	$143	0.64%	$45,726	$96	0.42%
Savings accounts	35,921	186	1.03%	43,192	216	1.00%
Money market accounts	198,095	4,068	4.11%	184,029	3,157	3.43%
Time deposits	197,324	4,555	4.62%	202,562	3,976	3.93%
Securities sold under repurchase agreements	27,667	650	4.70%	27,857	558	4.00%
Borrowings	47,223	963	4.08%	32,000	581	3.63%

Total Interest-Bearing Liabilities	551,123	$10,565	3.83%	535,366	$8,584	3.21%
Noninterest-bearing liabilities and stockholders’ equity:
Demand deposits	78,129			80,841
Other liabilities	6,463			5,915
Stockholders’ equity	51,727			48,269

TOTAL LIABILITIES & STOCKHOLDER’S EQUITY	$687,442			$670,391

Net interest income and rate spread		$12,335	3.14%		$11,817	3.17%

Net yield on interest earning assets			3.76%			3.69%

(1)	Nonaccrual loans are included in the average balance figure.
(2)	Interest on tax-exempt loans & securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3)	Securities are shown at amortized cost.

OZAUKEE

AVERAGE BALANCES AND INTEREST RATES FOR THE YEARS ENDED DECEMBER 31, 2002 THROUGH 2006

(dollars in thousands)

	2006			2005			2004			2003			2002
	Average Balance	Income / Expense	Avg. Rates	Average Balance	Income / Expense	Avg Rates	Average Balance	Income / Expense	Avg Rates	Average Balance	Income / Expense	Avg Rates	Average Balance	Income / Expense	Avg Rates
ASSETS
Interest-earning assets:
Loans (1) (2)	$511,247	$36,046	7.05%	$482,574	$29,090	6.03%	$426,430	$22,034	5.17%	$367,569	$20,337	5.53%	$332,271	$21,193	6.38%
Reserve Funds	9,936	466	4.69%	5,404	168	3.11%	4,137	44	1.06%	21,012	197	0.94%	10,020	149	1.49%
Investment Securities (3)
Taxable	62,597	2,546	4.07%	66,881	2,277	3.40%	83,583	2,495	2.98%	79,841	2,291	2.87%	80,141	3,753	4.68%
Non-taxable (2)	50,057	3,151	6.30%	39,264	2,527	6.44%	36,297	2,367	6.52%	34,590	2,277	6.58%	38,012	2,458	6.47%
Federal Home Loan Bank	8,485	191	2.25%	10,043	486	4.84%	9,513	586	6.16%	8,927	638	7.14%	3,977	199	5.00%

Total Earning Assets	642,322	$42,400	6.60%	604,166	$34,548	5.72%	559,960	$27,526	4.92%	511,939	$25,740	5.03%	464,421	$27,752	5.98%

Noninterest-earning assets:
Cash and cash equivalents	11,231			11,264			10,688			10,571			9,476
Allowance for loan losses	(7,047)			(6,713)			(6,200)			(6,230)			(4,518)
Premises and equipment, net	9,140			9,188			9,266			8,930			7,907
Cash surrender value of life insurance	8,972			8,642			7,011			4,095			981
Other assets	8,302			7,400			5,897			5,748			4,696

TOTAL ASSETS	$672,920			$633,947			$586,622			$535,053			$482,963

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW Accounts	$44,935	$214	0.48%	$47,956	$116	0.24%	$47,934	$103	0.21%	$41,868	$110	0.26%	$36,920	$152	0.41%
Savings accounts	43,575	442	1.02%	49,397	358	0.73%	49,782	276	0.55%	46,370	317	0.68%	40,291	386	0.96%
Money market accounts	183,422	6,830	3.72%	160,997	3,451	2.14%	163,317	1,540	0.94%	155,592	1,495	0.96%	137,351	2,002	1.46%
Time deposits	198,586	8,269	4.16%	182,394	5,742	3.15%	139,851	3,293	2.35%	129,275	3,257	2.52%	120,848	3,971	3.29%
Securities sold under repurchase agreements	28,452	1,233	4.33%	21,470	555	2.59%	20,535	201	0.98%	15,193	153	1.01%	18,359	300	1.63%
Borrowings	36,897	1,439	3.90%	42,839	1,535	3.58%	44,396	1,386	3.12%	36,834	1,312	3.56%	35,886	1,946	5.43%

Total Interest-Bearing Liabilities	535,867	$18,427	3.44%	505,053	$11,757	2.33%	465,815	$6,799	1.46%	425,132	$6,644	1.56%	389,655	$8,757	2.25%

Noninterest-bearing liabilities and stockholders’ equity:
Demand deposits	81,570			78,277			75,071			66,214			54,858
Other liabilities	6,483			5,645			4,739			4,312			3,491
Stockholders’ equity	49,000			44,972			40,997			39,395			34,959

TOTAL LIABILITIES & STOCKHOLDER’S EQUITY	$672,920			$633,947			$586,622			$535,053			$482,963

Net interest income and rate spread		$23,973	3.16%		$22,791	3.39%		$20,727	3.46%		$19,096	3.47%		$18,995	3.73%

Net yield on interest earning assets			3.73%			3.77%			3.70%			3.73%			4.09%

(1)	Nonaccrual loans are included in the average balance figure.
(2)	Interest on tax-exempt loans & securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3)	Securities are shown at amortized cost.

The following table illustrates the changes in interest earned and interest paid resulting from changes in the types and volumes of interest earning assets and interest bearing liabilities and how they combine to affect total net interest income.

OZAUKEE BANK

CHANGES IN INTEREST EARNED AND INTEREST PAID

(dollars in thousands)

				Year Ended December 31,
	June 07 to June 06			2006			2005			2004			2003
	Increase (Decrease) Due to Change In			Increase (Decrease) Due to Change In			Increase (Decrease) Due to Change In			Increase (Decrease) Due to Change In			Increase (Decrease) Due to Change In
	Average Balance	Average Rate	Total Change	Average Balance	Average Rate	Total Change	Average Balance	Average Rate	Total Change	Average Balance	Average Rate	Total Change	Average Balance	Average Rate	Total Change
Interest Income
Loans (1)	$553	$1,496	$2,049	$1,728	$5,228	$6,956	$2,902	$4,154	$7,056	$3,257	$(1,560)	$1,697	$2,251	$(3,107)	$(856)
Reserve Funds	(41)	46	5	141	157	298	13	111	124	(158)	5	(153)	164	(116)	48
Investment Securities
Taxable	(287)	53	(234)	(146)	415	269	(499)	281	(218)	107	97	204	(14)	(1,448)	(1,462)
Non-taxable (1)	683	(36)	647	695	(71)	624	193	(33)	160	112	(22)	90	(221)	40	(181)
Federal Home Loan Bank	(26)	58	32	(75)	(220)	(295)	33	(133)	(100)	42	(94)	(52)	247	192	439

Total Interest Income	882	1,617	2,499	2,343	5,509	7,852	2,642	4,380	7,022	3,360	(1,574)	1,786	2,427	(4,439)	(2,012)

Interest Expense
NOW Accounts	(2)	49	47	(7)	105	98	—	13	13	16	(23)	(7)	20	(62)	(42)

Savings accounts	(36)	6	(30)	(42)	126	84	(2)	84	82	23	(64)	(41)	58	(127)	(69)
Money market accounts	241	670	911	481	2,898	3,379	(22)	1,933	1,911	74	(29)	45	266	(773)	(507)
Time deposits	(103)	682	579	510	2,017	2,528	1,002	1,447	2,449	267	(231)	36	278	(992)	(714)
Securities sold under repurchase agreements	(4)	96	92	181	497	678	9	345	354	54	(6)	48	(52)	(95)	(147)
Borrowings	276	106	382	(213)	117	(96)	(49)	198	149	269	(195)	74	51	(685)	(634)

Total Interest Expense	372	1,609	1,981	910	5,760	6,670	938	4,020	4,958	703	(548)	155	621	(2,734)	(2,113)

Net Interest Income	$510	$8	$518	$1,433	$(251)	$1,182	$1,704	$360	$2,064	$2,657	$(1,026)	$1,631	$1,806	$(1,705)	$101

(1)	Shown on a fully taxable equivalent basis assuming a Federal income tax rate of 34%.

Average earning assets for the six months ended June 30, 2007 grew $16,939 (2.7%) over the same period in 2006. For the same periods, tax-adjusted net interest income increased $518 (4.4%) and tax-adjusted net interest margin on earning assets increased from 3.69% to 3.76%. The primary driver of earning asset growth was growth in real estate construction loans, which increased $27,931 (142%) during the same period.

Net interest income for the first six months of 2007 was enhanced by the collection of $575 of interest on certain nonaccrual loans which returned to accrual status during the period; this was offset by $306 negative effect of an increase in nonaccrual loans which averaged $10,574 during the first six months of 2007 compared to $3,494 during the first six months of 2006. These two factors affected net interest margin by 0.18% and 0.10% respectively.

From 2005 to 2006, average earning assets grew $38,156 (6.3%) while tax-adjusted net interest income increased $1,182 (5.2%). Ozaukee’s tax-adjusted net interest margin on earning assets decreased 0.04% to 3.73% and was negatively impacted by the flat to inverted yield curve and by local competitive pressures on loan and deposit pricing.

During 2005, average earning assets grew $44,206 (7.9%), while tax-adjusted net interest income increased $2,064 (10.0%). Ozaukee’s tax-adjusted net interest margin on earning assets increased 0.07% to 3.77%. The primary driver of earning asset growth was growth in commercial real estate and real estate construction loans which increased $38,732 during 2005 as Ozaukee sought out these types of customers as part of Ozaukee’s strategic plan.

Noninterest Income

The following table summarizes the amount of noninterest income earned by Ozaukee during the periods ended June 30, 2007 and 2006 as well as the three years in the period ended December 31, 2006.

OZAUKEE BANK

NONINTEREST INCOME

(in thousands)

	Six Months ended June 30,				Years ended December 31,
	2007		2006		2006		2005		2004
	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Wealth Management Income	$282	4.5%	$494	8.0%	$840	6.9%	$679	5.9%	$698	7.1%
Service Fees and Charges	816	12.9%	782	12.7%	1,607	13.2%	1,568	13.6%	1,561	15.8%
Residential Mortgage Loan Fees	418	6.6%	432	7.0%	876	7.2%	1,327	11.5%	1,853	18.8%
Secondary Market Servicing Fees	528	8.4%	538	8.8%	1,074	8.8%	1,068	9.3%	1,119	11.3%
Commercial Loan Fee Income	150	2.4%	128	2.1%	218	1.8%	267	2.3%	372	3.8%
Consumer Loan Fee Income	201	3.2%	144	2.3%	297	2.4%	293	2.5%	427	4.3%
TYME & Debit Card Fee Income	317	5.0%	289	4.7%	609	5.0%	495	4.3%	497	5.0%
Life Insurance Fee Income	183	2.9%	175	2.8%	354	2.9%	306	2.7%	269	2.7%
Gain on Sale of Bank Premises & Equipment	—	0.0%	12	0.2%	12	0.1%	3	0.0%	29	0.3%
Gain on Sale of Securities Available for Sale	—	0.0%	—	0.0%	—	0.0%	—	0.0%	178	1.8%
State Income Tax Refund	115	1.8%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Other	169	2.7%	185	3.0%	362	3.0%	416	3.6%	339	3.4%

Totals	$3,179	50.4%	$3,179	51.6%	$6,249	51.3%	$6,422	55.7%	$7,342	74.3%

Pre-Tax Income	$6,316		$6,144		$12,203		$11,515		$9,859

At June 30, 2007, year-to-date noninterest income was $3,179, the same amount as for the first six months of 2006. Noninterest income in 2007 was enhanced by the receipt of a State of Wisconsin income tax refund totaling $115. This, together with other increases was offset by a $212 decline between the comparable 6-month periods in fee income generated by Ozaukee’s Wealth Management area which resulted from one of the department’s investment representatives leaving Ozaukee to work at another firm.

A significant portion of Ozaukee’s noninterest income is derived from the origination and sale of residential mortgage loans. As the real estate market has cooled, the volume of mortgage loans originated has declined and consequently so has the amount of fee income derived from the origination and sale of residential mortgages. Ozaukee originated $54,182 and $47,997 of residential mortgages during the first six months of 2007 and 2006 respectively, and $95,429, $129,629, and $152,605 during 2006, 2005, and 2004 respectively. Noninterest income derived from the sale of residential mortgage loans was $418 through June 30, 2007 as compared to $432 through June 30, 2006; and $876 in 2006, $1,327 in 2005 and $1,853 in 2004.

Noninterest Expense

The following table summarizes noninterest expense for the six-month periods ended June 30, 2007 and 2006, as well as for each of the three years ended December 31, 2006.

OZAUKEE BANK

NONINTEREST EXPENSE

(in thousands)

	Six months ended June 30,				Year ended December 31,
	2007		2006		2006		2005		2004
	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*
Wages, excluding incentive compensation	$3,804	24.5%	$3,785	25.2%	$7,619	25.2%	$7,478	25.6%	$7,244	25.8%
Incentives	190	1.2%	189	1.3%	393	1.3%	414	1.4%	483	1.7%
Deferred loan origination costs	(183)	(1.2%)	(180)	(1.2%)	(350)	(1.2%)	(449)	(1.5%)	(6)	0.0%
Employee Insurance	438	2.8%	433	2.9%	734	2.4%	902	3.1%	790	2.8%
Profit sharing	466	3.0%	479	3.2%	944	3.1%	871	3.0%	742	2.6%
Deferred compensation plan expense	86	0.6%	80	0.5%	178	0.6%	159	0.5%	170	0.6%
Education & Training	23	0.1%	53	0.4%	93	0.3%	82	0.3%	134	0.5%
Directors fees and benefits	216	1.4%	188	1.3%	321	1.1%	327	1.1%	279	1.0%
Payroll taxes and other employee benefits	362	2.3%	417	2.8%	818	2.7%	949	3.2%	916	3.3%

Total salaries and employee benefits	5,402	34.7%	5,444	36.4%	10,750	35.5%	10,733	36.7%	10,725	38.3%

Occupancy expense	$519	3.3%	486	3.2%	$1,027	3.4%	867	3.0%	$881	3.1%
Data processing	605	3.9%	536	3.6%	1,120	3.7%	874	3.0%	992	3.5%
Advertising and promotion	261	1.7%	271	1.8%	708	2.3%	671	2.3%	623	2.2%
Legal and professional expenses	272	1.8%	226	1.5%	526	1.7%	747	2.6%	779	2.8%
Raymond James support	37	0.2%	61	0.4%	104	0.3%	99	0.3%	99	0.4%
Amortization of Mortgage Servicing Rights	171	1.1%	147	1.0%	303	1.0%	346	1.2%	506	1.8%
Other expenses	948	6.1%	978	6.5%	1,976	6.5%	2,064	7.1%	2,215	7.9%

Totals	$8,215	52.8%	$8,149	54.4%	$16,514	54.4%	$16,401	56.2%	$16,847	60.0%

FTE’s	172		173		170		177		175
* Percentage of net margin & noninterest income.

Net margin (net interest income) is calculated on a tax equivalent basis using a tax rate of 34%.
Net Margin TE Basis	$12,335		$11,817		$23,973		$22,791		$20,727
Other Income	3,179		3,179		6,249		6,422		7,342

Total	$15,514		$14,996		$30,222		$29,213		$28,069

Noninterest expense for the six months through June 30, 2007 increased $66 (0.8%) relative to the same period in 2006. Total noninterest expense increased $113 (0.7%) in 2006 and decreased $446 (2.6%) in 2005. As a percentage of net operating revenue (the sum of net interest income and noninterest income) noninterest expense has declined from 60.0% in 2004 to 52.8% for the first six months of 2007 as earning assets and net interest income have grown.

The largest component of noninterest expenses are the costs associated with salaries and employee benefits. These costs typically consume approximately one-third of Ozaukee’s net operating revenue. Salary and benefit costs as a percentage of operating revenue were 34.7% and 36.4% for the first six months of 2007 and 2006 respectively; and

were 35.5% in 2006, 36.7% in 2005, and 38.3% in 2004. This percentage has been declining due to a reduction in the number of full-time-equivalent employees (FTE’s) and increased employee contributions to health insurance premiums.

Through June 30, 2007, net occupancy costs increased $33 relative to 2006 due to higher depreciation costs associated with Ozaukee’s branch remodeling program. During 2006, net occupancy costs increased $160 due to higher branch remodeling costs. During 2005, net occupancy costs decreased $14 due to lower building maintenance costs in Ozaukee’s Mequon office.

Through June 30, 2007, data processing costs increased $69 relative to the same period last year, and increased $246 during 2006, due to higher processing volumes and the additional outsourcing of data processing related tasks such as item processing. These costs decreased $118 in 2005 due to credits received from our data processor as a result of a renegotiated contract for data processing services.

Amortization of mortgage servicing rights increased $24 during the first six months of 2007 after decreasing $43 and $160 in 2006 and 2005 respectively. The amount of amortization expense Ozaukee recognizes in any given period may be significantly different depending upon mortgage interest rates and market conditions.

Provision for Loan Losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable loan losses and the risk of loss inherent in the loan portfolio. The allowance for loan losses is maintained at an amount based on management’s analysis of past loan loss experience, growth and composition of the loan portfolio, and economic conditions.

Additions to the allowance are charged to expense through the provision for loan losses. Losses are charged directly to the allowance; recoveries are credited to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Ozaukee’s allowance for loan losses. Such agencies may require Ozaukee to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Through June 30, 2007, the provision for loan losses was increased to $270 as compared to $210 for the first six months of 2006 as a result of a higher level of nonaccrual loans and the related estimated probable loss. The provision for loan losses was $420 in 2006, $420 in 2005, and $532 in 2004.

While non-performing loans relative to total loans and total assets increased as of December 31, 2006 compared to 2005 and 2004 levels, non-performing loans declined during 2007 relative to 2006. See additional discussion of this under the section titled “Allowance for Loan Losses”.

Income Taxes

The effective tax rates for the six month periods ended June 30, 2007 and 2006 were 30.3% and 32.1%, respectively; while the effective tax rates were 31.7% in 2006, 32.4% in 2005 and 28.1% in 2004. The lower 2004 effective rate was due to a reversal of a tax accrual totaling $254 (net of Federal tax expense) due to a Wisconsin State income tax settlement regarding the operations of Ozaukee’s investment subsidiary. An estimated amount necessary to cover the settlement was accrued for in 2003 of $200,000, net of Federal benefit. The excess accrual over the amount paid in 2004 related to this tax exposure was reversed and included as a reduction in tax expense in 2004. Excluding this one-time benefit, the 2004 effective rate would have been 30.7%.

Balance Sheet Changes and Analysis

Summary balance sheets at June 30, 2007 and 2006, as well as the five years ended December 31, 2006 are presented in this proxy statement/prospectus under “Ozaukee Bank Selected Financial Data.” Total assets decreased $17,253 (2.4%) during the six months ended June 30, 2007 compared to a decrease of $22,232 (3.2%) during the first six months of 2006. Total assets increased $15,124 (2.2%) in 2006, $59,333 (9.4%) in 2005, $39,193 (6.6%) in 2004 and $52,469 (9.7%) in 2003.

Loans have been Ozaukee’s fastest growing asset. While net loans receivable decreased $2,171 during the six months ended June 30, 2007, net loans receivable increased $16,532 (3.3%) and $54,454 (12.3%) in 2006 and 2005, respectively. Loan growth has primarily been in commercial real estate and real estate construction loans. During the six months ended June 30, 2007, commercial real estate and real estate construction loans decreased $4,117 (1.6%), compared to an increase of $22,496 (9.3%) in 2006, and an increase of $38,732 (18.9%) in 2005. Commercial real estate and real estate construction lending has slowed in conjunction with the overall slowdown in the real estate market.

Asset growth has been funded primarily by an increase in deposits, both retail and large local depositors and Federal Home Loan Bank (FHLB) advances. During the first six months of 2007, deposits decreased $17,745 (3.1%). Deposits decreased $2,796 (0.5%) in 2006, and increased $52,913 (10.0%) in 2005. During the first six months of 2007, FHLB advances increased $2,000 (4.6%) and increased $9,000 (25.7%) in 2006. FHLB advances decreased $5,000 (12.5%) in 2005 and decreased $3,000 (6.9%) in 2004.

Presented in the table below is a summary balance sheet as a percentage of total assets as of June 30, 2007 and 2006 and at December 31 for each of 2002 through 2006.

OZAUKEE BANK

SUMMARY BALANCE SHEET AS A PERCENT OF TOTAL ASSETS

	At June 30,		At December 31,
	2007	2006	2006	2005	2004	2003	2002
Cash and due from banks	1.8%	2.1%	3.5%	3.2%	3.1%	3.5%	6.4%
Federal funds sold	1.3%	0.0%	1.9%	3.5%	2.2%	2.4%	3.7%
Securities	17.0%	17.1%	16.5%	15.1%	17.8%	22.1%	21.1%
Loans Held for Sale	0.7%	0.4%	0.5%	0.8%	1.3%	1.7%	10.2%
Loans	75.4%	76.3%	73.8%	73.0%	71.2%	66.1%	54.9%
Less allowance for loan loss	-1.1%	-1.1%	-1.0%	-1.0%	-1.0%	-1.0%	-1.2%

loans receivable, net of allowance	74.3%	75.2%	72.8%	72.0%	70.2%	65.1%	53.7%
Federal Home Loan Bank stock, at cost	0.8%	1.1%	0.8%	1.5%	1.5%	1.6%	1.6%
Premises and equipment, net	1.3%	1.4%	1.3%	1.3%	1.5%	1.6%	1.6%
Cash surrender value of life insurance	1.4%	1.3%	1.3%	1.3%	1.3%	1.1%	0.6%
Other assets	1.4%	1.4%	1.4%	1.3%	1.1%	0.9%	1.1%

Total assets	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Total deposits	81.1%	82.8%	81.6%	83.8%	83.3%	82.7%	85.1%
Federal Home Loan Bank advances	6.6%	4.5%	6.2%	5.1%	6.3%	7.2%	4.3%
Securities sold under repurchase agreements	3.9%	4.5%	4.0%	3.4%	2.8%	2.8%	3.4%
Accrued expenses and other liabilities	0.9%	0.9%	1.0%	0.8%	0.8%	0.7%	0.6%
Stockholders’ equity	7.5%	7.3%	7.2%	6.9%	6.8%	6.6%	6.6%

Total liabilities and stockholders’ equity	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The mix of assets has remained relatively stable since 2004 with the majority consisting of loans and investment securities. Funding sources have also remained relatively stable over this time frame. Stockholders’ equity was 7.5% of assets at June 30, 2007, compared to 7.2% at December 31, 2006, 6.9% at December 31, 2005 and 6.8% at December 31, 2004.

Investment Securities Portfolio

The investment securities portfolio is intended to provide Ozaukee with adequate liquidity, flexible asset/liability management and a source of stable income. All securities are classified as available for sale and are carried at fair value. Unrealized gains and losses are excluded from earnings, but are reported net of tax as other comprehensive income in a separate component of stockholders’ equity. The investment portfolio represented 17.0% and 17.1% of total assets as of June 30, 2007 and June 30, 2006 respectively, and represented 16.5% of total assets at year-end 2006, 15.1% in 2005, and 17.8% in 2004. The percentage of assets held in the form of investment securities fell in 2005 as funds were transferred to the loan portfolio. Since 2005, principal and interest payments received on the investment portfolio have been reinvested back into the investment portfolio.

OZAUKEE BANK

INVESTMENT SECURITIES DISTRIBUTION

(in thousands)

	At June 30,
	2007		2006
	Fair Value	% of Portfolio	Fair Value	% of Portfolio
U. S. Treasury securities and obligations of U. S. government agencies	$3,309	2.9%	$491	0.4%
Obligations of states and political subdivisions	70,376	60.2%	49,330	42.9%
Mortgage backed securities	43,145	36.9%	65,237	56.7%

Total	$116,830	100.0%	$115,058	100.0%

	At December 31,
	2006		2005		2004		2003		2002
	Fair Value	% of Portfolio	Fair Value	% of Portfolio	Fair Value	% of Portfolio	Fair Value	% of Portfolio	Fair Value	% of Portfolio
U. S. Treasury securities and obligations of U. S. government agencies	$496	0.4%	$494	0.5%	$1,537	1.3%	$4,685	3.6%	$5,874	5.1%
Obligations of states and political subdivisions	62,183	53.3%	43,148	41.1%	38,842	34.5%	37,065	28.1%	36,264	31.8%
Mortgage backed securities	54,129	46.3%	61,215	58.4%	72,355	64.2%	89,928	68.3%	71,974	63.1%

Total	$116,808	100.0%	$104,857	100.0%	$112,734	100.0%	$131,678	100.0%	$114,112	100.0%

As of June 30, 2007, the securities portfolio did not contain securities of any single issuer where the aggregate carrying value of such securities exceeded 10% of stockholders’ equity.

As of June 30, 2007, securities with an approximate carrying value of $35,054 were pledged to secure public deposits and for other purposes as required by law. Securities with carrying values of $38,021, $29,333, and $14,887, were pledged as of December 31, 2006, 2005 and 2004, respectively.

OZAUKEE BANK

INVESTMENT SECURITIES MATURITIES AND RATES AS OF JUNE 30, 2007

(in thousands)

	U.S. Government Agencies		Mortgage- Backed and Other Securities		Obligations of States and Political Subdivisions		Total Securities
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
Due in 1 year or less	$500	4.04%	$28,506	3.98%	$2,138	6.46%	$31,144	4.15%
Due 1-5 years	—	0.00%	14,983	4.62%	20,490	6.65%	35,473	5.79%
Due 6-10 years	—	0.00%	174	7.48%	14,696	5.97%	14,870	5.99%
Due after 10 years	2,831	5.76%	90	7.52%	34,194	6.01%	37,115	5.99%

Totals	$3,331	5.50%	$43,753	4.22%	$71,518	6.20%	$118,602	5.45%
Unrealized G/L	(22)		(608)		(1,142)		(1,772)

Totals	$3,309		$43,145		$70,376		$116,830

During 2006 and 2007, Ozaukee reinvested principal and interest payments received on mortgage backed securities into higher yielding, longer term, municipal obligations. During the six months ended June 30, 2007, municipal securities increased $8,193 (13.2%) while mortgage backed securities decreased $10,984 (20.3%), and during 2006, municipal securities increased $19,035 (44.1%) while mortgage backed securities decreased $7,086 (11.6%).

During 2004 and 2005, short-term market interest rates rose faster than longer-term rates. In addition, during 2004, loan growth accelerated and outstripped deposit growth with net loans increasing $57,843 (14.9%) while deposits grew $36,297 (7.4%). During this period, management expected loan growth to continue to exceed deposit growth and accordingly, reinvested $3,400 and $9,800 of principal and interest payments received on its investment portfolio into its loan portfolio with the remaining funds into investment securities with shorter average lives of approximately 2 years. In addition, during 2004, investment securities with carrying values of approximately $23,707 were sold for a gain of $178.

Loans Receivable

Total loans receivable increased $16,806 (3.3%) in 2006, $54,810 (12.2%) in 2005 and $58,303 (14.9%) in 2004. The following table summarizes loans receivable at June 30, 2007 and 2006 as well at December 31, 2002 through 2006.

OZAUKEE BANK

LOANS RECEIVABLE

(in thousands)

	At June 30,
	2007		2006
	Amount	% of Total	Amount	% of Total
Commercial, industrial and municipal	$94,485	18.2%	$96,313	18.8%
Commercial real estate mortgage	213,562	41.0%	231,520	45.2%
Real estate construction	47,629	9.1%	19,698	3.9%
Residential real estate mortgage	69,968	13.4%	68,876	13.5%
Residential real estate home equity	81,481	15.7%	80,304	15.7%
Consumer and individual	13,441	2.6%	14,768	2.9%

Totals	$520,566	100.0%	$511,479	100.0%

	At December 31,
	2006		2005		2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial, industrial and municipal	$95,487	18.3%	$106,248	21.0%	$106,286	23.6%	$83,178	21.2%	$74,826	25.2%
Commercial real estate mortgage	209,678	40.1%	222,807	44.0%	188,884	41.9%	163,122	41.5%	137,804	46.4%
Real estate construction	55,630	10.7%	20,005	4.0%	15,196	3.4%	21,176	5.4%	13,437	4.5%
Residential real estate mortgage	70,440	13.5%	61,916	12.2%	48,681	10.8%	37,987	9.7%	1,959	0.7%
Residential real estate home equity	81,135	15.5%	80,253	15.9%	79,912	17.7%	74,157	18.9%	58,678	19.7%
Consumer and individual	10,126	1.9%	14,461	2.9%	11,921	2.6%	12,957	3.3%	10,556	3.5%

Totals	$522,496	100.0%	$505,690	100.0%	$450,880	100%	$392,577	100.0%	$297,260	100.0%

Loan growth has been predominantly in the commercial real estate and real estate construction categories as Ozaukee sought out these types of customers as part of Ozaukee’s strategic plan. Commercial real estate loans are originated for a broad range of business purposes including non-owner occupied office rental space, multi-family rental units, owner occupied manufacturing facilities and owner occupied retail space. Real estate construction loans include both residential and commercial real estate construction loans. With the added emphasis on these types of loans, balances have been increasing. While commercial real estate and real estate construction loans decreased 1.6% during the six months ended June 2007, commercial real estate and real estate construction loans increased $22,496 (9.3%) in 2006, $38,732 (18.9%) in 2005 and $19,782 (10.7%) in 2004.

As part of Ozaukee’s strategic plan, commercial and municipal loan balances decreased as more emphasis was placed upon commercial real estate lending. Commercial and municipal loans declined $1,002 (1.1%) during the six months ended June 30, 2007, after declining $10,761 (10.1%) in 2006, $38 (0.03%) in 2005, and after increasing $23,108 (27.8%) in 2004.

The volume of residential real estate lending has been impacted by the slowdown in the real estate market and increases in market interest rates. As interest rates rise, Ozaukee originates and sells fewer fixed rate loans, and instead, originates and holds more adjustable rate loans. For example, during 2003 Ozaukee originated 2,761 mortgages loans, both sold in the secondary market and held in Ozaukee’s loan portfolio totaling $419,198. In comparison, Ozaukee originated 850 loans totaling $152,605 in 2004, 656 loans totaling $129,629 in 2005, and 455 loans totaling $95,429 in 2006. During the first six months of 2007, Ozaukee originated 240 loans totaling $54,182.

Balances of residential real estate loans decreased $472 (0.7%) during the six months ended June 30, 2007. During 2006, 2005, and 2004 a period of rising interest rates, residential real estate loans increased $8,524, $13,235, and $10,694, respectively. Balances held in the form of home equity loans and lines and other forms of installment loans have remained relatively consistent since 2004.

The loan portfolio is widely diversified by types of borrowers and industry groups however; the portfolio is real estate dependent and concentrated in Ozaukee County and contiguous counties.

The following table summarizes loan principal by scheduled maturity and does not take into account any prepayment options held by the borrower. The maturity distribution and interest rate sensitivity of the loan portfolio is monitored and managed by Ozaukee as part of its asset/liability management program.

OZAUKEE BANK

LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY AT JUNE 30, 2007

(in thousands)

	<1 year	1-5 years	> 5 years	Total
Commercial, industrial	$54,094	$25,001	$15,389	$94,484
Commercial real estate mortgage	50,423	55,580	107,558	213,561
Real estate construction	35,808	8,702	3,118	47,628
Residential real estate mortgage	6,125	816	63,030	69,971
Residential real estate home equity	56,289	13,064	12,128	81,481
Consumer and individual	5,768	3,952	3,721	13,441

Totals	$208,507	$107,115	$204,944	$520,566

Fixed	$51,887	$72,652	$31,771	$156,310
Variable	156,620	34,463	173,173	364,256

Totals	$208,507	$107,115	$204,944	$520,566

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable loan losses and the risk of loss inherent in the loan portfolio. The allowance for loan losses is maintained at an amount based on management’s analysis of past loan loss experience, growth and composition of the loan portfolio, and economic conditions.

Additions to the allowance are charged to expense through the provision for loan losses. Losses are charged directly to the allowance; recoveries are credited to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Ozaukee’s allowance for losses on loans. Such agencies may require Ozaukee to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

A summary of the allowance for loan losses at June 30, 2007 and 2006, and at December 31, 2002 through 2006:

LOAN LOSS EXPERIENCE

(in thousands)

	At June 30,		At December 31,
	2007	2006	2006	2005	2004	2003	2002
Balance of loans at end of period	$520,566	$511,479	$522,496	$505,690	$450,880	$392,577	$297,260
Allowance for loan losses at beginning of period	$7,183	$6,909	$6,909	$6,553	$6,093	$6,264	$4,348
Loans charged off:	—	—	—	—	—	—	—
Commercial and industrial	—	46	88	10	24	241	—
Commercial real estate mortgage	—	—	—	—	—	—	—
Residential real estate mortgage	—	—	9		24	—	—
Consumer and individual	37	22	61	68	50	58	60

Total charge-offs	37	68	158	78	98	299	60

Recoveries on loans previously charged-off:
Commercial and industrial	8	—	—	—	4	2	—
Commercial real estate mortgage	—	—	—	—	—	—	—
Residential real estate mortgage	—	—	—	—	2	—	—
Consumer and individual		5	12	14	20	1	26

Total recoveries	8	5	12	14	26	3	26

Net loans charged-off	29	63	146	64	72	296	34

Provision for loan losses	270	210	420	420	532	125	1,950

Allowance for loan losses at end of period	$7,424	$7,056	$7,183	$6,909	$6,553	$6,093	$6,264

Ratio of net charge-offs during the year to balance of loans at end of period	0.01%	0.01%	0.03%	0.01%	0.02%	0.08%	0.02%
Ratio of allowance for loan losses to balance of loans at end of period	1.43%	1.38%	1.37%	1.37%	1.45%	1.55%	2.11%

The provision for loan losses for the first six months of 2007 and 2006 was $270 and $210, respectively. The provision for loan losses was $420 in 2006, $420 in 2005, and $532 in 2004. The provision was increased in 2007 to reflect management’s assessment of credit risk within the loan portfolio due to an increase in nonaccrual loans and a general slowdown in the real estate market which occurred during the last quarter of 2006. Nonaccrual loans averaged $10,574 during the first six months of 2007 compared to $3,494 during the first six months of 2006. The increase is discussed below following the table entitled “Summary of Nonaccrual and Impaired Loans.”

The amount of net loans charged-off have been negligible, averaging less than 1/10 of 1 percent of total loans over the past five years.

The allocation of the allowance for loan losses as of June 30, 2007 and 2006, as well as the five years ended December 31, 2006 is based upon management’s estimates of loss exposure by category of loans is shown in the following table.

OZAUKEE BANK

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	At June 30,				At December 31,
	2007		2006		2006		2005		2004		2003		2002
	Amount	% of Principal	Amount	% of Principal	Amount	% of Principal	Amount	% of Principal	Amount	% of Principal	Amount	% of Principal	Amount	% of Principal
Commercial and industrial	$1,432	18.2%	$1,740	18.8%	$1,416	18.3%	$2,303	21.0%	$2,234	23.6%	$1,675	21.2%	$1,957	25.2%
Commercial real estate mortgage	3,231	41.0%	2,411	45.2%	3,613	40.1%	2,422	44.0%	2,627	41.9%	2,539	41.5%	2,379	46.4%
Real estate construction	476	9.1%	197	3.9%	548	10.7%	200	4.0%	152	3.4%	212	5.4%	134	4.5%
Residential real estate mortgage	374	13.4%	489	13.5%	398	13.5%	362	12.2%	353	10.8%	242	9.7%	286	0.7%
Residential real estate home equity	906	15.7%	895	15.7%	822	15.5%	887	15.9%	888	17.7%	836	18.9%	337	19.7%
Consumer and individual	280	2.6%	624	2.9%	386	1.9%	321	2.9%	299	2.6%	338	3.3%	287	3.5%
Unallocated	725		700		—		414		—		251		884

Totals	$7,424	100.0%	$7,056	100%	$7,183	100%	$6,909	100%	$6,553	100%	$6,093	100%	$6,264	100%

The allowance relating to real estate construction and commercial real estate loans was increased in 2007 and 2006 to reflect management’s assessment of credit risk within the loan portfolio due to an increase in construction and commercial real estate non-accrual loans and a general slowdown in the real estate market.

Nonperforming loans are defined as (1) loans 90 days or more past due but still accruing, (2) nonaccrual loans, including those defined as impaired under current accounting standards and (3) restructured loans. Loans are placed on nonaccrual status when contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed and future payments received on nonaccrual loans are recorded as they are received either as income or as a reduction of principal on loans on which there is doubt as to collectibility of principal.

Impaired loans are defined as commercial and commercial real estate loans that, based on current information and events, it is probable that Ozaukee will be unable to collect the scheduled payments of principal and interest when due according to contractual terms of the loan agreement. Large groups of homogeneous loans, such as residential 1-4 family, home equity, and consumer loans are collectively evaluated for impairment. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The following table presents data on nonaccrual loans and impaired loans which are included in nonaccrual loans for the six month periods ended June 30, 2007 and 2006 as well as the five years ended December 31, 2006.

OZAUKEE BANK

SUMMARY OF NONACCRUAL AND IMPAIRED LOANS

(in thousands)

	At June 30,		At December 31,
	2007	2006	2006	2005	2004	2003	2002
Nonaccrual loans not considered impaired	$4,866	$1,885	$1,934	$614	$1,300	$950	$438
Nonaccrual impaired loans	4,717	1,406	10,151	2,986	2,666	2,965	3,057
Accruing loans past due 90 days or more	—	—	—	—	—	—	—
Restructured loans not on nonaccrual	—	—	—	—	—	—	—

Total nonaccrual loans	$9,583	$3,291	$12,085	$3,600	$3,966	$3,915	$3,495

Nonaccrual loans have increased with the softening of the local and regional real estate market in the last quarter of 2006, and totaled approximately $9,583 and $12,085 at June 30, 2007 and December 31, 2006, respectively; and $3,600 as of December 31, 2005. The increase in nonaccrual loans is primarily tied to three unrelated real estate construction and commercial real estate loans totaling $7,148 as of June 30, 2007. Management believes that the risk of losing principal associated with these loans is minimal. These three loans are fully collateralized by a 4-unit condominium project (finished and now ready for sale), a 52 – lot fully improved residential subdivision (ready for sale) and a multifamily residential development consisting of condominiums, townhouses and apartments.

During August 2007, an additional loan was placed on nonaccrual status. The loan is considered impaired and the allowance related to the impairment is $854.

Federal Home Loan Bank Stock

As a member of the FHLB system, Ozaukee is required to hold stock in the FHLB based upon total assets and anticipated borrowing needs. This stock has a purchase cost and par value of $100 per share. The stock is recorded at cost which approximates fair value. The transfer of the stock is substantially restricted.

The FHLB may pay dividends in both cash and stock. During 2007 and 2006, the FHLB paid dividends in cash after paying dividends in the form of additional stock during 2005 and 2004. The average dividend rate paid to Ozaukee on its FHLB stock was 3.27% and 1.18% for the first six months of 2007 and 2006, respectively, and 2.25% and 4.84% in 2006 and 2005, respectively. For 2006, the FHLB announced a substantial decrease in future dividends to be paid as the FHLB system reviews their capital plan. Ozaukee management expects FHLB dividends in 2007 to be similar to those seen during 2006. Due to the heightened level of regulatory oversight and in recognition of the expected future dividend rates and stock transfer restrictions, Ozaukee has reduced its holdings of excess FHLB stock to the extend permitted by the FHLB. As of June 2007, 32,822 shares with a carrying value of $3,282 are considered excess capitalization and are not currently redeemable. Ozaukee does not currently believe that its investment in FHLB stock is impaired.

Off Balance Sheet Arrangements

Ozaukee is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments consist of commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract amounts reflect the extent of involvement Ozaukee has in particular classes of financial instruments.

Ozaukee’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Ozaukee uses the same credit policies in making commitments and conditional obligations as it does for instruments reflected in the consolidated financial statements.

Financial instruments whose contract amounts represent potential credit risk at June 30, 2007 and 2006 and at December 31, 2006 and 2005 are as follows:

OZAUKEE BANK

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

(in thousands)

	June 30,		December 31,
	2007	2006	2006	2005
Commitments to extend credit (including credit card commitments and overdraft privileges)	$225,801	$230,787	$215,643	$30,787
Standby letters of credit	15,259	18,623	17,743	15,915
Commitments to sell loans	3,663	2,513	3,984	1,809

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Ozaukee evaluates the credit worthiness of each customer on a case-by-case basis. Ozaukee generally extends credit on a secured basis. Collateral obtained varies but consists primarily of real estate, equipment, accounts receivable, inventory, and motor vehicles. Ozaukee’s lending area primarily includes Ozaukee County and contiguous counties.

Standby letters of credit are conditional commitments issued by Ozaukee to guarantee the performance of a customer to a third party. Standby letters of credit outstanding as of June 30, 2007 expire within 1-2 years, except $1,142 of which expires in the years 2009 through 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Ozaukee holds certificates of deposit, accounts receivable, inventory, equipment, and real estate as collateral supporting those commitments for which collateral is deemed necessary. The fair value of the standby letters of credit is not material to the consolidated financial statements.

The commitments to originate residential mortgage loans held for sale (pipeline loans) generally contain terms not exceeding 90 days. Adverse market interest rate changes between the time a customer receives a rate-lock commitment and the time the loan is sold to an investor can erode the value of that mortgage. Therefore, Ozaukee uses forward commitments to sell residential mortgage loans to reduce its exposure to market risk resulting from changes in interest rates which could alter the underlying fair value of mortgage loans held for sale and pipeline loans.

Ozaukee has previously securitized mortgage loans and currently holds the securities. Ozaukee has retained the risk of recourse in the event of default on the underlying loans. The balance of mortgage-backed securities where Ozaukee retains the risk of recourse was $276 at June 30, 2007 and was $292 and $297 at December 31, 2006 and 2005, respectively.

Liquidity and Capital Resources

Over the past three years, Ozaukee has experienced substantial internal asset growth while maintaining similar equity capital relative to asset size. This growth was funded primarily by retail and large local depositors, supplemented by brokered deposits and FHLB advances. Sources of wholesale funding are limited by both the wholesale lenders ability to raise individual depositor funds and by internal policy limitations on aggregate exposure to the use of such funds. Increases in wholesale funding in prior years have been used to increase loans to customers as the most significant use of these funds.

Ozaukee is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Ozaukee’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Ozaukee must meet specific capital guidelines that involve quantitative measures of Ozaukee’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Ozaukee’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Ozaukee to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. It is management’s opinion, as of June 30, 2007, that Ozaukee meets all applicable capital adequacy requirements.

OZAUKEE BANK

CAPITAL ADEQUACY

(in thousands)

	Actual		Minimum For Capital Adequacy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2007:
Total capital (to risk-weighted assets)	$58,885	11.1%	$42,455	8.0%	$53,069	10.0%
Tier I capital (to risk-weighted assets)	52,242	9.8%	21,228	4.0%	31,841	6.0%
Tier I capital (to average assets)	52,242	7.6%	27,649	4.0%	34,561	5.0%

As of June 30, 2006:
Total capital (to risk-weighted assets)	$55,509	10.7%	$41,538	8.0%	$51,923	10.0%
Tier I capital (to risk-weighted assets)	49,012	9.4%	20,769	4.0%	31,154	6.0%
Tier I capital (to average assets)	49,012	7.3%	26,814	4.0%	33,518	5.0%

As of December 31, 2006:
Total capital (to risk-weighted assets)	$57,257	10.6%	$42,997	8.0%	$53,746	10.0%
Tier I capital (to risk-weighted assets)	50,533	9.4%	21,499	4.0%	32,248	6.0%
Tier I capital (to average assets)	50,533	7.5%	27,066	4.0%	33,832	5.0%

As of December 31, 2005:
Total capital (to risk-weighted assets)	$53,723	10.3%	$41,808	8.0%	$52,260	10.0%
Tier I capital (to risk-weighted assets)	47,183	9.0%	20,904	4.0%	31,356	6.0%
Tier I capital (to average assets)	47,183	7.2%	26,175	4.0%	32,719	5.0%

As of December 31, 2004:
Total capital (to risk-weighted assets)	$47,890	10.2%	$37,422	8.0%	$46,803	10.0%
Tier I capital (to risk-weighted assets)	42,031	9.0%	18,721	4.0%	28,082	6.0%
Tier I capital (to average assets)	42,031	7.0%	24,025	4.0%	30,032	5.0%

As of June 30, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized Ozaukee as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” Ozaukee must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since notification that management believes has changed Ozaukee’s category.

Deposits

Core deposits are Ozaukee’s largest source of funds. Core deposits include noninterest bearing and interest bearing demand deposits, savings deposits, money market deposits, and time deposits less than $100. As illustrated in the table below, core deposits comprised 85.5% of total deposits at June 30, 2007, and 86.4%, 83.0% and 86.9% of total deposits as of December 31, 2006, 2005 and 2004 respectively.

OZAUKEE BANK

PERIOD-END DEPOSIT COMPOSITION

(in thousands)

	At June 30,				At December 31,
	2007		2006		2006		2005		2004
	End-of- period Balance	% of Total Deposits	End-of- period Balance	% of Total Deposits	End-of- period Balance	% of Total Deposits	End-of- period Balance	% of Total Deposits	End-of- period Balance	% of Total Deposits
Noninterest bearing demand deposits	$83,452	14.9%	$87,586	15.8%	$92,120	16.0%	$95,424	16.4%	$80,842	15.3%
Interest bearing demand and savings deposits	81,400	14.5%	88,968	16.0%	85,120	14.7%	92,889	16.0%	95,966	18.2%
Money market demand deposits	196,321	35.1%	182,365	32.9%	214,621	37.2%	194,604	33.5%	193,678	36.7%
Time deposits < $100,000	117,684	21.0%	103,537	18.7%	106,960	18.5%	99,274	17.1%	88,118	16.7%

Total core deposits	$478,857	85.5%	$462,456	83.4%	$498,821	86.4%	$482,191	83.0%	$458,604	86.9%
Time deposits > $100,000	71,943	12.9%	64,070	11.5%	57,821	10.0%	69,403	12.1%	53,444	10.2%
Brokered deposits	8,951	1.6%	28,524	5.1%	20,854	3.6%	28,698	4.9%	15,331	2.9%

Total Deposits	$559,751	100.0%	$555,050	100.0%	$577,496	100.0%	$580,292	100.0%	$527,379	100.0%

Core deposits as a % of total assets	69.4%		69.0%		70.5%		69.6%		72.4%

Core deposit growth	– 4.0%		– 4.1%		3.5%		5.1%		1.9%
Total deposit growth	– 3.0%		– 4.4%		– 0.5%		10.0%		7.5%

Core deposits decreased $19,964 during the first six months of 2007 due to seasonal run-off in municipal money market deposits. Core deposits grew 3.5% and 5.2% during 2006 and 2005, respectively. Core deposit growth has been primarily in the form of money market accounts and is continuously influenced by competitive pressure from local financial institutions, as well as other investment opportunities available to customers.

Additional funding as been provided by time deposits with balances in excess of $100 and brokered deposits. These types of non-core deposits comprised 14.5% of total deposits at June 30, 2007 and 13.6%, 17.0% and 13.1% of total deposits as of December 31, 2006, 2005, and 2004, respectively. The following table outlines the maturity distribution of non-core deposits as of June 30, 2007 and 2006, and the three years in the period ended December 31, 2006.

OZAUKEE BANK

MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AND BROKERED CD’S

(in thousands)

	At June 30,				At December 31,
	2007		2006		2006		2005		2004
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
3 months or less	$30,771	4.78%	$29,558	4.36%	$21,138	4.74%	$35,127	3.76%	$22,958	2.09%
Over 3 months through 6 months	19,368	4.95%	15,918	4.17%	23,032	4.10%	12,827	3.83%	7,971	2.35%
Over 6 months through 12 months	18,846	4.98%	23,320	3.96%	21,461	4.55%	13,393	3.76%	10,862	2.27%
Over 1 year through 5 years	11,909	4.49%	23,798	4.14%	13,044	4.46%	36,754	3.79%	26,984	3.54%

Totals	$80,894	4.82%	$92,594	4.17%	$78,675	4.46%	$98,101	3.78%	$68,775	2.72%

Other Liquidity, Funding and Interest Rate Sensitivity

Primary short-term and long-term funding sources other than core deposits include federal funds purchased from correspondent banks, repurchase agreements, advances from the FHLB, and wholesale time deposits. The following table outlines the available and unused portion of these funding sources (based upon collateral and/or Bank policy limitations) as of June 30, 2007 and 2006, and as of December 31, 2006, 2005 and 2004.

OZAUKEE BANK

OTHER FUNDING SOURCES

(in thousands)

	June 30, 2007		June 30, 2006		December 31, 2006		December 31, 2005		December 31, 2004
	Unused, but Available	Amount Outstanding	Unused, but Available	Amount Outstanding	Unused, but Available	Amount Outstanding	Unused, but Available	Amount Outstanding	Unused, but Available	Amount Outstanding
Overnight federal funds purchased	$43,000	$—	$43,000	$—	$43,000	$—	$43,000	$—	$43,000	$0
FHLB advances	62,874	46,000	73,229	30,000	61,029	44,000	62,198	35,000	35,635	40,000
Repurchase Agreements	81,776	26,777	84,409	30,257	78,787	28,500	75,524	23,944	97,847	17,851
Wholesale market time deposits	47,017	8,951	26,930	28,524	36,896	20,854	29,331	28,698	37,407	15,331

Totals	$234,667	$81,728	$227,568	$88,781	$219,712	$93,354	$210,053	$87,642	$213,889	73,182

Funding as a percent of total assets	34.0%	11.8%	34.0%	13.3%	31.1%	13.2%	30.3%	12.7%	30.9%	10.6%

Overnight federal funds totaling $43,000 are currently available through three correspondent banks. These lines are not supported by any formal written agreement, but represent best efforts ability on the part of the correspondent banks to raise these funds. The cost of these funds is subject to change based upon changes in the discount rate as determined by the Federal Reserve. Consideration of the need for federal funds purchased is part of Ozaukee’s daily cash management and funding program and represents the first source of liquidity as needed.

Ozaukee may borrow from the FHLB, up to 75% of qualifying existing mortgage loan collateral. FHLB advances carry substantial penalties for early prepayment that are generally not recoverable from lower interest rates in refinancing. The amount of early prepayment penalty is a function of the difference between the current borrowing rate and the rate currently available for refinancing. FHLB advances may be obtained for various terms on a daily basis at Ozaukee’s request.

Repurchase agreements generally mature within one day from the transaction date. Ozaukee pledges securities available for sale, 1-4 family loans and commercial loans as collateral for the repurchase agreements.

Brokered deposits have become an integral component of Ozaukee’s funding; however, brokered deposits are limited to 10% of total deposits per Ozaukee’s Asset/Liability Policy. Ozaukee’s asset-liability management process provides a unified approach to management of liquidity, capital and interest rate risk. Management views liquidity as the ability to raise cash at a reasonable cost and has developed a formal liquidity contingency plan that directs management to use the least expensive liquidity sources to fund sudden or unanticipated liquidity needs.

Ozaukee uses various policy measures to assess the adequacy of liquidity and interest rate risk. Ozaukee’s asset-liability position is managed to coordinate the volume of rate sensitive assets and liabilities to minimize the impact of interest rate movement on the net interest margin. Management uses financial modeling techniques to measure interest rate risk and has developed policies intended to limit earnings at risk. The following table summarizes the liquidity, capital adequacy and interest rate risk measures used by Ozaukee as of June 30, 2007, June 30, 2006 and December 31, 2006.

Asset Liability Guidelines

	At June 30,		At December 31, 2006	Guideline
	2007	2006
Liquidity Indicators:
Available for Sale Securities / Total Assets	17.00%	17.37%	16.61%	15% min.
Net Loans / Total Assets	75.05%	75.63%	73.38%	85% max.
Core Deposits / Total Assets	70.67%	73.26%	73.45%	60% min.
Net Loans / Core Deposits	106.20%	103.23%	99.90%	125% max.
Net Loans / Total Deposits	92.55%	91.32%	89.90%	110% max.
Brokered Deposits / Total Deposits	1.60%	5.14%	3.61%	10% max.
Net Non-Core Fund Dependence	22.41%	24.16%	20.88%	30% max.
Net Liquid Asset Percentage	16.89%	16.52%	18.75%	15% min.

Capital Adequacy Indicators
Equity / Total Assets	7.47%	7.27%	7.18%	6% min.
Tier 1 Leverage Ratio	7.56%	7.31%	7.47%	5% min.
Tier 1 Risk Based Capital Ratio	9.84%	9.44%	9.40%	6% min.
Total Risk Based Capital Ratio	11.10%	10.69%	10.65%	10% min.

Interest Rate Risk Indicators
Contractual Maturity / Reprice Data
Loans / Securities > 1 Year / Assets	47.51%	46.42%	46.41%	50% max.
Liabilities > 1 Year / Assets	6.56%	13.21%	9.97%	20% max.
Net > 1 Year	40.95%	33.21%	36.44%	40% max.
Loans / Securities > 3 Year / Assets	26.56%	19.09%	21.70%	30% max.
Liabilities > 3 Year / Assets	1.49%	1.59%	1.73%	10% max.
Net > 3 Year	25.07%	17.50%	19.97%	20% max.

Net Interest Income at Risk / Net Int. Income
- 200 bps shift	0.53%	-0.93%	-0.76%	+/-10%
- 100 bps shift	0.38%	-0.29%	-0.36%	+/-5%
+ 100 bps shift	-0.82%	-0.39%	-0.45%	+/-5%
+ 200 bps shift	-2.35%	-1.24%	-1.56%	+/-10%

As indicated in the above table, the contractual maturity or repricing dates of Ozaukee’s loan and investment securities portfolios have been extended as Ozaukee reinvested principal and interest payments received on its investment portfolio into longer-term municipal securities and originated fixed rate loans for customers. Loans and securities with a maturity or repricing date in excess of one year expanded as of June 30, 2006 from 46.4% of assets, to 47.5% of assets as of June 30, 2007; while the percentage of loans and securities with maturity or repricing dates in excess of three years increased as of June 30, 2006 from 19.1% of assets to 26.6% of assets as of the same dates.

Conversely, the amount of liabilities with maturity or repricing dates in excess of one year decreased from 13.2% of assets as of June 30, 2006, to 6.6% of assets as of June 30, 2007; while the percentage of liabilities with maturity or repricing dates in excess of three years decreased from 1.6% of assets to 1.5% of assets as of the same dates.

As a result Ozaukee’s net repricing position in excess of one year expanded to 40.9% of assets and its net three year position expanded to 25.1% of assets as of June 30, 2007 and slightly exceed policy parameters; management has begun a process to bring the repricing position into a more neutral position.

In the current situation, Ozaukee’s net interest margin could expand if interest rates fell and could contract if interest rates rose. The financial models used by Ozaukee indicate that Ozaukee’s net interest margin could expand $121 (0.5%) if interest rates fell 200 basis points and could contract $543 (2.4%) if interest rates rose 200 basis points over the next twelve months.

Critical Accounting Estimates

Allowance for Loan Losses

Current accounting standards call for the allowance for loan losses to include both specific losses on identified problem loans (Statement of Financial Accounting Standard (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan”) and “inherent” losses on existing pools not yet considered problem loans (SFAS No. 5, “Accounting for Contingencies”). Determination of the allowance for loan losses at period-end is based primarily on subjective factors and management assessment of risk in the existing portfolio. Actual results, if significantly different from those using estimates at period-end, could have a material impact on the results of operations.

Loans receivable, for the purposes of estimating the allowance for loan losses, are separated into four general categories—residential mortgage loan pools, consumer loan pools, commercial and commercial real estate loan pools, and specifically identified problem loans subcategorized by credit risk. Ozaukee makes the following estimates and performs the following procedures when setting the allowance for loan losses at period end:

1.	Loans not considered to be problem loans are assigned to pools consisting of either residential mortgage loans, consumer loans, or commercial and commercial real estate loans. The various pools are assigned an estimated loan loss allowance based upon historical “inherent” losses for loans of similar credit risk. Management reviews actual long-term losses in comparison to the inherent losses assigned by credit risk and updates allowance percentages as needed.

2.	Loans assigned to the residential mortgage loan pool are assigned an estimated loss based upon a flat 0.50% of principal outstanding.

3.	Loans assigned to the consumer loan pool are further subdivided into pools consisting of home equity loans, personal loans, student loans and credit card balances. Home equity loans are assigned a loss percentages ranging from 1% to 1.25% of principal, personal loans are assigned a loss percentage of 1% of principal, student loans are assigned a loss percentage of 0.25% of principal, and credit card balances are assigned a loss percentage of 5% of principal.

4.

Commercial and commercial real estate loans are subcategorized into one of eight credit risk “grades” based upon an internal determination of credit risk established during credit analysis and updated no less than annually. Determination of risk grades takes into account several factors including collateral, cash flow, borrowers and industry environment, financial strength, and other factors. Real estate loans are assigned a loss percentage ranging between 1% and 1.25% of principal, non-real estate loans are assigned a loss percentage ranging between 0.25% and 2.50%, while loans graded “watch” and “substandard” are assigned loss percentages of 5% and 10% of principal, respectively.

5.	Non accrual loans not considered impaired are assigned an allowance percentage of 10% of principal, while impaired loans are individually reviewed to determine if specific reserves are required. The allowance for impaired loans is based substantially on management’s estimates related to the value of the collateral. Management updates the analysis of nonaccrual and impaired loans monthly.

After calculating the estimate of required allowances for loan losses using the steps outlined above, an analysis of the overall adequacy of the allowance for loan losses is made with the objective to maintain a total allowance for loan losses in the range of –5% to +15% of the total calculated amount.

Mortgage Servicing Rights

Rights to service mortgage loans for others are recognized as a separate asset. Mortgage servicing rights (“MSR”) are amortized in relation to the servicing revenue expected to be earned. Ozaukee periodically evaluates the carrying value and remaining amortization periods of MSR’s for impairment based on the current fair value. The evaluation takes into consideration certain risk characteristics including loan type, note rate, prepayment trends, and external market factors. The amortization expense recognized by Ozaukee in any given period may be significantly different depended upon changes in mortgage interest rates, market conditions, regulatory requirements, and events or circumstances that indicate the carrying amount of an asset may not be recoverable.

LEGAL MATTERS

The validity of the BMO common shares offered hereby has been passed upon by Chapman and Cutler LLP, Chicago, Illinois, counsel for BMO. Chapman and Cutler LLP relied as to matters of Canadian law upon the opinion of Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada, Canadian counsel for BMO. Specified legal matters relating to federal income tax matters relating to the Merger will be passed upon by Chapman and Cutler LLP, Chicago, Illinois and Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada, counsel for BMO, and Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, counsel for Ozaukee.

EXPERTS

The consolidated financial statements of BMO as of October 31, 2006 and 2005, and for each of the years in the three-year period ended October 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006 have been incorporated by reference into this registration statement from BMO’s annual report on Form 40-F for the year ended October 31, 2006 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference into this registration statement and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Ozaukee as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2006 appear herein in reliance upon the report of Wipfli LLP, an independent registered public accounting firm, included herein upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Ozaukee as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BMO files reports required under Canadian regulation and other materials pursuant to the MJDS. You may read and copy the reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.W., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

BMO has filed with the SEC a registration statement on Form F-4 under the Securities Act. This proxy statement/prospectus does not contain all of the information set forth in the registration statement. You may read copies of the registration statement and the exhibits and schedules, without charge, at the offices of the SEC, or obtain copies of these documents from the public reference section of the SEC upon payment of a copying fee. The registration statement is also available on the SEC’s internet site.

BMO and Ozaukee have elected to “incorporate by reference” into this document other documents filed with the SEC by BMO. BMO can disclose important information to you by referring to those other documents. The documents that are incorporated by reference are considered to be part of this document. BMO incorporates by reference the following documents previously filed with the SEC (File No. 1-13354) and any future filings it makes with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Ozaukee special meeting:

FILING	PERIOD OR DATE FILED
Annual Report on Form 40-F	October 31, 2006

Current Report on Form 6-K	November 28, 2006, May 17, May 23, May 29, August 28, October 12, 2007 and November 16, 2007.

In addition, BMO incorporates by reference a description of BMO common shares contained in BMO’s Registration Statement on Form 40-F dated December 14, 1994.

Information in this proxy statement /prospectus supersedes information incorporated by reference that BMO filed with the SEC prior to the date of this proxy statement/prospectus. Information BMO files later with the SEC will automatically update and, in some cases, supersede this information.

BMO has supplied all information contained or incorporated by reference in this document relating to BMO.

You can obtain any of the documents incorporated by reference in this document through BMO or from the SEC at the address above as applicable. Documents incorporated by reference are available from BMO without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document and other information by requesting them in writing or by telephone from BMO at the following addresses or telephone numbers:

Harris N.A.

115 S. LaSalle Street

Chicago, Illinois 60603

Attn: Paul V. Reagan, Esq.

Executive Vice President and General Counsel

Telephone Number: (312) 461-2121

If you would like to request documents, please do so by December 14, 2007 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

BMO’s address on the world wide web is http://www.bmo.com, and Ozaukee’s address is http://www.ozaukeebank.com. The information on the web sites is not a part of this document.

We have not authorized anyone to give any information or make any representation about the affiliation agreement, the Merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This proxy statement/prospectus is being furnished to Ozaukee shareholders in connection with the solicitation of proxies by the Ozaukee board of directors for use at Ozaukee’s special meeting. Each copy of this proxy statement/prospectus mailed to Ozaukee shareholders is accompanied by a form of proxy for use at Ozaukee’s special meeting. This proxy statement/prospectus also constitutes the prospectus of BMO that is filed as part of BMO’s registration statement and serves as a prospectus for Ozaukee shareholders in connection with BMO common shares to be issued in respect of the Merger.

OZAUKEE BANK AND SUBSIDIARY

Independent Auditor’s Report

The Board of Directors

Ozaukee Bank

We have audited the accompanying consolidated balance sheet of Ozaukee Bank and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 consolidated financial statements present fairly, in all material respects, the financial position of Ozaukee Bank and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Wipfli LLP

February 28, 2007

Madison, Wisconsin

KPMG LLP 777 East Wisconsin Avenue Milwaukee, Wl 53202

Independent Auditors’ Report

The Board of Directors

Ozaukee Bank:

We have audited the accompanying consolidated balance sheets of Ozaukee Bank and subsidiary (the Bank) as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ozaukee Bank and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the years December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

February 28, 2006

OZAUKEE BANK AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$23,749,975	$20,541,829
Federal funds sold	13,554,746	24,324,557
Other short-term investments	725,921	1,521,356

Cash and cash equivalents	38,030,642	46,387,742
Securities available for sale	116,808,213	104,856,614
Loans held for sale	3,843,452	5,516,871
Loans	522,495,824	505,689,645
Less allowance for loan losses	(7,182,904)	(6,908,527)

Loans, net	515,312,920	498,781,118
Federal Home Loan Bank stock, at cost	5,602,575	10,282,611
Bank premises and equipment, net	9,166,347	9,060,077
Cash surrender value of life insurance	9,163,757	8,810,075
Accrued interest receivable and other assets	9,597,546	8,706,022

Total assets	$707,525,452	$692,401,130

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$577,496,652	$580,292,476
Securities sold under repurchase agreements	28,500,303	23,943,953
Federal Home Loan Bank advances	44,000,000	35,000,000
Accrued expenses and other liabilities	6,696,722	5,707,941

Total liabilities	656,693,677	644,944,370

Stockholders’ equity:
Common stock, par value $1—Class PS, authorized, issued, and outstanding; 869,063 shares at December 31, 2006 and 2005	869,063	869,063
Common stock, par value $1—Class F, authorized 1,141,126 shares; 1,135,126 and 1,129,126 shares issued and outstanding at December 31, 2006 and 2005, respectively	1,135,126	1,129,126
Common stock, par value $1—Class M, authorized 104,000 shares; 78,765 and 69,386 shares issued at December 2006 and 2005, respectively	78,765	69,386
Surplus	18,286,874	17,909,517
Undivided profits	30,742,696	27,697,785
Accumulated other comprehensive income	59,035	42,141
Treasury stock—Class M, at cost, 7,604 shares in 2006 and 6,000 shares in 2005	(140,061)	(119,378)
Loans to officers to acquire common stock	(199,723)	(140,880)

Total stockholders’ equity	50,831,775	47,456,760

Total liabilities and stockholders’ equity	$707,525,452	$692,401,130

Book value per common share	$24.49	$23.02

See accompanying notes to consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Interest and dividend revenue:
Loans	$36,031,949	$29,072,261	$22,007,612
Securities:
Taxable	2,623,042	2,283,730	2,495,824
Tax-exempt	2,079,888	1,667,616	1,562,254
Federal Home Loan Bank dividends	190,835	486,140	586,178
Federal funds sold and other short-term investments	389,430	161,250	42,932

Total interest and dividend revenue	41,315,144	33,670,997	26,694,800

Interest expense:
Deposits	15,754,944	9,666,784	5,212,707
Securities sold under repurchase agreements	1,233,141	555,320	200,661
Federal Home Loan Bank advances	1,335,347	1,444,286	1,315,725
Federal funds purchased	103,387	90,552	69,849

Total interest expense	18,426,819	11,756,942	6,798,942

Net interest revenue	22,888,325	21,914,055	19,895,858
Provision for loan losses	420,000	420,000	531,692

Net interest revenue after provision for loan losses	22,468,325	21,494,055	19,364,166

Other income:
Service fees and charges	3,262,267	3,247,573	3,840,631
Gain on sale of loans	809,796	1,276,036	1,492,309
Gain on sale of securities available for sale	—	—	178,373
Gain on sale of bank premises and equipment	12,500	3,111	28,803
Life insurance income	353,682	305,562	268,676
Other	1,810,790	1,589,980	1,533,020

	6,249,035	6,422,262	7,341,812

Other expenses:
Salaries and employee benefits	10,750,205	10,733,322	10,724,826
Net occupancy	1,027,418	867,467	881,325
Furniture and equipment	549,333	625,748	726,522
Data processing	782,782	646,612	656,455
Advertising and business development	360,629	390,814	580,302
Communications	350,542	295,765	351,531
Amortization of mortgage servicing rights	303,413	345,933	505,937
Supplies	395,557	382,126	402,713
Other operating	1,994,174	2,113,040	2,017,584

	16,514,053	16,400,827	16,847,195

Income before income tax expense	12,203,307	11,515,490	9,858,783
Income tax expense	3,866,000	3,734,000	2,774,000

Net income	$8,337,307	$7,781,490	$7,084,783

Basic net income per common share	$4.04	$3.79	$3.47
Diluted net income per common share	$4.02	$3.78	$3.46

See accompanying notes to consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2006, 2005, and 2004

	Common Shares	Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income	Treasury Stock	Loans to Officers to Acquire Common Stock	Total
Balance at December 31, 2003	2,035,407	$2,039,307	$17,259,671	$18,733,303	$1,501,664	($73,736)	($147,789)	$39,312,420
Comprehensive income:
Net income	—	—	—	7,084,783	—	—	—	7,084,783
Unrealized losses on available-for-sale securities, net of tax effect of $332,253	—	—	—	—	(757,866)	—	—	(757,866)
Less reclassification adjustment for net gains on available-for-sale securities realized in net income, net of tax effect of $60,647	—	—	—	—	(117,726)	—	—	(117,726)
Unrealized loss on derivative instrument, net of tax effect of $65,592	—	—	—	—	(101,735)	—	—	(101,735)
Add reclassification adjustment to interest expense for interest differential, net of tax effect of $185,081	—	—	—	—	287,019	—	—	287,019

Total comprehensive income								6,394,475
Common stock issued:
Stock options exercised	5,000	900	19,403	—	—	77,466	—	97,769
Stock issuance	10,742	10,742	194,607	—	—	—	—	205,349
Treasury stock purchased	(4,600)	—	—	—	—	(87,573)	—	(87,573)
Net change in loans to officers to acquire common stock	—	—	—	—	—	—	(10,090)	(10,090)
Cash dividends declared ($1.40 per common share)	—	—	—	(2,860,918)	—	—	—	(2,860,918)

Balance at December 31, 2004	2,046,549	2,050,949	17,473,681	22,957,168	811,356	(83,843)	(157,879)	43,051,432
Comprehensive income:
Net income	—	—	—	7,781,490	—	—	—	7,781,490
Unrealized losses on available-for-sale securities, net of tax effect of $566,692	—	—	—	—	(1,107,836)	—	—	(1,107,836)
Unrealized gain on derivative instrument, net of tax effect of $218,322	—	—	—	—	338,621	—	—	338,621

Total comprehensive income								7,012,275
Common stock issued:
Stock options exercised	15,500	15,500	400,990	—	—	—	—	416,490
Stock issuance	4,826	1,126	22,116	—	—	79,289	—	102,531
Treasury stock purchased	(5,300)	—	—	—	—	(114,824)	—	(114,824)
Net change in loans to officers to acquire common stock	—	—	—	—	—	—	16,999	16,999
Tax benefit of options exercised	—	—	12,730	—	—	—	—	12,730
Cash dividends declared ($1.48 per common share)	—	—	—	(3,040,873)	—	—	—	(3,040,873)

Balance at December 31, 2005	2,061,575	2,067,575	17,909,517	27,697,785	42,141	(119,378)	(140,880)	47,456,760
Comprehensive income:
Net income	—	—	—	8,337,307	—	—	—	8,337,307
Unrealized gain on available-for-sale securities, net of tax effect of $62,142	—	—	—	—	131,871	—	—	131,871
Unrealized loss on derivative instrument, net of tax effect of $74,130	—	—	—	—	(114,977)	—	—	(114,977)

Total comprehensive income								8,354,201
Common stock issued:
Stock options exercised	11,500	11,500	257,270	—	—	—	—	268,770
Stock issuance	8,879	3,879	86,588	—	—	119,777	—	210,244
Treasury stock purchased	(6,604)	—	—	—	—	(140,460)	—	(140,460)
Net change in loans to officers to acquire common stock	—	—	—	—	—	—	(58,843)	(58,843)
Tax benefit of options exercised	—	—	33,499	—	—	—	—	33,499
Cash dividends declared ($2.56 per common share)	—	—	—	(5,292,396)	—	—	—	(5,292,396)

Balance at December 31, 2006	2,075,350	$2,082,954	$18,286,874	$30,742,696	$59,035	($140,061)	($199,723)	$50,831,775

See accompanying notes to consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$8,337,307	$7,781,490	$7,084,783

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,242,494	1,252,166	1,388,037
Provision for loan losses	420,000	420,000	531,692
Deferred income taxes	(782,228)	(34,000)	(80,000)
Gain on sale of securities available for sale	—	—	(178,373)
Gain on sale of bank premises and equipment	(12,500)	(3,111)	(28,803)
Amortization of premiums on securities, net	74,478	337,698	676,677
Loans originated for sale	(39,847,001)	(68,383,995)	(93,608,397)
Proceeds from sales of loans	42,330,216	72,171,021	96,876,356
Gain on sales of loans	(809,796)	(1,276,036)	(1,492,309)
Federal Home Loan Bank stock dividends	—	(488,411)	(573,800)
Increase in accrued interest receivable and other assets and cash surrender value of life insurance	(943,511)	(1,480,212)	(1,746,753)
Increase in accrued expenses and other liabilities	988,781	921,647	1,399,996

Total adjustments	2,660,933	3,436,767	3,164,323

Net cash provided by operating activities	10,998,240	11,218,257	10,249,106

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	26,066,937	27,378,398	31,503,729
Proceeds from sale of securities available for sale	—	—	23,707,316
Purchase of securities	(37,899,000)	(21,522,710)	(38,028,648)
Redemption of Federal Home Loan Bank stock	4,680,036	—	—
Net increase in loans	(16,951,802)	(54,873,643)	(58,375,292)
Purchase of life insurance	—	—	(2,000,000)
Proceeds from sale of bank premises and equipment	21,528	6,640	32,578
Additions to bank premises and equipment	(1,054,379)	(722,049)	(926,794)

Net cash used in investing activities	(25,136,680)	(49,733,364)	(44,087,111)

Cash flows from financing activities:
Net increase (decrease) in deposits	(2,795,824)	52,913,212	36,297,184
Net increase in securities sold under repurchase agreements	4,556,350	6,092,823	1,330,448
Advances from Federal Home Loan Bank	34,000,000	36,000,000	11,000,000
Repayment of Federal Home Loan Bank advances	(25,000,000)	(41,000,000)	(14,000,000)
Change in loans to officers to acquire common stock	(58,843)	16,999	(10,090)
Cash dividends	(5,292,396)	(3,040,873)	(2,860,918)
Common stock issuance	512,513	531,751	303,118
Treasury stock purchases	(140,460)	(114,824)	(87,573)

Net cash provided by financing activities	5,781,340	51,399,088	31,972,169

Net increase (decrease) in cash and cash equivalents	(8,357,100)	12,883,981	(1,865,836)
Cash and cash equivalents, beginning of year	46,387,742	33,503,761	35,369,597

Cash and cash equivalents, end of year	$38,030,642	$46,387,742	$33,503,761

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$18,426,819	$11,462,000	$6,675,000
Income taxes	4,205,000	3,286,000	2,459,000

See accompanying notes to consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2006, 2005, and 2004

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Ozaukee Bank (the “Bank”) and its wholly owned subsidiary, Ozaukee Portfolio Services, Inc., conform to accounting principles generally accepted in the United States of America. Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. The following is a description of the more significant policies which the Bank consistently follows in preparing and presenting its consolidated financial statements.

(a)	Description of Business

The Bank is a Wisconsin state-chartered commercial bank with six bank locations in Ozaukee and Washington Counties. The Bank accepts deposits and makes loans, primarily to individuals and small businesses, which principally are secured by real estate. The Bank’s primary regulators are the Federal Deposit Insurance Corporation and the Wisconsin Department of Financial Institutions.

(b)	Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Ozaukee Bank and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, all highly liquid debt instruments with a maturity of three months or less at the date of purchase are considered to be cash equivalents such as cash on hand, amounts due from banks, federal funds sold, and other short-term investments.

The Bank is required to maintain certain vault cash and reserve balances with the Federal Reserve Bank in accordance with Federal Reserve Bank requirements. The total required reserve balance as of December 31, 2006, was approximately $844,000. At December 31, 2006, the required reserves were satisfied by currency and coin holdings and cash reserves on deposit at the Federal Reserve Bank.

(d)	Securities

Securities available for sale are securities for which there is not positive intent to hold to maturity and are carried at estimated fair value. The difference between amortized cost and estimated fair value net of the related income tax effect is included in accumulated other comprehensive income. Premiums and discounts are amortized as an adjustment to yield. Gains and losses on the sale of such securities are determined using the specific-identification method.

Securities are written down to market value by way of a charge to expense, should an impairment of value that is other than temporary become evident.

(e)	Loans Held for Sale

Mortgage loans held for sale are valued at the lower of aggregate amortized cost or market value. Gains and losses on sales and changes in market value are included in other income.

(f)	Loans

Loans, other than those held for sale, are carried at the principal amounts outstanding. Interest is accrued as earned. Generally, when a loan becomes 90 days contractually past due or where serious doubt

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

exists as to the collectibility of the loan, the accrual of interest ceases and any previously accrued interest is reversed. Payments received on nonaccrual loans are recorded as they are received either as income or a reduction of principal on loans on which there is doubt as to the collectibility of the principal.

Loan origination fees and certain direct loan origination costs on loans held for investment are deferred and recognized over the life of the related loans as an adjustment of yield. Fees and costs on loans originated for sale are deferred as a component of loans held for sale and recognized as a component of other income upon sale of the loan.

(g)	Allowance for Loan Losses

In management’s judgment, the allowance for loan losses represents an amount adequate to provide for probable loan losses and the risk of loss inherent in the loan portfolio. The allowance for loan losses is maintained at an amount based on management’s analysis of past loan loss experience, growth and composition of the loan portfolio, and economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Additions to the allowance are charged to expense through the provision for loan losses. Losses are charged directly to the allowance; recoveries are credited to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Impaired loans are defined as commercial and commercial real estate loans that, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal and interest when due according to contractual terms of the loan agreement. Large groups of homogeneous loans, such as residential 1-4 family home equity and consumer loans, are collectively evaluated for impairment. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

(h)	Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is carried at its redeemable value; however, at December 31, 2006, 32,822 shares with a carrying amount of $3,282,275 are considered excess capitalization and are not currently redeemable.

(i)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation computed using the straight-line method over the estimated useful lives of the assets.

Maintenance and repair costs are charged to other operating expense, while the costs of significant additions and improvements are capitalized.

(j)	Mortgage Servicing Rights

Rights to service mortgage loans for others are recognized as a separate asset.

Mortgage servicing rights are amortized in relation to the servicing revenue expected to be earned. The Bank periodically evaluates the carrying value and remaining amortization periods of mortgage servicing rights for impairment based on the current fair value. The evaluation takes into consideration certain risk characteristics including loan type, note rate, prepayment trends, and external market factors.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(k)	Income Taxes

Deferred income tax assets and liabilities have been determined using the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.

(l)	Other Comprehensive Income

Other comprehensive income is shown on the consolidated statements of stockholders’ equity. The Bank’s accumulated other comprehensive income is comprised of the unrealized gain (loss) on securities available for sale, net of tax, and unrealized gain (loss) on derivative instruments, net of tax, and are shown on the consolidated statements of stockholders’ equity.

(m)	Derivative Financial Instruments and Hedging Activities

All derivatives are recognized on the consolidated balance sheet at their fair value. On the date the derivative contract is entered into, the Bank designates the derivative, except for mortgage banking derivatives for which changes in fair value of the derivative is recorded in earnings, as either a fair value hedge (i.e., a hedge of the fair value of a recognized asset or liability) or a cash flow hedge (i.e., a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability). The Bank formally documents all relationships between hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges or cash flow hedges to specific assets or liabilities on the balance sheet. The Bank also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

For a derivative designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

The Bank discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item; the derivative expires or is sold, terminated, or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Bank continues to carry the derivative on the balance sheet at its fair value and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability.

(n)	Per Share Data

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during each year. The weighted average number of common shares outstanding was 2,065,620 in 2006, 2,055,678 in 2005, and 2,043,828 in 2004.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

Diluted net income per common share is computed by dividing net income by the total of the weighted average number of all classes of common shares outstanding during each year and the number of all classes of additional common shares that would have been outstanding after considering the dilutive effect of stock options. The weighted average number of common shares outstanding and common share equivalents were 2,073,948 in 2006, 2,058,424 in 2005, and 2,047,830 in 2004.

Book value per common share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of each year.

(o)	Reclassifications

Certain reclassifications have been made to the 2005 and 2004 consolidated financial statements to conform to the 2006 classifications.

(p)	New Accounting Pronouncements

The Bank has a stock-based employee compensation plan. On January 1, 2006, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The Bank has adopted SFAS No. 123(R) using the prospective transition method, in which compensation cost is recognized over the service period for all awards granted, modified, repurchased, or canceled subsequent to the adoption of SFAS No. 123(R). In accordance with the prospective transition method, results for prior periods have not been restated. Prior to the adoption of SFAS No. 123(R), the Bank applied the recognition and measurement principals of Accounting Principles Board (APB) Opinion No. 25 in accounting for its option plan.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Bank believes the adoption of this statement will not have a significant effect on the consolidated financial statements of the Bank.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. Among other things, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization method or fair value measurement method to subsequently measure and report each class of separately recognized servicing assets and servicing liabilities. It also requires additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The Bank believes the adoption of this statement will not have a significant effect on the consolidated financial statements of the Bank.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other things, SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

bifurcation and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. This statement also resolves other issues addressed in SFAS No. 133, Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank believes the adoption of this statement will not have a significant effect on the consolidated financial statements of the Bank.

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Bank is currently in the process of evaluating its current tax position and does not believe the adoption of this interpretation will have a significant effect on the consolidated financial statements of the Bank.

(2)	Securities

The amortized cost and estimated fair values of securities available for sale at December 31, 2006 and 2005, are as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$499,864	$—	($3,664)	$496,200
Obligations of states and political subdivisions	61,875,041	530,874	(222,805)	62,183,110
Mortgage-backed securities	54,899,912	14,652	(785,661)	54,128,903

	$117,274,817	$545,526	($1,012,130)	$116,808,213

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$499,640	$—	($5,840)	$493,800
Obligations of states and political subdivisions	42,622,548	702,523	(177,070)	43,148,001
Mortgage-backed securities	62,395,044	14,480	(1,194,711)	61,214,813

	$105,517,232	$717,003	($1,377,621)	$104,856,614

Fair values of securities are estimated based on financial models or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

The amortized cost and estimated fair value of available-for-sale securities at December 31, 2006, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,053,252	$2,052,890
Due after one year through five years	17,836,018	18,089,769
Due after five years through ten years	16,713,307	16,822,213
Due after ten years	25,772,328	25,714,438
Mortgage-backed securities	54,899,912	54,128,903

	$117,274,817	$116,808,213

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005, were as follows:

	2006
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$496,200	($3,664)	$496,200	($3,664)
Obligations of states and political subdivisions	16,741,343	(162,050)	5,904,109	(60,755)	22,645,452	(222,805)
Mortgage-backed securities	12,325,299	(127,020)	39,295,993	(658,641)	51,621,292	(785,661)

	$29,066,642	($289,070)	$45,696,302	($723,060)	$74,762,944	($1,012,130)

	2005
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$493,800	$5,840	$—	$—	$493,800	($5,840)
Obligations of states and political subdivisions	7,520,288	(139,860)	893,490	(37,210)	8,413,778	(177,070)
Mortgage-backed securities	13,101,810	(125,060)	45,932,492	(1,069,651)	59,034,302	(1,194,711)

	$21,115,898	($270,760)	$46,825,982	($1,106,861)	$67,941,880	($1,377,621)

The unrealized losses on investments in obligations of states and political subdivision securities were caused by changes in interest rates. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

The unrealized losses on investments in mortgage-backed securities were caused by changes in interest rates. The contractual cash flows of these securities are guaranteed by Freddie Mac. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

There were no securities sold in 2006 and 2005. Securities with carrying values of approximately $23,707,000 were sold for a gain of $178,373 during 2004.

Securities with carrying values of approximately $38,021,000 at December 31, 2006, and $29,333,000 at December 31, 2005, are pledged to secure public deposits and for other purposes as required by law.

(3)	Loans

Loans consist of the following at December 31:

	2006	2005
Residential real estate	$82,394,496	$76,044,972
Commercial real estate	253,352,591	228,682,330
Commercial and municipal	95,487,256	106,248,071
Home equity	81,135,344	80,253,345
Installment and other	10,126,137	14,460,927

Total loans	$522,495,824	$505,689,645

In the normal course of business, included in loans may be nonperforming loans which are categorized by management as nonaccruing because collection of principal and interest is not assured, loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration of the borrower’s financial condition, loans which are current but where serious doubts as to the ability of the borrower to comply with present loan repayment terms exist, and loans which are past due 90 days or more as to interest and/or principal payments. Nonaccrual loans totaled approximately $12,085,000 and $3,600,000 at December 31, 2006 and 2005, respectively. Payments received on nonaccrual loans are recorded as they are received either as income or a reduction of principal on loans on which there is doubt as to the collectibility of the principal. During 2006, $163,479 of payments received on nonaccrual loans were recorded as income.

The following table presents data on impaired loans, which are included in nonaccrual loans noted above, at December 31:

	2006	2005
Impaired loans for which an allowance has been provided	$—	$2,790,000
Impaired loans for which no allowance has been provided	10,151,000	196,000

Total loans determined to be impaired	$10,151,000	$2,986,000

Allowance for loan losses related to impaired loans	$—	$800,000
Average recorded investment in impaired loans	3,228,000	2,995,000

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

Certain of the Bank’s executive officers, employees, directors, and businesses in which directors are major stockholders are loan customers of the Bank. These loans, with the exception of loans described in Note 12, were made on the same terms as those prevailing for comparable transactions with other loan customers and do not involve more than the normal risk of collectibility. These loans to related parties were $17,382,600 and $7,243,397 at December 31, 2006 and 2005, respectively.

(4)	Allowance for Loan Losses

An analysis of the allowance for loan losses for the years ended December 31, 2006, 2005, and 2004, is as follows:

	2006	2005	2004
Balance, beginning of year	$6,908,527	$6,552,547	$6,092,787
Provision charged to expense	420,000	420,000	531,692
Loans charged off, net of recoveries	(145,623)	(64,020)	(71,932)

Balance, end of year	$7,182,904	$6,908,527	$6,552,547

(5)	Bank Premises and Equipment

Bank premises and equipment at December 31 are summarized as follows:

	2006	2005
Land	$1,926,420	$1,926,420
Buildings and improvements	9,914,144	9,447,039
Furniture and equipment	4,657,503	4,343,304

	16,498,067	15,716,763
Less accumulated depreciation	(7,331,720)	(6,656,686)

Bank premises and equipment, net	$9,166,347	$9,060,077

Depreciation charged to operating expense totaled $939,081, $906,233, and $882,100 in 2006, 2005, and 2004, respectively.

The Bank leases various branch properties. Rental expense was $126,845, $87,897, and $94,000 in 2006, 2005, and 2004, respectively. The following table presents future lease payments under existing leases with terms beyond one year:

2007	$103,431
2008	102,531
2009	26,788
2010	12,000
Thereafter	12,000

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(6)	Mortgage Servicing Rights

The fair value of capitalized mortgage servicing rights as determined by an independent valuation exceeded the carrying value at December 31, 2006, 2005, and 2004. Changes in capitalized mortgage servicing rights, which are included in other assets, are summarized as follows for the years ended December 31:

	2006	2005	2004
Balance, beginning of year	$2,319,080	$2,089,573	$2,081,951
Originated servicing rights capitalized	373,149	575,440	513,559
Amortization of mortgage servicing rights	(303,413)	(345,933)	(505,937)

Balance, end of year	$2,388,816	$2,319,080	$2,089,573

The following table shows the estimated future amortization expense for mortgage servicing rights. The projections of amortization expense for the next five years are based on existing asset balances and the existing interest rate environment as of December 31, 2006. The actual amortization expense the Bank recognizes in any given period may be significantly different depending upon changes in mortgage interest rates, market conditions, regulatory requirements, and events or circumstances that indicate the carrying amount of an asset may not be recoverable.

Mortgage Servicing Rights
2007	$287,724
2008	303,954
2009	321,099
2010	339,211
2011	358,346
Thereafter	778,482

$2,388,816

The Bank serviced approximately $423,641,000 and $431,001,000 of mortgage loans for other investors at December 31, 2006 and 2005, respectively.

(7)	Deposits

Deposits at December 31 are as follows:

	2006	2005
Demand deposits—noninterest bearing	$92,121,525	$95,424,319
Demand deposits—interest bearing	51,559,492	51,603,357
Money market accounts	214,620,875	194,603,559
Savings accounts	33,560,846	41,285,923
Certificates of deposit	185,633,914	197,375,318

	$577,496,652	$580,292,476

Time deposits include approximately $57,820,000 and $69,403,000 of certificates of $100,000 or more at December 31, 2006 and 2005, respectively. Brokered certificates of deposit were $20,854,000 and $28,699,000 at December 31, 2006 and 2005, respectively.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

At December 31, 2006, scheduled maturities of certificates of deposit accounts are as follows:

2007	$156,174,473
2008	19,350,038
2009	6,837,548
2010	2,972,369
2011	299,486

$185,633,914

(8)	Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank pledges securities available for sale and 1-4 family and commercial loans as collateral for repurchase agreements. The carrying value of pledged securities and loans is $38,021,000 and $46,234,000, respectively, as of December 31, 2006.

(9)	Federal Home Loan Bank Advances

FHLB advances are summarized as follows at December 31:

	2006	2005
Due March 2006, 5.10%	$—	$5,000,000
Due April 2008
(variable based on LIBOR) 5.37%	25,000,000	25,000,000
Due September 2008, 4.45%	1,000,000	1,000,000
Due December 2009, 4.73%	3,000,000	—
Due December 2009, 5.03%	6,000,000	—
Due September 2010, 4.50%	4,000,000	4,000,000
Due November 2010, 4.95%	5,000,000	—

	$44,000,000	$35,000,000

The Bank is required to maintain as collateral unencumbered 1-4 family mortgage loans such that the outstanding balance of FHLB advances does not exceed 60% of the book value of this collateral. Prepayments of these advances are subject to penalties.

(10)	Employee Benefit Plan

The Bank has a defined contribution 401(k) plan, which covers substantially all full-time employees. Participation in the plan requires that an employee be at least 21 years of age and have 12 months of service. Employees may elect to defer the maximum total dollar amount as provided by IRS guidelines of their defined salary into the program. Under the plan, the Bank may elect to make annual matching contributions up to 5% of each eligible employee’s annual compensation. Vesting in the participants’ accounts is based on years of continuous service, and a participant is vested based on a graduated scale after two to six years of credited service.

Expenses related to this plan totaled approximately $944,000, $871,000, and $742,000 in 2006, 2005, and 2004, respectively.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(11)	Income Taxes

Income tax expense (benefit) consists of the following for the years ending December 31:

	Federal	State	Total
Year ended December 31, 2006:
Current	$3,841,000	$807,000	$4,648,000
Deferred	(671,000)	(111,000)	(782,000)

	$3,170,000	$696,000	$3,866,000

Year ended December 31, 2005:
Current	$3,113,000	$655,000	$3,768,000
Deferred	(35,000)	1,000	(34,000)

	$3,078,000	$656,000	$3,734,000

Year ended December 31, 2004:
Current	$2,868,000	($14,000)	$2,854,000
Deferred	(68,000)	(12,000)	(80,000)

	$2,800,000	($26,000)	$2,774,000

Deferred tax assets and liabilities are as follows at December 31:

	2006	2005
Deferred tax assets	$4,336,000	$5,057,000
Deferred tax liabilities	(1,611,000)	(3,366,000)

Net deferred tax asset, included in other assets	$2,725,000	$1,691,000

The more significant temporary differences that give rise to deferred tax assets relate to the allowance for loan losses and deferred compensation. The more significant temporary differences that give rise to deferred tax liabilities relate to depreciation of premises and equipment, mortgage servicing rights, and FHLB stock basis. Based upon the level of historical taxable income and expected future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

The Bank was audited by the Wisconsin Department of Revenue and reached a settlement in 2004 with respect to its Nevada subsidiary. The excess of the accrual over the amount paid in 2004 related to this tax exposure was reversed and included in state tax expense in 2004.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

Actual income tax expense differs from the “expected” income tax expense computed by applying the statutory federal corporate tax rate of 34% to income before income tax expense as follows for the years ended December 31:

	2006	2005	2004
Federal income tax expense at statutory rate of 34%	$4,149,000	$3,915,000	$3,352,000
Tax-exempt interest income	(619,000)	(526,000)	(516,000)
State income taxes, net of federal income tax benefit	459,000	433,000	368,000
Adjustment to accrual for tax exposures	—	—	(385,000)
Bank-owned life insurance	(120,000)	(104,000)	(91,000)
Other, net	(3,000)	16,000	46,000

	$3,866,000	$3,734,000	$2,774,000

Effective tax rate	31.7%	32.4%	28.1%

(12)	Stock Option, Stock Purchase, and Incentive Plans

Stock Option Plan

In 2002, the Bank adopted the Officer Stock Option Plan (“Option Plan”) and amended the Option Plan in December 2005. A total of 37,500 shares of Class M common shares were authorized for the Option Plan. The Option Plan provides for options to purchase common stock at the defined book value at the date of grant to be issued to certain officers. The options vest over five years and expire after ten years. The stock issued upon exercise is subject to a mandatory redemption by the Bank, after a defined holding period, upon the employee’s retirement or termination of employment at the defined book value of the stock at the time of redemption. There are 6,500 shares remaining under the Option Plan.

Also in 2002, the Bank granted a key officer of the Bank 30,000 shares of common stock, which under the Stock Reclassification that occurred in 2005, were reclassified to Class F shares. The options were granted at the market price of the stock on the date of grant and vest over five years and expire after ten years.

A summary of stock option activity for the two plans is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	46,500	$23.29
Exercised	(5,000)	16.14

Outstanding at December 31, 2004	41,500	24.16
Exercised	(15,500)	26.87

Outstanding at December 31, 2005	26,000	22.54
Granted	6,000	23.03
Exercised	(11,500)	23.37
Forfeited	(500)	16.14

Outstanding at December 31, 2006	20,000	$22.36

Options exercisable at December 31, 2006	3,000	$16.14

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

Employee Stock Purchase Plans

The Bank has an Officer Stock Purchase Plan and a Director Stock Purchase Plan (“Purchase Plans”) and an Officer Stock Incentive Plan (Incentive Plan), collectively “the Plans.” A total of 66,500 shares were authorized for these plans. The Plans provide for shares of common stock, to be offered to certain officers and new directors, to be purchased at book value. The stock is subject to a mandatory redemption by the Bank, after a defined holding period, upon the employee’s or director’s retirement or termination of employment or directorship at the book value of the stock at the time of redemption. Included, as a reduction in stockholders’ equity, are loans to officers to purchase the stock, which amounted to approximately $199,700 and $141,000 at December 31, 2006 and 2005, respectively. These loans are unsecured, bear an interest rate that is below market, have full recourse to the borrower, and are repayable in monthly installments.

Certain data related to the Plans is summarized below:

	2006	2005	2004
Shares issued during the year	8,879	4,826	10,742
Book value of shares issued	$206,365	$102,531	$205,349
Shares redeemed during the year	6,604	5,300	4,600
Book value of shares redeemed	$140,460	$114,824	$87,573
Total shares authorized but not issued at year-end	18,735	21,614	21,140
Total shares outstanding at year-end	47,765	49,886	50,360
Redemption value of shares outstanding at year-end	$1,168,332	$1,147,378	$1,039,430

Compensation expense is recorded for options granted over their vesting period to the extent the Bank’s defined book value, subsequent to date of grant, exceeds the exercise price. Compensation expense in 2006, 2005, and 2004 was $33,776, $20,000, and $31,000, respectively.

Prior to January 1, 2006, the Bank applied Accounting Principles Bulletin Opinion No. 25 in accounting for stock options and, accordingly, compensation cost based on fair value at grant date had not been recognized for its stock options in the 2005 and 2004 consolidated financial statements. Had the Bank determined the compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, net income would have been reduced to the pro forma amounts indicated below:

	2005		2004
	As Reported	Pro Forma	As Reported	Pro Forma
Net income	$7,781,490	$7,781,078	$7,084,783	$7,071,476
Basic earnings per share	3.79	3.79	3.47	3.46
Diluted earnings per share	3.78	3.78	3.46	3.45

The fair value of stock options granted in 2006 was estimated at the date of grant using the Black-Scholes methodology. The following assumptions were made in estimating the fair value for options granted for the year ended December 31:

Dividend yield	6.77%
Expected term	7 years
Risk-free interest rate	4.32%
Expected life	7 years
Expected volatility	6.049%

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

The weighted average fair value of options at their grant date, using the assumptions shown above, was computed at $1.41 per share for options granted in 2006. As of December 31, 2006, there was $34,829 total unrecognized compensation cost related to nonvested share-based compensation arrangements, which is expected to be recognized over the next five years.

The intrinsic values of all outstanding options as of December 31, 2006, were $141,000.

The following is a summary of nonvested shares at December 31, 2006, and changes during the year:

Balance, December 31, 2005	23,000
Granted during the year	6,000
Vested during the year	(11,500)
Forfeited during the year	(500)

Balance, December 31, 2006	17,000

Stock Appreciation Rights

In December 2005, 9,879 stock appreciation rights were granted that vest over eight years. An additional 2,839 shares were granted in January 2006. There was no compensation expense related to these rights in 2006 or 2005.

(13)	Dividends

The declaration and payment of cash dividends by the Bank is restricted by certain statutory and regulatory limitations. The effect of these regulations limits the amount of earnings available for such cash dividends to undivided profits. Such dividends may also be limited by regulatory capital requirements.

(14)	Stock Reclassification

The Bank’s stockholders approved on November 30, 2005, an amendment to the articles of incorporation that subdivided the Bank’s common stock into three separate classes of common stock with different transfer and redemption provisions among the three classes: Unrestricted group (Class PS common), Management group (Class M common), and the Founders group (Class F common). Class M would include all the shares subject to mandatory redemption under the Purchase Plans and the Stock Option Plan. Class F holders have a right-of-first-refusal with respect to any proposed sale of shares of Class F common stock. Class PS holders have no restrictions as to transfer or redemption. The amendment to subdivide the shares into three classes did not change any of the terms or rights of those shares as they existed prior to the amendment.

(15)	Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. It is management’s opinion, as of December 31, 2006, that the Bank meets all applicable capital adequacy requirements.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since notification that management believes has changed the institution’s category.

	Actual Amount	Ratio		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
				Amount		Ratio		Amount		Ratio
As of December 31, 2006:
Total capital (to risk-weighted assets)	$57,257	10.6%	≥	$42,997	≥	8.0%	≥	$53,746	≥	10.0%
Tier I capital (to risk-weighted assets)	50,533	9.4%	≥	21,499	≥	4.0%	≥	32,248	≥	6.0%
Tier I capital (to average assets)	50,533	7.5%	≥	27,066	≥	4.0%	≥	33,832	≥	5.0%

As of December 31, 2005:
Total capital (to risk-weighted assets)	$53,723	10.3%	≥	$41,808	≥	8.0%	≥	$52,260	≥	10.0%
Tier I capital (to risk-weighted assets)	47,183	9.0%	≥	20,904	≥	4.0%	≥	31,356	≥	6.0%
Tier I capital (to average assets)	47,183	7.2%	≥	26,175	≥	4.0%	≥	32,719	≥	5.0%

(16)	Financial Instruments With Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments consist of commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract amounts reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments reflected in the consolidated financial statements.

Financial instruments whose contract amounts represent potential credit risk at December 31, 2006 and 2005, are as follows:

	2006	2005
Commitments to extend credit	$215,643,494	$235,903,000
Standby letters of credit	17,742,570	15,915,300
Commitments to sell loans	3,983,500	1,808,840

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

clauses and generally require a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the creditworthiness of each customer on a case-by-case basis. The Bank generally extends credit on a secured basis. Collateral obtained varies but consists primarily of real estate, equipment, accounts receivable, inventory, and motor vehicles. The Bank’s lending area primarily includes Ozaukee and contiguous counties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit outstanding at December 31, 2006, expire within one to two years, except for $1,521,100, which expires in years 2009 through 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds certificates of deposit, accounts receivable, inventory, equipment, and real estate as collateral supporting those commitments for which collateral is deemed necessary. The fair value of the standby letters of credit is not material to the consolidated financial statements.

Under SFAS No. 133, commitments to originate residential mortgage loans held for sale and forward commitments to sell residential mortgage loans are defined as derivatives and are therefore required to be recorded on the consolidated balance sheet at fair value. The commitments to originate residential mortgage loans held for sale (pipeline loans) generally contain terms not exceeding 90 days. Adverse market interest rate changes between the time a customer receives a rate lock commitment and the time the loan is sold to an investor can erode the value of that mortgage. Therefore, the Bank uses forward commitments to sell residential mortgage loans to reduce its exposure to market risk resulting from changes in interest rates which could alter the underlying fair value of mortgage loans held for sale and pipeline loans.

The Bank has previously securitized mortgage loans and currently holds the securities. The Bank has retained the risk of recourse in the event of default on the underlying loans. The balance of mortgage-backed securities where the Bank retains the risk of recourse was $291,583 and $297,139 at December 31, 2006 and 2005, respectively.

(17)	Derivative and Hedging Activities

The Bank utilizes derivative hedging instruments in the course of its asset/liability management. The hedging instruments primarily used by the Bank are interest rate swap agreements which are used to convert variable rate payments of FHLB advances to fixed rate payments and thus hedge the Bank’s cash flow of the item being hedged. The items being hedged generally expose the Bank to variability in cash flow in rising or declining interest rate environments. In converting the variable payments to a fixed payment, the interest rate swaps effectively reduce the variability of the cash flow of the hedged items.

The interest rate swaps used for purposes of interest rate risk management involve the exchange of fixed and floating rate interest payments based upon underlying notional principal amounts for a fixed period of time. Interest rate swaps are used to manage interest rate risk relative to the variable cash flows of certain borrowings. The Bank’s credit risk on a swap agreement is limited to nonperformance of the counterparty’s obligations under the terms of the swap agreement. The Bank deals with counterparties that have high credit ratings. All counterparties are expected to meet their obligations.

The interest rate swap agreements at December 31, 2006, consist of the following:

Type	Notional Amount	Maturity Date	Fixed Rate	Variable Rate
Fixed pay—floating receive	$25,000,000	April 2008	3.31%	5.37%

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

The interest rate swap agreements at December 31, 2005, consist of the following:

Type	Notional Amount	Maturity Date	Fixed Rate	Variable Rate
Fixed pay—floating receive	$25,000,000	April 2008	3.31%	4.33%

At December 31, 2006 and 2005, there were unrealized gains on the interest rate swap agreement of $603,609 and $792,716, respectively. Net cash received under the interest rate swap agreement during 2006 was $42,500 while net cash paid under the interest rate swap agreement was $1,679 in 2005 and $472,100 in 2004. Net cash received or paid on the cash flow hedge is recorded in interest expense on the consolidated statement of income. There was no ineffectiveness related to this transaction.

(18)	Fair Value of Financial Instruments

Fair value estimates, methods, and assumptions are set forth below for the Bank’s consolidated financial instruments as of December 31, 2006 and 2005:

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$38,030,642	$38,030,642	$46,387,742	$46,387,742
Securities available for sale	116,808,213	116,808,213	104,856,614	104,856,614
Loans	519,156,372	516,801,184	504,297,989	505,127,379
Federal Home Loan Bank stock	5,602,575	5,602,575	10,282,611	10,282,611
Accrued interest receivable	3,390,150	3,390,150	2,771,152	2,771,152
Interest rate swap	603,609	603,609	792,716	792,716

Financial liabilities:
Demand deposits and savings accounts	$391,862,738	$391,862,738	$382,917,157	$382,917,157
Certificates of deposit	185,633,914	185,575,293	197,375,319	196,685,635
Securities sold under repurchase agreements	28,500,303	28,500,303	23,943,953	23,943,953
Federal Home Loan Bank advances	44,000,000	42,962,187	35,000,000	34,732,536
Accrued interest payable	645,675	645,675	687,033	687,033

The carrying amounts of cash and cash equivalents approximate fair value because of their short-term nature and because they do not present unanticipated credit concerns.

The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Fair values of loans and loans held for sale are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans, except credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank’s historical experience with repayments for each loan classification, modified as required, by an estimate of the effect of current economic and lending conditions. Fair value for significant nonperforming loans is based on carrying value less an estimate for credit risk. The fair value estimate for credit card loans is considered to be the carrying value of existing loans.

OZAUKEE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

The fair value of Federal Home Loan Bank stock is based on its redeemable (carrying) value, as a market for this stock is restricted.

Fair value approximates the carrying value for accrued interest receivable and payable.

The fair value of the Bank’s commitments to extend credit and standby letters of credit are based on quoted market prices and fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the credit standing of the customer. The carrying values and fair values were not material at December 31, 2006 and 2005.

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, interest-bearing deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 2006 and 2005. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 2006 and 2005, for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

The carrying amounts for securities sold under repurchase agreements approximate fair value because they mature in 90 days or less.

The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 2006 and 2005, for advances with similar remaining maturities.

The fair value of the interest rate swap is estimated based on a bid quotation received from a securities dealer.

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(19)	Related-Party Transaction

Fees of $41,281, $181,711, and $24,761 were expensed in 2006, 2005, and 2004, respectively, related to services performed by a law firm in which two of the Bank’s directors are members.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Balance Sheets (unaudited)

June 30, 2007 and 2006

	2007	2006
	(Unaudited)
Assets
Cash, due from banks and other short-term investments	$12,159,864	$14,002,656
Federal funds sold	9,146,646	—

Cash and cash equivalents	21,306,510	14,002,656
Securities available for sale	116,829,701	115,058,497
Loans held for sale	4,914,152	2,429,476
Loans	520,565,664	511,478,890
Less allowance for loan losses	(7,423,615)	(7,056,203)

Loans, net	513,142,049	504,422,687
Federal Home Loan Bank stock, at cost	5,602,575	7,036,558
Bank premises and equipment, net	9,175,352	9,134,469
Cash surrender value of life insurance	9,346,863	8,984,601
Accrued interest receivable and other assets	9,955,187	9,100,359

Total assets	$690,272,389	$670,169,303

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$559,751,189	$555,049,633
Securities sold under repurchase agreements	26,777,184	30,257,132
Federal Home Loan Bank advances	46,000,000	30,000,000
Accrued expenses and other liabilities	6,176,484	6,154,433

Total liabilities	638,704,857	621,461,198

Stockholders’ equity:
Common stock, par value $1—Class PS, authorized, issued, and outstanding; 869,063 shares at June 30, 2007 and 2006	869,063	869,063
Common stock, par value $1—Class F, 1,135,126 and 1,129,126 shares issued and outstanding at June 30, 2007 and 2006, respectively	1,135,126	1,129,126
Common stock, par value $1—Class M, authorized 104,000 shares; 87,835 and 77,165 shares issued at June 30, 2007 and 2006, respectively	87,835	77,165
Surplus	18,494,504	18,050,533
Undivided profits	32,210,809	29,450,394
Accumulated other comprehensive loss	(917,154)	(539,843)
Treasury stock, at cost, 7,704 shares in 2007 and 9,004 shares in 2006	(142,565)	(175,175)
Loans to officers to acquire common stock	(170,086)	(153,158)

Total stockholders’ equity	51,567,532	48,708,105

Total liabilities and stockholders’ equity	$690,272,389	$670,169,303

Book value per common share	$24.74	$23.58

See accompanying note to unaudited consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

Six Months Ended June 30, 2007 and 2006

	2007	2006
	(Unaudited)
Interest and dividend revenue:
Loans	$19,359,958	$17,310,537
Securities:
Taxable	1,039,139	1,272,852
Tax-exempt	1,373,719	946,324
Federal Home Loan Bank dividends	91,470	59,414
Federal funds sold and other short-term investments	322,721	318,417

Total interest and dividend revenue	22,187,007	19,907,544

Interest expense:
Deposits	8,951,346	7,445,155
Securities sold under repurchase agreements	650,194	557,767
Federal Home Loan Bank advances	906,321	575,756
Federal funds purchased	56,990	5,108

Total interest expense	10,564,851	8,583,786

Net interest revenue	11,622,156	11,323,758
Provision for loan losses	270,000	210,000

Net interest revenue after provision for loan losses	11,352,156	11,113,758

Other income:
Service fees and charges	1,731,120	1,627,868
Gain on sale of loans	381,798	395,004
Gain on sale of bank premises and equipment	—	12,500
Life insurance income	183,106	174,526
Other	882,998	969,029

	3,179,022	3,178,927

Other expenses:
Salaries and employee benefits	5,402,901	5,444,410
Net occupancy	519,322	485,972
Furniture and equipment	249,489	285,376
Data processing	418,399	371,675
Advertising and business development	132,456	142,619
Communications	190,696	168,428
Amortization of mortgage servicing rights	170,680	147,023
Supplies	215,880	197,581
Other operating	915,451	905,768

	8,215,274	8,148,852

Income before income tax expense	6,315,904	6,143,833
Income tax expense	1,912,643	1,974,599

Net income	$4,403,261	$4,169,234

Basic net income per common share	$2.11	$2.02
Diluted net income per common share	$2.11	$2.01

See accompanying note to unaudited consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Unaudited)

Six Months Ended June 30, 2007 and 2006

	Common Shares	Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Loans to Officers to Acquire Common Stock	Total
Balance at December 31, 2005	2,061,575	$2,067,575	$17,909,517	$27,697,785	$42,141	($119,378)	($140,880)	$47,456,760
Comprehensive income:
Net income	—	—	—	4,169,234	—	—	—	4,169,234
Unrealized loss on available-for-sale securities, net of tax effect of $335,389	—	—	—	—	(687,734)	—	—	(687,734)
Unrealized gain on derivative instrument, net of tax effect of $68,181	—	—	—	—	105,750	—	—	105,750

Total comprehensive income								3,587,250
Common stock issued:
Stock options exercised	4,500	4,500	68,130	—	—	—	—	72,630
Stock issuance	5,279	3,279	72,886	—	—	46,535	—	122,700
Treasury stock purchased	(5,004)	—	—	—	—	(102,332)	—	(102,332)
Net change in loans to officers to acquire common stock	—	—	—	—	—	—	(12,278)	(12,278)
Cash dividends declared ($1.17 per common)	—	—	—	(2,416,625)	—	—	—	(2,416,625)

Balance at June 30, 2006	2,066,350	$2,075,354	$18,050,533	$29,450,394	($539,843)	($175,175)	($153,158)	$48,708,105

Balance at December 31, 2006	2,075,350	$2,082,954	$18,286,874	$30,742,696	$59,035	($140,061)	($199,723)	$50,831,775
Comprehensive income:
Net income	—	—	—	4,403,261	—	—	—	4,403,261
Unrealized loss on available-for-sale securities, net of tax effect of $443,967	—	—	—	—	(861,917)	—	—	(861,917)
Unrealized loss on derivative instrument, net of tax effect of $73,676	—	—	—	—	(114,272)	—	—	(114,272)

Total comprehensive income								3,427,072
Common stock issued:
Stock options exercised	8,400	8,400	129,932	—	—	—	—	138,332
Stock issuance	670	670	15,718	—	—	—	—	16,388
Treasury stock purchased	(100)	—	—	—	—	(2,504)	—	(2,504)
Net change in loans to officers to acquire common stock	—	—	—	—	—	—	29,637	29,637
Tax benefit of options exercised	—	—	61,980		—	—	—	61,980
Cash dividends declared ($1.41 per common)	—	—	—	(2,935,148)	—	—	—	(2,935,148)

Balance at June 30, 2007	2,084,320	$2,092,024	$18,494,504	$32,210,809	($917,154)	($142,565)	($170,086)	$51,567,532

See accompanying note to consolidated financial statements.

OZAUKEE BANK AND SUBSIDIARY

Consolidated Statements of Cash Flows (unaudited)

Six Months Ended June 30, 2007 and 2006

	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income	$4,403,261	$4,169,234

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	616,632	616,225
Provision for loan losses	270,000	210,000
Gain on sale of bank premises and equipment	—	(12,500)
Amortization of premiums on securities, net	22,148	72,072
Loans originated for sale	(34,007,597)	(24,628,233)
Proceeds from sales of loans	33,318,695	28,110,632
Gain on sales of loans	(381,798)	(395,004)
Increase in accrued interest receivable and other assets and cash surrender value of life insurance	(382,102)	(274,748)
Increase/(decrease) in accrued expenses and other liabilities	(520,238)	446,492

Total adjustments	(1,064,260)	4,144,936

Net cash provided by operating activities	3,339,001	8,314,170

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	15,985,608	12,349,393
Purchase of investment securities available for sale	(17,335,128)	(23,646,470)
Sale of Federal Home Loan Bank stock	—	3,246,053
Net (increase) decrease in loans	1,900,871	(5,851,569)
Proceeds from sale of bank premises and equipment	3,582	12,500
Additions to bank premises and equipment	(458,169)	(543,594)

Net cash provided by (used in) investing activities	96,764	(14,433,687)

Cash flows from financing activities:
Net decrease in deposits	(17,745,463)	(25,242,843)
Net increase (decrease) in securities sold under repurchase agreements	(1,723,119)	6,313,179
Advances from the Federal Home Loan Bank	2,000,000	—
Repayment of Federal Home Loan Bank advances	—	(5,000,000)
Change in loans to officers to acquire common stock	29,637	(12,278)
Cash dividends	(2,935,148)	(2,416,625)
Common stock issued	216,700	195,330
Treasury stock purchases	(2,504)	(102,332)

Net cash used in financing activities	(20,159,897)	(26,265,569)

Net decrease in cash and cash equivalents	(16,724,132)	(32,385,086)
Cash and cash equivalents, beginning of period	38,030,642	46,387,742

Cash and cash equivalents, end of period	$21,306,510	$14,002,656

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,573,994	$8,627,734
Taxes	2,940,000	1,320,000

See accompanying note to unaudited consolidated financial statements.

(1)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ozaukee Bank (the “Bank”) and its wholly owned subsidiary, Ozaukee Portfolio Services, Inc. All significant intercompany accounts and transactions have been eliminated.

The accompanying unaudited consolidated financial statements of Ozaukee Bank and Subsidiary have been prepared in accordance with United States generally accepted accounting principles (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation have been included. Operating results for the six months ended June 30, 2007, are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

The accompanying unaudited financial statements should be read with the audited financial statements for the year ended December 31, 2006, included herein. There have been no significant changes in the presentation of the financial statements or in the application of GAAP for the period presented.

Appendix A

AFFILIATION AGREEMENT

BY AND BETWEEN

BANK OF MONTREAL

AND

OZAUKEE BANK

DATED AS OF JULY 9, 2007

A-i

A-ii

A-iii

INDEX OF EXHIBITS

EXHIBIT 2.02	Merger Agreement

EXHIBIT 4.31(a)	Form of Non-Competition and Non-Solicitation Agreement

EXHIBIT 4.31(b)	Form of Voting Agreement

EXHIBIT 4.33(b)	Fairness Opinion of Hovde Financial Inc. dated July 9, 2007

EXHIBIT 6.14(g)	Certain Employee Matters

EXHIBIT 6.19	Form of Affiliate Letter

EXHIBIT 7.02(d)	Form of Legal Opinion of Chapman and Cutler LLP

EXHIBIT 7.02(e)	Form of Legal Opinion of Osler, Hoskin & Harcourt LLP

EXHIBIT 7.03(n)	Form of Legal Opinion of Whyte Hirschboeck Dudek S.C.

EXHIBIT 7.03(r)	Representation Letter of Ozaukee Bank

INDEX OF APPENDICES

APPENDIX I	Disclosure Statement of the Bank

A-iv

INDEX OF DEFINED TERMS

TERM	SECTION
401(k) Plan	6.14(h)(i)
Acquisition Proposal	1.01
Affiliate	1.01
Affiliate Letter	6.19
Agreement	Preamble
Alternative Dividend	5.01(d)(vii)
Anti-Money Laundering Laws	1.01
Artwork Donation	1.01
Bank	Preamble
Bank Affiliate	6.19
Bank Benefit Plans	4.21(a)
Bank Certificate	1.01
Bank Class F Common	4.04(a)(iii)
Bank Class M Common	4.04(a)(ii)
Bank Common	4.04(a)(i)
Bank Common Stock	4.04(a)
Bank Contract	4.25(a)
Bank Financial Statement	4.06
Bank Financial Statements	4.06
Bank Leases	4.29(b)
Bank Off Balance Sheet Transaction	4.07(c)
Bank Premises	4.22(b)
Bank Qualified Plans	4.21(b)
Bank Real Property	4.29(a)
Bank Reports	4.06
Bank Stock Option Plans	1.01
Best Efforts	1.01
Business Day	1.01
Buyer	Preamble
Buyer Class A Preferred Stock	3.04
Buyer Class B Preferred Stock	3.04
Buyer Collar Price	2.04(a)
Buyer Common Stock	3.04
Buyer Measurement Price	2.04(a)
Buyer Plans	3.11(a)
Buyer Reports	3.05(b)
Buyer’s Objection Notice	6.02(b)
Change in Control Benefit	4.21(a)
Closing	2.03
Closing Date	2.03
Closing Date Equity	5.01(d)(iii)
Code	1.01
Condition Date	2.04(a)
Confidential Information	6.01(a)
Confidentiality Agreement	5.04(a)
Continuing Employee	6.14(c)
CRA	1.01
CRA Agreements	4.09(d)
Cross-Option Agreement	1.01

A-v

TERM	SECTION
Custody Audit Differences	4.19(b)
Disclosure Statement	Article IV
Dissenting Share	1.01
DPC Shares	2.04(b)
Effective Time	2.03
Encumbrance	1.01
Environmental Condition	1.01
Environmental Laws	1.01
Equity Adjustments	5.01(d)(iii)
ERISA	4.21(a)
ERISA Affiliate	1.01
Exchange Agent	1.01
Ex-dividend Buyer Measurement Date	1.01
F-4	6.18(a)
Fairness Opinion	4.33(b)
FDIC	1.01
Federal Reserve Board	1.01
Financial Statements	1.01
GAAP	1.01
Governmental Approvals	1.01
Governmental Authorization	1.01
Governmental Entity	1.01
Hazardous Substance	1.01
HOEPA	1.01
Initial Buyer Measurement Period	1.01
Insider Loan	4.34
Integration Expenses	5.01(d)(iii)
InterBank Agreement	1.01
Interim Bank	Recitals
IRS	1.01
Knowledge	1.01
Law	1.01
Leased Property Title Commitment	6.02(a)(i)
Leased Property Title Policy	6.02(c)
Leased Real Property	6.02(a)
Lend to	5.01(n)
Letter of Transmittal	2.06(b)
Liability	1.01
Loan	1.01
Material Adverse Effect	1.01
Maximum Amount	6.10(b)(iii)
Merger	Recitals
Merger Agreement	2.02
Merger Exchange Ratio	2.04(a)
Mortgaged Premises	1.01
New 401(k) Fiduciaries	6.14(h)(i)
NYSE	2.04(a)
OCC	1.01
Option Consideration	2.07(b)
Order	1.01

A-vi

TERM	SECTION
Ordinary Course of Business	1.01
OREO	4.14(a)
Organizational Documents	1.01
OSFI	1.01
Owned Property Title Commitment	6.02(a)(i)
Owned Property Title Policy	6.02(c)
Owned Real Property	6.02(a)
Parent	1.01
Participating Bank Common Stock	2.04
Participating Facility	1.01
Participating Shareholder	2.06(a)
Participating Shareholder List	2.06(a)
Payment Account	2.05
Payment Amount	1.01
Per Share Merger Consideration	2.07(f)
Permitted Assignee	9.07
Permitted Encumbrances	1.01
Person	1.01
Phase I	6.03(a)
Phase I Property	6.03(a)
Phase I Review Period	6.03(a)
Phase II	6.03(a)
Phase II Notice	6.03(a)
Phase II Report	6.03(a)
Prime Rate	1.01
Proceeding	1.01
Proxy Statement	6.05(a)
Records	1.01
Regulatory Applications	6.12
Regulatory Reports	4.08(a)
Remediation Estimate	6.03(b)
Representatives	1.01
Resulting Bank	Recitals
Resulting Bank Common Stock	2.04(c)
SEC	1.01
Securities Act	1.01
Shareholder Approval	4.02(b)
Shareholders	1.01
Shareholders Meeting	6.04(a)
Special Dividend	5.01(d)(ii)
Specified Transaction Expenses	5.01(d)(iii)
Stock Option	2.07(a)
Subsidiary	1.01
Superior Proposal	1.01
Supplemental Disclosure Statement	6.11(b)
Survey	6.02(a)(iii)
Surveyor	6.02(a)(iii)
Target Equity	5.01(d)(i)
Tax	1.01
Termination Fee	8.04(a)

A-vii

TERM	SECTION
Termination Plans	6.14(a)
Third Party Consents and Notices	6.15
Threatened	1.01
Title Documents	6.02(a)(ii)
Title Insurer	6.02(a)(i)
to the Knowledge of	1.01
Transaction Expense	5.01(d)(iii)
Transaction Expense Estimate	4.36
Transaction Expense Generator	4.36
Transaction Expense Generator Estimate	4.36
Trust Account Shares	2.04(b)
Trust or Agency Agreements	1.01
Trust or Agency Records	4.18
Voting Agreement	4.31(b)
WBL	1.01
WDFI	1.01
West Bend Property	6.03(b)
West Bend Remediation Expense	6.03(b)(ii)

A-viii

AFFILIATION AGREEMENT

THIS AFFILIATION AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2007, by and between BANK OF MONTREAL, a chartered bank of Canada (the “Buyer”), and OZAUKEE BANK a Wisconsin state charted bank (the “Bank”).

R E C I T A L S

WHEREAS, the Buyer desires to acquire all of the issued and outstanding shares of capital stock of the Bank by causing the Bank to merge with and into an interim bank, to be organized by the Buyer as provided herein (the “Interim Bank”), in accordance with the terms of this Agreement and the Merger Agreement contemplated hereby, which provide, among other things, that such Interim Bank shall be the resulting bank (the “Resulting Bank”) of such merger (the “Merger”);

WHEREAS, the parties hereto are desirous of entering into this Agreement for the purpose of effecting the Merger;

WHEREAS, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, contemporaneously herewith each of the members of the board of directors of the Bank is entering into a Voting Agreement with the Buyer whereby such Person agrees to vote his or her shares of Bank Common Stock in favor of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) in any vote put forth to the Shareholders seeking approval of this Agreement or any of the transactions contemplated hereby;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.01:

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (a) a merger or consolidation or any similar transaction (other than the Merger) of any Person with either the Bank or any Subsidiary of the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of either the Bank or any Subsidiary of the Bank, (c) a purchase or other acquisition of beneficial ownership by any Person or group of Persons of any equity securities of, or other proprietary interests in, any Subsidiary of the Bank or (d) a purchase or other acquisition of beneficial ownership by any Person or group of Persons of equity securities of, or other proprietary interests in, the Bank (i) representing ten percent (10%) or more of the voting power of the Bank or (ii) which would cause such Person or group of Persons to become the beneficial owner of equity securities representing fifty percent (50%) or more of the voting power of the Bank.

“Affiliate” shall mean, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified

Person, and as to any Person who is a natural Person, shall also include any trust or other estate in which such natural Person has a beneficial interest or as to which such natural Person serves as a trustee or in a similar fiduciary capacity and any Family of such natural Person. For purposes of this definition, the term “controls” or “controlled by” or “under common control” means (a) possession of ten percent (10%) or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of ten percent (10%) or more of any equity or other economic interest of the specified Person, and the term “Family” means the natural Person’s spouse or former spouse(s), or any other natural Person who is related to the natural Person or the natural Person’s spouse within the second degree, and any other natural Person who resides with such natural Person.

“Anti-Money Laundering Laws” shall mean the USA Patriot Act of 2001 and all other anti-money laundering Laws.

“Artwork Donation” shall mean the works of art identified in Schedule 1.01 of the Disclosure Statement.

“Bank Certificate” shall mean a stock certificate evidencing ownership of share(s) of Bank Common Stock.

“Bank Stock Option Plans” shall mean, collectively, the following Plans maintained by the Bank: (i) the 2005 Amended and Restated Ozaukee Bank Officer Stock Option Plan, as amended effective April 12, 2006; (ii) the 2005 Amended and Restated Ozaukee Bank Officer Stock Incentive Plan, as amended effective April 12, 2006; (iii) the 2005 Amended and Restated Ozaukee Bank Officer Stock Purchase Plan, as amended effective April 12, 2006; and (iv) the 2005 Amended and Restated Ozaukee Bank Director Stock Purchase Plan, as amended effective April 12, 2006.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, an obligation to use Best Efforts under this Agreement does not require the Person subject to the obligation (a) to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby (including the Merger) or (b) unless otherwise expressly provided herein, to incur any additional material financial obligation.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which banks in the State of Wisconsin, the City of Chicago or the City of Toronto, Canada are permitted or required to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.

“Condition Date” shall mean the last day of the Initial Buyer Measurement Period or the last day of the Ex-Dividend Buyer Measurement Period, as the case may be.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder.

“Cross-Option Agreement” means that certain Amended and Restated Shareholders’ Cross Option Agreement of Ozaukee Bank by and among the Bank and certain shareholders of the Bank.

“Dissenting Share” shall mean a share of Bank Common Stock held by a Person who properly exercises (including timely delivery of a notice of intent to demand payment for shares and timely compliance with all other requirements under the applicable provisions of the WBL) any appraisal or dissenters’ rights or any right to demand the payment of fair value under the applicable provisions of the WBL with respect to such share.

“Encumbrance” shall mean any charge, claim, community property interest, mortgage, easement, encumbrance, servitude, right of way, deed of trust, deed to secure debt, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” shall mean (a) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at any Phase I Property and which violates any Environmental Law; (b) a Hazardous Substance present in an improvement to, or the soil and/or groundwater at, any Phase I Property which violates any Environmental Law; (c) a discharge, emission or release of a Hazardous Substance related to a Phase I Property which violates any Environmental Law; (d) an event or condition that likely has occurred or exists with respect to any Phase I Property which constitutes a violation of any Environmental Law; or (e) an event or condition related to any Phase I Property which may require cleanup, remediation, abatement or restoration under any Environmental Law.

“Environmental Laws” shall mean all Laws that: (a) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (b) regulate or prescribe requirements for air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Bank under Section 414 of the Code or under principles of applicable law.

“Exchange Agent” shall mean Computershare Trust Bank of New York, or such other Person appointed by the Buyer to act as Exchange Agent under this Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean the consolidated balance sheet of a Person and its Subsidiaries, and the related consolidated statements of income, changes in shareholders’ equity and cash flow.

“GAAP” shall mean the generally accepted accounting principles in the United States of America consistently applied.

“Governmental Approvals” shall mean all consents, approvals, authorizations or Orders of, and all expirations of waiting periods imposed or administered by, any Governmental Entity which are necessary for the consummation of the Merger and all other transactions contemplated hereunder.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” shall mean any federal, state, local, municipal, foreign or multinational court, administrative agency, arbitrator, instrumentality or commission or other governmental or quasi-governmental authority, including any banking, insurance, securities or other regulatory authorities. For avoidance of doubt, to the extent any of the transactions hereby are governed by or subject to the Laws of Canada, “Governmental Entity” shall include (without limitation) the applicable Canadian federal and provincial agencies, commissions and the like.

“Hazardous Substance” shall have the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

“HOEPA” shall mean the Home Ownership Equity Protection Act of 1994, as amended.

“InterBank Agreement” shall mean all agreements between (a) the Bank, on the one hand, and any Subsidiary or Affiliate of the Bank, on the other hand, and (b) any Subsidiary of the Bank, on the one hand, and any other Subsidiary of the Bank or any Affiliate of the Bank, on the other hand.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or “to the Knowledge of” shall mean, unless otherwise expressly provided herein, the conscious awareness of a fact, event or circumstance, after due inquiry, by (i) with respect to the Buyer, the officer executing this Agreement on behalf of the Buyer; and (ii) with respect to the Bank, the Chief Executive Officer, Chief Financial Officer, or the executive officer or officers of the Bank having responsibility for the matter in question; provided, however, in the case of Section 4.22(a) only, with respect to Mortgaged Premises, no Person shall have any duty of inquiry other than reviewing records regarding Mortgaged Property that are in the possession or under the control of the Bank.

“Law” shall mean any United States or Canadian federal, state or provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, guideline, principle of common law, public policy, rule, regulation, statute, or treaty.

“Liability” shall mean all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes with respect to or based upon transactions or events heretofore occurring.

“Loan” shall mean any loan or other extension of credit (including letters of credit and letter of credit reimbursement obligations) held by the Bank or any Subsidiary of the Bank, whether originated by, purchased or otherwise acquired by the Bank or any Subsidiary of the Bank.

“Material Adverse Effect” shall mean any change, event or effect, that is, or will reasonably likely be, materially adverse to (i) the business, assets (including intangible assets), financial condition or results of operations of either party and its Subsidiaries, taken as a whole (provided that, with respect to this clause (i), “Material Adverse Effect” shall be deemed not to include the impact of any of the following: (A) changes, after the date hereof, in laws, rules or regulations or interpretations thereof by courts or Governmental Entities of general applicability to the banking or financial industry, but not uniquely relating to such party; (B) changes, after the date hereof, in general economic conditions, including changes in prevailing interest rates, affecting the banking or financial institutions industry, except to the extent that such change or changes are disproportionately adverse to such party and its Subsidiaries; (C) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to banks and bank holding companies, except to the extent that such change or changes are disproportionately adverse to such party and its Subsidiaries; (D) actions or omissions of a party or any of its Subsidiaries expressly required or permitted by this Agreement or done or taken with the express written consent of the other party; (E) after the date hereof, the engagement by the United States (or, in the case of Buyer, Canada) in hostilities, regardless of whether pursuant to a declaration of war or national emergency or the occurrence of any military or terrorist attack upon or within the United States (or, in the case of Buyer, upon or within Canada) or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel thereof, except to the extent that such change or changes are disproportionately adverse to such party and its Subsidiaries; or (F) the execution of this Agreement or the announcement or consummation of the transactions contemplated hereby, including the effects, if any, resulting from Transaction Expenses); or (ii) the ability of the party to consummate the transactions contemplated hereby on a timely basis.

“Mortgaged Premises” shall mean each (a) real property interest (including any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either the Bank or any Subsidiary of the Bank (as applicable) a lien on or security interest in such real property interest and (b) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either the Bank or any Subsidiary of the Bank (as applicable) a lien thereon or security interest therein.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” shall mean the action or inaction of a Person that is consistent with the past practices of such Person and that is taken or not taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) the charter and the articles of association or articles of incorporation and the bylaws of a bank; (g) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (h) any amendment to any of the foregoing.

“OSFI” shall mean the Office of the Superintendent of Financial Institutions or such replacement supervisory or administrative body or Governmental Entity as may be established pursuant to the Bank Act (Canada).

“Participating Facility” shall mean any property in which either the Bank or any Subsidiary of the Bank (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

“Payment Amount” shall mean the aggregate amount payable in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.04(d) hereof.

“Permitted Encumbrances” means (a) liens for taxes, assessments, or governmental charges, mechanics’, materialmen’s and other like liens created by law, which are either not delinquent or are being contested in good faith by appropriate proceedings; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership or use of the affected property; (c) liens in favor of the Bank or a Subsidiary of the Bank; (d) municipal and zoning ordinances and agreements entered under them; (e) recorded easements for the distribution of utility and municipal services; (f) recorded building and use restrictions and covenants; and (g) general taxes levied in the year of Closing.

“Person” shall mean any individual, corporation, limited liability company, business or other trust, association, general, limited or limited liability partnership, joint venture or other entity, or any Government Entity.

“Prime Rate” shall mean, the “prime rate” as published in the “Money Rates” section of The Wall Street Journal and, in the event The Wall Street Journal publishes a range of “prime rates,” the average of the highest and lowest “prime rates.” In the event The Wall Street Journal discontinues publication of the aforesaid “prime rate,” the Prime Rate shall mean the “prime rate” as published in a comparable financial publication determined by the Buyer in its sole discretion.

“Proceeding” shall mean any action, claim, dispute, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, asserted, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Records” shall mean all documents, microfiche, microfilm and computer records (including magnetic tape, disc storage, card forms and printed copy).

“Representatives” shall mean a Person’s, and such Person’s Subsidiaries’, directors, officers, employees, agents, advisors (including any investment banker or other financial advisor, attorney or accountant), consultants or other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations related thereto.

“Shareholders” shall mean the shareholders of record of the Bank.

“Subsidiary” shall mean with respect to any other Persons (the “Parent”), any Person of which the Parent owns or controls twenty percent (20%) or more of the outstanding equity securities of, or other proprietary interest in, or a quantity of equity securities or other proprietary interests having the right to elect a majority of such Person’s board of directors or similar governing body or otherwise having the power to direct the business and policies of such Person, either directly or through an unbroken chain of Subsidiaries of the Parent, provided, however, there shall not be included any such Person acquired in good faith through foreclosure, or any such Person to the extent that the equity securities or other proprietary interests of such Person are owned or controlled by the Parent in a bona fide fiduciary capacity.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal on terms and the Board of Directors of the Bank determines in its good faith judgment (after taking into account: (a) the advice of Hovde Financial, Inc. (or another financial advisor of nationally recognized reputation); (b) all the material terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation (including, without limitation, any financing conditions); (c) the likelihood and anticipated timing of consummation; (d) all material legal, financial, regulatory and other aspects of such Acquisition Proposal; and (e) the reputation of the Person making such Acquisition Proposal), is, in the aggregate, more favorable from a financial point of view, and provides greater value to all of the Shareholders, than the Per Share Merger Consideration, this Agreement and the Merger taken as a whole.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits, environmental, customs duty, capital stock, franchise, withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum tax, fee or assessment imposed by a Governmental Entity or pursuant to any Law, including any interest, penalties or additional amounts in respect of the foregoing.

“Threatened” shall mean any demand or statement made (orally or in writing), any notice given (orally or in writing) or the occurrence of any other event or the existence of any other circumstance that would lead a prudent Person to conclude that a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Trust or Agency Agreements” shall mean any instrument, indenture, declaration, agreement, will, contract, resolution or other document under which a Person acts as an executor, trustee, fiduciary, Representative, agent (including a custodian, paying agent or escrow agent) conservator, guardian or in a similar capacity.

“WBL” shall mean the Wisconsin banking law, Ch. 221 of the Wisconsin Statutes, as amended.

“WDFI” shall mean the Wisconsin Department of Financial Institutions.

Section 1.02. Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply: (a) actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including”; (c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement; (d) unless otherwise specified, indications of time of day mean Central Time; (e) all references to Articles, Sections, Schedules, Appendices and Exhibits are to Articles, Sections, Schedules, Appendices and Exhibits in or to this Agreement unless otherwise specified; (f) references to a statute shall refer to the statute, any successor statute, and to all regulations and rules promulgated under or implementing the statute or successor and any amendments thereto, as in effect at the relevant time; (g) references to a Governmental Entity shall also refer to a Governmental Entity that succeeds to the functions of the Governmental Entity; (h) “including” shall mean “including, but not limited to;” (i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (k) all references to dollars ($) shall mean United States currency; (l) words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole unless the context requires otherwise; (m) unless otherwise provided herein, all accounting terms used but not specifically defined herein shall be construed in accordance with GAAP and (n) unless otherwise provided herein, any references to specific acts, Laws, facts or circumstances contained in any provision hereof which could reasonably be construed to be addressed in a more general provision hereof shall be intended as an amplification of (and not a limitation of) such general provision. This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

ARTICLE II

THE MERGER

Section 2.01. Formation of Interim Bank. The Buyer shall use its Best Efforts to file within a reasonable time after the date hereof all applications, notices, requests for authorization or other documents with the appropriate Governmental Entities necessary to organize the Interim Bank as a Subsidiary of the Buyer within the time period specified in Section 6.12 hereof.

Section 2.02. Execution of Merger Agreement. Within a reasonable time after the Interim Bank has been organized and, in the reasonable opinion of the Buyer and its counsel, permitted by law to execute the Merger Agreement, the Bank, the Buyer and the Interim Bank shall execute and deliver the Merger Agreement in substantially the form of Exhibit 2.02 attached hereto (the “Merger Agreement”), with such changes thereto as the Buyer or the Interim Bank deem necessary or desirable in order to comply with any applicable Law, including, but not limited to, any Law with respect to any Tax or order, condition, direction or advice of a Governmental Entity.

Section 2.03. Closing; Effective Time. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties, which date shall be no later than the twentieth (20th) Business Day following the date on which all the conditions set forth in Article VII hereof (except those which by their terms can only be satisfied at the Closing) have been satisfied or waived

(the “Closing Date”). The Closing shall take place at the offices of Chapman and Cutler LLP, at a time to be mutually agreed upon by the parties. The Merger shall become effective on the Closing Date at a time mutually agreed upon by the parties (the “Effective Time”), or on such day thereafter as is permitted by Law and as the Buyer and the Bank may agree upon in writing.

Section 2.04. Conversion of Capital Stock. Subject to the provisions of this Agreement, at the Effective Time:

(a) Each issued and outstanding share of Bank Common Stock that does not qualify as a Dissenting Share (“Participating Bank Common Stock”) shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the whole number of shares of Buyer Common Stock equal to:

(i) If the Buyer Measurement Price is equal to or less than 90% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by 90% of the Buyer Collar Price (such quotient to be rounded to the nearest one-tenth of one cent ($0.001), subject to adjustment pursuant to Section 2.10 and 8.01(c)(iv)); or

(ii) If the Buyer Measurement Price is greater than 90% of the Buyer Collar Price but less than 105% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by the Buyer Measurement Price, such quotient to be rounded to the nearest one-tenth of one cent ($0.001), subject to adjustment pursuant to Section 2.10; or

(iii) If the Buyer Measurement Price is equal to or greater than 105% of the Buyer Collar Price, the quotient determined by dividing the Per Share Merger Consideration by 105% of the Buyer Collar Price (such quotient to be rounded to the nearest one-tenth of one cent ($0.001), subject to adjustment pursuant to Section 2.10.

The number of shares of Buyer Common Stock to be exchanged in the Merger for each share of Bank Common Stock, as determined pursuant to clauses (i), (ii) or (ii), above, as the case may be, shall be referred to herein as the “Merger Exchange Ratio.”

“Buyer Collar Price” shall mean the daily volume weighted average price of a share of Buyer Common Stock on the New York Stock Exchange (“NYSE”) only as reported by Bloomberg LP for each of the ten (10) consecutive trading days ending on the trading day next preceding the day this Agreement has been executed and delivered by all parties hereto, rounded to the nearest one-tenth of one cent ($0.001), which is $64.060. The “Buyer Measurement Price” is defined as the daily volume weighted average price of a share of Buyer Common Stock on the NYSE only as reported by Bloomberg LP for each of the ten (10) consecutive trading days ending on the first date on which all Governmental Approvals have been received (the “Initial Buyer Measurement Period”) rounded to the nearest one-tenth of one cent ($0.001); provided, however, in the event such Initial Buyer Measurement Period includes an ex-dividend date with respect to a dividend on Buyer Common Stock, such ten (10) day period shall exclude the two (2) trading days immediately preceding the record date with respect to such dividend and the two (2) trading days immediately following the Initial Buyer Measurement Period shall be included in the measurement period (the “Ex-Dividend Buyer Measurement Period”). At and after the Effective Time, each Bank Certificate representing shares of Participating Bank Common Stock, until surrendered as provided in Section 2.06 hereof, shall represent only the right to receive from the Buyer the consideration payable pursuant to Article II hereof with respect to each share of Participating Bank Common Stock represented thereby.

(b) Each share of issued and outstanding Bank Common Stock owned of record immediately prior to the Effective Time by the Bank, the Buyer or the Interim Bank or any of their respective Subsidiaries, including treasury stock, shall be canceled and retired, and no Buyer Common Stock, cash or other consideration shall be payable with respect thereto; provided, however, that shares of Bank Common Stock owned of record immediately prior to the Effective Time by the Bank, the Buyer or the Interim Bank or any

of their respective Subsidiaries (i) in a fiduciary or similar capacity (“Trust Account Shares”) or (ii) in respect of a debt previously contracted (“DPC Shares”) shall not be cancelled and retired as provided in this Section 2.04(b).

(c) Each issued and outstanding share of the Class A common stock of Interim Bank shall, ipso facto and without any action on the part of the holder thereof, become and be converted into one (1) issued and outstanding share of the Class B convertible, fully redeemable and retractable common stock of the Resulting Bank (“Resulting Bank Common Stock”), and all of such shares of Resulting Bank Common Stock shall be owned by the Buyer. The certificates representing share(s) of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time of the Merger shall be deemed to represent an identical number of shares of Resulting Bank Common Stock.

(d) Notwithstanding any other provisions of this Agreement, each holder of shares of Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Measurement Price. No such holder will be entitled to dividends, voting rights or any other rights as a Shareholder in respect of any fractional share.

Section 2.05. Deposit of Buyer Common Stock and Payment Amount. Promptly after the Effective Time, the Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent, certificates representing the shares of Buyer Common Stock issuable in connection with the Merger pursuant to Section 2.04(a) hereof in exchange for Bank Common Stock and the Payment Amount payable pursuant to Section 2.04(d) hereof which shall be deposited in an account, segregated from all other accounts, for the benefit of the holders of Bank Common Stock (the “Payment Account”), for exchange in accordance with this Article II. Any interest earned on the Payment Account shall accrue and be paid to the Buyer. If a Shareholder becomes a Participating Shareholder after the Effective Time, the Buyer shall deliver, or cause to be delivered, on the date the Resulting Bank or its successor receives actual notice of such former shareholder’s status as a Participating Shareholder, a number of shares of Buyer Common Stock determined pursuant to Section 2.04(a) hereof and the Payment Amount payable pursuant to Section 2.04(d) hereof with respect to the number of shares of Bank Common Stock represented by such former shareholder’s Bank Common Stock. The Buyer or Interim Bank shall be responsible for paying all fees and expenses of the Exchange Agent.

Section 2.06. Exchange of Shares. (a) Promptly after the receipt of Shareholder Approval (but not less than five (5) Business Days prior to the Effective Time), the Bank shall deliver to the Buyer, in an electronic format satisfactory to the Buyer, a list of each then holder of Bank Common Stock that does not constitute a Dissenting Share (each, a “Participating Shareholder”) setting forth (i) the legal name of each such Participating Shareholder, (ii) the number of shares of Bank Common Stock held by each such Participating Shareholder, (iii) the social security number or other Tax identification number of each such Participating Shareholder, (iv) a list of each Bank Certificate held by each such Participating Shareholder, setting forth (A) the certificate number of each such Bank Certificate, (B) the number of shares of Bank Common Stock represented by each such Bank Certificate and (C) the date of issuance of each such Bank Certificate, (v) the most recent address of each such Participating Shareholder according to the books and records of the Bank and (vi) any other information with respect to such Participating Shareholders reasonably requested by the Buyer or its Representatives (the “Participating Shareholder List”). From time to time after delivery of the Participating Shareholder List through the Closing Date, the Bank shall supplement or amend the Participating Shareholder List promptly after it becomes aware of any fact or the occurrence of any event (including any transfer of shares of Bank Common Stock or a shareholder of the Bank becoming a Participating Shareholder by losing or withdrawing dissenter’s or appraisal rights under the applicable provisions of the WBL) which would render the Participating Shareholder List inaccurate or incomplete by delivering an amended or supplemented Participating Shareholder List to the Buyer.

(b) The Buyer shall use its Best Efforts to cause the Exchange Agent, as soon as reasonably practicable after the Effective Time, to send via regular U.S. mail to each holder of a Bank Certificate(s) which immediately prior to the Effective Time represented shares of Bank Common Stock (other than the Buyer, the Bank or any of their respective Subsidiaries with respect to shares held by such entities other than Trust Account Shares and DPC Shares), (i) a letter of transmittal, which shall be prepared by the Buyer, shall specify that delivery shall be effected and risk of loss and title to any Bank Certificates shall pass only upon actual delivery of the same to the Exchange Agent, and shall be in such form and contain such other provisions as the Buyer deems necessary or desirable for use in effecting the surrender of the Bank Certificates (the “Letter of Transmittal”), (ii) instructions for completing the Letter of Transmittal and effecting the surrender of the Bank Certificates pursuant to the provisions of this Agreement and (iii) other appropriate materials required to complete the exchange of the Bank Certificates pursuant to this Agreement.

(c) Upon proper surrender of a Bank Certificate for exchange and cancellation to the Exchange Agent, together with the applicable Letter of Transmittal and related materials, in each case as duly executed and properly completed, the holder of such Bank Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock, and cash in lieu of any fractional share of Buyer Common Stock, which such holder has the right to receive pursuant to the Merger in respect of the Bank Certificate surrendered pursuant to the provisions of this Article II, and the Bank Certificate so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the consideration payable upon the surrender of any Bank Certificate for the benefit of the holder of such Bank Certificate. If payment of consideration pursuant hereto is to be made to a Person other than the Person in whose name the surrendered Bank Certificate is registered on the stock transfer books of the Bank, it shall be a condition of payment that the Bank Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Bank Certificate surrendered or shall have established to the satisfaction of the Buyer and the Exchange Agent that such Taxes either have been paid or are not applicable

(d) The Buyer, the Resulting Bank or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyer, the Resulting Bank or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, rule, regulation or order. To the extent that amounts are so withheld by the Buyer, the Resulting Bank or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Bank Common Stock in respect to whom such deduction and withholding was made by the Buyer, the Resulting Bank or the Exchange Agent.

(e) At any time following the one-year anniversary of the Effective Time, the Buyer shall be entitled to any Buyer Common Stock and Payment Amount which have not been disbursed to former holders of shares of Bank Common Stock (including, without limitation, all interest and other income in respect thereof), and thereafter such holders shall be entitled to look only to the Buyer (subject to applicable abandoned property, escheat or similar Laws) and only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Bank Certificates held by them.

(f) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Bank Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Bank Certificate representing such share(s) of Bank Common Stock is presented for transfer to the Resulting Bank or the Exchange Agent, such Bank Certificate shall be canceled and exchanged as provided in this Article II.

(g) Neither the Buyer, the Bank, the Interim Bank nor the Resulting Bank nor any of their successors or any other Person shall be liable to any former holder of shares of Bank Common Stock for any shares or any dividends or distributions with respect thereto or any consideration delivered in respect of any such shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event any Bank Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Bank Certificate by the Person claiming such Bank Certificate to be lost, stolen or destroyed, and the receipt by the Buyer and the Exchange Agent of appropriate and customary indemnification, the owner of such Bank Certificate shall be entitled to the payment of the consideration such Person would be entitled to hereunder if such Person surrendered such Bank Certificate to the Exchange Agent as provided herein.

Section 2.07. Employee Stock Options. (a) Prior to the Closing Date, the Bank shall take or cause to be taken such action as is necessary: (i) to cause any unexercisable options to purchase shares of Bank Common Stock (each, a “Stock Option”) granted under any Bank Stock Option Plan to be accelerated and become exercisable in full effective immediately prior to the Effective Time; (ii) to effectuate the termination upon the Effective Time of all Stock Options outstanding at such time (without regard to the exercise price of such Stock Options); and (iii) to cause, pursuant to the Bank Stock Option Plans, each outstanding Stock Option to represent upon the Effective Time solely the right to receive, in accordance with this Section 2.07 a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Stock Option and to no longer represent the right to purchase Bank Common Stock or any other equity security of the Bank, the Buyer, the Interim Bank, the Resulting Bank or any other Person or any other consideration.

(b) Each holder of a Stock Option shall receive from the Buyer, in respect and in consideration of each Stock Option so cancelled, as soon as reasonably practicable following the Effective Time, an amount equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of such Stock Option, multiplied by (ii) the total number of shares of Bank Common Stock covered by such Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax; provided, however, the payment of the Option Consideration shall be conditioned on an option-holder executing an acknowledgment that the Option Consideration represents the full amount due for all Stock Options held by such option-holder. In the event that the exercise price of any Stock Option is equal to or greater than the Per Share Merger Consideration, the Option Consideration for such Stock Option shall be zero and such Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Bank shall mail to each Person who is a holder of Stock Options a letter describing the treatment of and payment for such Stock Options pursuant to this Section 2.07 and providing instructions for use in obtaining payment for such Stock Options.

(d) The Bank hereby represents and warrants to the Buyer that the maximum number of shares of Bank Common Stock subject to issuance pursuant to the exercise of outstanding Stock Options is not and shall not be at or prior to the Effective Time more than 13,600 shares.

(e) For avoidance of doubt, the term “Stock Option” shall not encompass shares of Bank Common Stock that have been purchased by any officer or director of the Bank pursuant to the 2005 Amended and Restated Ozaukee Bank Officer Stock Purchase Plan, as amended effective April 12, 2006; and the 2005 Amended and Restated Ozaukee Bank Director Stock Purchase Plan, as amended effective April 12, 2006, which shares are issued and outstanding as of the date hereof.

(f) “Per Share Merger Consideration”, based upon the current number of shares of Bank Common Stock outstanding of 2,084,320 and current number of Stock Options outstanding (convertible into shares of Bank

Common Stock at a current weighted average strike price of $26.40) as of the date of the signing of this Agreement, shall mean $90.74, as adjusted (if at all) after the date of this Agreement pursuant to Section 6.03(b)(ii) hereof. Moreover, in the event that any Stock Option is exercised between the date hereof and the Closing Date, the Per Share Merger Consideration shall be reduced by an amount determined as follows: (i) the aggregate amount received by the Bank in payment of the exercise price of such Stock Options divided by (ii) the number of shares of Bank Common Stock issued and outstanding after giving effect to the exercise of such Stock Options.

Section 2.08. Dissenting Shares. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by the applicable provisions of the WBL. If at any time a holder of a Dissenting Share shall lose or withdraw such holder’s dissenters’ rights or rights to appraisal with respect to such holder’s shares of Bank Common Stock, then each such share shall be converted into the right to receive the consideration such Person is entitled to hereunder. The Bank shall give the Buyer (a) prompt notice of any notice of intent to demand payment for shares, any demand for payment, any withdrawal of demand for payment and any other instruments received by the Bank in connection with the exercise by Shareholders of their dissenters’ rights pursuant to the applicable provisions of the WBL and (b) the right to direct all negotiations and Proceedings with respect to notices of intent to demand payment for shares and demand for payment under the applicable provisions of the WBL. The Bank shall not, except with the prior written consent of the Buyer, (y) make any payment with respect to any such notice of intent to demand payment for shares or demand for payment or (z) offer to settle or settle any such notice of intent to demand payment for shares or demand for payment.

Section 2.09. Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.04(d), until the holder of such Bank Certificate shall surrender such Bank Certificate. Subject to the effect of applicable Laws, following the surrender of any such Bank Certificate, there shall be paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefore, without interest (i) the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.04(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payment with respect to such whole shares of Buyer Common Stock.

Section 2.10. Adjustments for Dilution and Other Matters. If prior to the Effective Time the Buyer shall declare a stock dividend or other distribution in property other than cash upon, or subdivide, split-up, reclassify or combine, Buyer Common Stock or declare a dividend or make a distribution on the Buyer Common Stock in any security convertible into Buyer Common Stock, an appropriate adjustment or adjustments will be made to the Per Share Merger Consideration to be issued for each of the shares of Bank Common Stock to be converted pursuant to Section 2.04(a). For the avoidance of doubt, no adjustment or adjustments will be made to the Per Share Merger Consideration as a result of any cash dividends or cash distributions declared or paid by the Bank.

Section 2.11. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopted this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Bank that:

Section 3.01. Organization. The Buyer is a Canadian chartered bank duly established and validly existing as a Schedule I Bank under the Bank Act (Canada). The Buyer has all requisite power and authority to own, operate and lease its assets, properties and businesses and to carry on its business substantially as it has been and is now being conducted.

Section 3.02. Authorization. The Buyer has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly authorized and approved by all necessary corporate action on the part of the Buyer and this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

Section 3.03. Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provision of the Organizational Documents of the Buyer, or any mortgage, indenture, lease, obligation agreement, Governmental Authorization, Order or Law or other instrument or document applicable to the Buyer or its properties, other than any of the foregoing which will be cured or waived prior to Closing. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer, or the consummation of the transactions contemplated hereby, except for: (a) the filing of the Regulatory Applications with the appropriate Governmental Entities, and (b) the receipt of the Governmental Approvals from the appropriate Governmental Entities.

Section 3.04. Capitalization of the Buyer. The authorized shares of Buyer consist of an unlimited number of common shares, without par value (“Buyer Common Stock”), an unlimited number of class A preferred shares, without par value (“Buyer Class A Preferred Stock”) and an unlimited number of class B preferred shares, without par value (“Buyer Class B Preferred Stock”) of which as of June 30, 2007, (i) 499,678,910 shares of Buyer Common Stock were issued and outstanding, (ii) 0 shares of Buyer Class A Preferred Stock were issued and outstanding, (ii) 8,000,000 shares of Buyer Class B Preferred Stock, Series 4 were issued and outstanding, (iii) 8,000,000 shares of Buyer Class B Preferred Stock, Series 5 were issued and outstanding, (iv) 10,000,000 shares of Buyer Class B Preferred Stock, Series 6 were issued and outstanding, (v) 12,000,000 shares of Buyer Class B Preferred Stock, Series 10 were issued and outstanding, and (vi) 14,000,000 shares of Buyer Class B Preferred Stock, Series 13 were issued and outstanding. The Buyer has no other authorized shares of any class, series, designation or description. The Buyer Common Stock issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights.

Section 3.05. Governmental Regulation. (a) Buyer holds all material Governmental Authorizations required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect.

(b) The Buyer has filed (i) the Buyer’s annual reports on Form 4-F and quarterly financial information as filed under Form 6-K since December 31, 2004, each as filed with the SEC, (ii) the Buyer’s annual reports on Form Y-6 and quarterly reports on Form Y-9 since December 31, 2004, each as filed with the Federal Reserve Board, and (iii) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (i) through (iii), including all amendments and supplements thereto and all financial statements and notes contained therein are, collectively, the “Buyer Reports”). The Buyer Reports, as of the respective times of filing thereof with the SEC or the Federal Reserve Board, as the case may be, complied as to form and substance with all material requirements of the Laws applicable thereto and did not include any untrue or misleading statement of, or with respect to, a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2004, the Buyer and each of its Subsidiaries have filed all Buyer Reports, registration statements and other documents required to be filed by each of them with the SEC, the Federal Reserve Board or any other Governmental Authority in accordance with all material requirements of the Laws applicable thereto except where the failure to so file such reports and registration statements will not have a Material Adverse Effect.

Section 3.06. Financial Statements of the Buyer. The Buyer has furnished the Bank with copies of the audited consolidated balance sheets of the Buyer as of October 31, 2004, 2005 and 2006, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for each of its fiscal years ended October 31, 2004, 2005 and 2006 together with the notes thereto, accompanied by the unqualified reports thereon of KPMG LLP. Each of the financial statements referred to in this Section 3.06 has been prepared in accordance with Canadian generally accepted accounting principles as applicable to them and practices consistently applied. Each of the financial statements referred to in this Section 3.06 is true, correct and complete in all material respects and presents fairly the financial condition and the results of operations of the Buyer and its Subsidiaries on a consolidated basis, as of the date thereof or for the periods covered thereby.

Section 3.07. Litigation. There is no Proceeding, pending or, to the Knowledge of the Buyer, Threatened against or affecting the Buyer, or any of its officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of the Buyer to consummate the transactions contemplated herein or which is seeking to enjoin the consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby.

Section 3.08. Fees. Other than the financial advisory services performed for the Buyer by an Affiliate, neither the Buyer nor any of its officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 3.09. Non-Reportable Transaction of the Buyer. To the Knowledge of the Buyer, the transactions contemplated by this Agreement (including the Merger) do not constitute one or more reportable transactions under Treas. Reg. § 1.6011-4 as promulgated under the Code.

Section 3.10. Absence of Certain Changes or Events. Except as disclosed in the Buyer Reports filed prior to the date hereof, since March 31, 2007 to the date of this Agreement, the Buyer and the Buyer Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since March 31, 2007, there has not been (a) any change in the financial condition, results of operations or business of the Buyer or any of the Buyer Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Buyer or any of the Buyer’s Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer’s Subsidiaries, taken as a whole; (c) any change by the Buyer or any Buyer Subsidiaries in its accounting methods, principles or practices, (d) any revaluation by the Buyer or any Buyer Subsidiaries of any of its assets in any respect; (e) to the date of this Agreement, any entry by the Buyer or any of the Buyer’s Subsidiaries into any commitment or transactions material to the Buyer and the Buyer’s Subsidiaries taken as a whole; or (f) except for repurchases pursuant to Buyer’s Common Stock repurchase program or for regular quarterly cash dividends of Buyer Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Buyer Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any of the Buyer’s Subsidiaries.

Section 3.11. Buyer Employee Benefit Plans. (a) Each of the Buyer’s “employee benefit plans” within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Buyer and the Buyer Subsidiaries, and related trusts but only such plans and related trusts as the employees of the Bank who are employed by the Resulting Bank after the Effective Time are eligible to participate (the “Buyer Plans”) has been operated in all material respects in accordance with the requirements of all applicable Law and to the Knowledge of the Buyer, all persons who participate in the operation of such Buyer Plans and all Buyer Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole. The Buyer and the Buyer Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Buyer has no Knowledge of any default or violation by any party to, any Buyer Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the Knowledge of the Buyer or the Buyer Subsidiaries, threatened with respect to any Buyer Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Buyer or the Buyer Subsidiaries.

(b) Each Buyer Plan that is intended to be qualified under Section 401(a) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and to the Knowledge of the Buyer, no fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Buyer Plan or the exempt status of any such trust.

(c) To the extent the Buyer Plans are governed by Canadian federal or provincial law, including but not limited to the Income Tax Act (Canada), as amended, Buyer represents and warrants each of the foregoing provisions of this Section 3.11 as true and correct with reference to the analogous provisions of Canadian federal or provincial law.

Section 3.12. Interim Bank. Subject to obtaining all applicable Governmental Authorizations, the Buyer has the full right, power and authority to organize and own Interim Bank as a banking corporation under the Laws of the United States or the State of Wisconsin. All of the representations and warranties of Interim Bank contained or set forth in the Merger Agreement are true and correct in all material respects.

Section 3.13. Governmental Approvals. Buyer has no Knowledge of any fact, condition, circumstance or event that is reasonably likely to cause the Governmental Approvals to be withheld or denied or materially delayed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank delivered on the date hereof as an appendix to this Agreement a disclosure statement (the “Disclosure Statement”) composed of schedules (a) setting forth information that is disclosed either (i) in response to an express disclosure requirement contained in a provision of this Article IV or (ii) as an exception to one or more representations, warranties or covenants contained in this Article IV or in Article V hereof and (b) referencing, in each case, the specific section of Article IV or Article V hereof relating to such item of disclosure. The Disclosure Statement attached hereto as Appendix I is incorporated herein and made a part of this Agreement. Subject to the Disclosure Statement, the Bank hereby represents and warrants to the Buyer that:

Section 4.01. Organization. The Bank is a Wisconsin state bank and is duly organized and, validly existing and in good standing under the laws of the State of Wisconsin and the applicable rules and regulations of the WDFI Division of Banking and is duly qualified to do business and is in good standing with the WDFI Division of Banking and any other Governmental Entity having jurisdiction over it and in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified. The Bank has the power and authority to own, operate or lease its assets and properties and to carry on its business substantially as they have been and are now being conducted. The Bank has trust powers as granted by the WDFI Division of Banking which are in full force and effect. The Bank is a member in good standing of the Federal Reserve System and the Federal Home Loan Bank System. The deposit accounts of the Bank are fully insured, up to applicable regulatory maximum amounts, by the FDIC and the Bank has paid in full to the FDIC, as and when due, all premiums, assessments and other payments with respect to its deposit accounts as are required to maintain such deposit insurance in full force and effect.

Section 4.02. Authorization. (a) The Bank has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Bank and, as of the Closing Date, its Shareholders and this Agreement constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

(b) The vote of the Shareholders of the Bank necessary under applicable Law and the Bank’s Organizational Documents to adopt and approve this Agreement and the transactions contemplated thereby, including the Merger and the Merger Agreement, is at least a majority of the shares of Bank Common Stock voted in favor of approving this Agreement and the transactions contemplated hereby, including the Merger and Merger Agreement, in such case with all three classes of Bank Common Stock voting as a single class (together, the “Shareholder Approval”).

(c) In order to terminate the rights of the parties to the Cross-Option Agreement, it will be necessary to obtain the written consent of the Bank to an amendment, restatement or termination of the Cross-Option Agreement together with the written consent to such amendment, restatement or termination by parties to the Cross-Option Agreement who hold of record, in the aggregate, not less than eighty-five percent (85.00%) of the shares of Bank Common Stock subject to the Cross-Option Agreement. The names of the Persons who are a party to the Cross-Option Agreement and the number of shares of Bank Common Stock of each such Person subject to the Cross Purchase Agreement are set forth on Schedule 4.02(c) of the Disclosure Statement.

Section 4.03. Conflicts. Subject to the second sentence of this Section 4.03, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in the creation of any Encumbrance on any property or assets of the Bank or any Subsidiary of the Bank or conflict with or result in any violation, breach or termination of, or default or loss of a benefit under, or permit the acceleration of, any provision of the Organizational Documents of the Bank or any Subsidiary of the Bank, or any mortgage, indenture, lease, obligation, agreement, Governmental Authorization, Order, Law or other instrument or document applicable to, the Bank or any Subsidiary of the Bank, or their respective properties, other than any of the foregoing which (a) will be cured or waived prior to the Closing Date; (b) are disclosed in Schedule 4.03 of the Disclosure Statement; or (c) which violation, breach, termination, default, loss of a benefit under, or acceleration would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Shareholder, the Bank or any Subsidiary of the Bank in connection with the execution and delivery of this Agreement or the consummation by the Bank of the transactions contemplated hereby except for: (x) the filing of the Regulatory Applications with the appropriate Governmental Entities and (y) the receipt of the Governmental Approvals from the appropriate Governmental Entities.

Section 4.04. Capitalization of the Bank. (a) As of the date hereof, the authorized capital stock of the Bank consists of Two Million One Hundred Fourteen Thousand One Hundred Eighty-Nine (2,114,189) shares of common stock with a par value of one dollar ($1.00) per share (“Bank Common Stock”). The Bank Common Stock is further subdivided into three classes, each having the relative rights and preferences as set forth in ARTICLE FOURTH of the Bank’s Articles of Incorporation, as follows:

(i) Eight Hundred Sixty-Nine Thousand and Sixty-Three (869,063) shares of a class designated “Common Stock,” of which class there are, as of the date hereof, 869,063 shares issued and outstanding (“Bank Common”);

(ii) One Hundred Four Thousand (104,000) shares of a class designated “Class M Common Stock” (“Bank Class M Common”) of which class there are, as of the date hereof, 80,131 shares issued and outstanding and 23,869 shares reserved for issuance under the Bank Stock Option Plans; and

(iii) One Million One Hundred Forty-One Thousand One Hundred and Twenty-Six (1,141,126) shares of a class designated “Class F Common Stock,” (“Bank Class F Common”), of which class there are, as of the date hereof, 1,135,126 shares issued and outstanding.

When used in this Agreement, unless the context otherwise clearly requires, the term “Bank Common Stock“ refers to shares of each and all three of such classes, without distinction.

(b) 7,704 shares of Bank Common Stock are held as treasury shares.

(c) Except as set forth in Schedule 4.04(c) of the Disclosure Statement, all issued and outstanding shares of Bank Common Stock are certificated. Except for Trust Account Shares and DPC Shares, no shares of Bank Common Stock are held by the Bank’s Subsidiaries. All issued and outstanding shares of Bank Common Stock (i) have been duly and validly authorized and issued and are fully paid and non-assessable; (ii) have not been issued in violation of any preemptive rights of any current or past Shareholder, with no personal liability attaching to the ownership thereof; and (iii) have been issued in material compliance with all applicable Laws. Except as set forth in Schedule 4.04(c) of the Disclosure Statement, there are no shares of capital stock or other securities of the Bank authorized or issued and outstanding.

(d) Except for the Bank Stock Option Plans (which includes director and employee stock options), the Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Bank to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Bank Common Stock or any other equity security of the Bank or any Subsidiary of the Bank or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank or any Subsidiary of the Bank or obligating the Bank or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. Except as set forth on Schedule 4.04(d) of the Disclosure Statement, there are no outstanding contractual obligations of the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Bank or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Bank. Schedule 4.04(d) of the Disclosure Statement sets forth as of the date hereof (i) the name of each holder of a Stock Option, (ii) the date each Stock Option was granted, (iii) the number of shares subject to each such Stock Option, (iv) the expiration date of each such Stock Option, and (v) the price at which each such Stock Option may be exercised. Each Stock Option (w) was granted in compliance with all applicable Laws and all of the terms and conditions of the Bank Stock Option Plan pursuant to which it was issued, (x) that is currently outstanding and vested has an exercise price per share of Bank Common Stock equal to or greater than the fair market value of a share of Bank Common Stock on the date of such grant, (y) that is currently outstanding and vested has a grant date identical to the date on which the Board of Directors of the Bank or compensation committee actually awarded such Stock Option, and (z) qualifies for the tax and accounting treatment afforded to such Stock Option in the Bank’s tax returns and the Bank Reports, respectively. There are no Shares of Bank Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Bank. Except for the Cross-Option Agreement and except as otherwise set forth on Schedule 4.04(d) of the Disclosure Statement, no contracts, agreements or other commitments are in force or effect restricting the transfer of shares of Bank Common Stock, relating to the manner in which shares of Bank Common Stock can be voted or otherwise effecting any attribute of ownership of shares of Bank Common Stock.

(e) To the Bank’s Knowledge, except as disclosed on Schedule 4.04(e) of the Disclosure Statement, no shares of Bank Common Stock are issued and outstanding to a Person that is the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Bank Common Stock.

Section 4.05. [Intentionally Deleted]

Section 4.06. Bank Financial Statements. The Bank has previously made available to the Buyer copies of the following Financial Statements, copies of which are attached to Schedule 4.06 of the Disclosure Statement: (a) the audited consolidated statements of condition, consolidated balance sheets, consolidated statements of income, consolidated statements of stockholders equity and consolidated statements of cash flows of the Bank and its Subsidiaries as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (including any related notes thereto), and its unaudited consolidated balance sheet and unaudited consolidated statement of income at and for the three (3) months ended March 31, 2007 (each, a “Bank Financial Statement” and, collectively, the “Bank Financial Statements”) and (b) the Reports of Income and Reports of Condition for the Bank for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, and for the three (3) months ended March 31, 2007 (the “Bank Reports”). The Bank Financial Statements (x) have been prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements; and (y) fairly present in all material respects the consolidated financial position and the consolidated results of operations of the Bank and its Subsidiaries as of the respective dates or for the periods referred to in such Bank Financial Statements, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Bank Financial Statements. The Bank Reports (z) are true and complete in all material respects; (aa) have been prepared in accordance with GAAP as modified by banking regulations; and (bb) fairly represent in all material respects the financial position and the results of operations of the Bank as of the respective dates of and for the periods referred to in such Bank Reports, subject to normal non-material year-end audit adjustments in amounts consistent with past experience in the case of the Bank Report dated March 31, 2007. Since the date of the most recent audited consolidated balance sheet of the Bank, neither the Bank nor any of its Subsidiaries has suffered or experienced a Material Adverse Effect. As of the date hereof, the Bank has no Knowledge of any facts or circumstances from which the Bank could reasonably conclude that there is a significant risk and reasonable probability that the Bank or any of its Subsidiaries will suffer a Material Adverse Effect. No Financial Statements of any Person other than the Subsidiaries of the Bank are required by GAAP to be included in the Bank Financial Statements.

Section 4.07. Subsidiaries of the Bank. (a) Each Subsidiary of the Bank is listed on Schedule 4.07(a) of the Disclosure Statement. The capitalization of each Subsidiary of the Bank is listed on Schedule 4.07(a) of the Disclosure Statement. Except as set forth in Schedule 4.07(a) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank owns directly or indirectly any debt (other than the Loans) or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, bank, bank holding Bank, entity, association or other Person; provided, however, there shall not be included in the forgoing (i) any marketable securities that can be readily converted into cash, (ii) any security or proprietary interest acquired in good faith through foreclosure, and (iii) any security or proprietary interest to the extent that it is owned or controlled by the Bank or a Subsidiary of the Bank in a bona fide fiduciary or similar capacity.

(b) Each Subsidiary of the Bank is duly organized, validly existing and (other than West Bend LLC) in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease it assets and properties and to carry on its business substantially as they have been and are now being conducted. Each Subsidiary of the Bank is duly qualified to do business and is in good standing (other than West Bend LLC) in each jurisdiction where the character of the properties owned or leased by it and the nature of the business transacted by it requires that it be so qualified. All of the issued and outstanding shares of the capital stock or other proprietary interests of each Subsidiary of the Bank have been duly and validly authorized and issued, and are fully paid and non-assessable. Except as disclosed on Schedule 4.07(b) of the Disclosure Statement, none of the outstanding shares of capital stock of any Subsidiary of the Bank are subject to any preemptive rights of any current or past shareholders of such Subsidiary. No capital stock or other proprietary interests of any Subsidiary of the Bank is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such Subsidiary. Except as disclosed on Schedule 4.07(b) of the Disclosure Statement, there are no contracts, commitments, understandings or arrangements relating to the rights of the Bank or any Subsidiary of the Bank to vote or to dispose of shares of the capital stock or any other proprietary interest of any Subsidiary of the Bank or except as otherwise provided herein. Except as disclosed on Schedule 4.07(b) of the Disclosure Statement, all of the shares of capital stock or any other proprietary interest of any Subsidiary of the Bank are owned by the Bank and are free and clear of any Encumbrance.

(c) Schedule 4.07(c) of the Disclosure Statement sets forth a true and complete list of all Affiliates of the Bank, including all special purpose entities, limited purpose entities and qualified special purpose entities, in which the Bank or any Subsidiary of the Bank or any officer or director of the Bank or any Subsidiary of the Bank has an economic or management interest. Schedule 4.07(c) of the Disclosure Statement also sets forth a true and complete list of all transactions, arrangements and other relationships between or among the Bank and/or any Subsidiary of the Bank and any Affiliate, officer or director of the Bank or any Subsidiary of the Bank that are not reflected in the consolidated Bank Financial Statements or Bank Reports (each, a “Bank Off Balance Sheet Transaction”), along with the following information with respect to each such Bank Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to the Bank or any Subsidiary of the Bank; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment or any other type of arrangement that could require the Bank or any Subsidiary of the Bank to fund any obligations under any such transaction; and (v) any other information that has a Material Adverse Effect on the Bank.

(d) Schedule 4.07(d) of the Disclosure Statement lists all InterBank Agreements. All InterBank Agreements are in compliance with Federal Reserve Act Sections 23A and 23B and Federal Reserve Board Regulation W and all other applicable Laws.

(e) The Bank is in full compliance with applicable minimum capital requirements prescribed by FDIC, the WDFI Division of Banking and any other bank regulatory authority having jurisdiction over the Bank, and the Bank is “well capitalized” within the meaning of such term as used in Section 38(b) of the Federal Deposit Insurance Act, as amended, and the applicable regulations promulgated thereunder.

Section 4.08. Regulatory Reports. (a) Since December 31, 2004, the Bank and each Subsidiary of the Bank has filed or furnished, as applicable, on a timely basis, and will continue to file or furnish, as applicable, on a timely basis through the Closing Date, all forms, statements, certifications, reports and documents, together with any amendment or supplement required to be made with respect thereto, that it was, or will be, required to file or furnish, as applicable, with (a) the FDIC, (b) the WDFI Division of Banking, and (c) any other applicable Governmental Entity (collectively, the “Regulatory Reports”). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of the Regulatory Reports, including the Financial Statements, exhibits, and schedules thereto, complied, and with respect to Regulatory Reports filed or furnished, as applicable, after the date of this Agreement, will at the date of filing or furnishing, as applicable, comply, in all material respects with all of the Laws enforced or promulgated by the Governmental Entity with which they were filed or furnished, as applicable, and did not contain, and with respect to Regulatory Reports filed or furnished, as applicable, after the date of this Agreement, will not on the date of filing or furnishing, as applicable, contain, any untrue statement of a fact or omit to state a fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Bank or any Subsidiary of the Bank, no Governmental Entity has initiated any Proceeding or investigation into the business or operations or financial reporting of the Bank or any Subsidiary of the Bank within the past three (3) years. There is no unresolved violation, criticism, comment letter or exception by the FDIC, the WDFI Division of Banking or other Governmental Entity with respect to any report, examination or statement referred to herein.

(b) Neither the Bank nor any Subsidiary of the Bank nor, to the Bank’s Knowledge, any director, officer, or internal or external auditor of the Bank or any of the Subsidiaries of the Bank has received or otherwise had or obtained actual knowledge of any substantive and material complaint, allegation, assertion or claim, whether written or oral, that the Bank or any Subsidiary of the Bank has engaged in questionable accounting or auditing practices. No current or former attorney representing the Bank or any Subsidiary of the Bank has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Bank or any of its officers, directors, employees or agents to the current Board of Directors of the Bank or any committee thereof or to any current director or executive officer of the Bank.

Section 4.09. Compliance with Laws. (a) Except as disclosed in Schedule 4.09(a) of the Disclosure Statement, the businesses of the Bank and any Subsidiary of the Bank are not being conducted in material violation of, and since December 31, 2004 neither the Bank nor any Subsidiary of the Bank has materially violated, any applicable Law or Order.

(b) The policies, programs and practices of the Bank and the Subsidiaries of the Bank relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with all applicable Laws governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or Threatened, against the Bank or any Subsidiary of the Bank alleging breach of any express or implied employment contract or commitment, or material breach of any applicable Law relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.

(c) Except as disclosed in Schedule 4.09(c) of the Disclosure Statement, no investigation or review by the FDIC, the WDFI Division of Banking, or any other regulator of the Bank or any Subsidiary of the Bank with respect to the Bank or any Subsidiary of the Bank is pending or Threatened, nor has any Governmental Entity indicated to the Bank or any Subsidiary of the Bank an intention to conduct the same, other than normal bank regulatory examinations.

(d) The Bank and each of its Subsidiaries is, where applicable, in material compliance with the applicable provisions of the CRA. Except as disclosed in Schedule 4.09(d) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank has any written or oral agreements with nongovernmental Persons regarding CRA activities (each, a “CRA Agreement,” and collectively, the “CRA Agreements”). The Bank and each Subsidiary of the Bank is in material compliance with the terms of each CRA Agreement, if any. As of the date of this Agreement, except as disclosed in Schedule 4.09(d) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank has been advised or given notice of (i) the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause the Bank or any Subsidiary of the Bank to fail to be in full compliance with the provisions of CRA or (ii) any protest filed against the Bank or any Subsidiary of the Bank under CRA or the existence of any fact that would cause the Bank or any Subsidiary of the Bank to believe any transaction involving the Bank or any Subsidiary of the Bank will be the subject of a CRA protest. The Bank’s current CRA rating is “Satisfactory” and, to the Knowledge of the Bank, it has never received a CRA rating from the applicable regulatory authority which is less than “satisfactory.”

(e) The CRA rating of each Bank is listed on Schedule 4.09(e) of the Disclosure Statement.

(f) The Bank has developed and implemented a privacy policy in accordance with applicable Laws (including the Gramm-Leach-Bliley Act) with respect to personal customer information and has provided a copy of such privacy policy to all Persons entitled to receive such policy in accordance with all applicable Laws. The Bank has obtained any and all necessary consents from its customers with regard to the collection and dissemination by it of personal customer information in connection with its business in accordance with its privacy policy and any applicable Laws. The Bank’s practices regarding the collection and use of personal customer information in connection with its business are and have been in accordance with such privacy policy and with such applicable Laws. The Bank has obtained all necessary agreements and assurances from its third party service providers used in connection with its business that such service providers are in compliance with any applicable privacy Laws.

(g) Except as set forth in Schedule 4.09(g) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank is a party to any agreement or consent decree with, or directive, letter or order issued by the FDIC, the WDFI Division of Banking or any other Governmental Entity which imposes any restrictions or requirements with respect to the conduct of the Bank or a Subsidiary of the Bank’s business. Set forth on Schedule 4.09(g) of the Disclosure Statement is a list of all pending requests of the Bank or any Subsidiary of the Bank to the FDIC, the WDFI Division of Banking, or any other Governmental Entity seeking authority to perform any action or approval of any filing.

(h) Except as set forth in Schedule 4.09(h) of the Disclosure Statement, the Bank and each Subsidiary of the Bank has obtained and holds each Governmental Authorization required to be obtained and held by the Bank or any Subsidiary of the Bank to operate the business of, or hold any of the assets owned or used by, the Bank or any Subsidiary of the Bank, and each such Governmental Authorization is valid and in full force and effect and has never been suspended or revoked for any reason.

Section 4.10. Litigation. Except as disclosed in Schedule 4.10 of the Disclosure Statement, there is no Proceeding pending or, to the Knowledge of the Bank, Threatened against the Bank or any Subsidiary of the Bank, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages in excess of $100,000 against the Bank, any Subsidiary of the Bank, or any of their respective officers, directors, employees or agents, in their capacities as such or seeking removal of any such officer, director, employee or agent, or which would affect the ability of the Shareholders or the Bank to consummate the transactions contemplated herein or which is seeking to enjoin the consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any Order of any Governmental Entity outstanding against any of the Shareholders, the Bank or any Subsidiary of the Bank or any of the Bank’s or any of its Subsidiaries’ respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

Section 4.11. Intellectual Property. To the Knowledge of the Bank, the Bank and its Subsidiaries have the unrestricted right and authority to use all patents, trademarks, service marks, software, licenses, know-how, and other proprietary rights as is necessary to enable them to conduct and to continue to conduct all phases of the businesses of the Bank and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Bank, neither the Merger nor any of the transactions contemplated hereby shall affect in any manner Buyer’s rights in and thereto; and further to the Knowledge of the Bank, such use does not, and will not, conflict with, infringe on or violate any patent, copyright, trademark, service mark, trade name or any other right of any Person.

Section 4.12. Taxes. (a) Except as disclosed in Schedule 4.12(a) of the Disclosure Statement, the Bank and each Subsidiary of the Bank have each timely filed all Tax and information returns required to be filed (all such returns being true and complete in all respects) and have paid (or the Bank has paid on behalf of a Subsidiary of the Bank), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof and at Closing, as of the Closing Date. Neither the Bank nor any Subsidiary of the Bank is delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against the Bank or any Subsidiary of the Bank that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to. Since December 31, 2005, the Tax returns of the Bank and each Subsidiary of the Bank have not been audited by the IRS or any similar state or local agency. Neither the Bank nor any Subsidiary of the Bank is a party to any Proceeding by any Governmental Entity for the assessment or the collection of Taxes. All deferred Taxes of the Bank and each Subsidiary of the Bank have been accounted for in accordance with GAAP consistently applied. The Bank and each Subsidiary of the Bank have properly accrued for all real estate taxes.

(b) The Bank has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where the Bank was not the common parent of the group. Neither the Bank nor any Subsidiary of the Bank is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Bank or any Subsidiary of the Bank.

(c) The Bank and each Subsidiary of the Bank have each withheld amounts from its employees, the Shareholders, borrowers and holders of public deposit accounts in material compliance with the Tax withholding provisions of applicable Laws; filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other Taxes and all payments or deposits with respect to such Taxes have been timely made; and notified all employees, Shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable Tax Laws.

(d) The Bank has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. The Bank has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Bank has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. Neither the Bank nor any Subsidiary of the Bank has any Liability for Taxes owed by any Person (other than the Bank or a Subsidiary of the Bank), including, without limitation, (i) as a transferee, assignee or other successor or (ii) pursuant to a Tax sharing agreement or other contract. The Bank has neither agreed to nor is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting methods or otherwise.

(e) Neither the Bank nor any Subsidiary of the Bank has participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4. Neither the Bank nor any Subsidiary of the Bank has acted as a Tax shelter organizer for the purposes of Code Section 6111 and Section 6112. Except as disclosed on Schedule 4.12(e) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank has invested in any transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

(f) The Bank has never elected under Section 1362 of the Code (or under any analogous or similar provision of state or local law in any jurisdiction where the Bank files its Tax returns) to be treated as an “S” Corporation for the state(s) or federal tax purposes.

Section 4.13. Insurance. The Bank and each Subsidiary of the Bank maintains insurance with one or more insurers each of which, in the reasonable judgment of management of the Bank or such Subsidiary of the Bank, is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations and banks engaged in the same or similar businesses. The Bank and each Subsidiary of the Bank maintains in effect all insurance required to be carried by Law or by any agreement by which they are bound. All claims under all policies of insurance maintained by the Bank and each Subsidiary of the Bank have been filed in due and timely fashion. Neither the Bank nor any Subsidiary of the Bank has had an insurance policy canceled by the issuer of the policy within the past five (5) years. Schedule 4.13 of the Disclosure Statement contains a description of all individual claims in excess of $25,000, and aggregate annual claims of more than $50,000, filed by the Bank or any Subsidiary of the Bank in the five (5) years prior to the date hereof.

Section 4.14. Loans; Investments. (a) Except as otherwise disclosed in Schedule 4.14 of the Disclosure Statement, (i) each Loan originated by the Bank or one of its Subsidiaries is evidenced by written documentation issued in the Ordinary Course of Business of the Bank or a Subsidiary of the Bank, (ii) each Loan constitutes the legal, valid and binding obligation of the Bank or a Subsidiary of the Bank (as the case may be) and, to the Knowledge of the Bank, each obligor named therein, and is enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines and (iii) to the Knowledge of the Bank, no obligor named in any Loan is seeking to avoid the enforceability of the terms thereof under any bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines and no Loan is subject to any valid and enforceable defense, offset or counterclaim. Except as otherwise disclosed in Schedule 4.14 of the Disclosure Statement, all Loans originated by the Bank or any Subsidiary of the Bank, and to the Knowledge of the Bank, all Loans originated by any Person other than the Bank or any Subsidiary of the Bank, were originated in material compliance with all applicable Laws in accordance with the customary lending standards of the originator thereof, and the industry in which the originator operated and in the Ordinary Course of Business of the originator thereof. In underwriting, purchasing, servicing, collecting and discharging Loans, either for its account or the account of others, the Bank and each Subsidiary has complied in all material respects with all applicable Laws and has performed such function in the Ordinary Course of Business. Except as set forth in Schedule 4.14(a) of the Disclosure Statement, all Loans are, and at the Closing Date will be, free and clear of any Encumbrance other than Permitted Encumbrances, and the Bank and each Subsidiary of the Bank, as applicable, has complied, and at the Closing Date will have complied, in all material respects, with all Laws relating to the Loans. All Loans that are secured are evidenced by appropriate and sufficient ancillary security documents and are so secured by valid, perfected and enforceable Encumbrances. Except as set forth on Schedule 4.14(a) of the Disclosure Statement, there are no Loans or other assets of the Bank or any Subsidiary of the Bank that have been classified by examiners or otherwise as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful”, “Loss” or words of similar impact as of the date hereof. Except as set forth on Schedule 4.14(a) of the Disclosure Statement, the Bank has no “Other Real Estate Owned” (“OREO”) as of the date hereof.

(b) All guarantees of indebtedness owed to the Bank or any Subsidiary of the Bank, including those of the Federal Housing Administration, the Small Business Administration, and other Governmental Entities, are legal, valid and enforceable with respect to the Bank or a Subsidiary of the Bank and, to the Knowledge of the Bank, the other party thereto, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines.

(c) Except as set forth on Schedule 4.14(c) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

(d) Except as set forth in Schedule 4.14(d) of the Disclosure Statement and except for pledges to secure public and trust deposits and repurchase agreements entered into in the Ordinary Course of Business, none of the investments reflected in the Bank’s balance sheet dated as of December 31, 2006, and none of the investments made by the Bank or any Subsidiary of the Bank since December 31, 2006, is subject to any restriction, whether contractual or statutory, which impairs the ability of the Bank or any Subsidiary of the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which the Bank or any Subsidiary of the Bank is a party, the Bank or a Subsidiary of the Bank (as applicable) has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the obligations secured by such collateral under such agreement. Except as set forth in Schedule 4.14(d) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other Person has the right, either conditionally or absolutely, to require the Bank or any Subsidiary of the Bank to repurchase or otherwise reacquire any such assets. Set forth on Schedule 4.14(d) of the Disclosure Statement is a complete and accurate list of each investment in debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Bank or any Subsidiary of the Bank, showing as of December 31, 2006, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

Section 4.15. Allowance for Loan Losses. The allowance for loan losses shown on the Bank Financial Statements dated as of December 31, 2006, as of such date was, in the reasonable judgment of the Bank’s management, adequate based upon the requirements of GAAP and all applicable Governmental Entities to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on Loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Governmental Entities.

Section 4.16. Investment Management and Related Activities. Neither the Bank nor any Subsidiary or former Subsidiary of the Bank has been or is a party to any agreement, contract or other arrangement through which the Bank or its Subsidiaries or former Subsidiaries formerly or currently provide investment advisory services to any Person. Except as set forth in Schedule 4.16 of the Disclosure Statement, neither the Bank nor any of its Subsidiaries nor the Bank’s nor its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

Section 4.17. Trust or Agency Agreements. (a) Except as set forth in Schedule 4.17 of the Disclosure Statement:

(i) Neither the Bank nor any Subsidiary of the Bank has taken any action, nor omitted to take any action, which would, or with the giving of notice or the passage of time or both could, constitute a default or a violation of any fiduciary duty under any Trust or Agency Agreement or cause the Bank or any Subsidiary of the Bank to be subject to claims for damages, surcharge, disqualification or removal from any capacity which any one of them now occupies with respect to any Trust or Agency Agreement, nor has the Bank nor any Subsidiary of the Bank been so subject to claims for damages, surcharged, disqualified or removed from any such capacity;

(ii) Each Trust or Agency Agreement, and any amendment or modification thereto, was duly executed and delivered (or accepted) by, and constitutes a legal, valid and binding obligation of, the Bank or one of the its Subsidiaries and, to the Knowledge of the Bank, each other party thereto, and is enforceable against the Bank or one of its Subsidiaries as the case may be and, to the Knowledge of the Bank, each other party thereto in accordance with its terms;

(iii) No claim has been made against the Bank or any Subsidiary of the Bank and no notice has been received by the Bank or any Subsidiary of the Bank questioning the validity or enforceability of any Trust or Agency Agreement or asserting any default or violation of any duty thereunder; and

(iv) To the Knowledge of the Bank, (A) there has been no event of default or violation of any duty by any other party to any Trust or Agency Agreement, and (B) no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both could, constitute a default or violation of any duty by any other party to any Trust or Agency Agreement.

(b) The Bank and each Subsidiary of the Bank is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.

Section 4.18. Trust or Agency Records. All Records maintained by the Bank and its Subsidiaries relating to or in connection with Trust or Agency Agreements (“Trust or Agency Records”) have been kept in compliance with the Bank’s customary practice, applicable Law and the applicable Trust or Agency Agreement. The Bank and each of its Subsidiaries has maintained all Trust or Agency Records that it is required to maintain pursuant to applicable Law or the applicable Trust or Agency Agreement.

Section 4.19. Trust or Agency Standards. (a) The Trust or Agency Records are retained, protected and duplicated in accordance with reasonable and customary industry practices, and applicable legal and regulatory requirements. The Trust or Agency Records reflect all dispositions and acquisitions of assets and receipt and disbursement of funds, and the Bank or any Subsidiary of the Bank, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with management’s general or specific authorizations, and (ii) such transactions are recorded in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

(b) A custody audit whereby the recorded accountability for all assets held by the Bank and its Subsidiaries pursuant to all Trust or Agency Agreements is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Custody Audit Differences”). The most recent custody audit was performed on November 30, 2006 and no such Custody Audit Differences exist.

(c) The data and transaction processing services of the Bank or any Subsidiary of the Bank, as the case may be, are of the quality generally maintained by businesses similarly situated and are adequate for the performance of the business of the Bank or any Subsidiary of the Bank, as the case may be.

Section 4.20. Compliance with Law; Trust or Agency Agreements. The Bank and its Subsidiaries are in compliance with all requirements and obligations applicable to them under the Trust or Agency Agreements and under all Laws and Orders applicable to the Trust or Agency Agreements or the conduct of the business of the Bank and its Subsidiaries.

Section 4.21. Bank Benefit Plans. (a) Schedule 4.21 of the Disclosure Statement contains a true and complete copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, restricted stock, payroll practice, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock ownership, stock appreciation right, phantom stock right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement and any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Bank or any Subsidiary of the Bank or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (“ERISA”), which the Bank, any Subsidiary of the Bank or an ERISA Affiliate maintains, to which the Bank, any Subsidiary of the Bank or an ERISA Affiliate contributes, or under which any employee, former employee, director or former director of the Bank, any Subsidiary of the Bank or an ERISA Affiliate is covered or has benefit rights and pursuant to which any Liability of the Bank, any Subsidiary of the Bank or an ERISA Affiliate exists or is reasonably likely to occur (the “Bank Benefit Plans”), and current summary plan description, trust agreement and insurance contracts, and the most recent actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in Schedule 4.21(a) of the Disclosure Statement, neither the Bank, any Subsidiary of the Bank nor an ERISA Affiliate maintains nor has entered into any Bank Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to any employee or former employee or director or former director of the Bank, any Subsidiary of the Bank or an ERISA Affiliate or their respective beneficiaries, or other provisions, which would cause an increase in the Liability of the Bank, any Subsidiary of the Bank or an ERISA Affiliate or the Buyer, as a result of the transactions contemplated by this Agreement or any related action thereafter (a “Change in Control Benefit”). The term “Bank Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 4.21, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Except as disclosed in Schedule 4.21(a) of the Disclosure Statement, no Bank Benefit Plan or benefit plan of an ERISA Affiliate is a multi-employer plan within the meaning of Section 3(3) of ERISA. All payments and other compensation paid or payable by the Bank, any Subsidiary of the Bank or of an ERISA Affiliate under this Agreement, the Bank Benefit Plans or benefit plan of an ERISA Affiliate or otherwise, to or for the benefit of any employee or director or former employee or director of the Bank, any Subsidiary of the Bank or of an ERISA Affiliate, are in material compliance with all applicable Laws and bulletins promulgated by all applicable Governmental Entities.

(b) Except as set forth on Schedule 4.21(b) of the Disclosure Statement, each of the Bank Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is intended to be qualified under Section 401(a) of the Code (“Bank Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.21(b) of the Disclosure Statement), and there exist no circumstances likely to adversely affect the qualified status of any such Bank Qualified Plan. All such Bank Qualified Plans or other benefit plans or programs established or maintained by the Bank or any Subsidiary of the Bank or to which the Bank, any Subsidiary of the Bank or ERISA Affiliates contribute, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing Date) of the Code necessary to obtain the tax benefits the Code with respect to such Bank Qualified Plans or Qualified Plans of a Subsidiary of the Bank or of an ERISA Affiliate. Neither the Bank, any Subsidiary of the Bank nor an ERISA Affiliate maintains or has maintained within the last five years, a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Bank, any Subsidiary of the Bank or an ERISA Affiliate to the Bank Benefit Plans or other benefit plans have been made or reserves adequate for such purposes have been set aside through June 30, 2007. Neither the Bank, any Subsidiary of the Bank nor an ERISA Affiliate is in default in performing any of its respective contractual obligations under any of the Bank Benefit Plans or other benefit plans or any related trust agreement or insurance contract, and there are no outstanding Liabilities of any such Bank Benefit Plan or other benefit plans other than Liabilities for benefits to be paid to participants in such Bank Benefit Plan or other benefit plans and their beneficiaries in accordance with the terms of such Bank Benefit Plan or other benefit plans.

(c) There is no pending or, to the Knowledge of the Bank, Threatened Proceeding (other than benefit claims made in the Ordinary Course of Business) by or on behalf of or against any of the Bank Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Bank, any Subsidiary of the Bank or an ERISA Affiliate which allege violations of applicable Law which are reasonably likely to result in a liability on the part of the Bank, any Subsidiary of the Bank or an ERISA Affiliate or any such plan.

(d) The Bank and each Subsidiary of the Bank and, to the Knowledge of the Bank, all other Persons having fiduciary or other responsibilities or duties with respect to the Bank Benefit Plans are and have since the inception of each such Plan been in material compliance with, and each such Plan is and has been operated in material compliance with, its provisions and in material compliance with the applicable Laws governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty

Corporation and the IRS under ERISA, the Code or any other applicable Law. No Bank Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code. All Bank Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA and other applicable Law.

(e) Neither the Bank, any Subsidiary of the Bank nor an ERISA Affiliate has incurred, nor is reasonably likely to incur, any liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by the Bank, any Subsidiary of the Bank or an ERISA Affiliate.

(f) Except as set forth on Schedule 4.21(f) of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank has made any payments, or is or has been a party to any agreement (including the Bank Benefit Plans) that under any circumstances that might be reasonably expected to obligate the Bank or any Subsidiary of the Bank to make payments that are or will not be deductible because of Section 280G of the Code.

(g) Subject to any requirements or prohibitions under the Health Insurance Portability and Accountability Act, Schedule 4.21 of the Disclosure Statement describes any obligation that the Bank or any Subsidiary of the Bank has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages. There are no amounts payable by the Bank for post-retirement health care benefits. Except as set forth in Schedule 4.21 of the Disclosure Statement, no individuals are eligible for post-retirement health care benefits from the Bank or any Subsidiary of the Bank.

(h) Schedule 4.21(h) of the Disclosure Statement lists each officer of the Bank and each Subsidiary of the Bank and each director of the Bank who is eligible to receive a Change in Control Benefit, showing the good faith estimate of the Bank of the amount of each such Change in Control Benefit.

(i) The Bank and each Subsidiary of the Bank have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner, all filings pertaining to each Bank Benefit Plan with the IRS and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing.

(j) No work stoppage involving the Bank or any of its Subsidiaries is pending or, to the Knowledge of the Bank’s management, Threatened. Neither the Bank nor any of its Subsidiaries is involved in, or, to the Knowledge of the Bank’s management, Threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Bank or any of its Subsidiaries. No employees of the Bank or any of its Subsidiaries are represented by any labor union, and, to the Knowledge of the Bank’s management, no labor union is attempting to organize employees of the Bank or any of its Subsidiaries.

(k) Except as set forth on Schedule 4.21(k), of the Disclosure Statement, the Bank has not, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).

Section 4.22. Compliance with Environmental Laws. (a) Except as set forth in Schedule 4.22(a) of the Disclosure Statement: (i) the operations of the Bank and each Subsidiary of the Bank comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of the Bank or any Subsidiary of the Bank, no assets currently or, to the Knowledge of the Bank, formerly owned or leased by the Bank or any Subsidiary of the Bank and no Participating Facility or, to the Knowledge of the Bank, Mortgaged Premises are subject to any Proceedings alleging the violation of any past or present Environmental Law; nor are they the subject of any claims alleging damages to health or property, pursuant to which the Bank, any Subsidiary of the Bank or any owner of a Participating Facility or, to the Knowledge of the Bank, any Mortgaged Premises would be liable in law or equity; (iii) none of the operations of the Bank or any Subsidiary of the Bank, no assets currently owned or, to the Knowledge of the Bank, formerly owned by the Bank or any Subsidiary of the Bank and no Participating Facility or, to the Knowledge of the Bank, Mortgaged Premise are the subject of any Proceeding evaluating whether any remedial action is needed to respond to a release or potential release of any Hazardous Substance, or any other substance into the environment, nor has the Bank or any Subsidiary of the Bank, or any owner of a Participating Facility or, to the Knowledge of the Bank, a Mortgaged Premises been directed to conduct such Proceeding, formally or informally, by any Governmental Entity, nor have any of them (to the Knowledge of the Bank with respect to Mortgaged Premises) agreed with any Governmental Entity or private Person to conduct any such Proceeding; and (iv) neither the Bank nor any Subsidiary of the Bank nor any owner of a Participating Facility or, to the Knowledge of the Bank, a Mortgaged Premises has filed, or become required to file, any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

(b) To the Knowledge of the Bank and except as disclosed in Schedule 4.22(b) of the Disclosure Statement, with respect to (i) the real estate currently or formerly owned or leased by the Bank or any Subsidiary of the Bank; and (ii) OREO currently or formerly held by the Bank or any Subsidiary of the Bank (collectively, the “Bank Premises”): (x) except in the Ordinary Course of Business and in compliance with Environmental Laws, no part of the Bank Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Bank Premises do not contain an underground storage tank; and (z) except in the Ordinary Course of Business and in compliance with Environmental Laws, the Bank Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

(c) Except as disclosed in Schedule 4.22(c) of the Disclosure Statement, the Bank has delivered to the Buyer copies of all Phase I and Phase II environmental assessments in its or any of its Subsidiaries’ possession pertaining to any real property currently or formerly owned or leased by the Bank or any of its Subsidiaries or securing any outstanding Loan.

Section 4.23. Recent Acquisitions and Divestitures. Neither the Bank nor any Subsidiary of the Bank has any material liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise and whether due or to become due) arising out of or relating to any acquisition or divestiture which has not been adequately provided for, reflected or disclosed in the Bank Financial Statements for the fiscal year ended December 31, 2006.

Section 4.24. Agreements, Contracts, Commitments and Obligations. Schedule 4.24 of the Disclosure Statement sets forth as of the date of this Agreement (or such date as is specified in that portion of Schedule 4.24 applicable to a particular subsection of this Section 4.24) and no other date:

(a) A list of each (i) outstanding Insider Loan and (ii) deposit or deposit surrogate, including the amount, type and interest being paid thereon, to which the Bank or any Subsidiary of the Bank is a party under which it may (contingently or otherwise) have any liability involving any Regulation O officer (as designated by the board of directors of the Bank and its Subsidiaries, respectively) or director of the Bank or any Subsidiary of the Bank.

(b) A list of each (i) outstanding Loan or other extension of credit or commitment for a Loan or other extension of credit and (ii) outstanding letter of credit and each commitment to issue a letter of credit to which the Bank or any Subsidiary of the Bank is a party and/or under which it may (contingently or otherwise) have any Liability, including, but not limited to, those issued in connection with real estate construction.

(c) A list of each contract or commitment (other than Permitted Encumbrances) affecting ownership of, title to, use of, or any interest in any Bank Real Property or Bank Lease.

(d) A list of all fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by the Bank or any Subsidiary of the Bank to any employee or officer or former employee or officer of the Bank or any Subsidiary of the Bank who earned in excess of $75,000 in 2006 (or who is expected to earn in excess of $75,000 in 2007) or to any director or former director of the Bank or any Subsidiary of the Bank.

(e) A list of each commitment made by the Bank or any Subsidiary of the Bank to or with any director, officer or employee of the Bank or any Subsidiary of the Bank extending for a period of more than six (6) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

(f) A list of each contract or commitment providing for payment based in any manner upon outstanding Loans, results, or profits of the Bank or any Subsidiary of the Bank.

(g) A list of all powers of attorney granted by the Bank or any Subsidiary of the Bank which are currently in force.

(h) A list of all current policies of insurance currently maintained by the Bank or any Subsidiary of the Bank.

(i) A list of all collective bargaining agreements to which the Bank or any Subsidiary of the Bank is a party and all affirmative action plans or programs covering employees of the Bank or any Subsidiary of the Bank, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by the Bank or any Subsidiary of the Bank.

(j) A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000 to which the Bank or any Subsidiary of the Bank is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon sixty (60) days (or less) written notice without penalty.

(k) A list of all (i) consulting and professional services contracts and (ii) employment agreements to which the Bank or any Subsidiary of the Bank is a party.

(l) A list of all Orders or settlement agreements arising out of or relating to the labor and employment practices or decisions of the Bank or any Subsidiary of the Bank which, by their terms, continue to bind or affect the Bank or any Subsidiary of the Bank.

(m) A list of all Orders, memorandums, agreements or understandings with regulatory agencies or any other Governmental Entity binding upon or affecting the current operations of the Bank or any Subsidiary of the Bank or any of their directors or officers in their capacities as such.

(n) A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered, the subject of an application for registration or otherwise, which are owned by the Bank or any Subsidiary of the Bank or are licensed from a third party and require the Bank or any Subsidiary of the Bank to pay annual license fee in excess of $25,000 (including computer software programs, codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses).

(o) A list of any security or proprietary interest acquired by the Bank or a Subsidiary of the Bank since December 31, 2006 in good faith through foreclosure, or any security or proprietary interest to the extent it is owned or controlled by the Bank or a Subsidiary of the Bank in a bona fide fiduciary capacity.

(p) A list of all agreements of guaranty or indemnification running from the Bank or any Subsidiary of the Bank to any Person.

(q) A list of all agreements containing any covenant limiting the right of the Bank or any Subsidiary of the Bank to engage in any line of business or to compete with any Person.

(r) A list of all licenses, permits and similar matters that are necessary to the operations of the Bank or any Subsidiary of the Bank (including agreements with respect to outsourced credit programs, computer software programs, source codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses).

(s) A list of all agreements which require the consent or approval of or notice to any Person in order to consummate the transactions contemplated hereby.

(t) A list of all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which the Bank or any Subsidiary of the Bank sells mortgages which it originates to any other Person.

(u) A list of all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 4.14(c) hereof.

(v) A list of all contracts or agreements, including contracts or agreements pursuant to which the Bank or any Subsidiary of the Bank has sold, transferred, assigned or agreed to service any Loan, which provide for any recourse, indemnification or similar obligation on the part of the Bank or any Subsidiary of the Bank, indicating the name and address of each Person which might or could be entitled to recourse against or indemnification from the Bank or any Subsidiary of the Bank and, if ascertainable, the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.

(w) A list of all agreements providing data processing services or operational support to the Bank or any Subsidiary of the Bank.

(x) A list of all agreements relating to the servicing of deposit products and checking accounts, but not including any agreements with deposit customers entered into in the Ordinary Course of Business.

(y) A list of all credit card association membership agreements and all ATM and debit card network agreements, agent bank or similar relationship agreements dealing with debit or credit cards.

(z) The addresses of the Bank’s main office and the address of each branch maintained by the Bank.

(aa) A list of all other contracts, agreements or commitments to which the Bank or any Subsidiary of the Bank is a party which (i) individually during its remaining term could commit the Bank or any Subsidiary of the Bank to an expenditure (either individually or through a series of installments) in excess of $75,000; (ii) which cannot be terminated upon ninety (90) days (or less) notice without penalty; and (iii) create a right, or benefit, to receive payments, goods or services not referred to elsewhere in this Section 4.24.

Section 4.25. Defaults. Except as set forth in Schedule 4.25 of the Disclosure Statement: (a) neither the Bank nor any of its Subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any term or condition of any contract, license, agreement or commitment to which it is a party or by which it is obligated and which is the subject of Section 4.24 hereto (each a, “Bank Contract”); (b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor, to the Knowledge of the Bank, any other event has occurred that, with the giving of notice or the passage of time or both constitutes a breach, violation or default on the part of the Bank or any Subsidiary of the Bank or, to the Knowledge of the Bank, on the part of any other party to any Bank Contract, in each case in such a manner as would permit any party to (i) cancel or terminate such Bank Contract, (ii) seek damages or change the amount or terms of any payment in connection with such Bank Contract, or (iii) exercise any right of amendment, renegotiation, cancellation or acceleration and (c) each Bank Contract is valid, binding and enforceable against the Bank and its Subsidiaries (as the case may be) and, to the Knowledge of the Bank, each other party thereto, except in any such case to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

Section 4.26. Operations Since December 31, 2006. Between December 31, 2006, and the date hereof, there has not been, except as set forth on Schedule 4.26 of the Disclosure Statement:

(a) any increase in the compensation payable or to become payable by the Bank or any Subsidiary of the Bank to any officer or director thereof other than any such increase that is (i) consistent with past practices; (ii) in the Ordinary Course of Business of the Bank and its Subsidiaries; or (iii) pursuant to an existing contractual agreement to which the Bank or any of its Subsidiaries is a party;

(b)(i) any payment of dividends by the Bank or any Subsidiary of the Bank or (ii) any distribution by the Bank or any Subsidiary of the Bank, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from any Subsidiary of the Bank to the Bank, on or in redemption or as the purchase price of, any of their respective capital stock, or (iii) any prepayment of any indebtedness to any Shareholder;

(c) any Encumbrance on any asset, tangible or intangible, of the Bank or any Subsidiary of the Bank, except the following: (i) Encumbrances arising out of judgments or awards in respect of which the Bank or any Subsidiary of the Bank is in good faith prosecuting an appeal or Proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or Proceedings; (ii) Encumbrances for Taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which the Bank or any Subsidiary of the Bank is diligently contesting in good faith and by appropriate Proceedings either the amount thereof or the Liability therefore or both; and (iii) Encumbrances that do not adversely affect the Bank’s or its Subsidiaries’ use or ownership of, or the marketability of, any real property or any interest therein;

(d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by the Bank or any Subsidiary of the Bank for borrowed money, or otherwise, other than by the Bank in the Ordinary Course of Business;

(e) the establishment of any new, or increase in the formula for contributions to or benefits under, any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by the Bank or any Subsidiary of the Bank;

(f) any action by the Bank or any Subsidiary of the Bank seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by the Bank or any Subsidiary of the Bank on any of their respective assets or businesses, including without limitation fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance;

(g) any change in the Bank’s independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

(h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by the Bank or any Subsidiary of the Bank of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $100,000 or (ii) is outside of the Ordinary Course of Business;

(i) any sale or transfer of any asset in excess of $10,000 of the Bank or any Subsidiary of the Bank or outside of the Ordinary Course of Business with the exception of loans and marketable securities sold in the Ordinary Course of Business at market prices;

(j) any cancellation or compromise of any debt to, claim by or right of, the Bank or any Subsidiary of the Bank except in the Ordinary Course of Business;

(k) any amendment, modification or termination of any contract or commitment to which the Bank or any Subsidiary of the Bank is a party, other than in the Ordinary Course of Business;

(l) any Material Adverse Effect with respect to the Bank; and

(m) any change in the types of products or services offered by the Bank or any Subsidiary of the Bank.

Section 4.27. Corporate Records. The corporate record books, transfer books and stock ledgers of the Bank and each Subsidiary of the Bank are complete and accurate in all material respects and reflect all meetings, consents and other actions of the organizers, incorporators, Shareholders, boards of directors and committees of the boards of directors of the Bank and each Subsidiary of the Bank within the past five (5) years, and all transactions in their respective capital stocks since their respective inceptions.

Section 4.28. Undisclosed Liabilities. All Liabilities of the Bank and each Subsidiary of the Bank have been reflected, disclosed or reserved against in the Bank Financial Statement (or the footnotes thereto), dated as of December 31, 2006, in accordance with GAAP, and neither the Bank nor any of the Subsidiaries of the Bank have any other Liabilities except (a) to the extent not required by GAAP to be so reflected, disclosed or reserved against, (b) Liabilities incurred since December 31, 2006 in the Ordinary Course of Business in customary amounts, none of which creates a Material Adverse Effect with respect to the Bank or (c) as disclosed in the Schedule 4.28 of the Disclosure Statement.

Section 4.29. Assets. (a) Schedule 4.29(a) of the Disclosure Statement identifies all real properties, including any leaseholds and ground leases, owned by the Bank or any Subsidiary of the Bank (“Bank Real Property”). The Bank or a Subsidiary of the Bank has good and marketable title to each Bank Real Property (excluding the Bank Leases) and all other assets and properties reflected as owned by the Bank or any Subsidiary of the Bank on the audited consolidated balance sheet of the Bank, dated as of December 31, 2006, free and clear and discharged of any and all Encumbrances except for (i) assets and properties disposed of since such date in the Ordinary Course of Business, (ii) Permitted Encumbrances, (iii) the matters set forth in Schedule 4.24 of the Disclosure Statement relating to any contract or commitment affecting ownership of, title to, use of or any interest in any Bank Real Property, (iv) the matters set forth in Schedule 4.26 of the Disclosure Statement relating to any Encumbrance on any asset, tangible or intangible, of the Bank or any Subsidiary of the Bank and (v) as set forth in Schedule 4.29(a) of the Disclosure Statement. All of the buildings, structures, fixtures and improvements on or to each Bank Real Property (whether owned or leased by the Bank or any Subsidiary of the Bank) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Except for the Bank Leases for real property, title to all Bank Real Property is held by the Bank or a Subsidiary of the Bank in fee simple. Neither the Bank nor any Subsidiary of the Bank has any ownership interest in any real property other than the Bank Real Property. All Bank Real Property and the use thereof complies in all material respects with all applicable zoning, building, use, operation and other restrictions and Laws. The Bank and its Subsidiaries collectively hold all permits, Governmental Authorizations, licenses and approvals necessary for the present use and occupancy of all Bank Real Property. The Bank and each Subsidiary of the Bank have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as currently conducted, and, except for the matters referred to under items (ii), (iii) and (iv) above, free, clear and discharged of and from any and all Encumbrances.

(b) All leases pursuant to which the Bank or any Subsidiary of the Bank, as lessee, leases real property, and all leases pursuant to which the Bank or any Subsidiary of the Bank, as lessee, leases personal property (“Bank Leases”) are, to the Knowledge of the Bank valid, effective, and enforceable against the lessor in accordance with their respective terms and are identified on Schedule 4.29(b) of the Disclosure Statement. There is not under any Bank Lease any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Bank or any Subsidiary of the Bank, or to the Knowledge of the Bank, the other party or parties thereto.

(c) Except as disclosed in Schedule 4.29(c) of the Disclosure Statement: (i) none of the Bank Leases contains any provision which would preclude the Bank or any Subsidiary of the Bank, or any successor by merger thereto, from possessing and using the leased real or personal property for the same purposes and upon the same rental and other terms upon or subsequent to the consummation of the transactions contemplated hereby as are applicable to the possession and use by the Bank or any Subsidiary of the Bank as of the date of this Agreement; and (ii) neither the Bank nor any Subsidiary of the Bank has made a prior assignment for collateral purposes of any Bank Lease.

Section 4.30. Indemnification. Except as set forth in Schedule 4.30 of the Disclosure Statement, no action or failure to take action by any director, officer, employee or agent of the Bank or any Subsidiary of the Bank has occurred which would give rise to a claim or a potential claim by any such Person for indemnification from the Bank or any Subsidiary of the Bank under the corporate indemnification provisions of the Bank or any Subsidiary of the Bank or an insurance policy covering the same in effect on the date of this Agreement.

Section 4.31. Contemporaneous Agreements. (a) Contemporaneously with the execution and delivery of this Agreement by the Bank, each of the members of the board of directors of the Bank has entered into a non-competition and non-solicitation agreement with the Bank in substantially the form of Exhibit 4.31(a) attached hereto.

(b) Contemporaneously with the execution and delivery of this Agreement by the Bank, each of the members of the board of directors of the Bank has entered into a Voting Agreement with the Buyer in substantially the form of Exhibit 4.31(b) attached hereto (each a “Voting Agreement”), whereby each such Person agrees to vote his or her shares of Bank Common Stock in favor of the approval and adoption (i) of this Agreement and the transactions contemplated hereby and the Merger and the Merger Agreement and the transactions contemplated thereby in any vote put forth to the Shareholders; and (ii) if he is a party thereto, deliver his written consent to the amendment, restatement or termination of the Cross-Option Agreement.

(c) Contemporaneously with the execution and delivery of this Agreement by the Bank, the Persons listed on Schedule 4.31(c) of the Disclosure Statement have entered into employment agreements with the Buyer.

(d) Each of the Agreements described in this Sections 4.31(a), 4.31(b) and 4.31(c) are in full force and effect.

Section 4.32. Shareholder Rights Plan and Anti-takeover Mechanisms. Subject to termination of the rights of the parties under Cross-Option Agreement, the Bank and each of its Subsidiaries have taken all actions required to exempt the Buyer, the Interim Bank, the Resulting Bank, the Agreement and the Merger from (a) any provisions of an anti-takeover nature contained in the Bank’s or any of its Subsidiaries’ Organizational Documents; (b) the provisions of any rights plan adopted by the board of directors of the Bank or its Subsidiaries; and (c) the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition,” business combination restrictions or similar provisions contained in the provisions of any applicable Laws (excluding, for the avoidance of doubt, the dissenter’s rights provisions of the WBL).

Section 4.33. Bank Board Recommendation and Fairness Opinion. (a) As of the date hereof, the board of directors of the Bank deems the Merger advisable and unanimously adopts, approves, and recommends that the Shareholders approve, this Agreement and the transactions contemplated hereby, including the Merger and the Merger Agreement.

(b) The Bank has received the written opinion of Hovde Financial, Inc. dated within five (5) days of the date of this Agreement, to the effect that, as of the date thereof or hereof, the consideration to be received in the Merger by the Shareholders is fair to the Shareholders from a financial point of view (the “Fairness Opinion”). A true and correct copy of the Fairness Opinion is attached hereto as Exhibit 4.33(b).

Section 4.34. Insider Interests. All outstanding Loans and other contractual (including deposit relationships, mortgages, pledge agreements, or other similar commitments to extend credit) or compensation arrangements (including all items identified in Section 4.24(e) hereof) between the Bank or any Subsidiary of the Bank and any officer, director or insider of the Bank or any Subsidiary of the Bank (each, an “Insider Loan”) conform in all respects to all applicable Laws (including Federal Reserve Board Regulation O) and to all policies of the Bank and its Subsidiaries which were in effect when such Loans and other contractual arrangements were entered into. Except as set forth in Schedule 4.34 of the Disclosure Statement, no officer, director or employee of the Bank or any Subsidiary of the Bank has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Bank or any Subsidiary of the Bank.

Section 4.35. Fees. Except as set forth in Schedule 4.35 of the Disclosure Statement, neither the Bank nor any Subsidiary of the Bank, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Bank or any Subsidiary of the Bank in connection with this Agreement or the transactions contemplated hereby.

Section 4.36. Transaction Expense Estimate. The Bank has advised the Buyer in writing of the Bank’s estimate of all Transaction Expenses (the “Transaction Expense Estimate”). The Transaction Expense Estimate: (a) was made by the Bank in good faith; (b) to the Knowledge of the Bank is accurate in all material respects; and (c) was based upon written estimates (each, a “Transaction Expense Generator Estimate”) that the Bank received from every Person (other than the Bank or any Subsidiary of the Bank) generating or otherwise giving rise to any portion of the Transaction Expenses (each, a “Transaction Expense Generator”). The Bank has an agreement with each Transaction Expense Generator that such Transaction Expense Generator will promptly advise the Bank in writing if the Transaction Expense Generator Estimate of such Person is or becomes inaccurate and the reasons for such inaccuracy. The Bank maintains as part of its records all Transaction Expense Generator Estimates and all modifications or communications related thereto in such manner that the same may be readily accessed by the Buyer after the Closing Date.

Section 4.37. Non-Reportable Transaction of the Bank. To the Knowledge of the Bank, the transactions contemplated by this Agreement (including without limitation the Merger) do not constitute one or more reportable transactions under Treas. Reg. § 1.6011-4 as promulgated under the Code.

Section 4.38. Disclosure. (a) No representation or warranty made by the Bank in this Agreement and no statement contained in any document or certificate required to be delivered by the Bank or any of its Representatives to the Buyer pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation, warranty or statement, in light of the circumstances under which it is made, not misleading. None of the information supplied or to be supplied by the Bank for inclusion or incorporation by reference in the Proxy Statement or the Regulatory Applications will, at the date of mailing to the Shareholders and at the time of the Shareholders Meeting with respect to the Proxy Statement, and at the time of filing with respect to the Regulatory Applications, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Bank with respect to statements made or incorporated by reference in the Proxy Statement or the Regulatory Applications based on information supplied by the Buyer.

(b) The Bank has delivered or made available to the Buyer true, correct and complete copies of: (i) the Organizational Documents of the Bank and each Subsidiary of the Bank and (ii) all contracts, agreements, instruments, leases, licenses, plans, arrangements and other documents to which the Bank or any Subsidiary of the Bank is a party or subject and which are or should be disclosed, described, listed on or referred to in the Disclosure Statement.

NOTWITHSTANDING THE FOREGOING, THE BANK DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT.

ARTICLE V

CONDUCT OF THE BANK PRIOR TO CLOSING

Section 5.01. Conduct of Business. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to the terms hereof, the Bank and the Buyer agree (except as expressly contemplated by this Agreement or to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

(a) The Bank will and will cause each Subsidiary of the Bank to carry on their respective businesses in compliance with all applicable Laws (including the Anti-Money Laundering Laws, HOEPA, any applicable truth-in lending Laws, and the Fair and Accurate Credit Transactions Act of 2003) and in, and only in, the Ordinary Course of Business, maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use its Best Efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date. In accordance with its past practice, the Bank shall be permitted to continue to take all actions necessary to prepare for and obtain its Financial Statements as of any date, or for any period ending, after the date hereof, and to continue to take all actions necessary to prepare for filing all required Tax returns and other reports to any Governmental Entity for such period; provided, however, that the Bank will coordinate its efforts with the Buyer and the Buyer’s accountants and other professional advisors to the extent such coordination will not materially delay, hinder or interfere with the preparation of such Financial Statements, Tax returns or reports.

(b) The Bank will, and will cause each Subsidiary of the Bank to, use its Best Efforts to comply promptly with all requirements which any Law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to the Buyer in connection with any such requirements imposed upon any of them in connection with the Merger, including information utilized in the preparation of the Regulatory Applications in connection with the Merger.

(c) The Bank will, and will cause each Subsidiary of the Bank to, use its Best Efforts to obtain (and to cooperate with the Buyer in obtaining) any consent, authorization or approval of, or any exemption by, or provide any notice to, any Governmental Entity required to be obtained or made in connection with the consummation of the transactions contemplated hereby. The Bank will not, nor will it permit any Subsidiary of the Bank to, knowingly or willfully take any action that would adversely affect the ability of the Bank to perform its obligations under this Agreement.

(d)(i) The Buyer acknowledges that the Bank may, except to the extent limited by applicable Law, between the date hereof and the Effective Time, declare and pay regular quarterly dividends on Bank Common Stock in an amount and at such times as are substantially consistent with the Bank’s recent dividend policies and practice; provided, however, in no event shall the payment of such dividends in the aggregate reduce Total Stockholders’ Equity as reflected on the balance sheet of the Bank below $49,164,000 (the “Target Equity”).

(ii) Additionally, subject to Section 5.01(d)(vii) hereof, as of immediately prior to the Effective Time, the Bank may declare and pay a special dividend on Bank Common Stock (the “Special Dividend”), which, together with the amount of any quarterly dividends referred to in subsection (i), above, in the aggregate shall be the total of:

Closing Date Equity (as defined below)

plus	Equity Adjustments (as defined below)

minus	Target Equity

minus	80% of the amount by which Specified Transaction Expenses (as defined below) exceed $2,300,000

(iii) Definitions: As used in this Section 5.01(d):

“Closing Date Equity,” means Total Stockholders’ Equity determined in accordance with GAAP as reflected on a consolidated balance sheet of the Bank prepared as of the close of business on the Business Day immediately preceding the Closing Date; provided, that solely for purposes of this Section 5.01(d), in the event that any Stock Option becomes vested as a result of the transactions contemplated by this Agreement or is exercised between the date hereof and the Closing Date, Closing Date Equity shall be determined by disregarding the effect (including any tax effect) of such vesting and/or exercise on the Bank’s earnings and on its equity accounts (that is, Closing Date Equity shall be determined as though such vesting and/or exercise had not occurred).

“Equity Adjustments” means the amount of any Transaction Expenses (defined below) accrued or paid by the Bank between March 31, 2007 and the close of business on the Business Day immediately preceding the Closing Date, but only to the extent and in the amount that the same have been charged to the Bank’s earnings (net of any income tax benefit reflected in the amount so charged) from and after the date of this Agreement and prior to the close of business on the Business Day immediately preceding the Closing Date.

“Transaction Expenses” means any cost, fee or expense paid or incurred at any time, either directly or indirectly, by the Bank or any of its Subsidiaries (or by their Shareholders, directors, officers, employees or agents, to the extent such expenses are payable by the Bank or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from any transaction or action taken with respect to, or otherwise contemplated by this Agreement or any document contemplated hereby or the negotiation and preparation hereof or thereof, and any other cost for or expense identified as a Transaction Expense herein, including Integration Expenses and Specified Transaction Expenses.

“Integration Expenses” means those expenses incurred by Bank or a Subsidiary of Bank at the written direction of Buyer or one of its Affiliates relating to or arising from (A) payments to cancel or terminate employment contracts; (B) stock appreciation rights or other equity-based compensation arrangements; (C) retention, stay-pay or similar bonus compensation payments and (D) any other compensation expenses relating to or arising out of the transactions contemplated hereby.

“Specified Transaction Expenses” means only the following Transaction Expenses: (A) the costs, fees and expenses of the Bank’s investment bankers in connection with this Agreement and the transactions contemplated herein; (B) the costs, fees and expenses of the Bank’s accountants in connection with this Agreement and the transactions contemplated herein; (C) the costs, fees and expenses of the Bank’s attorneys in connection with this Agreement and the transactions contemplated herein; (D) the items identified as expenses or costs of the Bank or its Subsidiaries in Section 6.02 and 6.03 (other than remediation expenses) hereof; (E) the costs and expenses incurred by the Bank in connection with the Shareholders Meeting (including, without limitation, the cost of printing and mailing the Proxy Statement). For the avoidance of doubt, “Specified Transaction Expenses” does not include Integration Expenses.

(vi) It is understood and agreed that any environmental remediation expenses of the Bank that reduce the Per Share Merger Consideration pursuant to Section 6.03(b) hereof shall not be considered Transaction Expenses for purposes of this Agreement.

(vii) In order to satisfy Section 7.03(h) hereof, if, in the opinion of the Buyer, the payment of the Special Dividend is likely to cause the Bank not to be considered “well capitalized” under Regulation Y, 12 C.F.R. §225.2(r), and the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1831(o), and the applicable regulations promulgated thereunder, the Buyer may deliver written notice of its opinion to the Bank and, in such event, the Bank shall not declare or pay the Special Dividend pursuant to Section 5.01(d)(ii) hereof, but rather the Buyer shall pay the Shareholders a dollar amount equal to the amount of such Special Dividend (the “Alternative Dividend”) that such Shareholder would have received had such Special Dividend been paid by the Bank. The Alternative Dividend shall be paid by the Buyer to the Exchange Agent promptly after the Effective Time. The Exchange Agent shall deliver to each Shareholder such Shareholder’s portion of the Alternative Dividend along with such Shareholder’s shares of Buyer Common Stock payable pursuant to Article II hereof. With respect to any Shareholder who holds a Dissenting Share who does not lose or withdraw such holder’s dissenter’s rights or rights to appraisal, then such Shareholder’s portion of the Alternative Dividend shall be paid to such Shareholder at the conclusion of the dissenter process or as otherwise required by law or ordered by court.

(e) The Bank will not, and will not permit any Subsidiary of the Bank to, sell, lease or otherwise dispose of any assets, except for the Artwork Donation and except otherwise in the Ordinary Course of Business.

(f) The Bank will not, and will not permit any Subsidiary of the Bank to, (i) merge or consolidate with any Person, (ii) purchase the assets of or assume the liabilities of any Person that is outside the Ordinary Course of Business, or (ii) approve, enter into or execute a definitive agreement, letter of intent (either binding or non-binding), term sheet or other understanding relating to an Acquisition Proposal.

(g) The Bank will not, and will not permit any Subsidiary of the Bank to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of the Bank or any Subsidiary of the Bank or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein.

(h) The Bank will not, and will not permit any Subsidiary of the Bank to, incur any indebtedness for money borrowed or issue or sell any debt securities other than by the Bank in the Ordinary Course of Business or consistent with past practices as to inter-Bank borrowings or permit or suffer the imposition of any Encumbrance on any equity securities held by the Bank or by any Subsidiary of the Bank.

(i) The Bank will not, and will not permit any Subsidiary of the Bank to, grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay or agree to pay any bonus (except in accordance with existing policies, plans or agreements) or change of control payment or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such Person, except as contemplated herein.

(j) Except as provided otherwise in this Agreement, neither the Bank nor any Subsidiary of the Bank will enter into renew, amend or terminate any acquisition or divestiture agreement to which the Bank or one of its Subsidiaries is a party or any lease or license with respect to any property, whether real, personal or mixed, any material contract, agreement or commitment or any contract, agreement or commitment which has a term that extends beyond six (6) months after the date hereof or involves the payment by the Bank or any Subsidiary of the Bank of more than $75,000 in the aggregate.

(k) Except as contemplated herein, the Bank will not, and will not permit any Subsidiary of the Bank to, adopt or amend any Bank Benefit Plan or any other collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein or as required by applicable Law.

(l) The Bank will, and will cause each Subsidiary of the Bank to, use its Best Efforts to maintain the respective properties and assets of the Bank and each Subsidiary of the Bank in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance currently in effect, including the insurance of accounts with the FDIC. The Bank will, and will cause each Subsidiary of the Bank to, take all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters which, to the Knowledge of the Bank, could reasonably give rise to a claim prior to the Closing Date.

(m) The Bank will not, and will not permit any Subsidiary of the Bank to (i) amend its Organizational Documents, except as contemplated herein or (iii) abandon or relinquish any charter.

(n) The Bank will not, and will not permit any Subsidiary of the Bank to: (i) enter into, renew or increase any Loan or credit commitment (including letters of credit) to, or invest or agree to invest in, any Person, or modify any of the material provisions of or renew or otherwise extend the maturity date of any existing Loan or credit commitment (collectively, “Lend to”), in an amount equal to or in excess of $2,000,000 or in any amount which, when aggregated with any and all Loans or credit commitments of the Bank and/or any Subsidiary of the Bank to such Person, would be equal to or in excess of $2,000,000; (ii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof and (iii) Lend to any Person if such loan or extension or investment is reasonably likely to be classified by any Governmental Entity or otherwise as “Non-Performing,” “Other Loans of Concern,” “Substandard,” “Doubtful,” “Loss” or similar designation, or reasonably likely to be placed on a “watch list,” “problem loan list,” “renegotiated restructuring list,” “90 day non-accrual list” or similar internal report of the Bank or a Subsidiary of the Bank; provided, however, that in the case of clause (i) above the Bank or a Subsidiary of the Bank may Lend to any Person, notwithstanding the amount of the Loan, in the event (A) the Bank or a Subsidiary of the Bank has delivered to the Buyer a notice of its intention to do so and such information as the Buyer may reasonably require in respect thereof and (B) the Buyer shall not have reasonably objected to the same by giving written or facsimile notice of such objection within two (2) Business Days following the delivery to the Buyer of the notice of intention and information as aforesaid; provided, further, that nothing in this subsection shall prohibit the Bank or a Subsidiary of the Bank from honoring any contractual obligation in existence on the date of this Agreement.

(o) The Bank will not, and will not permit any Subsidiary of the Bank to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $2,000,000.

(p) The Bank will not, and will not permit any Subsidiary of the Bank to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

(q) Except for new products and services that result from a change in services provided to the Bank by a Person not a party to this Agreement, the Bank will not, and will not permit any Subsidiary of the Bank to, change the products or services offered by the Bank or any Subsidiary of the Bank, offer new deposit or lending products or make any material changes to its Website or internet banking activities. The Bank will cause each Subsidiary of the Bank to follow existing deposit procedures, including those relating to the setting of interest rates.

(r) Notwithstanding anything herein to the contrary, the Bank will not, and will not permit any Subsidiary of the Bank to, enter into, increase or renew any Loan or credit commitment (including letters of credit) to any officer or director of the Bank or any Subsidiary of the Bank, any holder of at least five percent (5%) of the equity securities of the Bank or any Subsidiary of the Bank, or any Person controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

(s) The Bank will not, and will not permit any Subsidiary of the Bank to take any action which may have a Material Adverse Effect on the Bank or any of its Subsidiaries, the Buyer, or the Resulting Bank.

(t) The Bank shall promptly advise the Buyer orally and in writing of any event or series of events which creates a Material Adverse Effect on the Bank or any Subsidiary of the Bank or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

(u) The Bank will, and will cause each Subsidiary of the Bank to, use its Best Efforts to cooperate with the Buyer with respect to the planning and implementation of the conversion of the systems of the Bank and its Subsidiaries into the systems of the Buyer or one of its Affiliates which shall be effectuated after the Closing Date.

(v) The Bank will not, and will not permit any Subsidiary of the Bank to, make any grant of exclusive rights to any third party.

(w) The Bank will not, and will not permit any Subsidiary of the Bank to, change any of its accounting principles or procedures, except as required by GAAP or any applicable Law. The Buyer shall be given reasonable advance written notice of any change of the Bank’s or any of its Subsidiary’s accounting principles or procedures required by GAAP or any applicable Law.

(x) The Bank will not, and will not permit any Subsidiary of the Bank to, commit any act or omission which constitutes a breach or default under any contract or agreement, including without limitation any license or lease agreement, to which it is a party or by which it or any of its properties is bound or amend or modify the terms of any such contract or agreement without the prior written consent of the Buyer.

(y) The Bank will not, and will not permit any Subsidiary of the Bank to, make, pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other committee, group, association or organization, other than charitable donations of not more than $10,000, individually, and $100,000, in the aggregate; the foregoing amounts to be exclusive of the Artwork Donation.

(z) The Bank will not, and will not permit any Subsidiary of the Bank to, make any Tax election or take any other action which could adversely affect the Tax liability of the Bank or any Subsidiary of the Bank.

(aa) The Bank will not, and will not permit any Subsidiary of the Bank to, enter into any agreement, whether written or oral, relating to any real property, other than taking of security interests therein in the Ordinary Course of Business, without the prior written consent of the Buyer.

(bb) The Bank will not, and will not permit any of its Subsidiaries to, authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.01.

(cc) The Bank will not, and will not permit any of its Subsidiaries to, settle any Proceeding for any amount in excess of $50,000, or in any manner that would restrict in any material respect the operations of the Bank or any of its Subsidiaries.

Section 5.02. Current Information. During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to the terms hereof, the Bank shall cause one or more of its officers or other appropriate Representatives to confer on a regular and frequent basis, but not less frequently than weekly, with Representatives of the Buyer and to report the general status of the Bank’s and its Subsidiaries’ ongoing operations, including, but not limited to, its Adjusted Consolidated Equity.

Section 5.03. Access to Properties and Records. During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement according to its terms, the Bank shall permit (and the Bank shall cause its Subsidiaries to permit) the Buyer and its authorized Representatives full and complete access to the Bank’s and its Subsidiaries’ respective properties between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day and shall disclose and make available to the Buyer all books, papers and records relating to their assets (including without limitation Loans), stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax Records, minute books of directors’ and Shareholders’ meetings, Organizational Documents, contracts and agreements, filings and correspondence with and notices or other documents from or to any Governmental Entity, accountants’ reports to management, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest. This right of access is, however, subject to the Buyer giving reasonable notice to the Bank of its desire to conduct such due diligence and is further subject to such other reasonable and customary restrictions upon the conduct of such due diligence. No Person shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, Order, or where such access or disclosure would result in the loss of attorney-client privilege or attorney work-product immunity or (unless specifically provided for herein) where such access would unreasonably interfere with or be disruptive to the conduct of business and operations of the Bank and its Subsidiaries. The parties will use their Best Efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished by each party to the other party in connection with transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing such information. Neither the Buyer nor any of its authorized Representatives shall have the right to contact, make inquiries of, or solicit any information from the Bank’s customers, accountants, professionals, advisors, vendors or other parties with whom the Bank has dealings, unless and until the Bank has consented to such contacts and subject to such reasonable restrictions as the Bank may impose.

Section 5.04. No Solicitation. (a) The Bank agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate, knowingly encourage, take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any Acquisition Proposal, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or Representatives) concerning any Acquisition Proposal or enter into any definitive agreement, arrangement or understanding relating to an Acquisition Proposal or requiring the Bank to abandon, terminate or fail to consummate the Merger or any other transaction contemplated hereby, or compensating the Bank or any of its Subsidiaries under any of the instances hereinabove described; provided, however, that prior to the receipt of Shareholder Approval, the Bank or its Representative may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any Person that delivers a bona fide written Acquisition Proposal to the Bank after the date hereof if, but only if, (1) the Board of Directors of the Bank determines (A) in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would be a breach of its fiduciary duties under applicable Law and (B) that such Acquisition Proposal is or would be reasonably likely to result in a Superior Proposal, (2) the Bank has complied in all respects with this Section 5.04 and (3) prior to furnishing any information to such Person, the Bank shall enter into a confidentiality agreement with such Person that is no less restrictive, in any material respect, than the Confidentiality Agreement dated as of an even date herewith by and between the Buyer and the Bank (“Confidentiality Agreement”), and the Bank shall enforce, and shall not waive any of the provisions of any such confidentiality agreement. The Board of Directors of the Bank shall be permitted to withdraw, modify or change in a manner adverse to the Buyer its unanimous recommendation to the Shareholders required under Section 6.04 hereof with respect to a bona fide written Acquisition Proposal if, but only if, (i) after consultation with the Bank’s outside legal counsel, the Board of Directors of the Bank determines in good faith by a majority vote that failing to take such action would be a breach of its fiduciary duties under applicable Law; (ii) the Board of Directors of the Bank has determined in good faith by a majority vote that the Acquisition Proposal is a Superior Proposal; (iii) the Board of Directors of the Bank has given the Buyer three (3) Business Days’ prior written notice of its intention to withdraw, modify or change in a manner adverse to the Buyer its unanimous recommendation to the Shareholders required under Section 6.04 hereof; (iv) the Bank’s Board of Directors has considered any changes to the Per Share Merger Consideration and to this Agreement (if any) proposed by the Buyer; (v) the Bank’s Board of Directors has determined in good faith by a majority vote, after consultation with the Bank’s outside legal counsel and after consultation with Hovde Financial, Inc. (or another financial advisor of nationally recognized reputation), that such Acquisition Proposal remains a Superior Proposal even after the changes proposed by the Buyer; and (vi) the Bank has complied in all respects with this Section 5.04 (provided, that the foregoing shall in no way limit or otherwise affect Buyer’s right to terminate this Agreement pursuant to Section 8.01(b)(iv) hereof). Any such withdrawal, modification or change of the recommendation of the Board of Directors of the Bank shall not change the approval of the Board of Directors of the Bank for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger and the Merger Agreement.

(b) The Bank immediately will cease, and shall cause its Representatives and Subsidiaries and its Subsidiaries’ Representatives to cease, all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of all confidential information regarding the Bank or its Subsidiaries provided to any such Person prior to the date of this Agreement pursuant to the terms of any confidentiality agreements and the Bank shall enforce, and shall not waive, any of the provisions of any such confidentiality agreement.

(c) From and after the execution of this Agreement, the Bank shall promptly advise the Buyer (but in any case within one (1) day of the receipt, directly or indirectly, of any Acquisition Proposal (including a summary of material and significant terms and conditions thereof and the identity of the other Person(s) involved), or its receipt of any request for information from the WDFI Division of Banking or any other Governmental Entity with respect to any Acquisition Proposal, and promptly furnish to the Buyer a copy of any such request for information or written Acquisition Proposal in addition to a copy of any information or documents provided to or by any third party relating thereto. In addition, the Bank shall immediately advise the Buyer, in writing, if the Board of Directors of the Bank shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of Section 5.04(a) hereof.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.01. Confidentiality. (a) The Bank and the Buyer agree that certain information (“Confidential Information”) has been disclosed, will be disclosed, or will be discovered (including, without limitation, through the attendance by a Representative of the Buyer at Bank board of directors and committee meetings as provided in subsection (c) below), concerning the Bank and the Buyer and their respective employees, Representatives, owners, agents, customers, assets and other non-specified items/issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, electronically, on computer disk, or by other means by any Person or any Representative or advisor of the Bank or the Buyer or one or more of their respective Representatives, agents, individuals, entities or interested/non-interested parties containing or based on, the information prepared for the purpose of the discussions and transactions contemplated between the Bank and the Buyer herein. The Bank and the Buyer agree that all the Confidential Information prepared in the course of or for the purpose of the discussions between the Bank and the Buyer and the consummation of the transactions contemplated herein shall not be used by the Buyer or the Bank or their respective Representatives or Affiliates in any manner whatsoever or for any purpose (including, without limitation, to compete with the other or otherwise to the detriment of the other) unless specified herein or agreed to in writing by the parties. The Buyer and the Bank will each keep confidential all such information in accordance and subject to the terms of the Confidentiality Agreement. In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. No investigation by the Buyer or the Bank shall affect the representations, warranties or covenants of the other and each such representation, warranty and covenants shall survive any such investigation.

(b) Notwithstanding anything else herein to the contrary, any party to this Agreement (and any Representative or Affiliate) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Merger and all materials of any kind (including opinions or other Tax analyses) that are provided to such other party relating to such Tax treatment and Tax structure and the Buyer may disclose any Confidential Information that is reasonably required to be disclosed in the F-4 in the F-4; provided, however, that such disclosure may not be made until the earlier of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of an agreement to enter into the Merger.

(c) Commencing as of August 1, 2007, and subject to Section 6.01(a) hereof, the Bank shall allow a Representative of the Buyer to attend as an observer all meetings of the board of directors and committees of the board of directors of the Bank and any Subsidiary of the Bank and any meeting of the loan committee and asset liability management committee of the Bank or any Subsidiary of the Bank, other than such meetings or portions of such meetings that are designated for the discussion of the terms of or compliance with this Agreement. The Bank shall give reasonable notice to the Buyer of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Bank shall provide to the Buyer all information provided to the directors on all such boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of the Bank or any Subsidiary of the Bank, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that the Buyer’s Representative will not have any voting rights with respect to matters discussed at these meetings and that the Buyer is not managing the business or affairs of the Bank or any Subsidiary of the Bank. All information obtained by the Buyer at these meetings shall be treated in confidence as provided in Section 6.01(a) hereof. Notwithstanding the foregoing, the Buyer shall not be permitted to attend any portion of a meeting and the Bank shall not be required to provide the Buyer with any materials, in violation of applicable Law or that relates to an Acquisition Proposal, or that involve matters protected by the attorney-client privilege.

Section 6.02. Title Insurance and Surveys. (a) As soon as practicable after the date hereof (but in any event within thirty (30) days of the date hereof), the Bank shall obtain and deliver to the Buyer, with respect to the real property owned by the Bank or one of its Subsidiaries listed on Schedule 6.02 of the Disclosure Statement (“Owned Real Property” but, for the avoidance of doubt, excluding OREO) and the real property leased by the Bank or one of its Subsidiaries listed on Schedule 6.02 of the Disclosure Statement (“Leased Real Property”):

(i)(A) with respect to Owned Real Property, a commitment for an ALTA 2006 Owner’s Form B title insurance policy issued on a date subsequent to the date hereof by Chicago Title Insurance Bank (the “Title Insurer”), insuring the fee simple title of the Bank or one of its Subsidiaries, as applicable, in the Owned Real Property, including any easements appurtenant thereto, in an amount determined by Buyer in the reasonable exercise of its discretion, with all endorsements reasonably required by the Buyer, which shall include (1) an extended coverage endorsement guaranteeing over all general or standard exceptions customarily contained in an ALTA 2006 Owners Form B title insurance policy and (2) an ALTA Endorsement 3.1 (Zoning Complete Structure) as amended to include parking and drive-through facilities, if any, (3) access endorsement, (4) tax parcel endorsement, (5) survey accuracy endorsement, and (6) 9.2 Owner’s Comprehensive endorsement (each, an “Owned Property Title Commitment”), and (B) with respect to Leased Real Property, a commitment for an ALTA 2006 Leasehold Owner’s title insurance policy issued on a date subsequent to the date hereof by the Title Insurer, insuring the leasehold interest of the Bank or one of its Subsidiaries, as applicable, in the Leased Real Property in an amount equal to the greater of the value of such Leased Real Property as shown on the Bank’s or its Subsidiaries’, as applicable, books and records or the fair market value of such Leased Real Property (including the value of any improvements owned by the Bank, if any), with all endorsements reasonably required by the Buyer, which shall include (1) an extended coverage endorsement guaranteeing over all general or standard exceptions customarily contained in an ALTA 2006 Leasehold Owners title insurance policy, (2) an ALTA Endorsement 3.1 (Zoning Complete Structure) as amended to include parking and drive-through facilities, if any, (3) access endorsement, (4) tax parcel endorsement, (5) survey accuracy endorsement, and (6) 9.2 Owner’s Comprehensive endorsement (if applicable) (each, a “Leased Property Title Commitment”);

(ii) legible copies of all documents cited, raised as exceptions or noted in the Owned Property Title Commitment or the Leased Property Title Commitment, as applicable, or the Survey (as defined below) to the extent reasonably available (the “Title Documents”); and

(iii) a survey prepared in accordance with current ALTA/ACSM land survey standards by a registered land surveyor acceptable to the Buyer and licensed in the state in which the Owned Real Property or the Leased Real Property, as applicable, is located (the “Surveyor”), certified in favor of the Buyer or one of its Affiliates (as directed by the Buyer or its Representatives) as of a date subsequent to the date hereof and showing with respect to such Owned Real Property or Leased Real Property, as applicable: (A) the legal description; (B) all buildings, structures, improvements, manholes and utility lines in, on, over or under the Owned Real Property or Leased Real Property, as applicable and all “setback” lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (C) all encroachments, if any, upon such parcel by buildings, structures, improvements or easements; (D) access to such parcel from a public street; (E) all easements of record affecting the use of such parcel or the improvements located thereon; (F) the flood plain in which such real estate is located, if any, (G) the applicable zoning; (H) the number of parking spaces located thereon, and (1) certifying the number of square feet (or the number of acres to not less than two decimal places) (each, a “Survey”).

(b) With respect to each Owned Real Property and Bank Leased Real Property, the Buyer shall a have a period of twenty (20) Business Days from its receipt of each Owned Property Title Commitment or Leased Property Title Commitment, as applicable, Survey and Title Documents with respect to such Owned Real Property or Leased Real Property, as applicable, in which to review such Owned Property Title Commitment or Leased Property Title Commitment, as applicable, Survey and Title Documents and to deliver to the Bank, at the Buyer’s election, notice of any objections thereto with respect to matters that would, in the Buyer’s reasonable opinion, materially adversely affect the Buyer’s use and ownership of, or the marketability of, the Owned Real Property or the Leased Real Property, as applicable (each a “Buyer’s Objection Notice”). The Bank shall, and shall cause its Subsidiaries, to promptly cure all objections relating to all Buyer’s Objection Notices.

(c) Bank shall use its Best Efforts to cooperate with Buyer to secure from the Title Insurer an irrevocable commitment to issue (i) an ALTA 2006 Owner’s Form B title insurance policy, based on the applicable Owned Property Title Commitment, dated as of the Closing Date, with respect to each Owned Real Property, insuring the fee simple estate of the Bank or one of its Subsidiaries in each such Owned Real Property in an amount not less than the amount of the Owned Property Title Commitment related thereto, subject only to (A) Permitted Encumbrances; (B) Encumbrances that do not adversely affect in any material respect the use and ownership of, or the marketability of, the Owned Real Property, (C) such other matters that were disclosed in the applicable Owned Property Title Commitment and that were approved in writing by the Buyer; and (D) matters over which the Title Insurer has committed in writing to insure (each a “Owned Property Title Policy”); and (ii) an ALTA 2006 Leasehold Owner’s title insurance policy, based on the applicable Leased Property Title Commitment, dated as of the Closing Date, with respect to each Leased Real Property, insuring the Leasehold interest of the Bank or one of its Subsidiaries in each such Leased Real Property in an amount not less than the amount of the Leased Property Title Commitment related thereto, subject only to (A) Permitted Encumbrances; (B) Encumbrances that do not adversely affect in any material respect the Buyer’s use and ownership of, or the marketability of, the Bank Leased Real Property; (C) such other matters that were disclosed in the applicable Leased Property Title Commitment and that were approved in writing by the Buyer; and (D) matters over which the Title Insurer has committed in writing to insure (each a “Leased Property Title Policy”).

(d) All of the costs, fees and expenses associated with obtaining and delivering the Owned Property Title Commitments, Leased Property Title Commitments, Title Documents, Surveys, Owned Property Title Policies and Leased Property Title Policies pursuant to this Section 6.02 shall constitute Transaction Expenses for purposes of Section 5.01(d) hereof, but no Transaction Expense Generator Estimate under Section 4.36 hereof shall be required with respect thereto. Further, in the event that this Agreement is terminated prior to and without consummation of the transactions contemplated hereby (other than a termination by Buyer under Section 8.01(b)(ii), (iii) or (iv) hereof), Buyer shall reimburse the Bank for all such costs, fees and expenses paid by the Bank (which reimbursement shall offset the amounts due and owing from Bank to Buyer hereunder, if any).

(e) Each title search, title commitment, endorsement, survey and other document delivered to Buyer pursuant to this Section 6.02 shall be deemed to be part of a Supplemental Disclosure Statement delivered to Buyer in satisfaction of the requirements of Section 6.11(b) in respect of the matters disclosed therein.

Section 6.03. Environmental Reports. (a) As soon as reasonably practicable after the date hereof, the Buyer may engage, or cause to be engaged, at its own cost and expense, an environmental consultant or contractor to conduct a preliminary environmental assessment (“Phase I”) of any real properties (including the improvements thereto) owned or leased by the Bank or its Subsidiaries (including for the avoidance of doubt OREO) that the Buyer deems appropriate or desirable (such determination to be made by the Buyer in its sole discretion) to, among other things, investigate the possible presence of an Environmental Condition. No Phase I may include any testing or sampling of any property or the improvements located thereon. With respect to each such property on which a Phase I is performed (each, a “Phase I Property”), the Buyer shall a have a period of ten (10) Business Days from its receipt of the complete Phase I report (each, a “Phase I Review Period”) in which to review and examine such Phase I report and, if in the reasonable opinion of the Buyer, any Environmental Condition is found, suspected or tends to be indicated by such Phase I report, to deliver to the Bank, at the Buyer’s election, notice of such Environmental Condition (each, a “Phase II Notice”). Upon the Bank’s receipt of a Phase II Notice, the Bank shall promptly engage, or cause to be engaged, at the Bank’s cost and expense, an environmental consultant or contractor acceptable to the Buyer to perform a physical examination and investigation of each Environmental Condition listed on the Phase II Notice (each, a “Phase II”). The fees and expenses of the consultant or contractor with respect to the Phase II shall be paid by the Bank. The subject, scope, manner and method of any Phase II will be subject to the Buyer’s prior review and reasonable approval. At all times the Buyer shall have access to all field data, analytical data and analytical results obtained or generated in connection with a Phase II. Upon the Bank’s receipt of a final written report with respect to a Phase II, the Bank shall promptly deliver to the Buyer a copy of such Phase II report and all written reports, analytical data, correspondence, notices or other materials relating thereto (collectively, each a “Phase II Report”).

(b)(i) Except in the case of the West Bend Property (to which subsection (ii) below shall apply), in the event a Phase II Report confirms the presence of an Environmental Condition with respect to a Phase I Property, the Bank shall promptly obtain (but in any case within a reasonable time prior to the Closing Date), at the Bank’s cost and expense, from the environmental consultants or contractors that performed the Phase II on such Phase I Property, a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary in order to remediate, cleanup, abate and restore such Environmental Condition in all respects (a “Remediation Estimate”). The Bank shall cause all Remediation Estimates to be updated through the Closing Date as needed. An amount equal to the sum of all Remediation Estimates up to but not in excess of $5,000,000 divided by the total issued and outstanding shares of Bank Common Stock immediately prior to the Effective Time shall be deducted from the Per Share Merger Consideration prior to the Closing.

(ii) In the case of the West Bend Property, in lieu of the procedures in subsection (i), the Bank shall promptly obtain, at the Bank’s cost and expense, from an environmental consultant or contractor mutually satisfactory to the parties, a Remediation Estimate for the West Bend Property (the “West Bend Remediation Estimate”). The basis for the West Bend Remediation Estimate shall be information regarding known environmental conditions previously disclosed to the Buyer by the Bank, as well as any additional data, sampling or information reasonably deemed necessary by the Buyer. Prior to Closing, the Bank will use its Best Efforts, and the Buyer will reasonably cooperate, to obtain a commitment, to the reasonable satisfaction of the Buyer, from the West Bend Redevelopment Authority or the City of West Bend to perform, or reimburse the costs of, all or some portion of the cleanup outlined in the Remediation Estimate in a timely manner consistent with the development of the West Bend Property as a branch bank. In the event that such commitment is obtained, an amount equal to the difference between (A) 50% the West Bend Remediation Estimate up to $100,000 plus 100% of the West Bend Remediation Estimate in excess of $100,000 and (B) the amount (or value of the work) committed by the West Bend Redevelopment Authority and the City of West Bend shall be divided by the total issued and outstanding shares of Bank Common

Stock and the resulting sum shall be deducted from the Per Share Merger Consideration. In the event that the Bank is unsuccessful in obtaining such commitment from the West Bend Redevelopment Authority or the City of West Bend, an amount equal to 50% the West Bend Remediation Estimate up to $100,000 plus 100% of the West Bend Remediation Estimate in excess of $100,000 shall be divided by the total issued and outstanding shares of Bank Common Stock and the resulting sum shall be deducted from the Per Share Merger Consideration. The Buyer shall also be responsible for 50% of the West Bend Remediation Estimate up to $100,000. The Bank shall cause the West Bend Remediation Estimate to be updated through the Closing Date as needed.

(c) Each Phase I, Phase II, or other report delivered to Buyer pursuant to this Section 6.03 shall be deemed to be part of a Supplemental Disclosure Statement delivered to Buyer in satisfaction of the requirements of Section 6.11(b) in respect of the matters disclosed therein.

Section 6.04. Shareholders Meeting; Board of Directors Recommendation. (a) As soon as reasonably practicable after the date hereof, the Bank shall cause a special meeting of the Shareholders of the Bank to be called and held in accordance with all applicable Law and the Organizational Documents of the Bank (the “Shareholders Meeting”) for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) as required by applicable Law (including, for the avoidance of doubt, the WBL). Subject to the provisions hereof, (i) the Board of Directors of the Bank will not condition its submission of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) to the Shareholders on any basis not specifically provided for herein and (ii) the Bank shall use its Best Efforts to obtain Shareholder Approval.

(b) Neither the Board of Directors of the Bank nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the unanimous approval, adoption or recommendation by such Board of Directors or such committee of this Agreement or any transaction contemplated hereby (including the Merger and the Merger Agreement), except as provided in Section 5.04 hereof. Subject to the requirements of applicable Law, nothing contained in this Agreement shall limit the Bank’s obligation to hold and convene the Shareholders Meeting and to take a vote of the Shareholders for the purpose of obtaining Shareholder Approval (regardless of whether the unanimous recommendation of the Board of Directors of the Bank shall have been withdrawn or modified).

Section 6.05. Proxy Statement. (a) As promptly as reasonably practicable following the date of this Agreement (but in any case within thirty (30) days of the date of this Agreement), the Bank shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Shareholders Meeting to be held to consider the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement). The Bank shall include, except to the extent permitted by Sections 5.04 and 6.04 hereof, this Agreement, the unanimous recommendation by the Board of Directors of the Bank of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement). The Proxy Statement shall contain such narrative and financial disclosures as may be necessary in accordance with Form F-4 and the Securities Act.

(b) The Buyer covenants and agrees that none of the information provided by it with respect to Buyer or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Bank and the Buyer shall cooperate and consult with each other in preparation of the Proxy Statement and the Bank will provide the Buyer a reasonable opportunity for review and comment on the Proxy Statement prior to mailing the same to its Shareholders, and the Proxy Statement shall be mutually satisfactory to the Buyer and the Bank.

(d) As promptly as reasonably practicable after the Proxy Statement has been approved by the Bank and the Buyer, but after the F-4 has been declared effective by the SEC, the Bank shall mail a Notice of Meeting and the Proxy Statement to the holders of Bank Common Stock and, unless the Board of Directors of the Bank withdraws or modifies its unanimous recommendation in accordance with Sections 5.04 and 6.04 hereof, shall use its Best Efforts to solicit proxies and votes in favor of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement). If at any time prior to the Effective Time any event or circumstance relating to the Bank or the Buyer or any of either the Bank or Buyer’s Subsidiaries, or their respective officers or directors, should be discovered by the Bank or the Buyer, such party shall promptly inform the other. Each of the Buyer and the Bank agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

Section 6.06. Public Disclosure. The Buyer and the Bank will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to obtaining the consent of the other except as may be required by Law or unless such press release or public statement is materially consistent with a press release or public statement previously consented to by the other party.

Section 6.07. Legal Requirements. Except as otherwise provided herein, the Buyer and the Bank will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including obtaining all consents from any third party required to fully effect the transactions contemplated by this Agreement and furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly and reasonably cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity and any other such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.08. FIRPTA. At or prior to the Closing, the Bank shall provide to the Buyer the certification described in Treasury Regulation Section 1.897-2(g)(1)(ii) and, if requested by the Buyer, shall deliver to the IRS a notice that no share of Bank Common Stock is a “U.S. Real Property Interest” as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 6.09. Best Efforts and Further Assurances. Subject to the respective rights and obligations of the Buyer and the Bank under this Agreement, each of the parties to this Agreement will use its Best Efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other documents or instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 6.10. Director and Officer Indemnification and Liability Coverage. (a) The Buyer agrees to provide to or cause to be provided to each of the directors and officers of the Bank after the Closing Date substantially the same coverage against personal liability for actions taken after the Closing Date as is provided to directors and officers of the Resulting Bank. The Buyer further agrees to cause the Bank, or its successor in interest, for a period of six (6) years after the Closing Date to indemnify the current and past directors and officers of the Bank for all actions taken by them prior to the Closing Date in their respective capacities as directors and officers of the Bank to the same extent as the indemnification provided by the Bank to such directors and officers immediately prior to the Closing Date, but with respect to those Persons who serve the Bank prior to Closing in capacities in addition to those of a director or officer, only to the extent that other directors and officers are so indemnified and subject, in all cases, to all defenses the Bank (or its successor-in-interest) may have in such case.

(b) The Buyer agrees that for a period of six (6) years after the Closing Date, the Buyer shall cause to be maintained in effect the Bank’s current policies (as in effect on the Closing Date) of directors’ and officers’ liability insurance maintained by the Bank with respect to actions and omissions occurring on or prior to the Closing Date, subject to the following conditions:

(i) The Bank’s current directors’ and officers’ liability insurer shall agree to maintain such coverage from and after the Closing Date. In the event such insurer terminates or declines to continue such coverage after the Closing Date, the Buyer shall use its commercially reasonable efforts, with the cooperation of the former directors and officers of the Bank, to identify and obtain or cause to be obtained similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Buyer shall obtain or cause to be obtained the best coverage available, in the reasonable judgment of the Buyer, for a cost up to but not exceeding the Maximum Amount.

(ii) The Buyer may substitute or cause to be obtained therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous.

(iii) In no event shall the Buyer be obligated to expend or cause to be expended, in order to maintain or provide insurance coverage pursuant to this Section 6.11(b), any amount, in aggregate, in excess of $200,000 (the “Maximum Amount”).

(iv) Prior to the Closing Date, the Bank shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or Threatened Proceedings asserted or claimed against any officer or director of the Bank, or circumstances likely to give rise thereto to the extent known by the Bank, in accordance with the terms and conditions of the applicable policies.

(v) When the amount of the aggregate premiums paid to maintain or procure such insurance coverage exceeds the Maximum Amount, then, notwithstanding any other provision contained herein, the Buyer’s obligations under this Section 6.10(b) shall cease.

(vi) The Bank and its directors and officers shall use reasonable and diligent efforts to cooperate with the Buyer in obtaining the above-described insurance coverages.

Section 6.11. Notification of Certain Other Matters. (a) Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any respect after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any respect as of such specific date; (ii) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (iii) any event or series of events which creates a Material Adverse Effect.

(b) From time to time on or prior to the Closing Date, the Bank shall promptly, after it becomes aware, supplement or amend any of its representations and warranties contained in Article IV hereto relating to the period after the date hereof by delivering a supplemental Disclosure Statement (“Supplemental Disclosure Statement”) to the Buyer with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement inaccurate or incomplete; provided, however, that Supplemental Disclosure Schedules under subsections (a)(i), (b)(i) or (x) of Section 4.24 shall not be required to be supplemented or amended more than one time in any fourteen day period other than the fourteen day period prior to Closing. The information contained in any such Supplemental Disclosure Statement shall not be deemed to have modified any of the representations and warranties of the Bank contained in Article IV hereof, unless it is accepted in writing or deemed accepted by the Buyer. For purposes of this Section 6.11(b), a Supplemental Disclosure Statement shall be deemed accepted by the Buyer, if the Buyer fails to give written notice of the rejection of such Supplemental Disclosure Statement to Bank within ten (10) Business Days of receipt by the Buyer of such Supplemental Disclosure Statement.

(c) The Buyer shall promptly advise the Bank orally and in writing of any event or series of events which creates a Material Adverse Effect on the Buyer or any Subsidiary of the Buyer or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

Section 6.12. Regulatory Applications. The Buyer shall use its reasonable efforts to file within forty-five (45) days from the date hereof all applications, notices, requests for authorization or other documents with the appropriate federal, state or foreign bank regulatory authorities, including, OSFI, FDIC, the Federal Reserve Board, the OCC and the WDFI Division of Banking, necessary to consummate the transactions contemplated by this Agreement, including, but not limited to, the Merger (the “Regulatory Applications”). The Bank shall cooperate and assist (and shall cause each Subsidiary of the Bank to cooperate and assist) with the Buyer in all respects with respect to the preparation and filing of all Regulatory Applications. The Buyer shall use reasonable efforts to respond as promptly as practicable to all inquiries received concerning the Regulatory Applications and to satisfy all conditions that may be required for the approval or authorization of the Regulatory Applications; provided, however, that the Buyer shall have no obligation to accept non-standard conditions or restrictions with respect to the approval or authorization of the Regulatory Applications if it shall reasonably be determined by the Buyer in its sole discretion that such conditions or restrictions would create a Material Adverse Effect with respect to the Bank, the Resulting Bank or the Buyer or lessen the benefits of the transactions contemplated by this Agreement. In the event of an adverse or unfavorable determination by any Governmental Entity, or in the event the Merger is challenged or opposed by any Proceeding, whether by the United States Department of Justice or otherwise, the determination of whether or to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made solely by the Buyer in its sole discretion. The Buyer shall deliver a final copy of the public portions of all Regulatory Applications containing information applicable to the Bank or a Subsidiary of the Bank to the Bank promptly after such applications are filed with the appropriate Governmental Entity. The Buyer shall advise the Bank periodically of the status of the Regulatory Applications upon request.

Section 6.13. Control of the Bank’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Bank or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Bank shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14. Employee Benefits. (a) The Bank shall take all action necessary to terminate any retirement plan or any other Bank Qualified Plan (collectively, the “Termination Plans”) as of immediately prior to the Effective Time. Prior to the Closing Date, the Bank shall be permitted to make such changes to any Termination Plan as it deems appropriate to carry out the provisions of this Section 6.14. As soon as reasonably practicable after receipt of a favorable determination letter from the IRS with respect to the termination of any Termination Plan, the Buyer shall cause the assets of such Termination Plan to be distributed to the participants or beneficiaries thereof or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of the Buyer, if approved by the Buyer, in which the individual is then participating).

(b) Prior to the Effective Time, the Bank and its Subsidiaries will accrue as liabilities all payments, contributions and expenses incurred or required to be made prior to the Effective Time pursuant to any Bank Benefit Plan.

(c) Each employee of the Bank or a Subsidiary of the Bank that is employed by the Resulting Bank, the Buyer or a Subsidiary or Affiliate of the Buyer after the Closing (each, a “Continuing Employee”) shall receive credit for the time he or she was employed dating to their most recent hire date by the Bank or a Subsidiary of the Bank prior to the Closing Date; provided, however, a Continuing Employee shall not receive credit for the time he or she was employed by the Bank or a Subsidiary of the Bank prior to the Closing Date for purposes of determining benefit service or benefit accrual under the defined benefit retirement plans and retiree health plans of the Buyer or a Subsidiary or Affiliate of the Buyer in which such Continuing Employee is entitled to participate after the Closing Date. After the Closing Date, neither the Buyer nor any Subsidiary nor Affiliate of the Buyer shall impose and they shall cause to be waived, except with respect to short and long term disability coverage for Continuing Employees who have been employed by the Bank or a Subsidiary of the Bank for less than six (6) months prior to the Closing Date, any eligibility waiting period or pre-existing condition limitation or exclusion for any health benefit or other insurance or insurance-type plan in which any Continuing Employee (or the spouse or eligible dependent of any Continuing Employee) is entitled to participate and, to the extent that the initial period of coverage for any Continuing Employees under any self-insured medical health benefit plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, such Continuing Employees shall be given credit under the applicable self-insured medical health benefit plan for any deductibles by such Continuing Employees under the Bank medical health benefit plan during the balance of such 12-month period of coverage. After the Closing Date, Continuing Employees shall be eligible to participate in the employee benefit plans of the Buyer or any Subsidiary or Affiliate of the Buyer subject to and on a basis consistent with the terms, conditions, and overall administration of such plans applicable to similarly situated employees.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Bank, the Buyer, the Interim Bank, the Resulting Corporation, or any of their respective Subsidiaries, take any action or make any payments that would result, either individually or in the aggregate, in the payment of a “parachute payment” within the meaning of Code Section 280G or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Code Section 162(m). The Bank and the Buyer shall use commercially reasonable efforts to resolve matters relating to any of the foregoing.

(e) No provision of this Section 6.14 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Bank or any of its Subsidiaries in respect of continued employment (or resumed employment) with the Buyer or any of its Affiliates and no provision of this Section 6.14 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Affiliates. Neither this Agreement nor any provision hereof shall be construed as amending any employee benefit plan or employee program or arrangement or shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans, programs or arrangements of the Buyer or any of its Affiliates.

(f) Prior to making any written communications to the employees of the Bank or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Bank shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and the Buyer and the Bank shall cooperate in providing any such mutually agreeable communication.

(g) In addition to the foregoing, the Buyer agrees to the provisions of Exhibit 6.14(g) hereto with respect to the specific employee matters set forth therein

(h) As soon as practicable after the date hereof (but in any event within a reasonable time prior to the giving of notice of the Shareholders Meeting in accordance with applicable Law), the Bank shall take all action necessary to amend its 401(k) plan (including either or both of its Defined Contribution Prototype Plan and Trust and the related Adoption Agreement dated November 11, 2002) to provide: (i) that the participants will be entitled to direct the 401(k) plan trustee(s) to vote the shares of Bank Common Stock allocated to their accounts at the Shareholders Meeting on the issue of whether to approve this Agreement and the transactions contemplated hereby (including without limitation the Merger and the Merger Agreement) and (ii) that (A) the shares of Bank Common Stock held by the 401(k) plan but unallocated to participant accounts (if any) and (B) the shares of Bank Common Stock allocated to individual accounts of participants in the 401(k) plan for which such participants do not provide timely voting instructions with respect thereto shall be voted by the plan fiduciaries in the same proportion (“FOR” or “AGAINST” this Agreement and the transactions contemplated hereby (including without limitation the Merger and the Merger Agreement)) as those shares for which participants provided timely voting instructions:

Section 6.15. Third Party Consents and Notices. As soon as practicable following the date hereof, the Bank shall use its Best Efforts to provide any notice to, and to obtain all consents, waivers and approvals from, any Person required to be made or obtained under any contract, agreement or other instrument to which the Bank or any of its Subsidiaries or Affiliates is a party as a result of the consummation of the transactions contemplated hereby (“Third Party Consents and Notices”), and the Buyer shall cooperate with the Bank in connection therewith as reasonably requested.

Section 6.16. Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time and to the extent permitted by applicable Law, the Bank will deliver to the Buyer any and all reports filed with the FDIC, the Federal Reserve Board, the WDFI Division of Banking and any other Governmental Entity within three (3) Business Days of the filing of any such report.

Section 6.17. Tax Treatment and Tax Certificates. (a) Each of the Buyer and the Bank shall use reasonable Best Efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Section 7.01(f), including, without limitation, forbearing from taking any action that would cause the Merger to not qualify as a reorganization under the provisions of Section 368(a) of the Code.

(b) Each of the Buyer and the Bank shall cooperate with each other in obtaining opinions of Chapman and Cutler LLP, counsel to the Buyer, and Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, counsel to the Bank, dated as of the Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of the Buyer and the Bank shall deliver to Chapman and Cutler LLP and Whyte Hirschboeck Dudek S.C. customary representation letters in form and substance reasonably satisfactory to such counsel and the Bank shall obtain any representation letters from appropriate Bank Shareholders and shall deliver any such letters to Chapman and Cutler LLP and Whyte Hirschboeck Dudek S.C.

Section 6.18. Securities Matters. (a) As promptly as practicable after the date of this Agreement, the Buyer will prepare and file with the SEC a registration statement on Form F-4 under the Securities Act, in which the Proxy Statement will be included as a prospectus, with respect to the Buyer Common Stock to be issued in connection with the Merger (the “F-4”). Each of the Buyer and the Bank shall use reasonable efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after its filing with the SEC. The Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of the Buyer Common Stock in the Merger and the Bank shall furnish all information concerning the Bank and its Subsidiaries and the holders of the Bank Common Stock as may be reasonably requested in connection with any such action.

(b) The Buyer shall take such actions as are reasonably required to cause the Buyer Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange prior to Closing.

(c) The Buyer and the Bank will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made.

Section 6.19. Affiliate Letters. Not later than the 15th day before the mailing of the Proxy Statement, the Bank will deliver to the Buyer a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Shareholders Meeting, deemed to be an “affiliate” of the Bank (each, a “Bank Affiliate”) as that term is used in Rule 145 under the Securities Act. The Bank will use its Best Efforts to cause each person who may be deemed to be a Bank Affiliate to execute and deliver to the Bank and the Buyer on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Exhibit 6.19 (each an “Affiliate Letter”).

Section 6.20. Special Dividend Determination. At least five (5) days prior to Closing, the Bank shall prepare and deliver to the Buyer the Bank’s draft determination of the amount of the Special Dividend payable pursuant to Section 5.01(d) hereof (the “Special Dividend Determination”). The Bank shall make all records and data relied upon by the Bank and its Representatives for the Special Dividend Determination available to the Buyer and its Representatives upon request. In the event that the Buyer notifies the Bank that it disputes the Special Dividend Determination, the Buyer and the Bank shall promptly meet thereafter and use their Best Efforts to resolve such dispute.

ARTICLE VII

CONDITIONS

Section 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date that:

(a) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, including the Merger.

(b) All Governmental Approvals shall have been received and shall be satisfactory to the Buyer in accordance with Section 6.12 hereof and all required waiting periods shall have expired.

(c) Shareholder Approval shall have been received.

(d) The Cross-Option Agreement shall have been terminated.

(e) The F-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

(f) The Buyer Common Stock to be issued in the Merger pursuant to this Agreement will have been accepted for listing on the New York Stock Exchange and the Toronto Stock Exchange, and freely tradable in the United States and Canada.

(g) The Buyer and the Bank shall have received the opinion of their respective tax counsel, Chapman and Cutler LLP and Whyte Hirschboeck Dudek S.C., respectively, in form and substance reasonably satisfactory to the Buyer and the Bank, dated as of the Closing, substantially to the effect that on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of the Bank, the Buyer, the Interim Bank and others, reasonably satisfactory in form and substance to such counsel.

(h) The Fairness Opinion shall not have been amended, modified or withdrawn in any manner without the written consent of both the Bank and the Buyer, and the Fairness Opinion, together with a summary thereof, shall have been included in the Bank’s Proxy Statement.

(i) The Buyer and the Bank shall have agreed upon the amount of the Per Share Merger Consideration.

(j) The Buyer and the Bank shall have agreed upon the amount of the Special Dividend or the Alternative Dividend, as the case may be.

Section 7.02. Additional Conditions to Obligations of the Bank. The obligation of the Bank to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Bank:

(a) The representations and warranties of the Buyer contained in Article III of this Agreement shall be true and correct as of the date of this Agreement and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Closing as though made on and as of such time; provided, however, for purposes of this Section, such representations and warranties shall be deemed to be so true and correct as of immediately prior to the Closing unless the failure or failures of all such representations and warranties to be so true and correct either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, create a Material Adverse Effect with respect to the Buyer.

(b) Each of the Buyer shall have performed in all material respects all of their respective obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) The Bank shall have received a certificate signed by duly authorized officers of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(d) The Bank shall have received the opinion of Chapman and Cutler LLP, counsel to the Buyer and the Interim Bank, dated the day of the Effective Time, addressed to the Bank substantially to the effect set forth in Exhibit 7.02(d).

(e) The Bank shall have received the opinion of Osler, Hoskin & Harcourt LLP, dated the day of the Effective Time, addressed to the Bank substantially to the effect set forth in Exhibit 7.02(e).

Section 7.03. Additional Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a) The representations and warranties of the Bank contained in Sections 4.01, 4.02, 4.03, 4.04, 4.31(a), 4.31(b) and 4.32 of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Closing as though made on and as of such time without regard to any additions, deletions or other modifications to the Disclosure Statement that may be included in any Supplemental Disclosure Statement unless such additions, deletions or other modifications were accepted or deemed accepted by the Buyer pursuant to Section 6.11(b) hereof. All other representations and warranties of the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Closing as though made on and as of such time without regard to any additions, deletions or other modifications to any Schedule of the Disclosure Statement included in any Supplemental Disclosure Statement unless such additions, deletions or other modifications were accepted or deemed accepted by the Buyer pursuant to Section 6.11(b) hereof; provided, however, for purposes of this Section, such other representations and warranties shall be deemed to be so true and correct as of immediately prior to the Closing unless the failure or failures of all such other representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such other representations or warranties, creates a Material Adverse Effect with respect to the Bank.

(b) The Bank shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Since the date hereof, no Material Adverse Effect with respect to the Bank shall have occurred.

(d) The Buyer shall have received proof satisfactory to it that all Transaction Expenses (other than Integration Expenses) have either been paid or accrued as liabilities of the Bank or one of its Subsidiaries prior to the close of business on the Business Day immediately preceding the Closing Date (subject to the provisions of Section 5.01(d)).

(e) If as of the Closing Date, the Bank or any Subsidiary of the Bank is a party to any agreement with, or directive or Order issued by, the Federal Reserve Board, the FDIC, the OCC, the WDFI or any other Governmental Entity, which in the Buyer’s reasonable determination imposes any restrictions or requirements with respect to the conduct of the Bank’s or a Subsidiary of the Bank’s business, the Buyer shall have received written confirmation from each Governmental Entity which has entered into such an agreement with the Bank or a Subsidiary of the Bank or which has issued such a directive or Order, in form and substance reasonably satisfactory to the Buyer, to the effect that such agreement, directive or Order will not be binding, in any way, on the Bank, a Subsidiary of the Bank, the Resulting Bank, the Buyer or any Subsidiary of the Buyer or an Affiliate thereof following the Closing Date.

(f) The Buyer shall have received the resignations, effective as of the Effective Time, of certain officers and certain members of the board of directors of the Bank and certain members of the board of directors of each Subsidiary of the Bank, all of which are set forth on Schedule 7.03(f) hereto.

(g) The total stockholders equity of the Bank as of the close of business on the Business Day immediately preceding the Closing Date shall not be less than the March 31 Equity, and Buyer shall have received proof of the same which reasonably reflects the calculation of the total stockholders equity as of such date and the work papers related thereto.

(h) At the Closing, the Bank shall be considered “well capitalized” under Regulation Y, 12 C.F.R. §225.2(r), and the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1831(o), and the applicable regulations promulgated thereunder.

(i) At the Closing, the Bank shall not have a CRA rating of less than “satisfactory.”

(j) Each Phase I Review Period shall have expired, each Phase II required to be performed pursuant to Section 6.03(a) hereof shall have been performed and each Remediation Estimate required to be obtained pursuant to Section 6.03(b) hereof shall have been obtained and deducted from the Per Share Merger Consideration in accordance with Section 6.03(b) hereof.

(k) The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the issued and outstanding shares of Bank Common Stock immediately prior to the Closing.

(l) All Third Party Consents and Notices shall have been given or obtained, as applicable.

(m) The Buyer shall have received a certificate signed by the Chairman, Chief Executive Officer, Chief Financial Officer, and Chief Operations Officer of the Bank, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.03(a), (b), (c), (g), (h), (i), (j), (k), (l), (o) and (p) hereof have been satisfied.

(n) The Buyer shall have received the opinion of Whyte Hirschboeck Dudek S.C., counsel to the Bank, dated the day of the Effective Time, addressed to the Buyer substantially to the effect set forth in Exhibit 7.03(n).

(o) The Remediation Estimate shall not exceed $5,000,000.

(p) The aggregate average collected balance during the 30-Business Day period ending on the day prior to the Closing Date of all (i) Consumer Non-Interest Bearing Demand, Interest Bearing Demand, Money Market and Savings Accounts, CDs and IRAs and (ii) Commercial and Municipal Non-Interest Bearing Demand, Interest Bearing Demand, Money Market and Savings Accounts, CD’s and Repurchase Agreements maintained at the Bank shall not be less than $498,212,000.

(q) The Title Insurer shall be irrevocably committed to issue an Owned Property Title Policy with respect to each Owned Real Property and a Leased Property Title Policy with respect to each Leased Real Property.

(r) Chapman and Cutler LLP shall have received a certificate signed by the Chief Financial Officer of the Bank, addressed to Chapman and Cutler LLP substantially to the effect set forth in Exhibit 7.03(r).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.01. Termination. This Agreement may be terminated as follows:

(a) by mutual written consent duly authorized by the Buyer and the Bank; or

(b) by the Buyer:

(i) if any condition set forth in Section 7.03 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has, in the reasonable opinion of Buyer, become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by the Buyer;

(ii) if any representation or warranty made by the Bank is discovered to be or to have become untrue, incomplete or misleading and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.03(a) hereof and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach;

(iii) if the Bank shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.03(b) hereof and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

(iv) if the board of directors of the Bank (A) fails to recommend approval of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) to the Shareholders, (B) withdraws, modifies, changes, alters or qualifies (or proposes to withdraw, modify, change, alter or qualify) its favorable recommendation of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) to the Shareholders in any manner adverse to the Buyer or (C) takes any other action or makes any other statement in connection with the Shareholders Meeting inconsistent with its favorable recommendation of this Agreement and the transactions contemplated hereby (including the Merger and the Merger Agreement) to the Shareholders.

(c) by the Bank:

(i) if any condition set forth in Section 7.02 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by the Bank;

(ii) if any representation or warranty made by the Buyer is discovered to be or to have become untrue, incomplete or misleading and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.02(a) hereof, and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach;

(iii) if the Buyer shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.02(b) hereof, and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

(iv) by the Board of Directors of the Bank, upon written notice to the Buyer at any time during the five (5) day period commencing on the first day after the Condition Date, if the Buyer Measurement Price as of the Condition Date shall be less than 75% of the Buyer Collar Price. If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the Buyer; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period. During the three (3) day period commencing with its receipt of such notice, the Buyer shall have the option to elect to increase the

Merger Exchange Ratio equal to the quotient obtained by dividing (x) the product of 75% of the Buyer Collar Price and the Merger Exchange Ratio (as then in effect) by (y) the Buyer Measurement Price as of the Condition Date. If the Buyer makes such an election within such three (3) day period, it shall give prompt written notice to the Bank of such election and of the revised Merger Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(c)(iv) and this Agreement shall remain in effect in accordance with its terms (except as Merger Exchange Ratio shall have been so modified), and references in this Agreement to “Merger Exchange Ratio” shall thereafter be deemed to refer to Merger Exchange Ratio as adjusted pursuant to this Section 8.01(c)(iv).

(d) by either the Buyer or the Bank:

(i) if any condition set forth in Section 7.01 of this Agreement has not been satisfied and the satisfaction of such conditions has become impossible, unless the failure to satisfy such condition is due to a breach of this Agreement by the party seeking termination; or

(ii) if the Closing has not occurred on or before the twelve (12) month anniversary of the date hereof, unless the failure of the Closing to occur on or before such date is due to a breach of this Agreement by the party seeking termination.

Section 8.02. Notice of Termination; Effect of Termination. Except as provided in Section 8.01(c)(iv) hereof, any termination of this Agreement pursuant to the terms hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided herein, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.01, this Section 8.02, Section 8.03, Section 8.04 and Article IX, each of which shall survive the termination of this Agreement, and (b) except as otherwise provided in Section 8.04 hereof, nothing herein shall relieve any party from any liability or damage related to or arising from any breach of any provisions of this Agreement.

Section 8.03. Expenses. Except as provided elsewhere herein, the Buyer and the Bank shall each bear and pay all costs and expenses incurred by it and its respective Affiliates or on its or its respective Affiliates behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own Representatives and the Representatives of its respective Affiliates. Bank shall pay prior to the Effective Time, or accrue as liabilities of the Bank prior to the close of Business on the Business Day immediately preceding the Closing Date, for payment by the Resulting Bank after the Effective Time, all Transaction Expenses (subject to the provisions of Section 5.01(d)).

Section 8.04. Termination Fee. (a) The Buyer shall be entitled to a one time payment of $6,000,000 (the “Termination Fee”) in cash from the Bank, not as a penalty but as an agreed upon termination fee and as the sole and exclusive remedy of the Buyer against the Bank and each party to the Voting Agreement, payable on demand in immediately available funds, upon the occurrence of any of the following:

(i) the Buyer terminates this Agreement pursuant to Section 8.01(b)(iv) hereof;

(ii) the Buyer terminates this Agreement pursuant to Section 8.01(b)(iii) because of a breach of Section 5.04 or Section 6.04 hereof;

(iii) the Buyer or the Bank terminates this Agreement pursuant to Section 8.01(d)(i) hereof because of the impossibility of satisfaction of the condition to the Closing specified in Section 7.01(c) hereof, and either:

(A) prior to such termination a breach of Section 5.04 or Section 6.04 hereof or of the Voting Agreement has occurred; or

(B) at the time of the Shareholders Meeting, and notwithstanding that no breach described in the preceding clause (A) shall have occurred, there has been announced (publicly or in a manner calculated to inform the Bank’s Shareholders, generally) by a third-party an Acquisition Proposal and (1) prior to or within twelve (12) months after such termination the Bank or any Subsidiary of the Bank shall have entered into a definitive agreement relating to an Acquisition Proposal; or (2) (x) prior to or within twelve (12) months after such termination the Bank or any Subsidiary of the Bank shall have entered into a letter of intent (whether binding or nonbinding), term sheet or other understanding relating to an Acquisition Proposal; and (y) the Board of Directors of the Bank shall have authorized, adopted or approved an Acquisition Proposal or shall have publicly announced an intention to authorize, adopt or approve or shall have recommended that the Shareholders authorize, adopt, approve or accept any Acquisition Proposal; and (z) the transaction contemplated by such Acquisition Proposal is consummated prior to or within twenty-four (24) months after such termination. Under this clause (B), the Termination Fee shall not be due until the earlier of the execution of a definitive agreement relating to an Acquisition Proposal or the consummation of the transaction contemplated by such Acquisition Proposal.

(b) If the party required to pay the Termination Fee under this Section 8.04 fails to promptly pay such Termination Fee in full to the party entitled to such payment, then the party required to make such payment shall pay to the party entitled to such payment, in addition to the Termination Fee, the costs and expenses (including legal fees and expenses) in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action, taken to collect such payment, together with interest on the amount of the unpaid portion of the Termination Fee at the rate of the Prime Rate plus three percent (3%) from the date the Termination Fee was required to be paid hereunder.

Section 8.05. Amendment. This Agreement may be amended by the parties hereto by action taken by the Board of Directors of the Buyer and the Board of Directors of the Bank at any time before or after Shareholder Approval; provided, however, that after the receipt of Shareholder Approval no amendment shall be made which by Law requires further approval of the Shareholders unless such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The Buyer and the Bank may without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

Section 8.06. Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the receipt of Shareholder Approval, no waiver of any term, provision or condition hereof shall be made which by Law requires further approval of the Shareholders unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or the parties as specified below if delivered in person or by an internationally recognized commercial delivery service or if sent by certified or registered mail (return receipt requested) or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours on a Business Day and that any transmission received after normal business hours shall be deemed to be received at the start of the next Business Day, in each case addressed as follows (or at such other address for a party as shall be specified by such party in writing):

if to the Buyer, the Interim Bank or
the Resulting Bank:	Paul V. Reagan, Esq. Bank of Montreal 111 West Monroe Street, 21-E
Chicago, Illinois 60603
Fax: 312.461.3869

with a copy to:	Douglas R. Hoffman, Esq.
Chapman and Cutler LLP
111 West Monroe Street Chicago, Illinois 60603-4080 Fax: 312.701.2361

if to the Bank:	Mr. James J. Rothenbach
President & Chief Executive Officer
Ozaukee Bank P.O. Box 3 Cedarburg, WI 53012

with a copy to:	Andrew J. Guzikowski, Esq.
Whyte Hirschboeck Dudek S.C.
555 East Wells Street Suite 1900 Milwaukee, WI 53202-3819
Fax: 414.223.5000

Notices shall be given to such other addressee or address, or both, as a particular party may from time to time designate by written notice to the other parties hereto. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

Section 9.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.03. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except for any beneficiary of any indemnification provisions contained herein, are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, the respective Representatives of the parties hereto shall be entitled to rely upon the respective representations and warranties of the parties hereto contained in Sections 3.06 and 4.37 hereof. Notwithstanding the foregoing, the parties hereto shall have no monetary liability to any Representative of a party if any of the transactions contemplated hereby (including the Merger and the Merger Agreement) are reportable under Treas. Reg. § 1.6011-4 as promulgated under the Code; and each party hereto agrees to reasonably cooperate with all Representatives of a party hereto, and to provide all information necessary, in order for such Representative to comply with all applicable disclosure requirements under the Code.

Section 9.04. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.05. Surviving Provisions. None of the representations, warranties, covenants or agreements of the parties in this Agreement shall survive after the Closing, except that any provisions contained in this Agreement which by their terms survive or are to be performed after the Closing Date shall survive for their respective periods specified, or if no such period is specified, for a reasonable time under the circumstances.

Section 9.06. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.07. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates (each a “Permitted Assignee”) upon not less than five (5) days prior written notice to the Bank. Contemporaneously with such assignment, the Permitted Assignee shall execute a counterpart of this Agreement and a certificate containing the representations and warranties set forth in Article III conformed to be applicable to such Permitted Assignee.

Section 9.08. Attorneys’ Fees. In the event that any party to this Agreement or their respective successors brings a Proceeding for a declaration of rights, injunctive relief, or for an alleged breach or default of, or any other action arising out of or relating to this Agreement, or the transactions contemplated hereby, the prevailing party in any such action, shall be entitled to an award of reasonable attorneys’, investigators’, and consultants’ fees and any other costs incurred in such Proceeding, in addition to any other damages or relief awarded.

Section 9.09. Governing Law. The Merger and Merger Agreement shall be governed by and construed in accordance with the WBL and the laws of the United States. All other provisions in this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Unless the parties agree in writing otherwise, any appraisal, arbitration, claim or other Proceeding shall be held in Milwaukee, Wisconsin. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in the respective location described in the foregoing sentence, agrees that process may be served upon them in any manner authorized by the Law of such jurisdiction and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 9.10. Reliance on Tax Advisers. Except as explicitly provided in this Agreement, each party hereto shall seek the advice of its own Tax advisers relating to the proper characterization of the transactions contemplated by this Agreement (including the Merger and the Merger Agreement) and no party hereto shall be entitled to rely upon e-mails, messages, oral communications or other informal statements from the Representative of any other party hereto for the purpose of avoiding penalties that may be imposed upon the recipient of any such informal statements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Affiliation Agreement to be executed by their duly authorized respective officers as of the date first written above.

BANK OF MONTREAL

By	/s/ PAUL V. REAGAN
Name:	Paul V. Reagan
Title:	Senior Vice President & U.S. General Counsel

OZAUKEE BANK

By	/s/ JAMES J. ROTHENBACH
Name:	James J. Rothenbach
Title:	President & Chief Executive Officer

Exhibit 2.02

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

[BUYER]

[INTERIM BANK, N.A.]

AND

[RIVER]

CONCERNING THE MERGER OF

[INTERIM BANK, N.A.]

AND

[RIVER]

UNDER THE CHARTER AND TITLE OF

[INTERIM BANK, N.A.]

(TO BE RETITLED AS [NAME])

DATED AS OF             , 200

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of             , 200  , is made by and among [Buyer], a chartered bank of Canada (“Buyer”), [INTERIM BANK], [a banking association organized under the laws of the United States] (“Association”), having its main office located at [Address] with a capital of [$Amount] divided into [Number] shares of common stock, each of [Amount] par value, and surplus of [$Amount], as of date hereof, and [RIVER], a banking corporation organized under the laws of the State of Wisconsin (“Target”), being located at [Address], with a capital of [$Amount] divided into [Number] shares of common stock, each of $1.00 par value, and surplus in excess of $1.00, as of the date hereof.

PREAMBLE

The parties to this Agreement are parties to that certain Affiliation Agreement dated as of [Date] (“Affiliation Agreement”) setting forth terms, conditions and other provisions relating to the acquisition of Target by Buyer as a result of the merger of Target with and into Association, a wholly owned subsidiary of Buyer, as provided herein.

Association and Target may sometimes be referred to herein collectively, as “Constituent Entities.” Each of the Constituent Entities acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 U.S.C. 215, 12 U.S.C. 214(a), 12 U.S.C. 1828(c), 12 U.S.C. 1815(a) and Wisconsin Bank law (hereinafter collectively referred to as “Applicable Law”), witnessed as follows:

SECTION 1.    MERGER.

At the Effective Time (as defined below), Target shall be merged with and into Association under the charter of Association in accordance with Applicable Law (the “Merger”), with Association being the surviving bank (“Resulting Bank”) and the separate existence of Target shall cease. Target and Association shall execute and deliver to such persons or file with such authorities all documents and other instruments required by Applicable Law to effect the Merger. The Merger shall become effective as soon as reasonably practicable following the Closing as described in the Affiliation Agreement and shall be hereinafter referred to as the “Effective Time.”

SECTION 2.    NAME OF ASSOCIATION.

At and after the Effective Time, the name of the Resulting Bank shall be [Name, N.A.] [to be thereafter retitled as [Name], N.A.]

SECTION 3.    BUSINESS OF ASSOCIATION.

At the Effective Time, the business of Resulting Bank shall be that of a national banking association. This business shall be conducted by Resulting Bank at [Address] and at its legally established branches.

SECTION 4.    EFFECT OF MERGER.

At the Effective Time, (a) all assets of each of the Constituent Entities as they exist at the Effective Time shall pass to and vest in Resulting Bank without any conveyance or other transfer and (b) Resulting Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the exercise trust powers, of each of the Constituent Entities existing as of the Effective Time.

SECTION 5.    CONVERSION OF STOCK.

At the Effective Time, each share of the (a) issued and outstanding Class A common stock, each [$Amount] par value of Association (“Class A Common Stock”) shall be converted into one share of the Class B convertible, fully redeemable and retractable common stock, each [$Amount] par value of the Association (“Class B Common Stock”); and (b) issued and outstanding common stock, each of [$Amount] par value of Target (“Target Common Stock”) shall be converted into the right to receive from Buyer, subject to the following sentence, [Merger Exchange Ratio determined pursuant the Affiliation Agreement] shares of the common stock of Buyer (“Buyer Common Stock”). Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive from Buyer, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by [Buyer Measurement Price expressed in $]. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

Notwithstanding the provisions of the preceding paragraph:

(a) Each share of issued and outstanding Target Common Stock owned of record immediately prior to the Effective Time by Target, the Buyer or the Association or any of their respective subsidiaries, including treasury stock, shall be canceled and retired, and no Buyer Common Stock, cash or other consideration shall be payable with respect thereto; provided, however, that shares of Target Common Stock owned of record immediately prior to the Effective Time by the Target, the Buyer or the Association or any of their respective subsidiaries (i) in a fiduciary or similar capacity or (ii) in respect of a debt previously contracted shall not be cancelled and retired as provided in this sub-paragraph (a).

(b) The holder of any Dissenting Share (as defined in the Affiliate Agreement) shall have the rights set forth in the Affiliation Agreement.

Additionally, at the Effective Time, Association shall issue [Number] of shares of Class A Common Stock to Buyer which shall be equal in value to the Buyer Common Stock issued by Buyer to the shareholders of Target and any cash paid by Buyer to the holders of Target Common Stock or to the holders of options to acquire Target Common Stock in connection with the Merger. The issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Association shall remain the issued and outstanding stock of Resulting Bank which shall be a wholly owned subsidiary of Buyer immediately after the Effective Time.

SECTION 6.    CAPITAL STRUCTURE.

At the Effective Time, the amount of issued capital stock of Resulting Bank shall be [$Amount], divided into [Number] shares of Class A Common Stock and 1 share of Class B Common Stock each of [$Amount] par value, and at the Effective Time Resulting Bank shall have a surplus in excess of [$Amount].

SECTION 7.    OPERATIONS COVENANT.

Neither of the Constituent Entities shall dispose of any of its assets in any other manner, except in the normal course of business and for adequate value.

SECTION 8.    BOARD OF DIRECTORS.

[Identify Persons] shall serve as the board of directors of Resulting Bank after the Effective Time and until the next annual meeting or until such time as their successors have been elected and have qualified.

SECTION 9.    ARTICLES OF ASSOCIATION.

At the Effective Time, the Articles of Association of the Association shall remain the same and shall be the Articles of Association of Resulting Bank after the Effective Time until amended in accordance with the provisions thereof and Applicable Law.

SECTION 10.    TERMINATION.

This Agreement shall automatically terminate without further action on the part of any party hereto upon the termination of the Affiliation Agreement.

SECTION 11    AFFILIATION AGREEMENT.

The terms of the Affiliation Agreement shall have precedence to this Agreement to the extent that any term or provision contained herein is ambiguous, incomplete or inconsistent with the Affiliation Agreement.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

[TARGET]		[BUYER]

By		By
	Name		Name
	Title		Title

[INTERIM BANK, N.A.]

By
Name
Title

AMENDMENT NO. 1 TO AFFILIATION AGREEMENT

This Amendment No. 1 to Affiliation Agreement (this “Amendment No. 1”) dated as of October 11, 2007, is made and entered into by and between Bank of Montreal, a chartered bank of Canada (the “Buyer”), and Ozaukee Bank, a Wisconsin state chartered bank (the “Bank”).

WHEREAS, the Buyer and the Bank entered into an Affiliation Agreement dated as of July 9, 2007 (the “Affiliation Agreement”);

WHEREAS, the parties desire to amend the Affiliation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Affiliation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

PRELIMINARY MATTERS

1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Affiliation Agreement.

2. The headings in this Amendment No. 1 are inserted for convenience only and do not form a part of this Amendment or the Affiliation Agreement.

3. Except as herein provided, the terms of the Affiliation Agreement shall remain in full force and effect.

4. This Amendment No. 1 may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

AMENDMENT PERTAINING TO THE DEFINITION OF THE INITIAL BUYER MEASUREMENT PERIOD

5. The definition of “Initial Buyer Measurement Period” set forth in Section 2.04(a) of the Affiliation Agreement as “…the ten (10) consecutive trading days ending on the first date on which all Governmental Approvals have been received…” is deleted in its entirety and replaced with the following:

“…the ten (10) consecutive trading days commencing on the third trading day after the date on which all Governmental Approvals have been received…”

AMENDMENTS PERTAINING TO THE SPECIAL DIVIDEND AND EQUITY CONDITION

6. The number $49,164,000 set forth in Section 5.01(d)(i) of the Affiliation Agreement shall be deleted and replaced with the number $51,464,000.

7. Section 5.01(d)(ii) of the Affiliation Agreement is amended by deleting the following words:

“together with the amount of any quarterly dividends referred to in subsection (i), above, in the aggregate”

8. Section 7.03(g) of the Affiliation Agreement is deleted in its entirety and replaced with the following:

“The total stockholders equity of the Bank as of the close of business on the Business Day immediately preceding the Closing Date, as determined in accordance with GAAP, plus “Equity Adjustments” minus 80% of “Specified Transaction Expenses” (as those terms are defined in Section 5.01(d)) shall not be less than $51,464,000, and the Buyer shall have received proof of the same which reasonably reflects the calculation of the total stockholders equity as of the Closing Date and the work papers related thereto.”

AMENDMENTS PERTAINING TO CERTAIN LEASED PROPERTY TITLE COMMITMENTS AND SURVEYS

9. Section 6.02(a)(i)(B) of the Affiliation Agreement is amended by adding the following phrase at the beginning thereof, immediately after the sub-clause number “(B)” and prior to the words “with respect”:

“Except as set forth in Schedule 6.02(a) hereto,”

10. Section 6.02(a)(iii) of the Affiliation Agreement is amended by adding the following phrase at the beginning thereof immediately prior to the words “a survey”:

“Except as set forth in Schedule 6.02(a) hereto,”

11. Schedule 6.02(a) to the Affiliation Agreement is created to read as set forth in Exhibit A to this Amendment No. 1 and is incorporated herein and in the Affiliation Agreement by this reference.

12. Section 7.03(q) of the Affiliation Agreement is amended by adding the following phrase at the end thereof:

“for which the Bank is required to deliver a Leased Property Title Policy pursuant Section 6.02(a)(i)(B) and Schedule 6.02(a)”

AMENDMENTS PERTAINING TO CERTAIN PHASE II ENVIRONMENTAL SURVEYS

13. Section 6.03(a) of the Affiliation Agreement is amended to insert the following phrase at the end of the fourth (4th) sentence:

“subject in each case to the exceptions and specifications set forth in Schedule 6.03(a) hereto”

14. Schedule 6.03(a) to the Affiliation Agreement is created to read as set forth in Exhibit B to this Amendment No. 1 and is incorporated herein and in the Affiliation Agreement by this reference.

AMENDMENT PERTAINING TO AMENDMENTS TO THE AFFILIATION AGREEMENT

15. Section 8.05 of the Affiliation Agreement is deleted in its entirety and replaced with the following:

“Section 8.05. Amendment. This Agreement may be amended by the parties hereto by action taken by the Buyer and the Board of Directors of the Bank at any time before or after Shareholder Approval; provided, however, that after the receipt of Shareholder Approval no amendment shall be made which by Law requires further approval of the Shareholders unless such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The Bank may without approval of its Board of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.”

AMENDMENT PERTAINING TO EMPLOYEE BENEFITS

16. Section 6.14(c) of the Affiliation Agreement is amended by adding the following sentence immediately after the first sentence of Section 6.14(c):

“For purposes of this Section 6.14(c), “most recent hire date” means the most recent date that a Continuing Employee commenced employment with the Bank or one of its Subsidiaries; provided,

however, if subsequent to such date a Continuing Employee’s employment with the Bank or one of its Subsidiaries ceased for any reason (the “Interim Termination Event”) and such Continuing Employee was subsequently re-hired by the Bank or one of its Subsidiaries and commenced employment with the Bank or one of its Subsidiary within twelve (12) months from the date of the Interim Termination Event, such Continuing Employee’s “most recent hire date” for purposes of this Section 6.14(c) shall mean the most recent date that such Continuing Employee commenced employment with the Bank or one of its Subsidiaries prior to the Interim Termination Event.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

BANK OF MONTREAL

By	/s/ PAUL V. REAGAN
Name:	Paul V. Reagan
Title:	Senior Vice President & U.S. General Counsel

OZAUKEE BANK

By	/s/ JAMES J. ROTHENBACH
Name:	James J. Rothenbach
Title:	President & Chief Executive Officer

AMENDMENT NO. 2 TO AFFILIATION AGREEMENT

This Amendment No. 2 to Affiliation Agreement (this “Amendment No. 2”) dated as of November 19, 2007, is made and entered into by and between Bank of Montreal, a chartered bank of Canada (the “Buyer”), and Ozaukee Bank, a Wisconsin state chartered bank (the “Bank”).

WHEREAS, the Buyer and the Bank entered into an Affiliation Agreement dated as of July 9, 2007, and an amendment thereto pursuant to that certain Amendment No. 1 to Affiliation Agreement dated October 11, 2007 (collectively, the “Affiliation Agreement”);

WHEREAS, the Buyer and the Bank desire to amend the Affiliation Agreement pursuant to this Amendment No. 2;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Affiliation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

PRELIMINARY MATTERS

1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Affiliation Agreement.

2. The headings in this Amendment No. 2 are inserted for convenience only and do not form a part of this Amendment No. 2 or the Affiliation Agreement.

3. Except as herein provided, the terms of the Affiliation Agreement shall remain in full force and effect.

4. This Amendment No. 2 may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

AMENDMENTS PERTAINING TO THE SPECIAL DIVIDEND AND ENVIRONMENTAL REMEDIATION

5. Section 5.01(d)(ii) of the Affiliation Agreement is deleted in its entirety and replaced with the following:

        “(ii) Additionally, subject to Section 5.01(d)(vii) hereof, as of immediately prior to the Effective Time, the Bank may declare and pay a special dividend on Bank Common Stock (the “Special Dividend”), which in the aggregate shall be the total of:

Closing Date Equity (as defined below)

plus	Equity Adjustments (as defined below)

plus	$275,000

minus	Target Equity

minus	Total Environmental Remediation Estimate (as defined below)

minus	80% of the amount by which Specified Transaction Expenses (as defined below) exceed $2,300,000”

6. Section 5.01(d)(vi) of the Affiliation Agreement is deleted in its entirety and replaced with the following:

“It is understood and agreed that the Total Environmental Remediation Estimate (as defined below) shall be disregarded for purposes of determining the Closing Date Equity, Equity Adjustments and Transaction Expenses for purposes of this Section 5.01(d). Moreover, notwithstanding anything to the contrary provided herein, if taking into account the Total Environmental Remediation Estimate would, when calculating the Special Dividend under Section 5.01(d)(ii), cause the Special Dividend to be less than zero dollars ($0.00), then the formula for calculating the Special Dividend set forth in Section 5.01(d)(ii) shall be deemed to exclude the step of subtracting the Total Environmental Remediation Estimate and the amount of the Total Environmental Remediation Estimate shall instead be deducted from the Per Share Merger Consideration in accordance with Sections 6.03(b)(i) and 6.03(b)(ii) hereof. If the preceding sentence does not apply, then the Total Environmental Remediation Estimate shall be taken into account in calculating the Special Dividend in accordance with Section 5.01(d)(ii) and shall not be deducted from the Per Share Merger Consideration under Sections 6.03(b)(i) and 6.03(b)(ii) hereof.” “Total Environmental Remediation Estimate” means the sum of the Remediation Estimates described in Section 6.03(b)(i) hereof and the portion of the West Bend Remediation Estimate for which the Bank is responsible as described in Section 6.03(b)(ii) hereof; or such lesser amount as the parties may agree in writing (without the necessity for a further amendment to this Agreement).”

7. It is understood and agreed that subparts (iv) and (v) of Section 5.01(d) were intentionally omitted.

8. Section 7.03(g) of the Affiliation Agreement is deleted in its entirety and replaced with the following:

“The total stockholders equity of the Bank as of the close of business on the Business Day immediately preceding the Closing Date, as determined in accordance with GAAP, (A) plus Equity Adjustments, (B) plus $275,000, (C) minus the Total Environmental Remediation Estimate, and (D) minus 80% of the Specified Transaction Expenses in excess of $2,300,000 (as those terms ae defined in Section 5.01(d) hereof) shall not be less than $51,464,000, and the Buyer shall have received proof of the same which reasonably reflects the calculation of the total stockholders equity as of the Closing Date and the work papers related thereto.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized respective officers as of the date first written above.

BANK OF MONTREAL

By	/S/ PAUL V. REAGAN
Name:	Paul V. Reagan
Title	Senior Vice President & U.S. General Counsel

OZAUKEE BANK

By	/S/ JAMES J. ROTHENBACH
Name:	James J. Rothenbach
Title	President & Chief Executive Officer

Appendix B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2007 by and among the undersigned directors and shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of OZAUKEE BANK a state-chartered commercial bank organized under the laws of the State of Wisconsin (the “Bank”), and BANK MONTREAL, a chartered bank of Canada (the “Buyer”).

WITNESSETH:

WHEREAS, the Bank and the Buyer have contemporaneously entered into an Affiliation Agreement, dated as of an even date herewith (the “Affiliation Agreement”), whereby the Buyer agrees to acquire the Bank by virtue of the Bank merging with and into an interim banking association and the wholly-owned subsidiary of the Buyer (the “Merger”);

WHEREAS, the Shareholders are members of the board of directors of the Bank (the “Board”) and, in the aggregate, the Shareholders have or share voting power with respect to 563,771 shares (approximately twenty seven percent (27.0%)) of the shares of the Bank Common Stock entitled to vote as a single class on the Affiliation Agreement and the transactions contemplated by the Affiliation Agreement (including the Merger and the Merger Agreement); and

WHEREAS, the Board has agreed to unanimously recommend the approval of the Affiliation Agreement and the transactions contemplated thereby (including the Merger and the Merger Agreement) to the shareholders of the Bank (the “Favorable Recommendation”); and

WHEREAS, certain of the Shareholders, in the aggregate, have or share voting power with respect to 481,937 shares (approximately forty-one and 5/10 percent (41.5%)) of the Bank Common which shares are subject to the Cross-Option Agreement; and

WHEREAS, in order to induce the Buyer to enter into the Affiliation Agreement, each Shareholder hereby agrees to vote (or to take such actions calculated to cause to be voted), the shares of Bank Common Stock in which such Shareholder now has or shares the power to vote, or hereafter will have or share the power to vote, pursuant to the terms set forth in this Agreement; and

WHEREAS, one of the representations and warranties made by the Bank in the Affiliation Agreement is the contemporaneous execution and delivery of this Agreement by the Shareholders, and each Shareholder acknowledges that the agreements set forth herein have constituted a substantial inducement to the Buyer to enter into the Affiliation Agreement, that the Buyer is relying on the agreements set forth herein in entering into the Affiliation Agreement and that he/she will benefit directly and substantially from the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration under the Affiliation Agreement, the sufficiency of which is hereby acknowledged, the Shareholders and the Buyer hereby agree as follows:

Section 1.    Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Affiliation Agreement. The recitals set forth above are hereby incorporated in this Agreement by this reference.

Section 2.    Voting. Each Shareholder hereby agrees that at any meeting or action of the shareholders of the Bank (including a written consent solicitation) called for the purpose of approving the Merger and the transactions contemplated by the Affiliation Agreement and/or the Merger Agreement, such Shareholder shall vote (or take such actions calculated to cause to be voted) the shares of Bank Common Stock with respect to which such Shareholder has sole or shared voting power, or hereafter acquires sole or shared voting power, in favor of the Merger and the transactions contemplated by the Affiliation Agreement and/or the Merger Agreement.

Section 3.    Consent. Each Shareholder who is a party to the Cross-Option Agreement hereby further agrees to consent, in writing and with respect to all shares of Bank Common Stock which he beneficially owns that are subject to the Cross-Option Agreement, to such amendment, restatement or termination of the Cross-Option Agreement as is a necessary condition to the consummation of the Merger and the transactions contemplated by the Affiliation Agreement and/or the Merger Agreement.

Section 4.    No Competing Transaction. Until the termination of this Agreement as provided herein, no Shareholder shall vote any shares of Bank Common Stock with respect to which such Shareholder has sole or shared voting power, or hereafter acquires sole or shared voting power, in favor of or for the approval of any transaction relating to an Acquisition Proposal. Until the termination of this Agreement as provided herein, no Shareholder shall solicit, invite, negotiate, discuss or enter into any transaction relating to an Acquisition Proposal, except that in their respective capacities as officers and directors of the Bank (as applicable), the Shareholders may take those actions that are expressly permitted by Section 5.04 of the Affiliation Agreement.

Section 5.    Transfer Restriction. Until the termination of this Agreement as provided herein, no Shareholder shall, directly or indirectly, sell, assign, pledge, transfer or dispose of (nor shall such Shareholder direct or cause the sale, assignment, pledge, transfer or disposition of) any shares of Bank Common Stock in which the Shareholder has sole or shared voting power on the date hereof or hereafter acquires has sole or shared voting power after the date hereof, except (i) to another Shareholder who is subject to the obligations of this Agreement; or (ii) for no consideration to a trust or other Person for bona fide estate planning purposes where the Shareholder retains sole or shared voting power with respect thereto.

Section 6.    Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger, (b) the termination of the Affiliation Agreement in accordance with its terms, or (c) the taking of such action whereby a majority of the Board, in accordance with the terms and conditions of Section 5.04 of the Affiliation Agreement, withdraws the Favorable Recommendation.

Section 7.    Representations and Warranties of Shareholders. Each Shareholder represents and warrants to the Buyer (as to himself or herself) that (a) such Shareholder has or shares the power and authority to vote, the number of shares of Bank Common Stock set forth opposite such Shareholder’s name on Exhibit A attached hereto; (b) such Shareholder has the right, power and authority to execute and deliver this Agreement and that such execution and delivery, and the performance by the Shareholder of his obligations provided for herein, will not violate, or require any consent, approval, or notice under any provision of Law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and (c) this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

Section 8.    Representations and Warranties of the Buyer. The Buyer represents and warrants to the Shareholders that (a) it has the right, power and authority to execute and deliver this Agreement and that such execution and delivery, and the consummation of the transactions contemplated hereby, will not violate, or require any consent, approval, or notice under any provision of Law or result in the breach of any outstanding agreements or instruments to which the Buyer is a party or is subject; and (b) this Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

Section 9.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Buyer any direct or indirect ownership or incidents of ownership of or with respect to any shares of Bank Common Stock covered by this Agreement. All rights, ownership and economic benefits of and relating to the shares of Bank Common Stock covered by this Agreement shall remain and belong to the respective Shareholder that owns such shares, and the Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Bank or to exercise any power or authority to direct the performance of any of the Shareholder’s duties or responsibilities as a director of the Bank.

Section 10.    Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that the Buyer may assign this Agreement to an Affiliate of the Buyer without the prior written consent of the Shareholders.

Section 11.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Buyer shall be entitled to an injunction(s) to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which the Buyer is entitled at law or in equity, subject in all cases to any limitation of remedies contained in the Affiliation Agreement.

Section 12.    Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 13.    Entire Agreement and Amendment. (a) This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

Section 14.    General Provisions. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In the event of any legal action between a Shareholder on the one hand, and the Buyer, on the other hand, under this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and year first above written.

BANK OF MONTREAL

By	/s/ Paul V. Reagan
Name: Paul V. Reagan Its: Senior Vice President & U.S. General Counsel

SHAREHOLDERS:

/s/ M.D. Hepburn
M.D. Hepburn

/s/ Dean W. Fitting
Dean W. Fitting

/s/ Scott L. Anderson
Scott L. Anderson

/s/ William R. Arpe
William R. Arpe

/s/ Peter T. Barry
Peter T. Barry

/s/ Larry R. Dalton
Larry R. Dalton

/s/ Jerry M. Edquist
Jerry M. Edquist

/s/ Daniel J. Haislmaier
Daniel J. Haislmaier

/s/ George F. Roth
George F. Roth

/s/ Dotty Roth
Dotty Roth

/s/ James J. Rothenbach
James J. Rothenbach

/s/ Suzanne Haislmaier
Suzanne Haislmaier

/s/ George F. Roth
George F. Roth

/s/ Dorothy M. Roth
Dorothy M. Roth

EXHIBIT A

SHAREHOLDER	SHARES OF BANK COMMON STOCK WITH SOLE OR SHARED VOTING POWER	SHARES OF BANK COMMON STOCK SUBJECT TO CROSS- OPTION AGREEMENT
M.D. Hepburn	263,794	243,706
Dean W. Fitting	166,571	146,372
Scott L. Anderson	3,000	—
William R. Arpe	8,000	8,000
Peter T. Barry	19,731	19,731
Larry R. Dalton	40,244	21,881
Jerome M. Edquist	5,680	2,980
Daniel J. Haislmaier	10,989	10,989
George F. Roth	22,278	22,278
James J. Rothenbach	15,284	—
F. Duane Stroebel	5,200	3,000
The Educational Foundation, Inc.	3,000	3,000

	563,771	481,937

Appendix C

[BANK DIRECTOR]

GENERAL FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of [DATE], 2007 by and between Ozaukee Bank, a state-chartered commercial bank organized under the laws of the State of Wisconsin (the “Bank”), and [NAME] (the “Director”).

WHEREAS, pursuant to that certain Affiliation Agreement, dated as of an even date herewith (the “Affiliation Agreement”) by and between Bank of Montreal, a chartered bank of Canada (the “Buyer”) and the Bank, the Buyer to acquire the Bank by virtue of the Bank merging with and into an interim bank and wholly-owned subsidiary of the Buyer (the “Merger”);

WHEREAS, the Director beneficially owns shares of the common stock of the Bank and serves as a director of the Bank, and will receive a substantial economic benefit as a result of the Merger;

WHEREAS, one of the representations and warranties made by the Bank in the Affiliation Agreement is the contemporaneous execution and delivery of this Agreement by the Director, and the Director acknowledges that the restrictions against competition and the other agreements set forth in this Agreement have constituted a substantial inducement to the Buyer to enter into the Affiliation Agreement, that the Buyer is relying on the restrictions and agreements set forth herein in entering into the Affiliation Agreement and that none of such restrictions or agreements will be unduly burdensome on the Director.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration under the Affiliation Agreement, the sufficiency of which is hereby acknowledged, the Bank and the Director hereby agree as follows:

SECTION 1.    DEFINITIONS.

Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Affiliation Agreement. The recitals set forth above are hereby incorporated in this Agreement by this reference.

SECTION 2.    NONCOMPETITION.

The Director hereby covenants and agrees:

(a) that for a period of ( from the (the “Noncompete Period”), he or she will not, directly or indirectly, advise, participate on or be a member of any board of directors of any savings bank, savings and loan association, savings and loan holding company, thrift, bank (other than the Bank through the Closing), bank holding company, financial holding bank or investment advisory, broker-dealer or trust bank (any such entity hereinafter referred to as a “Banking Organization”).

(b) that for a period of ( from the (the “Nonsolicitation Period”), he or she will not, directly or indirectly:

(i) solicit banking, lending, deposit taking or any other banking, trust or investment advisory services business from any Person who, on the date hereof or on any date subsequent to the date hereof through the Closing, is a customer of the Bank or any of its Affiliates;

(ii) use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than the Bank or any of the Bank’s Subsidiaries, any confidential information regarding the customers of the Bank or any of its Affiliates, the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Bank or any of its Affiliates, or any other information relating to or dealing with the business operations or activities of the Bank or any of its Affiliates, made known to the Director or learned or acquired by the Director while an employee, shareholder or director of the Bank or any of its Affiliates; provided, however, that the foregoing restrictions shall not apply to (A) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (B) any disclosure ordered by a court of competent jurisdiction or as otherwise required by Law, (C) any disclosure in connection with any Proceedings relating to the enforcement of any rights of the Director under this Agreement, (D) any disclosure to legal and Tax advisors of the Director for any proper purposes, including, without limitation, preparation of Tax returns, and obtaining Tax, estate planning and financial advice for the Director and his or her family; or

(iii) solicit, offer employment to or employ, directly or indirectly, any Person who, on the date hereof or at any time subsequent to the date hereof through the Closing, is an officer or employee of the Bank or any of its Affiliates, and continues as such at the time of such solicitation or offer (a “Protected Employee”), or take any action intended to have the effect of causing any Protected Employee to terminate his or her employment with the Bank or any of its Affiliates.

SECTION 3.    RESTRICTIONS REASONABLE.

The Director acknowledges that the restraints placed upon him or her under Section 2 of this Agreement are fair and reasonable under the circumstances and that if he or she should commit a breach of any of the provisions of Section 2 of this Agreement, the Bank’s remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Director of any of the provisions of Section 2 of this Agreement, the Bank shall be entitled to seek (a) injunctive relief, and (b) such other relief as is available at law or in equity. In the event of any legal action between the Director on the one hand, and the Bank, on the other hand, or any of the Bank’s other Subsidiaries or any of its Affiliates, under this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

SECTION 4.    RESTRICTIONS ADJUDGED UNREASONABLE.

If the Noncompete Period or the Nonsolicitation Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of Section 2 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the Law and no further.

SECTION 5.    MISCELLANEOUS.

(a) Entire Agreement; Third Party-Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer any rights or remedies upon any third party other than the Buyer.

(b) Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may be legally waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Notwithstanding the foregoing, any such waiver, extension or amendment on the part of the Bank shall be of no force and effect until an instrument in writing providing for such waiver, extension or amendment is executed by the Bank and the Buyer. No waiver by any party hereto whether express or implied, of his, her or its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(c) Assignment. The Director may not assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of the Bank and the Buyer. The Bank may assign this Agreement without the consent of the Director, but may not assign this Agreement without the written consent of the Buyer. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address or when sent by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank:

Attn:

With a copy to:	[Buyer]

Attn:

If to Director:

Notices shall be given to such other addressee or address, or both, as a particular party may from time to time designate by written notice to the other parties hereto. Each notice, request, demand, approval or other communication which is sent by any other method not set forth above shall be deemed given and received for all purposes of this Agreement when actually received in writing by such party.

(e) Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Section Headings. The section headings in this Agreement are for the convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(h) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Noncompetition and Nonsolicitation Agreement as of the date first set forth above.

OZAUKEE BANK		DIRECTOR:

By:

Name:

Its:

Appendix D

July 9, 2007

Board of Directors

Ozaukee Bank

N69 W5269 Columbia Rd.

Cedarburg, WI 53012

Dear Members of the Board:

We understand that Ozaukee Bank, a Wisconsin state chartered bank (the “Bank”), and BMO Bank of Montreal, a chartered bank of Canada (the “Buyer”), are about to enter into an Affiliation Agreement, to be dated on or after July 9, 2007 (the “Agreement”), pursuant to which the Buyer will acquire all of the issued and outstanding shares of capital stock of the Bank by causing the Bank to merge with and into an interim national banking association, to be organized by the Buyer, which Interim Bank shall be the resulting bank of such merger (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement. In connection with the Merger and the Agreement, you have requested our opinion as to whether the Merger Consideration (as hereinafter defined) to be received by the shareholders of the Bank pursuant to the Agreement is fair to such shareholders from a financial point of view.

Pursuant to the Agreement, subject to certain adjustments (including a cap and collar mechanism) and the payment by the Bank to its shareholders of regular quarterly dividends and a special dividend payable at closing, and except as otherwise provided for therein, at the Effective Time, (each issued and outstanding share of Bank Common Stock shall be converted into the right to receive the whole number of shares of Buyer Common Stock equal to the quotient determined by dividing $90.74 by the Buyer Measurement Price (collectively, the “Merger Consideration”). The foregoing summary of the Merger and the Merger Consideration is qualified in its entirety by reference to the Agreement.

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes.

We were retained by the Bank to act as its financial advisor in connection with the Agreement and the Merger. We will receive compensation from the Bank in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Additionally, the Bank has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement, and as a basis for arriving at our opinion, we reviewed and analyzed material bearing upon the financial and operating conditions of the Bank and the Buyer and material prepared in connection with the Merger, including, among other things, the following:

(i)	the Agreement and all attachments thereto;

(ii)	certain historical publicly available business and financial information concerning the Bank and the Buyer;

www.hovde.com
1824 Jefferson Place, NW Washington, DC 20036 Telephone 202.775.8109 Facsimile 202.293.5287	1629 Colonial Parkway Inverness, IL 60067 Telephone 847.991.6622 Facsimile 847.991.5928	222 N. Sepulveda Boulevard #1306 El Segundo, CA 90245 Telephone 310-535-0030 Facsimile 310-535-9203	3908 S. Ocean Boulevard, Suite M122 Highland Beach, FL 33487 Telephone 561.279.7199 Facsimile 561. 278.5856

Board of Directors

July 9, 2007

(iii)	certain internal financial statements and other financial and operating data concerning the Bank;

(iv)	certain financial projections prepared by the management team of the Bank;

(v)	historical market prices and trading volumes of Buyer Common Stock;

(vi)	the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

(vii)	the pro forma ownership of Bank Common Stock by the holders of Buyer Common Stock relative to the pro forma contribution of the Bank’s assets, liabilities, equity and earnings; and

(viii)	the pro forma impact of the Merger on the combined company’s earnings, consolidated equity capitalization and financial ratios.

Additionally, we:

(i)	held discussions with members of the senior management teams of each of the Bank and the Buyer for the purposes of reviewing the future prospects of the Bank and the Buyer;

(ii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations; and

(iii)	performed such other analyses and considered other factors as it deemed appropriate.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Bank and the Buyer and in the discussions with the management teams of each of the Bank and the Buyer. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Bank and the Buyer and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances made by the Bank and the Buyer are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Bank and the Buyer. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Bank and the Buyer and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a tax-free reorganization under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Bank and the Buyer. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on the Bank or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of the Buyer or any of the surviving corporations after the Merger.

Board of Directors

July 9, 2007

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which Buyer Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Bank Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of Bank Common Stock.

This letter is solely for the information of the Board of Directors of the Bank and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to his letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Bank Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion that as of the date hereof the Merger Consideration to be received by the shareholders of the Bank pursuant to the Agreement is fair to such shareholders from a financial point of view.

Sincerely,

Appendix E

Wisconsin Dissenters’ Rights Statute; Ch. 221, Sections 221.0701 through 221.0718

221.0701 Share exchange. A bank or other corporation may acquire all of the outstanding shares of one or more classes or series of a bank organized under this chapter, with the approval of the division, if the board of directors of the bank, by resolution adopted by the board, approves a plan of share exchange and its shareholders also approve a plan of share exchange pursuant to ss. 180.1102 to 180.1106. This section does not limit the power of a corporation or bank to acquire all or part of the shares of one or more classes or series of a bank through a voluntary exchange or otherwise. Application for approval of a share exchange shall be made to the division on a form prescribed by the division. The application shall be accompanied by a fee established by the division.

221.0702 Consolidation or merger of banks. (1) IN GENERAL. Any 2 or more banks may, with the approval of the division, consolidate or merge into one bank under the charter of either existing bank. The consolidation or merger shall be done on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each bank proposing to consolidate or merge and as may be ratified and confirmed by the affirmative vote of the shareholders of each of the banks. The affirmative vote of the shareholders must be by shareholders owning a majority of the outstanding capital stock entitled to vote of each bank, or any greater percentage specified in the articles of incorporation or the bylaws, and by at least a majority of any outstanding preferred stock entitled to vote of each bank, or any greater percentage specified in the articles of incorporation or the bylaws. The vote must be at a meeting called by the directors, after sending notice of the time, place and object of the meeting to each shareholder of record in accordance with s. 221.0103. The capital stock of the consolidated or merged bank may not be less than that required by the division. If the consolidation or merger is approved by the division, a shareholder of either of the banks who did not vote for the consolidation or merger shall be given notice of the approval by the bank in which the shareholder holds an interest.

(2) ASSETS AND LIABILITIES OF THE CONSOLIDATING OR MERGING BANK. The bank or banks consolidating or merging with another bank under sub. (1) may not be required to go into liquidation but their assets and liabilities shall be reported by the bank with which they have consolidated or merged. The rights, franchises and interests of the banks so consolidated or merged in and the property, personal and mixed, and chooses in action belonging to the banks, are transferred to and vested in the consolidated or merged bank without any deed or other transfer. The consolidated or merged bank holds all rights of property, franchises and interests in the same manner and to the same extent as was held by the bank or banks so consolidated or merged.

(3) ROLE OF DIVISION. After consultation with the banking review board, the division may make recommendations to any bank within this state as to the advisability of consolidation or merger with other banks and may make recommendations as to terms for consolidation or merger of banks in order to avoid a condition of oversupply of banks in any community or area of the state. The division may also, if requested so to do, act as mediator or arbitrator to fix any of the terms of any such consolidation or merger. The board of directors of any bank organized under the laws of this state may use a reasonable amount of the assets of the bank toward assisting in bringing about a consolidation or merger of banks or to aid in reorganization or in avoiding the closing of a bank, if the board considers it to be in the interests of safe banking and the maintenance of credit and banking facilities in the county in which the bank is located.

(4) TRANSFER OF RESOURCES AND LIABILITIES. A bank, which is in good faith winding up its business, for the purpose of consolidating or merging with another bank, may transfer its resources and liabilities to the bank with which it is in process of consolidation or merger. A consolidation or merger may not be made without the consent of the division, and may not defeat or defraud any of the creditors in the collection of their debts against the banks.

(5) APPLICATION FOR CONSOLIDATION OR MERGER. The banks shall apply for approval of a consolidation or merger under sub. (1) on a form prescribed by the division. The application shall be accompanied by a fee determined by the division.

221.0703 Cancellation of charter of merged bank. If a bank has merged or consolidated with or been absorbed by another bank, the division shall cancel the charter of the bank.

221.0704 Interim banks. Subject to the approval of the division, one or more banks may consolidate or merge into or with an interim bank organized under this chapter under the charter of either the existing bank or banks or the interim bank in accordance with the provisions of this chapter for consolidation or merger of a bank. The division shall promulgate rules providing for a simple process for the organization of interim banks under this chapter. The rules shall permit the organization of an interim bank with a minimum of one director.

221.0705 Definitions. In ss. 221.0705 to 221.0718:

(1) “Bank” means the issuer bank or, if a corporate action giving rise to dissenters’ rights under s. 221.0706 is a merger or share exchange that has been effectuated, the surviving bank of the merger or the acquiring corporation or bank of the share exchange.

(2) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 221.0706 and who exercises that right when and in the manner required by ss. 221.0709 to 221.0716.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

(5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at a rate that is fair and equitable under all of the circumstances.

(6) “Issuer bank” means a bank that is the issuer of the shares held by a dissenter before the corporate action.

History: 1995 a. 336.

221.0706 Right to dissent.

(1) MANDATORY DISSENTERS’ RIGHTS. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer bank is a party.

(b) Consummation of a plan of share exchange if the issuer bank’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) PERMISSIVE DISSENTERS’ RIGHTS. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 221.0506.

(3) RIGHTS OF DISSENTER. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 221.0701 to 221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

History: 1995 a. 336.

221.0707 Dissent by shareholders and beneficial shareholders.

(1) PARTIAL EXERCISE OF DISSENTERS’ RIGHTS. A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder, who asserts dissenters’ rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) RIGHTS OF BENEFICIAL SHAREHOLDERS. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the bank the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

History: 1995 a. 336.

221.0708 Notice of dissenters’ rights.

(1) ACTION AT SHAREHOLDER MEETING. If proposed corporate action creating dissenters’ rights under s. 221.0706 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 221.0701 to 221.0718 and shall be accompanied by a copy of those sections.

(2) ACTION WITHOUT SHAREHOLDER VOTE. If corporate action creating dissenters’ rights under s. 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with s. 221.0103, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 221.0710.

History: 1995 a. 336.

221.0709 Notice of intent to demand payment.

(1) METHOD OF ASSERTING DISSENTERS’ RIGHTS. If proposed corporate action creating dissenters’ rights under s. 221.0706 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a) Deliver to the issuer bank before the vote is taken written notice that complies with s. 221.0103 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Refrain from voting his or her shares in favor of the proposed action.

(2) FAILURE TO COMPLY. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

History: 1995 a. 336.

221.0710 Dissenters’ notice.

(1) WHEN REQUIRED. If a proposed corporate action creating dissenters’ rights under s. 221.0706 is authorized at a shareholders’ meeting, the bank shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 221.0709 (1).

(2) TIMING AND CONTENT OF NOTICE. The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters’ notice shall comply with s. 221.0103 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of ss. 221.0701 to 221.0718.

History: 1995 a. 336.

221.0711 Duty to demand payment.

(1) MANNER OF DEMANDING PAYMENT. A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 221.0710 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) EFFECT OF DEMAND ON HOLDERS OF CERTIFICATED SHARES. A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) EFFECT OF FAILURE TO DEMAND. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

History: 1995 a. 336.

221.0712 Restriction on uncertificated shares.

(1) WHEN TRANSFER RESTRICTIONS PERMITTED. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 221.0714.

(2) EFFECT OF DEMAND ON HOLDERS OF UNCERTIFICATED SHARES. The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

History: 1995 a. 336.

221.0713 Payment.

(1) WHEN PAYMENT MADE. Except as provided in s. 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with s. 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

(2) MATERIAL TO ACCOMPANY PAYMENT. The payment shall be accompanied by all of the following:

(a) The bank’s latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the bank’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 221.0701 to 221.0718.

History: 1995 a. 336.

221.0714 Failure to take action.

(1) ACTION NOT TAKEN. If an issuer bank does not effectuate the corporate action within 60 days after the date set under s. 221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) ACTION TAKEN AT A LATER DATE. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters’ notice under s. 221.0710 and repeat the payment demand procedure.

History: 1995 a. 336.

221.0715 After-acquired shares.

(1) WITHHOLDING FOR AFTER-ACQUIRED SHARES. A bank may elect to withhold payment required by s. 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 221.0710 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) PAYMENT. To the extent that the bank elects to withhold payment under sub. (1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the offer.

History: 1995 a. 336.

221.0716 Procedure if dissenter is dissatisfied with payment or offer.

(1) RIGHTS OF DISSENTER. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter’s estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under s. 221.0713, or reject the offer under s. 221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 221.0713 or offered under s. 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The bank fails to make payment under s. 221.0715 within 60 days after the date set under s. 221.0710 for demanding payment.

(c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 221.0710 for demanding payment.

(2) WAIVER OF RIGHTS. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with s. 221.0103.

History: 1995 a. 336.

221.0717 Court action.

(1) WHEN SPECIAL PROCEEDING REQUIRED. If a demand for payment under s. 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under s. 221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) WHERE PROCEEDING TO BE BROUGHT. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

(3) PARTIES TO THE PROCEEDING. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) JURISDICTION. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) JUDGMENTS. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters’ notice under s. 221.0710 (2) (c), for which the bank elected to withhold payment under s. 221.0715.

History: 1995 a. 336; 1999 a. 83.

221.0718 Court costs and counsel fees.

(1) ASSESSMENT OF AND LIABILITY FOR COSTS.

(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par. (b).

(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 221.0716.

(2) WHEN LIABLE FOR FEES AND COSTS. The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with ss. 221.0708 to 221.0716.

(b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) PAYMENT OF COUNSEL AND EXPERTS FROM RECOVERY. Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: 1995 a. 336

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant indemnifies each member of its Board of Directors to the fullest extent allowed under the Bank Act, if such member (a) acted honestly and in good faith with a view to the best interests of the registrant and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds for believing that the impugned conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such public indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the U.S.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See Exhibit Index.

(b)	Financial Statement Schedules.

None.

(c)	Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Act at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(f) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement-prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 19th day of November, 2007.

BANK OF MONTREAL

By:	/S/ WILLIAM A. DOWNE
William A. Downe
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE/NAME	TITLE	DATE

/S/ WILLIAM A. DOWNE William A. Downe	President and Chief Executive Officer; Director	November 19, 2007

** Karen E. Maidment	Chief Financial and Administrative Officer	November 19, 2007

** David A. Galloway	Chairman of the Board	November 19, 2007

** Robert M. Astley	Director	November 19, 2007

** Stephen E. Bachand	Director	November 19, 2007

** David R. Beatty, O.B.E.	Director	November 19, 2007

** Robert Chevrier, F.C.A.	Director	November 19, 2007

** George A. Cope	Director	November 19, 2007

SIGNATURE/NAME	TITLE	DATE

** Ronald H. Farmer	Director	November 19, 2007

** Harold N. Kvisle	Director	November 19, 2007

** Eva Lee Kwok	Director	November 19, 2007

** Bruce H. Mitchell	Director	November 19, 2007

** Philip S. Orsino, O.C., F.C.A.	Director	November 19, 2007

** Martha C. Piper, O.C., O.B.C.	Director	November 19, 2007

** J. Robert S. Prichard, O.C., O. Ont.	Director	November 19, 2007

** Jeremy H. Reitman	Director	November 19, 2007

** Guylaine Saucier, C.M., F.C.A.	Director	November 19, 2007

** Nancy C. Southern	Director	November 19, 2007

** Signed pursuant to Power of Attorney.

By:	/S/ WILLIAM A. DOWNE
William A. Downe Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Affiliation Agreement dated July 9, 2007 between the registrant and Ozaukee Bank, Amendment No. 1 dated October 11, 2007 and Amendment No. 2 dated November 19, 2007 (attached as Appendix A to the proxy statement/prospectus and incorporated herein by reference).

2.2	Voting Agreement dated July 9, 2007 among the registrant and the Board of Ozaukee (attached as Appendix B to the proxy statement/prospectus and incorporated herein by reference).

2.3	Form of Noncompetition and Nonsolicitation Agreement dated July 9, 2007 between Ozaukee and each of the Board of Ozaukee (attached as Appendix C to the proxy statement/prospectus and incorporated herein by reference).

3.1	By-laws of the registrant (filed as Exhibit 99.1 to BMO’s Current Report on Form 6-K on December 15, 2005 (File No. 001-13354), and incorporated herein by reference).

4	The registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. See Note 12 of Notes to Consolidated Financial Statements of the registrant. None of such debt exceeds 10% of the total assets of the registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The registrant agrees to furnish copies of such instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Chapman and Cutler LLP as to the legality of securities to be registered.

5.2	Opinion of Osler, Hoskin & Harcourt LLP as to the legality of the securities to be registered.

8.1	Opinion of Chapman and Cutler LLP as to the federal income tax consequences (U.S.) of the merger.

8.2	Opinion of Whyte Hirschboeck Dudek S.C. as to the federal income tax consequences (U.S.) of the merger.

8.3	Opinion of Osler, Hoskin & Harcourt LLP as to the federal income tax consequences (Canada) of the merger.

23.1	Consent of Chapman and Cutler LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Whyte Hirschboeck Dudek S.C. (included in Exhibit 8.2).

23.3	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibits 5.2 and 8.3).

*23.4	Consent of KPMG LLP.

*23.5	Consent of Wipfi LLP.

*23.6	Consent of KPMG LLP.

*23.7	Consent of Hovde Financial, Inc.

*24.1	Power of Attorney (included on Page II-4).

99.1	Form of Proxy.

*	Previously filed.